As filed with the Securities and Exchange Commission on October 11, 2011

Registration No. 333-170741

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Forbes Energy Services Ltd.

(Exact name of registrants as specified in their organizational documents)

Texas*	26-1686176	1389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)	(Primary Standard Industrial Classification Code Number)

3000 South Business Highway 281

Alice, Texas 78332

(361) 664-0549

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John E. Crisp

Chairman, President and Chief Executive Officer

3000 South Business Highway 281

Alice, Texas 78332

(361) 664-0549

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

R. Clyde Parker, Jr., Esq.

Winstead PC

24 Waterway Avenue, Suite 500

The Woodlands, Texas 77380

(281) 681-5900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)
Common Stock	N/A	N/A	N/A	N/A
Series A Preferred Stock Purchase Rights	N/A	N/A	N/A	N/A

(1)	The Registrant is not registering additional securities. Registration fees were originally paid by Forbes Energy Services Ltd., in its capacity as a Bermuda entity, upon filing of the original Registration Statement on Form S-4 (File No. 333-170741). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.
*	As of August 12, 2011, the registrant changed its jurisdiction of incorporation from Bermuda to Texas, by discontinuing from Bermuda and converting into a Texas corporation.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1, or the Amendment, to Registration Statement on Form S-4/A, filed on August 10, 2011, Registration No. 333-170741, or the Registration Statement, is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended, or the Securities Act, by Forbes Energy Services Ltd., in its capacity as a Texas corporation, or Forbes Texas, as a successor (for the purposes of Rule 414 of the Securities Act) of Forbes Energy Services Ltd., in its capacity as a Bermuda exempt company, or Forbes Bermuda. On August 12, 2011, Forbes Energy Services Ltd. changed its jurisdiction of incorporation from Bermuda to Texas by discontinuing its corporate existence in Bermuda and converting into a Texas corporation, or the Texas Conversion. Shortly before the Texas Conversion, Forbes Bermuda effected a four-to-one share consolidation, whereby each four common shares of par value $0.01 each were consolidated into a single common share of par value $0.04, or the Share Consolidation.

Forbes Texas expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

The Texas Conversion was effected in the manner described in the section of the Registration Statement entitled “The Conversion”. The business, assets and liabilities, as well as our board of directors, executive officers, principal business locations and fiscal year, are the same after the Texas Conversion as they were prior to the Texas Conversion. The rights of holders of the Company’s common stock are now governed by its Texas certificate of formation and amended and restated bylaws, each of which is described in the Registration Statement.

The registration fees were paid at the time of filing of the Registration Statement. Because no additional securities are being registered, no further registration fee is required.

PROSPECTUS

Forbes Energy Services Ltd.

Shares of Common Stock

REINCORPORATION INTO TEXAS

Forbes Energy Services Ltd. is a Texas corporation organized under the laws of Texas. We recently changed our jurisdiction of incorporation by converting into a corporation incorporated under the laws of the State of Texas and discontinuing from Bermuda, or the Conversion. To effect the Conversion, we filed a plan of conversion, certificate of formation and certificate of conversion in Texas, and a notice of discontinuance with the Bermuda Registrar of Companies, under which we were converted and continued as a Texas corporation under the same name (in order to distinguish between Forbes Energy Services Ltd. before and after the Conversion, we refer to the Bermuda entity prior to the Conversion as “Forbes Bermuda” and the Texas entity after the Conversion as “Forbes Texas”). On August 12, 2011, the effective date of the Conversion, each of our then issued and outstanding common and preference shares were automatically converted by operation of law, on a one-for-one basis, into shares of Texas common or preferred stock, as applicable. Under Bermuda law and our previous Bermuda bye-laws, we did not need shareholder approval of the Conversion, and our shareholders do not have statutory dissenters’ or appraisal rights as a result of the Conversion.

Prior to the Conversion, our common shares were listed on the Toronto Stock Exchange under the symbol “FRB.TO” and traded in the U.S. on the “pink sheets” under the symbol “FESLF.PK”. We continue to trade the common stock of Forbes Texas on the Toronto Stock Exchange under the same symbol after the Conversion. In connection with the Conversion, we listed the common stock of Forbes Texas on the NASDAQ Global Market, or NASDAQ, under the symbol “FES.” In order to meet the NASDAQ bid price requirements to be eligible to list on NASDAQ, we effected a four-to-one share consolidation, whereby each four common shares of par value $0.01 each were consolidated into a single common share of par value $0.04, or the Share Consolidation. We effected the Share Consolidation shortly before the Conversion. Similar to the Conversion, under Bermuda law and our previous Bermuda bye-laws, we did not need shareholder approval to effect the Share Consolidation and our shareholders do not have statutory dissenters’ or appraisal rights as a result of the Share Consolidation. The Toronto Stock Exchange approved the Share Consolidation. Our preference shares are not listed, and we do not intend to list the preferred stock of Forbes Texas, on any securities exchange. We urge you to review this prospectus, together with the incorporated information, carefully.

See the “Risk Factors” section beginning on page 10 for a discussion of factors you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October [—], 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed after that date.

References in this prospectus to “we,” “us,” “our,” the “Company” or the “Forbes Group” are to Forbes Energy Services Ltd. (as it currently exists under Texas law and existed under Bermuda law prior to the Conversion) and its subsidiaries on and after May 29, 2008; Forbes Energy Services LLC, or “FES LLC,” and its subsidiaries from January 1, 2008 to May 28, 2008; C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC from June 29, 2007 to December 31, 2007; and C.C. Forbes L.P., Texas Energy Services, L.P. and Superior Tubing Testers, L.P. prior to June 29, 2007. The terms “Forbes Bermuda” and “Forbes Texas” refer to Forbes Energy Services Ltd., or “FES Ltd,” prior to and after the Conversion, respectively.

All historical financial statements and other financial data contained in this prospectus as of and for the year ended December 31, 2007 and prior periods are of the Forbes Group on a combined basis, or Predecessor – Combined, and are identified as such. This financial information is presented on a combined basis because the operating subsidiaries were under common management prior to the reorganization under a common Delaware parent, Forbes Energy Services LLC. All financial statements and other financial data contained in this prospectus for all periods after January 1, 2008 are of the Forbes Group on a consolidated basis, or Successor – Consolidated, whether or not specifically identified as such.

The glossary contained in Annex A of this prospectus provides definitions of some oil and natural gas terms used in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus includes important business and financial information about us that is not included in or delivered with this prospectus. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or other documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or the matter involved.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov.

You may obtain copies of the information and documents incorporated by reference in this prospectus at no charge by writing or telephoning us at the following address or telephone number:

Forbes Energy Services Ltd.

3000 South Business Highway 281

Alice, TX 78332

Attention: Investor Relations

(361) 664-0549

We also maintain an Internet site at http://www.forbesenergyservices.com, where copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to those reports as applicable, are available free of charge. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or registration statement of which this prospectus forms a part, and you should not rely on any such information in connection with the Conversion and Share Consolidation.

i

FORWARD-LOOKING STATEMENTS

This prospectus and any oral statements made in connection with it include certain forward-looking statements within the meaning of the federal securities laws. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or “should” or other comparable words or the negative of these words. When you consider our forward-looking statements, you should keep in mind the risk factors we describe and other cautionary statements we make in this prospectus. Our forward-looking statements are only predictions based on expectations that we believe are reasonable. Our actual results could differ materially from those anticipated in, or implied by, these forward-looking statements as a result of known risks and uncertainties set forth below and elsewhere in this prospectus. These factors include or relate to the following:

•	supply and demand for oilfield services and industry activity levels;

•	potential for excess capacity;

•	spending by the oil and natural gas industry given the continuing worldwide economic downturn;

•	our level of indebtedness in the current depressed market;

•	possible impairment of our long-lived assets;

•	our ability to maintain stable pricing;

•	competition;

•	substantial capital requirements;

•	significant operating and financial restrictions under our indenture;

•	technological obsolescence of operating equipment;

•	dependence on certain key employees;

•	concentration of customers;

•	substantial additional costs of compliance with reporting obligations, the Sarbanes-Oxley Act and indenture covenants;

•	material weaknesses in internal controls over financial reporting;

•	seasonality of oilfield services activity;

•	collection of accounts receivable;

•	environmental and other governmental regulation, including potential climate change legislation;

•	the potential disruption of business activities caused by the physical effects , if any, of climate change;

•	risks inherent in our operations;

•	market response to global demands to curtail use of oil and natural gas;

•	ability to fully integrate future acquisitions;

•	variation from projected operating and financial data;

ii

•	variation from budgeted and projected capital expenditures;

•	volatility of global financial markets;

•	risks associated with our foreign operations; and

•	the other factors discussed under “Risk Factors” starting on page 10 of this prospectus.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. To the extent these risks, uncertainties and assumptions give rise to events that vary from our expectations, the forward-looking events discussed in this prospectus may not occur. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

iii

SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. We urge you to carefully read all of this prospectus, including the consolidated financial statements and accompanying notes of the Forbes Group, to gain a more complete understanding of our business and the Conversion, as well as some of the other considerations that may be important to you. You should pay special attention to the “Risk Factors” section on page 10 of this prospectus.

Our Company

We are an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. The Forbes Group’s operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with locations in Baxterville and Laurel, Mississippi; Indiana, Pennsylvania; and Poza Rica, Mexico.

We believe that our broad range of services listed in the preceding paragraph, which extends from initial drilling, through production, to eventual abandonment, is fundamental to establishing and maintaining the flow of oil and natural gas throughout the life cycle of our customers’ wells.

Since our inception in September 2003, we have grown organically from a small South Texas operational base with two well servicing rigs and eight vacuum trucks to a major North American provider of an integrated offering of production and well services. During the period from 2007 to 2009, we successfully executed an organic growth strategy focused on fleet expansion with the construction of new equipment in a segment of the oilfield services industry characterized by competitors with aging fleets. We believe that our modern well servicing rigs and equipment, with an average age of less than four years, significantly differentiate us from our competitors.

We currently provide a wide range of services to a diverse group of companies. Over the year ended December 31, 2010, we provided services to over 1,115 companies. Our blue-chip customer base includes ConocoPhillips Company, Apache Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, Shell Oil Company, EOG Resources, Inc., Penn Virginia Corporation and Petróleos Mexicanos, or PEMEX, among others. John E. Crisp and Charles C. Forbes, our senior management team, have cultivated deep and ongoing relationships with our top customers in the U.S. during their average of over 30 years of experience in the oilfield services industry. For the six months ended June 30, 2011, we generated revenues of approximately $234.0 million.

We currently conduct our operations through the following two business segments:

•

Well Servicing. Our well servicing segment comprised 45.7% of our consolidated revenues for the six months ended June 30, 2011. At June 30, 2011, our well servicing segment utilized our modern fleet of 172 owned or leased well servicing rigs, which included 162 workover rigs and 10 swabbing rigs, and related assets and equipment. These assets are used to provide (i) well maintenance, including remedial repairs and removal and replacement of downhole production equipment, (ii) well workovers, including significant downhole repairs, re-completions and re-perforations, (iii) completion and swabbing activities, and (iv) plugging and abandoning services. In addition, we have a fleet of nine tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

•

Fluid Logistics and Other. Our fluid logistics and other segment comprised 54.3% of our consolidated revenues for the six months ended June 30, 2011. At June 30, 2011, our fluid logistics and other segment utilized our fleet of owned or leased fluid transport trucks and related assets, including specialized vacuum, high-pressure pump and tank trucks, frac tanks, water wells, salt water disposal wells and facilities, and related equipment. These assets are used to provide, transport, store, and dispose of a variety of drilling and produced fluids used in, and generated by, oil and natural gas production. These services are required in most workover and completion projects and are routinely used in daily operations of producing wells. Beginning in the fiscal year 2010, the Company began providing additional services in which Wolverine Construction, Inc., a related party, completed such services as a sub-contractor. These services involve site preparation and are complementary to the traditional services offered by the Company.

We believe that our two business segments are complementary and create synergies in terms of selling opportunities. Our multiple lines of service are designed to capitalize on our existing customer base to grow within existing markets, generate more business from existing customers, and increase our operating performance. By offering our customers the ability to reduce the number of vendors they use, we believe that we help improve our customers’ efficiency. This is demonstrated by the fact that 66.9% of our consolidated revenues for the six months ended June 30, 2011 were from customers that utilized services of both of our business segments. Further, by having multiple service offerings that span the life cycle of the well, we believe that we have a competitive advantage over smaller competitors offering more limited services.

The following table summarizes the major components of our equipment fleet at the dates indicated.

			December 31,
	June 30,		Successor-Consolidated			Predecessor-Combined
	2011	2010	2010	2009	2008	2007	2006
Locations	26	27	26	28	27	18	12

Well Servicing Segment
Workover rigs	162	162	162	162	162	95	41
Swabbing rigs	10	9	11	9	8	6	2
Tubing testing units	9	9	9	6	6	6	4

Fluid Logistics and Other Segment
Vacuum trucks(1)	360	288	285	290	294	205	147
High pressure pump trucks	19	19	19	19	19	14	7
Other trucks	61	58	57	57	57	43	25
Frac tanks	1,400	1,368	1,368	1,369	1,370	951	568
Salt water disposal wells	15	17	15	18	14	14	9

(1)	At June 30, 2011, 74 of the vacuum trucks were leased under operating leases.

Industry Overview

Participants in the upstream oil and natural gas industry in the United States generally fall into one of two categories: (i) oil and natural gas companies and (ii) oilfield services companies. Oil and natural gas companies generally explore for, develop and produce oil and natural gas reserves. Oilfield services companies generally provide equipment, products and services to assist oil and natural gas companies in their efforts to explore for, develop and produce oil and natural gas reserves.

The scope of services provided ranges widely among oilfield services companies, with some companies focusing on the provision of limited services in narrow geographic markets and others providing a broader, integrated range of oilfield services within the continental United States and, in some cases, internationally.

Demand for services offered by the oilfield services industry in the continental United States is generally a function of the willingness of oil and natural gas companies to make operating and capital expenditures to explore for, develop and produce oil and natural gas in the continental United States, which in turn is affected by current and anticipated levels of oil and natural gas demand and prices.

Our Competitive Strengths

We believe that the following competitive strengths position us well within the oilfield services industry:

•

Young and Modern Fleet. We believe we operate one of the youngest and most modern fleets of well servicing rigs among the large well-servicing companies, based on an average age of well servicing rigs. Approximately 85.5% of our 172 well servicing rigs at June 30, 2011 were built in the last five years. Many of our customers tell us that a younger and more modern fleet is more attractive to them because newer well servicing rigs require less down time for maintenance and generally are more reliable than older equipment. As part of our strategy, we have undertaken to enhance our design specifications to improve the operational and safety characteristics of our equipment compared with older equipment.

•

Exposure to Revenue Streams Throughout the Life Cycle of the Well. Our maintenance and workover services expose us to demand from our customers throughout the life cycle of a well, from drilling through production and eventual abandonment. Each new well that is drilled provides us a potential multi-year stream of well services revenue, as our customers attempt to maximize and maintain a well’s productivity. Accordingly, demand for our services is generally driven by the total number of producing wells in a region and is generally less volatile than demand for new well drilling services.

•

High Level of Customer Retention with a Blue Chip Customer Base. Our top customers include many of the largest integrated and independent oil and natural gas companies operating onshore in the United States and the government owned energy Company, PEMEX, in Mexico. We believe we have been successful in growing in our existing markets as well as expanding to new markets with existing customers due to the quality of our well servicing rigs, our personnel and our safety record. We believe members of our senior management have maintained excellent working relationships with our top customers in the United States during their average of over 30 years of experience in the oilfield services industry. We believe the complementary nature of our two business segments also helps retain customers because of the efficiency we offer a customer that has multiple needs at the wellsite. Notably, 66.9% of our revenues from the six months ended June 30, 2011, were from customers that utilize services of both of our business segments.

•

Industry-Leading Safety Record. For 2010, we had approximately 88% fewer reported incidents than the industry average. Our customers tell us that our safety record and reputation are critical factors to purchasing and operations managers in their decision-making process. Over several years, we have developed a strong safety culture based on our training programs and safety seminars for our employees and customers. For example, for several years, members of our senior management have played an integral part in monthly joint safety training meetings with customer personnel. In addition, our deployment of new well servicing rigs with enhanced safety features has contributed to our strong safety record and reputation.

•

Experienced Senior Management Team and Operations Staff. Our senior management team of John E. Crisp and Charles C. Forbes has over 65 years of combined experience within the oilfield services industry. In addition, our next level of management, which includes our location managers, has an average of approximately 24 years of experience in the industry.

Our Strategy

Our strategy is to continue to do the following:

•

Maintain maximum asset utilization. We constantly monitor asset usage and industry trends in order to maximize utilization. We accomplish this through moving assets from regions with less activity to those with more activity or that are increasing in activity. In the current economic environment, we are focusing on basins that are either predominantly oil or contain natural gas with high liquids content, such as the Eagle Ford basin in South Texas, as we anticipate that these areas will experience substantial growth in the foreseeable future.

•

Focus on Proven and Established Oil and Natural Gas Basins. We focus our operations on customers that operate in well-established basins which have proven production histories and that have maintained a higher level of activity throughout various oil and natural gas pricing environments. We believe that this creates a more stable revenue stream for us as the production related services we provide our customers are tied more to ongoing production from proven wells and less to exploratory activity that was negatively influenced by the recent precipitous decreases in oil and natural gas prices throughout 2009. Our experience shows that production-related services have generally withstood depressed economic conditions better than exploratory services.

•

Establish and Maintain Leadership Position in Core Operating Areas. Based on our estimates, we believe that we have a significant market share in well servicing and fluid logistics in South Texas. We strive to establish and maintain market leadership positions within all of our core operating areas. To achieve this goal, we maintain close customer relationships and offer high-quality services and modern equipment for our customers. In addition, our significant presence in our core operating areas facilitates employee retention and hiring and brand recognition.

•

Maintain a Disciplined Growth Strategy. Through the third quarter of 2008, we grew our business by following our customers to new locations which have been in reasonably close proximity to our existing locations. In 2007, we expanded from our initial presence in the Cotton Valley with a location in Marshall to Kilgore and Carthage, Texas. We have followed the same strategy in the Permian Basin, where we established an initial presence in Ozona and subsequently expanded to San Angelo, Monahans, Odessa and Big Spring, Texas. In 2008 we expanded to Mexico, acquiring a presence in the city of Poza Rica. We believe that this growth strategy allows us to create synergies in geographic areas and then permits us to expand profitably from those geographic areas in which we have created a critical mass. During 2009, we severely curtailed our expansion due to the severe downturn in the industry, expanding into only two new locations in Franklin, Texas and Washington, Pennsylvania while closing one location in Denver City, Texas. During 2010, we began to experience an upturn in the industry resulting in higher utilization of our assets. During that period, in response to customer demand, we opened new rig yards in Laurel, Mississippi, and Lamesa, Texas as well as moving our Pennsylvania rig yard from Washington, Pennsylvania to Indiana, Pennsylvania. We also closed four yards. We exited North Texas with the closing of our Godley well service yard. We also closed three additional yards and absorbed those assets into existing yards; Edinburg, Texas, Liberty, Texas, and Franklin, Texas. In prior filings, we disclosed that we were working on an agreement for the use of two workover rigs in Colombia. This transaction has been terminated.

Organizational Structure

Forbes Bermuda was initially organized as a Bermuda exempt company on April 9, 2008 to be the holding company for FES LLC and its subsidiaries. On August 12, 2011, we effected the Conversion, whereby FES Ltd changed its jurisdiction of incorporation from Bermuda to Texas, by discontinuing from Bermuda and converting into a Texas corporation. Forbes Texas continues to be the holding company for FES LLC and its subsidiaries. FES LLC is a Delaware limited liability company and the current direct holding company for our operating entities. We operate primarily through the following four subsidiaries, which are all Delaware limited liability companies directly owned by FES LLC, C.C. Forbes, LLC, TX Energy Services, LLC, Superior Tubing Testers, LLC and Forbes Energy International, LLC. Forbes Energy International, LLC was formed to be the primary holder of the equity securities of Forbes Energy Services México, S. de R.L. de C.V. and Forbes Energy Services México Servicios de Personal, S. de R.L de C. V., Mexican limited liability companies that were originally formed to hold our Mexican operations. Subsequently, Mexican operations were moved to the Mexican branch of Forbes Energy Services Ltd. FES LLC also holds the equity securities of Forbes Energy Capital Inc., a Delaware corporation created solely to be a co-issuer of our 11% senior secured notes and was also co-issuer of our floating rate notes, all of which have been repurchased or redeemed as described below under “—Recent Developments.” We currently intend to dissolve Forbes Energy Capital Inc., as it is no longer a co-issuer of any of our notes. The following chart graphically illustrates our current structure:

*	Forbes Energy Services México, S. de R.L. de C.V. and Forbes Energy Services Mexico Servicios de Personal, S. de C.V. are each 99.99% owned by Forbes Energy International, LLC and 0.01% owned by Forbes Energy Services LLC.

Our headquarters and executive offices are located at 3000 South Business Highway 281, Alice, Texas 78332. We can be reached by phone at (361) 664-0549.

Recent Developments

        On May 9, 2011, FES LLC and Forbes Energy Capital Inc., or the Second Priority Issuers, two subsidiaries of Forbes Bermuda that are the issuers of the 11% senior secured notes due 2015, or the Second Priority Notes, commenced a cash tender offer to purchase any and all of such Second Priority Notes then outstanding. In connection with this tender offer, the Second Priority Issuers solicited consents to proposed amendments that eliminate most of the restrictive covenants and event of default provisions contained in the indenture governing such Second Priority Notes and modify the terms of any intercreditor agreement applicable to such Second Priority Notes.

        Adoption of the proposed amendments required the consent of the holders of at least a majority of the $192,500,000 aggregate principal amount of the outstanding Second Priority Notes and holders who tendered their Second Priority Notes in the tender offer were deemed to consent to the proposed amendments. A total of approximately $187,932,000, or over 97%, in aggregate principal amount of outstanding Second Priority Notes were validly tendered and not validly withdrawn before the end of the consent period, on May 20, 2011. Notwithstanding the end of the consent period, the Second Priority Issuers continued to accept Second Priority Notes tendered pursuant to the tender offer. On May 24, 2011, the Second Priority Issuers, Forbes Bermuda and certain of its other subsidiaries entered into a fourth supplemental indenture with Wells Fargo Bank, National Association, trustee and collateral agent for the Second Priority Notes, that adopted the amendments proposed in the consent solicitation. The fourth supplemental indenture became effective, by its terms, upon consummation of the purchase of the Second Priority Notes tendered pursuant to the previously announced tender offer and payment of the related consent fee.

In order to fund the repurchase of the Second Priority Notes, on June 7, 2011, Forbes Bermuda issued $280,000,000 in aggregate principal amount of 9% senior notes due 2019, or the New Notes, in a private placement pursuant to exemptions from registration under the Securities Act of 1933. On that same date, Forbes Bermuda and its significant subsidiaries entered into an indenture to govern the New Notes, or the New Indenture, with Wells Fargo Bank, National Association, as trustee. The net proceeds to Forbes Bermuda from this offering were approximately $272.7 million dollars, net of transaction costs.

In June 2011, we used approximately $223.2 million of such proceeds to repurchase approximately 99.8% of the outstanding $192.5 million aggregate principal amount of its Second Priority Notes pursuant to the tender offer for the Second Priority Notes and consent solicitation. We accepted for purchase and payment all Second Priority Notes that were tendered by the time of expiration of the tender offer. The $223.2 million comprised the total consideration paid for such Second Priority Notes tendered, including related accrued interest and consent fees for those Second Priority Notes tendered by the consent date. In addition, we used $21.5 million of the net proceeds to repurchase all of the outstanding $20 million aggregate principal amount of its First Priority Floating Rate Notes due 2014, or the First Priority Notes, which amount comprised the outstanding principal and accrued interest plus a make-whole premium. On July 27, 2011, we used remaining proceeds to repurchase the remaining $0.4 million in aggregate principal amount of Second Priority Notes and for general corporate purposes. At such time, the indenture governing our Second Priority Notes was discharged and the liens related thereto were released.

On June 9, 2011, C. C. Forbes, LLC, a subsidiary of FES Ltd, settled certain litigation for a required cash payment of $5.5 million. This lawsuit had alleged that we had infringed on U.S. patents owned by the plaintiff in connection with our performance of our service contract for PEMEX in Mexico. Despite a favorable summary judgment on certain aspects of the suit and prior estimates by counsel of a low risk profile for the case, events at the trial on June 8 and 9, caused us to reassess the risks of continued litigation and, in light of these risks, to elect to settle the case immediately. This expense was recorded in the quarter ending June 30, 2011. We do not believe this will impact our ongoing operations, including those operations providing services to PEMEX.

On July 14, 2011, the Company launched an option exchange program whereby holders of certain “underwater” options were given a limited opportunity to exchange such old options for new options covering a fewer number of the Company’s common shares, or the Option Exchange. The Company’s shareholders approved the Option Exchange at the Company’s annual meeting on June 27, 2011. The Option Exchange only applied to options granted on May 29, 2008 and the Option Exchange expired on August 11, 2011. Those who participated in the Option Exchange received new options for the old options they tendered at a ratio of .72 to 1. To minimize accounting expenses, this exchange ratio was calculated on an approximate “value-for-value” basis. However, due to changes in the market value of the Company’s common shares after the launch of the Option Exchange, compensation expense of approximately $0.3 million will be recognized as a result of the Option Exchange. The new options have an exercise price of $9.32 per share. All eligible option holders participated in the Option Exchange. In connection with the Option Exchange, options to purchase 670,000 common shares were cancelled and new options to purchase 482,400 common shares were issued.

On September 9, 2011, we entered into a loan and security agreement with certain lenders and Regions Bank, as agent for the secured parties, or the Agent. The loan and security agreement provides for an asset based revolving credit facility with a maximum initial credit of $75 million, subject to borrowing base availability. This credit facility is described in more detail on page 40.

SUMMARY OF THE CONVERSION

On August 12, 2011, we changed our jurisdiction of incorporation from Bermuda to Texas, and we refer to this change as the “Conversion.” We effected the Conversion by filing in Texas a plan of conversion, certificate of formation and certificate of conversion, and by filing in Bermuda a notice of discontinuance and certified copies of the documents filed in Texas. The Conversion occurred, under Bermuda and Texas law, as of August 12, 2011, the effective date set forth in the plan of conversion, certificate of conversion and notice of discontinuance. For a more detailed discussion of the timing of the Conversion, see “Description of Capital Stock—Effective Time” on page 93 of this prospectus.

The Conversion did not require shareholder approval and we did not requesting a proxy in connection herewith. Further, as discussed below, our shareholders do not have dissenters’ or appraisal rights as a result of the Conversion.

The Conversion caused our jurisdiction of incorporation to change from Bermuda to Texas. As a result of this change, we are governed by a new certificate of formation and bylaws and are subject to Texas law rather than Bermuda law. These changes are described in more detail below under the section “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas” on page 83 of this prospectus. Notwithstanding these changes, our business, assets and liabilities, as well as our board of directors, executive officers, principal business locations and fiscal year, are the same after the Conversion as they were prior to the change.

We believe that the Conversion presents several advantages to the Company. We believe that domiciling FES Ltd in the United States has resulted in an overall simplification of our corporate structure as all of the other major entities of the Forbes Group are domiciled in the United States. Further, we believe that Texas provides an excellent domicile for FES Ltd within the United States due to the fact that (i) reincorporating into Texas did not result in additional taxes as the Company is already subject to U.S. federal income taxes and Texas franchise taxes, (ii) the majority of the Company’s operations and management are located in Texas and (iii) we believe Texas has a body of corporate law more familiar to the officers, board of directors and many of the shareholders of FES Ltd. We believe that the reincorporation into Texas will result in legal and administrative efficiencies. For example, a corporation’s jurisdiction of incorporation may be a litigation forum, from time to time, and litigation at a distance from the Company’s principal office can result in inconvenience and added expense. By converting to a Texas corporation, we were able to conform our legal domicile with our principal place of business. Further, we believe that familiarity in the marketplace with Texas corporate law may lead to greater acceptance of us in the capital markets and enhance shareholder value over the long term.

In connection with the Conversion, on August 16, 2011, the Company listed its common stock on the NASDAQ Stock Market, or NASDAQ, under the symbol “FES.” In order to be eligible for listing on NASDAQ, the Company needed a minimum bid price of $4.00 per share. In order to increase the bid price of the Company’s common shares, shortly before the Conversion, we effected a four-to-one share consolidation, whereby each four common shares of par value $0.01 each were consolidated into a single common share of par value $0.04. We refer to this transaction as the “Share Consolidation.” Similar to the Conversion, under Bermuda law and the bye-laws of Forbes Bermuda, we did not need shareholder approval to effect the Share Consolidation.

Share Consolidation	The Company’s board of directors effected the Share Consolidation shortly before the Conversion. Upon effectiveness of the Share Consolidation, each four common shares of Forbes Bermuda outstanding immediately prior to the Share Consolidation were consolidated into one common share. Immediately prior to the Share Consolidation, we had 83,673,700 common shares outstanding. Immediately after the Share Consolidation, we had 20,918,417 common shares outstanding (after taking into account the elimination of fractional interests created as a result of the Share Consolidation). As required by Bermuda law and the bye-laws of Forbes Bermuda, the Share Consolidation also reduced the total number of common shares that the Company is authorized to issue from 450,000,000 shares of par value $0.01 each to 112,500,000 shares of par value $0.04 each. As such, the authorized share capital of the Company, which is defined as the number of authorized shares multiplied by the par value of such shares, remained unchanged. The Share Consolidation caused the rate by which the Series B Senior Convertible Preference Shares are convertible into common shares to adjust proportionately.

Share Exchange	Prior to the Share Consolidation and Conversion, Forbes Bermuda had issued and outstanding 83,673,700 common shares of par value $0.01 each and 588,059 of par value

$0.01 each preference shares, which preference shares were designated as Series B Senior Convertible Preferred Shares, or Series B Preferred Shares. Immediately after the Share Consolidation, we had outstanding 20,918,417 common shares (after taking into account the elimination of fractional interests created by the Share Consolidation) of par value $0.04 each and 588,059 Series B Preferred Shares of par value $0.01 each. In the Conversion, which occurred shortly after the Share Consolidation, each common share and preference share of Forbes Bermuda that was outstanding immediately prior to the effective time of the Conversion automatically converted, by operation of law, into one share of common stock par value $0.04 or one share of preferred stock par value $0.01, as applicable, of Forbes Texas. The converted preferred stock is designated as Series B Senior Convertible Preferred Stock, or Series B Preferred Stock. Similarly, outstanding options and other rights to acquire shares of Forbes Bermuda were automatically converted into options or rights to acquire the corresponding shares of Forbes Texas. The procedures whereby shareholders of Forbes Bermuda who currently hold share certificates exchanged or will exchange their existing share certificates for certificates of Forbes Texas are described in “The Conversion—Share Conversion” on page 24 of this prospectus.

Effective Date of the Conversion	August 12, 2011

Reasons for the Conversion	The board of directors of the Company believes that the Conversion has, among other things, simplified our corporate structure and provided for administrative and legal efficiencies.

Risk Factors	An investment in the common stock of Forbes Texas involves risks. Please review the section entitled “Risk Factors” beginning on page 10 of this prospectus.

Comparison of Shareholder Rights

There are differences between Texas and Bermuda corporate law. For example, under Bermuda law, in most circumstances, in the event that a company amends its memorandum of association at a general meeting of its shareholders, holders of not less than 20% in par value of the company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of such amendment. No similar right is available under Texas law. Also, while class actions and derivative actions are generally not available to shareholders under Bermuda law, such actions are generally available to shareholders under Texas law. Additionally, Bermuda law requires that a company give its shareholders at least five days’ notice of a shareholder meeting, while Texas law requires that a company give at least 10 days’ and no more than 60 days’ notice of a shareholder meeting (both the bye-laws of Forbes Bermuda required and the bylaws of Forbes Texas require the Company to give at least 21 days’ notice of a shareholder meeting). Further, under Bermuda law if a contract involving the transfer of shares of a company to another company has been approved by 90% of the shares involved in the transfer, the transferee may require, subject to certain conditions, dissenting shareholders to transfer their shares pursuant to the terms of the contract. No similar right exists under Texas law.

Additionally, there are differences between the new certificate of formation and bylaws of Forbes Texas and the previous memorandum of association and bye-laws of Forbes Bermuda. For example, the certificate of formation and bylaws of Forbes Texas do not contain any class of share equivalent to the authorized Class B Shares of Forbes Bermuda (none of which were outstanding prior to the conversion), nor any rights related thereto. Also, while the previous bye-laws of Forbes Bermuda permitted the Company to increase, divide or consolidate its share capital without shareholder approval, under the new certificate of formation of Forbes Texas, shareholder approval is required to reclassify its securities in such a manner. Further, while the previous bye-laws of Forbes Bermuda required that notice of shareholder proposals be received not less than 20 days and no more than 60 days before the anniversary of the last annual meeting, the bylaws of Forbes Texas, consistent with United States securities laws, provide that notice of shareholder proposals must be received not less than 90 days and no more than 150 days before the one-year anniversary of the preceding year’s annual meeting. These differences resulted in some changes to your rights as a shareholder. For a description of your rights as a shareholder of Forbes Texas and how they may differ from your rights as a shareholder of Forbes Bermuda, please see “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas” on page 83 of this prospectus.

No Vote or Dissenters’ Rights of Appraisal in the Conversion	Under Bermuda and Texas law and our previous Bermuda bye-laws, we did not need shareholder approval of the Conversion, and our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal or dissenters rights as a result of the Conversion. See “The Conversion—No Vote or Dissenters’ Rights of Appraisal in the Conversion” on page 25 of this prospectus.

United States Federal Income Tax Consequences	The Company does not believe that the Conversion had a material tax consequence on the Company or the holders of its common shares. See “United States Federal Income Tax Consequences” on page 93 of this prospectus.

Regulatory Approvals	In order to consummate the Conversion, the Company filed the plan of conversion, certificate of formation and certificate of conversion of Forbes Texas with the Secretary of State of the State of Texas.

Summary Historical Financial Information

The statement of operations data for the years ended December 31, 2010, 2009, and 2008, and the balance sheet data as of December 31, 2010 and 2009, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2007 and 2006, and the balance sheet data as of December 31, 2008, 2007 and 2006 have been derived from our audited consolidated/combined financial statements not included in this prospectus. The statement of operations data for the six months ended June 30, 2011 and 2010, the balance sheet data as of June 30, 2011 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. All references in the table below to the number of shares, par value and per share amounts of the common stock of FES Ltd prior to the Share Consolidation have been retroactively adjusted to give effect to the Share Consolidation. Our historical results are not necessarily indicative of results to be expected for any future period. The data presented below have been derived from financial statements that have been prepared in accordance with accounting principles generally accepted in the United States and should be read with our financial statements, including notes, included elsewhere in this prospectus, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 28 of this prospectus.

			Year Ended December 31,
	Six Months Ended June 30,		Successor - Consolidated			Predecessor - Combined
	2011	2010	2010	2009	2008	2007		2006
	(unaudited)	(unaudited)	(dollars in thousands)
Statement of Operations Data:
Revenues:
Well servicing	$106,987	$70,674	$155,273	$106,097	$189,980	$103,601		$58,574
Fluid logistics and other	127,030	76,634	178,797	109,823	170,949	103,405		74,141

Total revenues	234,017	147,308	334,070	215,920	360,929	207,006		132,715

Expenses:
Well servicing	84,926	57,360	123,332	96,826	128,614	60,570		32,453
Fluid logistics and other	92,913	60,292	138,079	87,263	117,940	69,887		49,620
General and administrative	19,824	12,212	23,373	21,229	17,700	8,824		6,026
Depreciation and amortization	20,112	19,838	39,960	39,472	33,724	15,342		7,410
Impairment of goodwill	—	—	—	—	4,364	—		—

Total expenses	217,776	149,701	324,744	244,790	302,342	154,623		95,509

Operating income (loss)	16,241	(2,394)	9,326	(28,870)	58,587	52,383		37,206
Other income (expense):
Interest income	39	99	119	15	6	7		—
Interest expense	(13,758)	(13,842)	(27,273)	(26,934)	(25,798)	(8,350)		(5,074)
Gain (loss) on early extinguishment of debt	(35,415)	19	19	1,422	—	[—	]	[—	]
Other income (expense)	69	(108)	(2)	1,314	32	237		141

Income (loss) before income taxes	(32,824)	(16,226)	(17,811)	(54,475)	32,827	44,277		32,273
Income tax expense (benefit) (1)	(10,034)	(5,813)	(6,501)	(25,144)	62,574	683		—

Net income (loss)	($22,790)	($10,413)	($11,310)	($29,331)	($29,748)	$43,594		$32,273

Preferred shares dividends	202	(64)	(1,041)	—	—	—		—
Net income (loss) attributable to common shareholders	($22,588)	($10,477)	(12,351)	($29,331)	($29,748)	$43,594		$32,273

Income (loss) per common share
Basic and diluted	($1.08)	($0.50)	($0.59)	($1.87)	($2.59)	—		—

			Year Ended December 31,
	Six Months Ended June 30,		Successor - Consolidated			Predecessor - Combined
	2011	2010	2010	2009	2008	2007	2006
	(unaudited)	(unaudited)	(dollars in thousands)
Pro forma information giving effect to the Bermuda Reorganization (2)
Net income					$20,681	$28,336	$20,978
Basic and diluted weighted average common shares					13,999	13,536	13,536
Basic and diluted earning per share					$1.48	$2.09	$1.55

(1)	On May 29, 2008, in connection with the reorganization under Forbes Energy Services Ltd., the Forbes Group became a taxable entity, which resulted in $52.8 million of income tax expense that was recorded as a one-time, deferred income tax charge to recognize the conversion to a taxable entity. Prior to that time, the entities comprising the Forbes Group were flow through entities for federal income tax purposes and the only tax obligations of the entity were the Texas margin tax which was applicable after June 29, 2007.
(2)	Historical net income per share was not presented for 2007 and prior since we were structured as a limited liability company, had limited member units and had no equity interests that were convertible in common stock or a common stock equivalent. The unaudited pro forma net income and net income per share gives effect to the reorganization in which FES Ltd, a Bermuda exempt company became the direct parent of FES LLC and, as a result, the indirect parent of the operating subsidiaries, or the Bermuda Reorganization. Pursuant to the Bermuda Reorganization we changed from a flow through entity for federal income tax purposes to a “C” corporation, the issuance of our common stock in connection with our Canadian initial public offering and simultaneous U.S. private placement on May 29, 2008, and an assumed effective tax rate of between 35% and 37%, as though the Bermuda Reorganization and Canadian initial public offering had occurred on January 1, 2008, January 1, 2007 and January 1, 2006, respectively.

	Six Months Ended June 30,	Year Ended December 31,
		Successor - Consolidated			Predecessor - Combined
	2011	2010	2009	2008	2007	2006
Operating Data:
Well servicing rigs (end of periods)	172	173	171	170	101	43
Rig hours	224,000	377,073	273,395	378,657	180,700	90,941
Heavy trucks (end of period) (1)	440	361	366	370	262	179
Trucking hours	680,842	1,135,227	863,506	1,115,593	711,171	514,082
Salt water disposal wells (end of period)	15	15	18	14	14	9
Locations (end of period)	26	26	28	27	18	12
Frac tanks (end of period)	1,400	1,368	1,369	1,370	951	568

(1)	Includes vacuum trucks, high pressure pump trucks and other heavy trucks.

	As of June 30,	Year Ended December 31,
		Successor - Consolidated			Predecessor - Combined
	2011	2010	2009	2008	2007	2006
	(unaudited)	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$34,919	$30,458	$28,425	$23,469	$5,209	$7,650
Property and equipment, net	281,583	274,231	308,560	330,951	204,132	92,131
Total assets	502,338	451,830	457,432	482,801	259,995	128,518
Total long-term debt	282,142	212,915	214,465	205,378	107,458	56,188
Total liabilities	372,761	299,764	310,925	324,383	189,536	89,718
Temporary equity-preferred shares	14,456	15,270	—	—	—	—
Shareholder’s equity/Members’ equity/Partners’ capital	115,121	136,795	146,507	158,418	70,459	38,801

RISK FACTORS

The following information describes certain significant risks and uncertainties inherent in our business and the Conversion. You should take these risks into account in evaluating us. This section does not describe all risks applicable to us, our industry, our business or the Conversion, and it is intended only as a summary of known material risks that are specific to the Company or the Share Consolidation and the Conversion. You should carefully consider such risks and uncertainties together with the other information contained in this prospectus. If any of such risks or uncertainties actually occurs, our business, financial condition or operating results could be harmed substantially and could differ materially from the plans and other forward-looking statements included in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 28 and “Business” on page 47 and elsewhere in this prospectus.

RISKS RELATING TO THE CHANGE IN OUR PLACE OF INCORPORATION

Prior to the conversion, your rights as a shareholder of Forbes Bermuda arose under Bermuda law as well as the Bermuda memorandum of association and bye-laws of Forbes Bermuda. After the Conversion, your rights as a shareholder of Forbes Texas arise under Texas law as well as the new Texas certificate of formation and bylaws of Forbes Texas.

Upon effectiveness of the Conversion, our shareholders became shareholders of Forbes Texas. As such their rights now arise under the new certificate of formation and bylaws of Forbes Texas as well as Texas law. There are differences between these new organizational documents and Texas law and our prior Bermuda organizational documents and Bermuda law which alter your rights as a shareholder of the Company. For example, under Bermuda law, in most circumstances, in the event that a company amends its memorandum of association at a general meeting of its shareholders, holders of not less than 20% in par value of the company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of such amendment. No similar right is available under Texas law. Further, while class actions and derivative actions are generally not available to shareholders under Bermuda law, such actions are generally available to shareholders under Texas law. This change could increase the likelihood that the Company becomes involved in costly litigation, which could have a material adverse effect on the Company. Additionally, there are differences between the new certificate of formation and bylaws of Forbes Texas and the previous memorandum of association and bye-laws of Forbes Bermuda. For example, while the previous bye-laws of Forbes Bermuda required that notice of shareholder proposals be received not less than 20 days and no more than 60 days before the anniversary of the last annual meeting, the bylaws of Forbes Texas, consistent with United States securities laws, provide that notice of shareholder proposals must be received not less than 90 days and no more than 150 days before the one-year anniversary of the preceding year’s annual meeting. These differences, as wells a description of the rights of shareholders of Forbes Texas, are described in more detail below in “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas” beginning on page 83 of this prospectus. We also encourage you to read the new certificate of formation, including the certificates of designation attached thereto, and bylaws of Forbes Texas, which are incorporated by reference as exhibits to this prospectus.

RISKS RELATING TO THE SHARE CONSOLIDATION PRECEEDING THE CONVERSION

RISKS RELATED TO OUR COMMON STOCK

The dividend, liquidation and redemption rights of the holders of our Series B Preferred Stock may adversely affect our financial position and the rights of the holders of our common stock.

        Similar to Forbes Bermuda, Forbes Texas has shares of Series B Preferred Stock outstanding. Forbes Texas has the obligation to pay to the holders of its Series B Preferred Stock quarterly dividends of five percent per annum of the original issue price, payable quarterly in cash or in-kind. No dividends may be paid to holders of common stock while accumulated dividends remain unpaid on the Series B Preferred Stock. Until recently, dividends for the quarterly periods ended November 28, 2010, February 28, 2011 and May 28, 2011 had not been paid on the Series B Preferred Shares. The Company had not paid these dividends until recently due to certain restrictions on cash dividends in the indentures governing the Second Priority Notes and the First Priority Notes and certain restrictions on in-kind dividends imposed by the Toronto Stock Exchange, which had taken the position that, in light of the market price of the Company’s common shares, the issuance of additional Series B Preferred Shares as a dividend in-kind would violate Toronto Stock Exchange rules regarding the issuance of discounted shares, unless the Company received shareholder approval for such an issuance. The indenture restrictions on our ability to pay cash dividends on the Series B Preferred Shares were removed upon the discharge of the indentures governing the First Priority Notes and Second Priority Notes as discussed on pages 42 and 43. The Company received shareholder approval at its annual meeting on June 27, 2011 for a pool of Series B Preferred Shares to be issued as in-kind dividends for this particular quarterly period and for future quarterly periods.

Further, Forbes Texas is required, at the seventh anniversary of the issuance of the Series B Preferred Stock on May 28, 2017, to redeem any such outstanding shares at their original issue price, plus any accumulated and unpaid dividends, to be paid, at the election of Forbes Texas, in cash or shares of common stock. The payment of the redemption price in cash is expected to result in reduced capital resources available to the Company. The payment of the redemption price in shares of common stock would directly dilute the common shareholders. The payment of dividends in-kind would also have a dilutive effect on the common shareholders (as any Series B Preferred Stock issued as dividends will be themselves convertible into common stock). In the event that the Company is liquidated while Series B Preferred Stock is outstanding, holders of the Series B Preferred Stock will be entitled to receive a preferred liquidation distribution, plus any accumulated and unpaid dividends, before holders of common stock receive any distributions. See “Description of Capital Stock—Series B Senior Convertible Preferred Stock” on page 80 of this prospectus.

Holders of the Series B Preferred Stock have certain voting and other rights that may adversely affect holders of our common stock, and the holders of shares of our Series B Preferred Stock may have different interests from, and vote their shares in a manner deemed adverse to, holders of our common stock.

As of October 7, 2011, the Company has paid all required dividends on its Series B Preferred Stock for completed dividend periods. However, in the event that we fail to pay dividends, in cash or in-kind, on the Series B Preferred Stock for an aggregate of at least eight quarterly dividend periods (whether or not consecutive), the holders of the Series B Preferred Stock will be entitled to vote at any meeting of the shareholders with the holders of the common stock and to cast the number of votes equal to the number of whole shares of common stock into which the Series B Preferred Stock held by such holders are then convertible. If the holders of the current Series B Preferred Shares were able to vote pursuant to this provision at this time or converted the Series B Preferred Shares into common shares, we believe that those holders would be entitled to an aggregate of 3,793,599 votes resulting from their ownership of Series B Preferred Shares. This together with common shares already held by these shareholders (as reported to the Company by such shareholders), would entitle these shareholders to just under 20%, in the aggregate, of the voting power of the Company. Further, the holders of Series B Preferred Stock may have certain voting rights with respect to the approval of amendments to the certificate of formation of Forbes Texas or certain transactions between Forbes Texas and affiliate shareholders. See “Capital Stock—Anti-Takeover Provisions in Texas Law and the New Forbes Texas Certificate of Formation and Bylaws” on page 81 of this prospectus.

The holders of Series B Preferred Stock may have different interests from the holders of our common stock and could vote their shares in a manner deemed adverse to the holders of common stock.

RISKS RELATING TO OUR BUSINESS

The industry in which we operate is highly volatile, and there can be no assurance that demand for our services will continue to improve from previous depressed levels.

The demand, pricing and terms for oilfield services in our existing or future service areas largely depend upon the level of exploration and development activity for both crude oil and natural gas in the United States. Oil and natural gas industry conditions are influenced by numerous factors over which we have no control, including oil and natural gas prices, expectations about future oil and natural gas prices, levels of consumer demand, the cost of exploring for, producing and delivering oil and natural gas, the expected rates of current production, the discovery rates of new oil and natural gas reserves, available pipeline and other oil and natural gas transportation capacity, weather conditions, political, regulatory and economic conditions, and the ability of oil and natural gas companies to raise equity capital or debt financing.

In the fourth quarter of 2008 and during 2009, the level of activity in the oil and natural gas industry in the United States experienced a severe downturn. The industry decline resulted in the reduction of oil and natural gas prices. Although oil prices and utilization trends improved during 2010, there can be no assurance that depressed natural gas prices will improve or that the current improving trend in oil prices or our utilization will continue. We expect that a continuation of the recent severe reduction in natural gas prices or a reduction in oil prices would have a negative effect on oil and natural gas production levels and therefore affect the demand for drilling and well services by oil and natural gas companies. Any addition to, or elimination or curtailment of, government incentives for companies involved in the exploration for and production of oil and natural gas could have a significant effect on the oilfield services industry in the United States. Lower oil and natural gas prices could also cause our customers to seek to terminate, renegotiate or fail to honor our services contracts. It could affect the fair market value of our equipment fleet which, under specific circumstances, in turn could trigger a write down of our assets for accounting purposes. Lower oil and natural gas prices could also affect our ability to retain skilled oilfield services personnel and our ability to obtain access to capital to fund and grow our business. A reversal in the current trend of improving industry activity and pricing at current levels could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be adversely affected by uncertainty in the global financial markets and the continuing worldwide economic downturn.

Our future results may be impacted by the continuing worldwide economic downturn, continued volatility or deterioration in the debt and equity capital markets, inflation, deflation, or other adverse economic conditions that may negatively affect us or parties with whom we do business resulting in their non-payment or inability to perform obligations owed to us such as the failure of customers to honor their commitments or the failure of major suppliers to complete orders. Additionally, credit market conditions may change slowing our collection efforts as customers may experience increased difficulty in obtaining requisite financing, potentially leading to lost revenue and higher than normal accounts receivable. This could result in greater expense associated with collection efforts and increased bad debt expense.

The current global economic environment may adversely impact our ability to issue additional debt. A continuation of the economic uncertainty may cause institutional investors to respond to their customers by increasing interest rates, enacting tighter lending standards or refusing to refinance existing debt upon maturity or on terms similar to expiring debt. Even with the net proceeds of the December 2009 common equity offering, our May 2010 preferred stock offering, the New Notes offering and availability under our new credit facility, we may require additional capital in the future. However, due to the above listed factors, we cannot be certain that additional funding will be available if needed and, to the extent required, on acceptable terms.

Our business depends on domestic spending by the oil and natural gas industry, and this spending and our business may be adversely affected by industry and financial market conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore, develop and produce oil and natural gas in the United States. Current low natural gas prices, a decline in oil prices and global economic uncertainty may reduce the availability of capital for operating and capital expenditures and may curtail spending thereby reducing demand for our services and equipment.

Industry conditions are influenced by numerous factors over which we have no control, such as the supply of and demand for oil and natural gas, domestic and worldwide economic conditions, political instability in oil and natural gas producing countries and merger and divestiture activity among oil and natural gas producers. The volatility of the oil and natural gas industry and the consequent impact on exploration and production activity could adversely impact the level of drilling and workover activity by some of our customers. Any such reduction may cause a decline in the demand for our services or adversely affect the price of our services. In addition, reduced discovery rates of new oil and natural gas reserves in our market areas also may have a negative long-term impact on our business, even in an environment of stronger oil and natural gas prices, to the extent existing production is not replaced and the number of producing wells for us to service declines.

During 2009, adverse changes in capital markets caused a number of oil and natural gas producers to announce reductions in capital budgets for future periods. In the fourth quarter of 2009 and in 2010, several of these producers announced increased capital budgets relative to their lows in mid-2009. Even so, limitations on the availability of capital, or higher costs of capital, for financing expenditures may cause these and other oil and natural gas producers to limit capital budgets in the future even if commodity prices reach high levels.

These same economic factors impact our customers’ ability to pay amounts due to us on a timely basis. During 2009, this impacted a significant number of our customers resulting in several million dollars in uncollectable accounts receivable. While the severity of the negative financial impact of the industry downturn has subsided, there can be no assurances that another slowdown or downturn may not occur creating additional significant levels of uncollectable accounts receivable.

Our indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

As of June 30, 2011, our long-term debt, including current portions, was 285.3 million. On September 9, 2011, we entered into a new credit facility which provides us initially with $75.0 million of available borrowing capacity. In the event the current industry upward trend reverses and we experience a decline in activity as we experienced in 2009, our level of indebtedness may adversely affect operations and limit our growth. Our level of indebtedness may affect our operations in several ways, including the following:

•	by increasing our vulnerability to general adverse economic and industry conditions;

•

due to the fact that the covenants that are contained in the New Indenture and the agreements governing our new credit facility, limit our ability to borrow funds, dispose of assets, pay dividends, make certain investments and make certain capital expenditures;

•

due to the fact that any failure to comply with the covenants contained in the New Indenture and the agreements governing our proposed new credit facility, (including failure to make the required interest payments) could result in an event of default, which could result in some or all of our indebtedness under our debt agreements becoming immediately due and payable; and

•	due to the fact that our level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes.

These restrictions could have a material adverse effect on our business, financial position, results of operations and cash flows and the ability to satisfy the obligations under our New Indenture and the agreements governing our proposed new credit facility. Further, due to cross-default provisions in the New Indenture, a default and acceleration of outstanding debt under one debt agreement could result in the default and possible acceleration of outstanding debt under our other debt agreements. Accordingly, an event of default could result in all or a portion of our outstanding debt under our New Indenture and agreements governing any of our other indebtedness becoming immediately due and payable. If this occurred, we might not be able to obtain waivers or secure alternative financing to satisfy all of our obligations simultaneously, which might even force us to seek bankruptcy protection.

Impairment of our long-term assets may adversely impact our financial position and results of operations.

We evaluate our long-term assets including property, equipment, and identifiable intangible assets in accordance with generally accepted accounting principles in the U.S. We use estimated future cash flows in assessing recoverability of our long-lived assets. The cash flow projections are based on our current estimates and judgmental assessments. We perform this assessment whenever facts and circumstances indicate that the carrying value of the net assets may not be recoverable due to various external or internal factors, termed a “triggering event.” Based on our evaluation for the year ended December 31, 2010, no impairment was recorded.

We may be unable to maintain pricing on our core services.

As a result of pressures stemming from deteriorating market conditions and falling commodity prices, we entered 2009 with rapidly dropping pricing. Although pricing has increased in 2010 and the first six months of 2011, there can be no assurances that we can maintain these increases in the event of an industry decline such as the one experienced in 2009. We have and will likely continue to face pricing pressure from our customers and our competitors. The inability to maintain prices at the current levels would have a material negative impact on our financial position, operating results, and cash flows.

Industry capacity may adversely affect our business.

As a result of the worldwide economic downturn and decline in U.S. onshore exploration and production activities experienced in 2008 and 2009, and in spite of the improving conditions experienced in 2010 and so far in 2011, demand in the industry is much lower than in the past which also means that neither we nor our competitors are fully utilizing significant portions of our respective rig fleets and related equipment. Lower utilization of our fleet has led to reduced pricing for our services from historical levels. Capacity that exceeds current demand in the industry has further exacerbated the pricing pressure for our services. In light of such conditions, the excess capacity could cause us to experience continued pressure on the pricing for our services and our utilization. This could have a material negative impact on our financial position, operating results, and cash flows.

The industry in which we operate is highly competitive.

The oilfield services industry is highly competitive and we compete with a substantial number of companies, some of which have greater technical and financial resources than we have. Our four largest competitors are Basic Energy Services, Inc., Complete Production Services, Inc., Key Energy Services Inc. and Nabors Industries Ltd. Our ability to generate revenues and earnings depends primarily upon our ability to win bids in competitive bidding processes and to perform awarded projects within estimated times and costs. There can be no assurance that competitors will not substantially increase the resources devoted to the development and marketing of products and services that compete with ours, or that new or existing competitors will not enter the various markets in which we are active. In certain aspects of our business, we also compete with a number of small and medium-sized companies that, like us, have certain competitive advantages such as low overhead costs and specialized regional strengths. In addition, reduced levels of activity in the oil and natural gas industry could intensify competition and the pressure on competitive pricing and may result in lower revenues or margins to us.

The New Indenture imposes significant operating and financial restrictions on us that may prevent us from pursuing certain business opportunities and restrict or limit our ability to operate our business.

The New Indenture contains covenants that restrict or limit our ability to take various actions, such as

•	incurring or guaranteeing additional indebtedness or issuing disqualified capital stock;

•	creating or incurring liens;

•	engaging in business other than our current business and reasonably related extensions thereof;

•	making loans and investments;

•	paying certain dividends, distributions, redeeming subordinated indebtedness or making other restricted payments;

•	incurring dividend or other payment restrictions affecting certain subsidiaries;

•	transferring or selling assets;

•	entering into transactions with affiliates; and

•	consummating a merger, consolidation or sale of all or substantially all of our assets.

The restrictions contained in the New Indenture could also limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans and adversely affect our ability to fund our operations, enter into acquisitions or to engage in other business activities that would be in our interest.

We are subject to the risk of technological obsolescence.

We anticipate that our ability to maintain our current business and win new business will depend upon continuous improvements in operating equipment, among other things. There can be no assurance that we will be successful in our efforts in this regard or that we will have the resources available to continue to support this need to have our equipment remain technologically up to date and competitive. Our failure to do so could have a material adverse effect on us. No assurances can be given that competitors will not achieve technological advantages over us.

We are highly dependent on certain of our officers and key employees.

Our success is dependent upon our key management, technical and field personnel, especially John E. Crisp, our President and Chief Executive Officer, and Charles C. Forbes, our Executive Vice President and Chief Operating Officer. Any loss of the services of any one of such officers or a sufficient number of other employees could have a material adverse effect on our business and operations. Our ability to expand our services is dependent upon our ability to attract and retain additional qualified employees. The ability to secure the services of additional personnel may be constrained in times of strong industry activity.

Our customer base is concentrated within the oil and natural gas production industry and loss of a significant customer could cause our revenue to decline substantially.

We served in excess of 1,115 customers for the year ended December 31, 2010. For the years ended December 31, 2010 and 2009, our largest customer comprised approximately 13.7% and 11.7%, respectively, of our consolidated revenues, our five largest customers comprised approximately 35.9% and 37.7%, respectively, of our consolidated revenues, and our top ten customers comprised approximately 51.9% and 49.8%, respectively, of our consolidated revenues. These customers currently represent a large portion of our consolidated revenues. The loss of our top customer or of several of our top customers would adversely affect our revenues and results of operations. We may be able to replace customers lost with other customers, but there can be no assurance that lost revenues could be replaced in a timely manner, with the same margins or at all.

We expect that we will continue to incur significant costs as a result of being obligated to comply with Securities Exchange Act reporting requirements, the Sarbanes-Oxley Act, Canadian reporting requirements and indenture and new credit facility covenants and that our management will be required to devote substantial time to compliance matters.

Under the New Indenture, we are required to comply with several covenants, including requirements to deliver certain opinions and certificates and file reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, with the Securities and Exchange Commission, or the SEC. In connection with the Conversion, we registered the common stock of Forbes Texas under Section 12 of the Exchange Act. As a result of this we are now under increased reporting requirements under the Exchange Act. In addition, the Sarbanes-Oxley Act of 2002, and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including the establishment and maintenance of effective disclosure controls and procedures, internal controls and corporate governance practices. We are also required to comply with the rules and regulations applicable to public companies in Canada and to file reports with the Canadian securities administrators. Accordingly, we expect to continue to incur significant legal, accounting and other expenses. We anticipate that our management and other personnel will continue to devote a substantial amount of time and resources to comply with these requirements.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal controls for financial reporting and disclosure. We have performed and will perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002. Our historical testing has, and our future testing may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or significant deficiencies in addition to the one discussed below that was revealed in our most recent evaluation.

We expect to continue to incur significant expense and devote substantial management effort toward ensuring compliance in particular with Section 404. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, if we identify or our independent registered public accounting firm identifies possible future deficiencies in our internal controls in addition to the one discussed below that are deemed to be material weaknesses or if we fail to adequately address existing and future deficiencies, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.

We face several risks relating to a material weakness and significant deficiencies in our internal control over financial reporting.

In connection with the preparation of the Forbes Group’s consolidated financial statements for the year ended December 31, 2010, we identified control deficiencies that constitute a material weakness in the design and operation of our internal control over financial reporting. The following material weakness was present at December 31, 2010:

•

We did not design or maintain effective controls over the billing process to ensure timely recognition of revenue. Specifically, we identified field tickets, which represented completed but unbilled revenue that had not been entered resulting in a post-closing adjustment.

This control deficiency could result in a future material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, we have determined that the above control deficiency represents a material weakness. In addition, we have identified certain significant deficiencies that are not considered material weaknesses, including our method of evidencing certain support for related party transactions.

Internal control deficiencies could cause investors to lose confidence in our reported financial information. In addition, even if we are successful in strengthening our controls and procedures, our controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements. We can give no assurance that the measures we have taken to date, or any future measures we may take, will remediate the material weakness identified or that any additional material weaknesses and significant deficiencies or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Remediation” on page 31 of this prospectus for a description of certain measures we have undertaken to remediate our deficiencies.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on the Company.

The Company has entered into a significant number of transactions with related parties. The details of certain of these transactions are set forth in the section “Transactions with Related Persons” on page 76. Related party transactions create the possibility of conflicts of interest with regard to the Company’s management. Such a conflict could cause an individual in the Company’s management to seek to advance his or her economic interests above those of the Company. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors. The board of directors regularly reviews these transactions and, as previously required under the indentures governing the Second Priority Notes and the First Priority Notes and as currently required by the New Indenture, obtains the approval of the disinterested board members when such a transaction exceeds an aggregate consideration of $500,000 and an opinion regarding the fairness of such transaction from an outside firm when such a transaction exceeds an aggregate consideration of $2.5 million. Notwithstanding this, it is possible that a conflict of interest could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Activity in the oilfield services industry is seasonal and may affect our revenues during certain periods.

Our operations are impacted by seasonal factors. Historically, our business has been negatively impacted during the winter months due to inclement weather, fewer daylight hours and holidays. Our well servicing rigs are mobile, and we operate a significant number of oilfield vehicles. During periods of heavy snow, ice or rain, we may not be able to move our equipment between locations, thereby reducing our ability to generate rig or truck hours. In addition, the majority of our well servicing rigs work only during daylight hours. In the winter months when daylight time becomes shorter, this reduces the amount of time that the well servicing rigs can work and therefore has a negative impact on total hours worked. Finally, we historically have experienced significant slowdown during the Thanksgiving and Christmas holiday seasons.

We rely heavily on our suppliers and do not maintain written agreements with any such suppliers.

Our ability to compete and grow will be dependent on our access to equipment, including well servicing rigs, parts and components, among other things, at a reasonable cost and in a timely manner. We do not maintain written agreements with any of our suppliers (other than operating leases for certain equipment), and we are, therefore, dependent on the relationships we maintain with them. Failure of suppliers to deliver such equipment, parts and components at a reasonable cost and in a timely manner would be detrimental to our ability to maintain existing customers and obtain new customers. No assurance can be given that we will be successful in maintaining our required supply of such items.

We rely heavily on two suppliers, Agri-Empresa, Inc. and Tetra Technologies, Inc., for potassium chloride, a principal raw material that is critical for our operations. While the materials are generally available, if we were to have a problem sourcing raw materials or transporting these materials from one of these two vendors, our ability to provide some of our services could be limited. Alternate suppliers exist for all other raw materials. The source and supply of materials has been consistent in the past, however, in periods of high industry activity, periodic shortages of certain materials have been experienced and costs have been affected. We do not have contracts with, but we do maintain relationships with, a number of suppliers in an attempt to mitigate this risk. However, if current or future suppliers are unable to provide the necessary raw materials, or otherwise fail to deliver products in the quantities required, any resulting delays in the provision of services to our customers could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We do not maintain written agreements with respect to some of our salt water disposal wells.

Our ability to continue to provide well maintenance services depends on our continued access to salt water disposal wells. Several of our currently active salt water disposal wells are not subject to written operating agreements or are located on the premises of third parties who have not entered into a written lease with us. We do not maintain written surface leases or right of way agreements with these third parties and we are, therefore, dependent on the relationships we maintain with them. Failure to maintain relationships with these third parties could impair our ability to access and maintain the applicable salt water disposal wells and any well servicing equipment located on their property. If that occurred, we would increase the levels of fluid injection at our remaining salt water disposal wells. However, our permits to inject fluid into the salt water disposal wells is subject to maximum pressure limitations and if multiple salt water disposal wells became unavailable, this might adversely impact our operations.

We extend credit to our customers which presents a risk of non-payment.

A substantial portion of our accounts receivable are with customers involved in the oil and natural gas industry, whose revenues may be affected by fluctuations in oil and natural gas prices. Collection of these receivables could be influenced by economic factors affecting this industry. We do not have significant exposure to any individual customer other than our top customer, PEMEX, which accounted for approximately 13.7% and 11.7% (or $45.9 million and $25.1 million) of the revenues for the year ended December 31, 2010 and 2009, respectively. The remaining top five customers are all U.S. customers and amounted to 22.2% and 26.0% of our revenues for the year ended December 31, 2010 and 2009, respectively.

Due to the nature of our business, we may be subject to environmental liability.

Our business operations and ownership of real property are subject to numerous United States and Mexican federal, state and local environmental and health and safety laws and regulations, including those relating to emissions to air, discharges to water, treatment, storage and disposal of regulated materials, and remediation of soil and groundwater contamination. The nature of our business, including operations at our current and former facilities by prior owners, lessors or operators, exposes us to risks of liability under these laws and regulations due to the production, storage, use, transportation and disposal of materials that can cause contamination or personal injury if released into the environment. Environmental laws and regulations may have a significant effect on the costs of transportation and storage of raw materials as well as the costs of the transportation, treatment, storage and disposal of wastes. We believe we are in material compliance with applicable environmental and worker health and safety requirements. However, we may incur substantial costs, including fines, damages, criminal or civil sanctions, remediation costs, or experience interruptions in our operations for violations or liabilities arising under these laws and regulations. Although we may have the benefit of insurance maintained by our customers or by other third parties or by us, such insurances may not cover every expense. Further, we may become liable for damages against which we cannot adequately insure or against which we may elect not to insure because of high costs or other reasons.

Our customers are subject to similar environmental laws and regulations, as well as limits on emissions to the air and discharges into surface and sub-surface waters. Although regulatory developments that may occur in subsequent years could have the effect of reducing industry activity, we cannot predict the nature of any new restrictions or regulations that may be imposed. We may be required to increase operating expenses or capital expenditures in order to comply with any new restrictions or regulations.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for our services.

The U.S. Congress has been considering legislation to reduce the emissions of certain gases, commonly referred to as “greenhouse gases,” including carbon dioxide and methane, which, according to certain scientific studies, might contribute to the warming of the Earth’s atmosphere and other climatic changes. On June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, or ACESA, which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of these greenhouse gases. ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under this legislation, the Environmental Protection Agency, or the EPA, would issue a capped and steadily declining number of tradable emissions allowances to major sources of greenhouse gas emissions permitting such sources to continue to emit greenhouse gases into the atmosphere. The cost of these allowances would be expected to increase significantly over time. ACESA would impose increasing costs on the combustion of carbon-based fuels such as oil and natural gas. The U.S. Senate began work on its own legislation for restricting domestic greenhouse gas emissions and President Obama has indicated his support of legislation to reduce greenhouse gas emissions through an emission allowance system. Although it is not currently possible to predict when and if the Senate may act on climate change legislation or how any bill passed by the Senate would be reconciled with ACESA, any future federal laws or implementing regulations that may be adopted to address the emission of greenhouse gases could adversely affect demand for our services by reducing demand for the oil and natural gas produced by our customers. Such legislation could also increase our operating costs.

Additionally, on December 7, 2009, the EPA announced its finding that greenhouse gas emissions presented an endangerment to human health and the environment. These findings allow the EPA to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. In September 2009, the EPA proposed regulations in anticipation of finalizing its endangerment finding that would require a reduction in greenhouse gas emissions from motor vehicles and, could also trigger permit review for greenhouse gas emissions from certain stationary sources. On October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010. On November 30, 2010, the EPA issued regulations that expanded reporting requirements to include onshore and offshore petroleum and natural gas production; natural gas processing, distribution and storage; and facilities that inject and store carbon dioxide underground for the purposes of geologic sequestration or enhanced oil and gas recovery. Reporting requirements under these new regulations are mandatory beginning in 2012 for emissions occurring in 2011.

The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations and the equipment and operations of our customers could require us to incur increased operating costs and could adversely affect demand for crude oil and natural gas produced by our customers, which would adversely affect demand for our services. The potential increase in the costs of our operations and the operations of our customers could include additional costs to operate and maintain equipment and facilities, install new emission controls on equipment and facilities, acquire allowances to authorize greenhouse gas emissions, pay any taxes related to greenhouse gas emissions and administer and manage a greenhouse gas emissions program. While we may be able to include some or all of such increased operating costs in the rates we charge for our services, any recovery of such costs is uncertain.

Even if such legislation is not adopted at the national level, a number of states, acting either individually or through multi-state regional initiatives, have already begun implementing legal measures to reduce emissions of greenhouse gases. While no such legislation is currently being considered in Texas, many of our customers operate nationally and would be adversely affected by the requirements of such legislation. Any one of these climate change regulatory and legislative initiatives could have a material adverse effect on our business, financial condition and results of operations.

Significant physical effects of climatic change, if they should occur, have the potential to damage oil and natural gas facilities, disrupt production activities and could cause us or our customers to incur significant costs in preparing for or responding to those effects.

In an interpretative guidance on climate change disclosures, the SEC indicates that climate change could have an effect on the severity of weather (including hurricanes and floods), sea levels, the arability of farmland, and water availability and quality. If any such effects were to occur, they could have an adverse effect on our assets and operations or the assets and operations of our customers. We may not be able to recover through insurance some or any of the damages, losses or costs that may result should the potential physical effects of climate change occur. Unrecovered damages and losses incurred by our customers could result in decreased demand for our services.

Increasing trucking regulations may increase our costs and negatively affect our results of operations.

In connection with the services we provide, we operate as a motor carrier and therefore are subject to regulation by the U.S. Department of Transportation, or U.S. DOT, and by various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations and regulatory safety. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment and product handling requirements. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes include increasingly stringent environmental regulations and changes in the regulations that govern the amount of time a driver may drive in any specific period, onboard black box recorder devices, or limits on vehicle weight and size.

Interstate motor carrier operations are subject to safety requirements prescribed by the U.S. DOT. To a large degree, intrastate motor carrier operations are subject to state safety regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations.

From time to time, various legislative proposals are introduced, including proposals to increase federal, state, or local taxes, including taxes on motor fuels, that may increase our costs or adversely affect the recruitment of drivers. Management cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted. We may be required to increase operating expenses or capital expenditures in order to comply with any new restrictions or regulations.

We are subject to extensive additional governmental regulation.

In addition to environmental and trucking regulations, our operations are subject to a variety of other United States and Mexico federal, state and local laws, regulations and guidelines, including laws and regulations relating to health and safety, the conduct of operations, and the manufacture, management, transportation, storage and disposal of certain materials used in our operations. Also, we may become subject to such regulation in any new jurisdiction in which we may operate. We believe that we are in compliance with such laws, regulations and guidelines. Although we continue to enhance our infrastructure, we have invested financial and managerial resources to comply with applicable laws, regulations and guidelines and expect to continue to do so in the future. Although regulatory expenditures have not, historically, been material to us, such laws, regulations and guidelines are subject to change. Accordingly, it is impossible for us to predict the cost or effect of such laws, regulations or guidelines on our future operations.

Our ability to use net operating loss carryforwards may be subject to limitations under Section 382 of the Internal Revenue Code.

As of December 31, 2010, we had U.S. federal tax net operating loss carryforwards of approximately $84.2 million. Generally, net operating loss, or NOL, carryforwards may be used to offset future taxable income and thereby reduce or eliminate U.S. federal income taxes. If we were to experience a change in ownership within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, however, our ability to utilize our NOLs might be significantly limited or possibly eliminated. A change of ownership under Section 382 is defined as a cumulative change of 50% or more in the ownership positions of certain of our stockholders over a three-year period.

Based on our review of the issue, we do not believe that we have experienced an ownership change under Section 382 of the Code. However, the issuance of additional equity in the future may result in an ownership change pursuant to Section 382 of the Code. In addition, an ownership change under Section 382 could be caused by circumstances beyond the Company’s control, such as market purchases of our stock. Thus, there can be no assurance that the Company will not experience an ownership change that would limit our application of our net operating loss carryforwards in calculating future federal tax liabilities.

Our operations are inherently risky, and insurance may not always be available in amounts sufficient to fully protect us.

We have an insurance and risk management program in place to protect our assets, operations and employees. We also have programs in place to address compliance with current safety and regulatory standards. However, our operations are subject to risks inherent in the oilfield services industry, such as equipment defects, malfunctions, failures, accidents and natural disasters. In addition, hazards such as unusual or unexpected geological formations, pressures, blow-outs, fires or other conditions may be encountered in drilling and servicing wells, as well as the transportation of fluids and company assets between locations. These risks and hazards could expose us to substantial liability for personal injury, loss of life, business interruption, property damage or destruction, pollution and other environmental damages.

Although we have obtained insurance against certain of these risks, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

The market for oil and natural gas may be adversely affected by global demands to curtail use of such fuels.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas and technological advances in fuel economy and energy generation devices could reduce the demand for oil and other liquid hydrocarbons. We cannot predict the effect of changing demand for oil and natural gas products, and any major changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.

        Our international operations could be adversely affected by war, civil disturbance, or political or economic turmoil, fluctuation in currency exchange rates and local import and export controls.

In late 2008, we began operations in Mexico. We may continue to grow our business in Mexico or other foreign jurisdictions. Foreign operations are subject to various risks, including the risk of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. In Mexico and other foreign jurisdictions, our operations may be subject to additional risks associated with such jurisdictions’ political relations with the United States, currency values and exchange controls, prevailing worker wages, the ability to identify, hire, train and retain qualified personnel and operating management in such jurisdictions, difficulty in enforcing agreements due to differences in the legal and regulatory regimes compared to those of the United States, communication and translation errors due to language barriers, our ability to maintain the legal authority of the Company to own and operate its business in Mexico or such other jurisdictions, and our compliance with foreign laws and regulations governing the operation and taxation of our business and the import and export of our equipment. These risks could adversely affect the results of our future operations.

Our operations in Mexico are subject to risks associated with contract bidding .

Our operations in Mexico are performed for PEMEX pursuant to a contract. The failure by us to renew this contract could have a material adverse effect on our financial condition,

results of operations and cash flows. In December 2010 and March 2011, we completed amendments to the PEMEX contract which extended the term of the contract to December 31, 2011 and increased the dollar value available under the contract.

This contract is subject to competitive bid for renewal and there can be no assurances that we will be able to extend the contract beyond December 31, 2011, or increase the amounts available thereunder, or that we will be awarded other contracts by PEMEX. Failure to continue our relationship with PEMEX could negatively impact the Company as services performed for PEMEX have generated approximately USD $5.6 million in net income and USD $45.9 million in revenues for the year ended December 31, 2010.

We cannot predict how an exit by any of our principal equity investors could affect our operations or business.

As of October 7, 2011, John E. Crisp, Charles C. Forbes and Janet L. Forbes, or Founders, owned 5.5%, 12.2%, and 11.1%, respectively, of our common stock, on a beneficial ownership basis. Our principal equity investors may transfer their interests in us or engage in other business combination transactions with a third party that could result in a change in ownership or a change of control of us. Any transfer of an equity interest in us or a change of control could affect our governance. We cannot be certain that our equity investors will not sell, transfer or otherwise modify their ownership interest in us, whether in transactions involving third parties or other investors, nor can we predict how a change of equity investors or change of control would affect our operations or business.

Our principal equity investors control important decisions affecting our governance and our operations, and their interests may differ from those of the other shareholders and noteholders.

Circumstances may arise in which the interest of our principal equity investors could be in conflict with those of the other shareholders and noteholders. In particular, our principal equity investors may have an interest in pursuing certain strategies or transactions that, in their judgment, enhance the value of their investment in us even though these strategies or transactions may involve risks to other shareholders and noteholders. Further conflicts of interest may arise between noteholders and our principal equity investors when we are faced with decisions that could have different implications for noteholders and our principal equity investors, including financial budgets, potential competition, the issuance or disposition of securities, the payment of distributions by us, regulatory and legal positions and other matters. Because our principal equity investors control us, these conflicts may be resolved in a manner adverse to, or that imposes more risks on, the noteholders. Although the Texas corporate law which governs Forbes Texas provides certain procedural protections and requires that certain business combinations between us and certain interested or affiliated shareholders meet certain approval requirements, this does not address all conflicts of interest that may arise. For example, our principal equity investors and their affiliates are not prohibited from competing with us. Because our principal equity investors control us, conflicts of interest arising because of competition between us and a principal equity investor could be resolved in a manner adverse to us. It is possible that there will be situations where our principal equity investors’ interests are in conflict with our interests, and our principal equity investors acting through the board of directors or through our executive officers could resolve these conflicts in a manner adverse to us.

We have anti-takeover provisions in the organizational documents of Forbes Texas and elsewhere that may discourage a change of control.

The organizational documents of Forbes Texas contain provisions that could make it more difficult for a third party to acquire us without the consent of the board of directors. These provisions provide for the following:

•	restrictions on the time period in which directors may be nominated;

•	the ability of the board of directors to determine the powers, preferences and rights of the preferred stock of Forbes Texas and to issue such shares without shareholder approval; and

•	requirements that a majority of the board of directors to approve certain corporate transactions.

We also have a shareholder rights plan which makes it very difficult for anyone to accumulate more than a certain percentage of our outstanding equity without approval of the board of directors. This plan remained in effect after the Conversion. These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

Future legal proceedings could adversely affect us and our operations.

Given the nature of our business, we are involved in litigation from time to time in the ordinary course of business. While we are not presently a party to any material legal proceedings, legal proceedings could be filed against us in the future. No assurance can be given as to the final outcome of any legal proceedings or that the ultimate resolution of any legal proceedings will not have a material adverse effect on us.

We may not be able to fully integrate future acquisitions.

We may undertake future acquisitions of businesses and assets in the ordinary course of business. Achieving the benefits of acquisitions depends in part on having the acquired assets perform as expected, successfully consolidating functions, retaining key employees and customer relationships, and integrating operations and procedures in a timely and efficient manner. Such integration may require substantial management effort, time and resources and may divert management’s focus from other strategic opportunities and operational matters, and ultimately we may fail to realize anticipated benefits of acquisitions.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays for our customers.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations. The process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and gas commissions but is not subject to regulation at the federal level. The U.S. Environmental Protection Agency, or the EPA, has commenced a study of the potential environmental impacts of hydraulic fracturing activities, and a committee of the U.S. House of Representatives is also conducting an investigation of hydraulic fracturing practices. Legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. In addition, some states are considering adopting regulations that could restrict hydraulic fracturing in certain circumstances. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for producers, including our customers, to perform fracturing to stimulate production from tight formations. In addition, if hydraulic fracturing is regulated at the federal level, fracturing activities could become subject to additional permitting requirements, and also to attendant permitting delays and potential increases in costs. Such increases in cost could result in decreased demand for our services.

MARKET VALUE OF COMMON STOCK

Our common shares began trading on the Toronto Stock Exchange, or TSX, under the symbol “FRB.TO” immediately after the completion of our initial public offering in Canada on May 29, 2008. On June 24, 2008, our common shares began to be quoted in the United States in U.S. dollars on the “Pink Sheets” over-the-counter market under the symbol “FESLF.PK.” On August 12, 2011, we completed the Share Consolidation and Conversion. To distinguish between the Company’s common stock before and after the Share Consolidation and Texas Conversion, a new common stock CUSIP number of 345143101 replaced the old CUSIP number of G38007103. Notwithstanding the effective date of the Share Consolidation and Texas Conversion, in accordance with standard procedures of the TSX, the Company’s common stock continued to trade on the TSX on a pre-consolidation, pre-conversion basis, under the old CUSIP, through Monday, August 15, 2011. At market open on Tuesday, August 16, 2011, trading began on the TSX on a post-consolidation post-conversion basis under the new CUSIP number listed above. Both before and after the Share Consolidation and Texas Conversion, the Company’s common stock traded on the TSX under the symbol FRB. Further, beginning on Tuesday, August 16, 2011, our common stock began trading on a post-consolidation, post-conversion basis on NASDAQ under the symbol FES. The following table sets forth, for the periods indicated, the high and low sales prices reported on the TSX (in Canadian dollars) and the Pink Sheets for our common shares for the years ended December 31, 2010 and 2009, respectively. All references in the table below to price per share prior to the Share Consolidation have been retroactively adjusted to give effect to the Share Consolidation. The prices reported on the Pink Sheets represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions. In connection with the Conversion, the Company plans to apply to have the common stock of Forbes Texas listed on NASDAQ, nevertheless, there can be no assurance that our application will be successful.

	TSX		NASDAQ/PINK SHEETS(1)
	High	Low	High	Low
Fiscal Year 2011:
Fourth Quarter (through October 7)	CDN $5.90	CDN $ 4.48	USD $ 5.76	USD $ 4.23
Third Quarter	CDN $ 11.72	CDN $ 5.02	USD $ 12.85	USD $ 4.73
Second Quarter	CDN $ 12.12	CDN $ 7.68	USD $ 11.64	USD $ 7.92
First Quarter	CDN $ 8.40	CDN $ 5.60	USD $ 8.56	USD $ 5.68
Fiscal Year 2010:
Fourth Quarter	CDN $ 6.00	CDN $ 2.64	USD $ 5.68	USD $ 2.56
Third Quarter	CDN $ 2.96	CDN $ 1.60	USD $ 2.80	USD $ 1.68
Second Quarter	CDN $ 2.72	CDN $ 1.72	USD $ 2.44	USD $ 1.68
First Quarter	CDN $ 3.80	CDN $ 2.28	USD $ 3.32	USD $ 2.28
Fiscal Year 2009:
Fourth Quarter	CDN $ 4.56	CDN $ 2.60	USD $ 4.24	USD $ 2.72
Third Quarter	CDN $ 4.80	CDN $ 1.80	USD $ 3.68	USD $ 2.00
Second Quarter	CDN $ 5.84	CDN $ 2.28	USD $ 4.88	USD $ 2.32
First Quarter	CDN $ 8.00	CDN $ 1.00	USD $ 6.16	USD $ 0.96

(1)	Our common stock began trading on NASDAQ on Tuesday, August 16, 2011. Prior to that time, our common stock traded in the United States on the Pink Sheets over-the-counter market.

As of October 7, 2011, the last reported sales price of our common shares on NASDAQ and on TSX was USD $5.35 and CDN $5.76 per share, respectively. As of September 30, 2011, we had 20,918,417 shares of common stock issued and outstanding, held by 35 shareholders of record. All common stock held in street name are recorded in the Company’s stock register as being held by one stockholder.

The Company has never declared a cash dividend on its common stock and has no plans of doing so now or in the foreseeable future after the Conversion. As described in more detail on page 40 of this Registration Statement, the loan agreement governing the new credit facility prohibits the payment of dividends on the Company’s common stock. It does, however, permit dividend payments on the Company’s Series B Preferred Stock. Further, as described in more detail on page 40 of this prospectus, the New Indenture restricts the Company’s ability to pay dividends on our equity interests, except dividends payable in equity interests and cash dividends on the Series B Preferred Shares up to $260,000 per quarter, unless, among other things, the Company is able to incur at least $1.00 of additional Indebtedness (as defined in the New Indenture) pursuant to the Fixed Charge Coverage Ratio set forth in such indenture.

The Series B Preferred Shares of Forbes Bermuda and the Series B Preferred Stock of Forbes Texas accrue dividends at a rate of $1.25 per share per year, which, at our discretion, is payable in-kind. Other than these dividends, the Board of Directors presently intends to retain all earnings for use in the Company’s business and, therefore, does not anticipate paying any other cash dividends in the foreseeable future. The declaration of dividends on common equity, if any, in the future would be subject to the discretion of the Board of Directors, which may consider factors such as the new credit facility and indenture restrictions discussed above, the Company’s results of operations, financial condition, capital needs and acquisition strategy, among others. Additionally, the Series B Preferred Stock prohibits the Company from paying a dividend on the common shares if dividends on the Series B Preferred Shares of Forbes Bermuda and the Series B Preferred Stock of Forbes Texas are not paid through the respective quarterly payment date. Further, if the aggregate cash payment of dividends on the common shares over a twelve month period exceeds five percent of the fair market value of the common shares, then we are required under the certificate of designation of the Series B Preferred Stock to pay the holders of such shares that amount that they would be entitled to receive had such holders converted their shares to common shares prior to the record date of such dividends.

In connection with the Bermuda Reorganization, the board of directors adopted and the Company’s sole shareholder at the time approved the 2008 Incentive Compensation Plan, or the Incentive Plan. The Incentive Plan continued in effect as the plan of Forbes Texas after the Conversion. The Incentive Plan is an unfunded plan that provides for the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, and other stock-based incentive compensation, collectively referred to as the Awards, to employees, directors and consultants of the Company or an affiliate. The board of directors believes that the Incentive Plan strengthens the Company’s ability to attract, retain, and reward employees, directors, and consultants by enabling such persons to acquire or increase a proprietary interest in the Company, strengthening the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value. After the approval by the Company’s shareholders of an amendment to increase the maximum number of Common Shares that may be issued under the Incentive Plan by 1,672,500 at our annual meeting on June 27, 2011, the Incentive Plan provides for a reserve equal to 2,977,500 Common Shares after taking into account the effect of the share consolidation. In August 2010, the compensation committee granted options to purchase a total of 635,000 common shares to officers, directors and employees after taking into account the effect of the share consolidation.

In addition to the amendment referenced above to the Incentive Plan regarding the increase in Common Shares issuable pursuant to the plan, at the annual meeting on June 27, 2011, the shareholders also approved an amendment to the Incentive Plan that permitted a one-time employee stock option exchange program whereby option holders were given the opportunity to exchange stock options with an exercise price of $28.00 for a lesser number of new stock options that have approximately the same fair value as the options surrendered, or the Option Exhange. On July 14, 2011, the Company launched this Option Exchange. The Option Exchange only applied to options granted on May 29, 2008 and the Option Exchange expired on August 11, 2011. Those participating in the Option Exchange received new options for the old options they tendered at a ratio of .72 to 1. To minimize accounting expenses, this exchange ratio was calculated on an approximate “value-for-value” basis. However, due to changes in the market price of the Company’s common stock after the launch of the Option Exchange, compensation expense of approximately $0.3 million was recognized as a result of the Option Exchange. The new options have an exercise price of 9.32 per share. All eligible option holders participated in the Option Exchange. In connection with the Option Exchange, options to purchase 670,000 common shares were cancelled and new options to purchase 482,400 common shares were issued.

As of October 7, 2011, 592,975 shares remain available for issuance under the Incentive Compensation Plan.

The following table provides information as of December 31, 2010, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column)
Equity compensation plans approved by shareholders(2)	1,305,000	$15.64	—
Equity compensation plans not approved by shareholders	—	—	—

Total	1,305,000	$15.64	—

(1)	The number of shares and price per share information in the table above has been retroactively adjusted to give effect to the 4-to-1 Share Consolidation.
(2)	Consists of common shares issued or remaining available for issuance under our Incentive Compensation Plan.

THE CONVERSION

General

Forbes Bermuda effected the Conversion by filing a plan of conversion, certificate of formation and certificate of conversion of Forbes Texas with the Texas Secretary of State and a notice of discontinuance for Forbes Bermuda with the Bermuda Registrar of Companies. The Conversion occurred, under Bermuda and Texas law, on August 12, 2011. Forbes Texas filed with the Bermuda Registrar of Companies certified copies of the certificate of formation issued in Texas. Upon making this filing in Bermuda, the Bermuda Registrar of Companies issued a certificate of discontinuance.

The Conversion caused our jurisdiction of incorporation to change from Bermuda to Texas. As a result of this change, we are governed by a new certificate of formation and bylaws, which are exhibits to this prospectus, and are subject to Texas law rather than Bermuda law. Neither our previous Bermuda organizational documents, Bermuda law or Texas law required shareholder consent to effect the Conversion.

Background and Reasons for the Conversion

We believe that the Conversion presented several advantages to the Company. We believe that domiciling FES Ltd in the United States resulted in an overall simplification of our corporate structure as all of the other major entities of the Forbes Group are domiciled in the United States. Further, we believe that Texas provides an excellent domicile for FES Ltd within the United States due to the fact that (i) reincorporating into Texas does not result in additional taxes as the Company is already subject to U.S. federal income taxes and Texas franchise taxes, (ii) the majority of the Company’s operations and management are located in Texas and (iii) we believe Texas has a body of corporate law more familiar to the officers, board of directors and many of the shareholders of FES Ltd. We believe that the reincorporation into Texas will result in legal and administrative efficiencies. For example, a corporation’s jurisdiction of incorporation may be a litigation forum, from time to time, and litigation at a distance from the Company’s principal office can result in inconvenience and added expense. By converting to a Texas corporation, we are able to conform our legal domicile with our principal place of business. Further, we believe that familiarity in the marketplace with Texas corporate law may lead to greater acceptance of us in the capital markets and enhance shareholder value over the long term.

In connection with the Conversion, we listed the common stock of Forbes Texas on the NASDAQ Stock Market, or NASDAQ. In order to be eligible for listing, shortly before the Conversion, we effected the Share Consolidation, whereby each four common shares outstanding were automatically converted into, and deemed for all purposes to be, one common share. Similar to the Conversion, under Bermuda law and our previous Bermuda bye-laws, we did not need shareholder approval to effect the Share Consolidation.

In November 2010, the board of directors of the Company gave preliminary approval of the Conversion and a ten-to-one share consolidation. On April 11, 2011, the board provided final approval and authorization of the filing of the documentation necessary to effect the Conversion. On June 16, 2011, the board of directors elected to change the consolidation ratio from ten-to-one to four-to-one. The Board provided final approval of the Share Consolidation on August 11, 2011.

Effects of the Conversion

Under the Companies Act 1981 of Bermuda, or the Companies Act, a Bermuda exempted company may be discontinued from Bermuda and continued in an appointed jurisdiction outside of Bermuda (which includes Texas) as if it had been incorporated under the laws of that other jurisdiction. Under the Companies Act and our previous Bermuda bye-laws, our board of directors had the authority to exercise all the powers of the Company to discontinue the Company to a jurisdiction outside of Bermuda. Additionally, under the Companies Act and our previous Bermuda bye-laws, the Company had the authority to increase, divide or consolidate the share capital by resolution of the board of directors. Neither the Companies Act nor our previous Bermuda bye-laws required shareholder consent to consummate these actions. For that reason, we did not ask for your vote or solicit proxies with respect to the Conversion and Share Consolidation.

Section 10.102 of the Business Organizations Code of the State of Texas, or the TBOC, provides that a “non-code organization,” which includes any business organization organized in a jurisdiction other than Texas, may convert into a Texas corporation by taking any action required for conversion under the laws and governing documents of the organization’s jurisdiction of formation and by filing in Texas a plan of conversion, certificate of formation and certificate of conversion. Section 10.102 of the TBOC does not provide any separate approval requirements for a conversion. The TBOC also does not provide shareholders with statutory rights of dissent and appraisal in connection with a conversion where the converting entity is not a Texas entity subject to dissenters rights.

Under the Companies Act, our discontinuance from Bermuda and continuance to a new jurisdiction (in this case Texas) is not deemed to create a new legal entity or prejudice or affect the continuity of our corporate existence. Similarly, Section 10.106 of the TBOC provides that, upon converting to Texas:

•	Forbes Bermuda continued to exist without interruption as a Texas corporation rather than a Bermuda exempt company;

•

all rights, title, and interests to all property of Forbes Bermuda continued to be owned, subject to any existing liens or other encumbrances on the property, by Forbes Texas without reversion or impairment, further act or deed, or any transfer or assignment having occurred;

•	all liabilities and obligations of Forbes Bermuda continued to be liabilities and obligations of Forbes Texas without impairment or diminution because of the conversion;

•

the rights of creditors or other parties with respect to or against the previous shareholders of Forbes Bermuda in their capacity as shareholders in existence when the conversion took effect continued to exist as to those liabilities and obligations and may be enforced by the creditors and obligees as if a conversion had not occurred;

•

a proceeding pending by or against Forbes Bermuda or by or against any of Forbes Bermuda’s shareholders in their capacities as shareholders may be continued by or against Forbes Texas and by or against the previous shareholders without a need for substituting a party; and

•	the equity interests of Forbes Bermuda that were converted into equity interests of Forbes Texas as provided in the plan of conversion were converted as provided by the plan.

No Change in Management or our Board of Directors

Following the Conversion, the executive officers of Forbes Bermuda continued as the executive officers of Forbes Texas. As set forth below, our current executive officers are John E. Crisp (President and Chief Executive Officer), Charles C. Forbes, Jr. (Executive Vice President and Chief Operating Officer) and L. Melvin Cooper (Executive Vice President and Chief Financial Officer).

Similarly, the board of directors of Forbes Bermuda continued as the board of directors of Forbes Texas following the Conversion. As set forth below, our current board of directors is comprised of John E. Crisp, Charles C. Forbes, Jr., Janet Forbes, Travis H. Burris, William W. Sherrill and Dale W. Bossert.

In addition, the Conversion did not have any impact on the composition or chairpersons of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee. In connection with the NASDAQ listing we adopted new committee charters and corporate governance guidelines.

No Change in Business, Locations, Obligations or Incentive Plan

As discussed in this prospectus, the Conversion did result in a change to our jurisdiction of incorporation from Bermuda to Texas and the adoption of a new certificate of formation and bylaws. Nevertheless, the Conversion did not directly result in any change to our business, assets and liabilities, management, employees, principal business locations and fiscal year.

All of our obligations, including our new Notes, continued as outstanding and enforceable obligations of Forbes Texas after the completion of the Conversion. Additionally, the Incentive Plan and other employee agreements of Forbes Bermuda were continued by Forbes Texas.

Share Consolidation

In the Share Consolidation each four common shares of par value $0.01 each of Forbes Bermuda outstanding immediately prior to the Share Consolidation were consolidated into one common share of par value $0.04. The Share Consolidation took place prior to the Conversion in accordance with the bye-laws of Forbes Bermuda and Bermuda corporate law. As a result of this, the consent of the shareholders was not required to effect the Share Consolidation. The Company conducted the Share Consolidation to cause the bid price per share of the common stock of Forbes Texas after the Conversion to be sufficient to qualify for listing on NASDAQ. NASDAQ requires a minimum bid price of $4.00 per share. On August 16, 2011, our common stock was successfully listed on NASDAQ.

Prior to the Share Consolidation, we had 83,673,700 common shares outstanding. Immediately after the Share Consolidation, we had 20,918,417 common shares outstanding after taking into account the elimination of fractional interests created as a result of the Share Consolidation. The Share Consolidation also reduced the total number of common shares that the Company is authorized to issue from 450,000,000 to 112,500,000. Because we were required by Bermuda law and our previous Bermuda bye-laws to maintain the share capital, which is defined as the number of authorized shares multiplied by the par value of such shares, at the same value after the Share Consolidation, the par value of each common share proportionately increased from $0.01 to $0.04.

The Share Consolidation resulted in holders of less than 400 common shares holding an “odd lot” or less than 100 common shares. A securities transaction of 100 or more shares is a “round lot” transaction of shares for securities trading purposes and a transaction of less than 100 shares is an “odd lot” transaction. Round lot transactions are the standard size requirements for securities transactions and odd lot transactions may result in higher transaction costs to the odd lot seller. The Share Consolidation also resulted in some shareholders mathematically holding fractions of shares of the Company’s common shares; however, the board of directors of the Company made a determination not to issue fractional shares. In lieu of issuing such fractional shares, the board decided to pay in cash the fair value of fractions of a share arising as a result of the Share Consolidation. Such cash amount is equal to the value of the fractional amount of the common share to which the shareholder would otherwise be entitled based on the per share closing price of a common share on the Toronto Stock Exchange on the day immediately prior to the effective time of the Share Consolidation (such price being converted from CDN$ to USD$ based on the exchange rate reported on such day in the Wall Street Journal). These payments have been and will be made through the Company’s exchange agent after consummation of the Share Consolidation and Conversion.

Share Conversion

At the effective time of the Conversion (which was promptly after the Share Consolidation), each outstanding common and preference shares of Forbes Bermuda automatically converted by operation of law, on a one-for-one basis, into shares of common or preferred stock of Forbes Texas, as applicable. Therefore, a shareholder of Forbes Bermuda was, after the Conversion, automatically deemed to be a shareholder of Forbes Texas, in each case holding the same class and series and proportional equity interest in Forbes Texas as such shareholder held in Forbes Bermuda. The number of outstanding shares of common and preferred stock of Forbes Texas was the same immediately after the Conversion as the number of outstanding common and preference shares of Forbes Bermuda immediately prior to the Conversion.

After the effective time of the Conversion, shareholders were notified that the Conversion had been effected. The Company’s American transfer agent, American Stock Transfer & Trust Company, LLC, is serving as the Company’s exchange agent, and its Canadian co-transfer agent, CIBC Mellon Trust Company, is serving as the Company’s forwarding agent, to facilitate the exchange of stock certificates. Registered shareholders who hold their shares in certificate form should have received a letter of transmittal containing instructions on how to surrender share certificates of Forbes Bermuda. When the Company receives completed copies of the letter of transmittal and shares certificate(s) from a registered shareholder, the Company will cause new certificates to be issued to such shareholder.

We advise non-registered shareholders who hold their common shares in “street-name” through a broker, custodian or other nominee, that such nominees may have different procedures for processing a reverse stock split transaction, such as the Share Consolidation, than those that we plan to use for our registered shareholders. If you hold your common shares through a nominee, you should contact your nominee with any questions on how the Share Consolidation will be processed.

Each certificate evidencing common or preference shares of Forbes Bermuda is deemed for all purposes to evidence the right to obtain identical number of shares of common or preferred stock, as applicable, of Forbes Texas, after giving effect to the Share Consolidation. Shareholders of Forbes Bermuda who held uncertificated shares immediately prior to the Conversion, continue to hold uncertificated shares of Forbes Texas immediately after the Conversion. Any registered shareholders entitled to a payment in lieu of any fractional share interest should have received or will receive such payment as discussed above in “The Conversion—Share Consolidation.”

The issuance of shares of preferred stock of Forbes Texas in exchange for preferences shares of Forbes Bermuda in connection with the Conversion was not registered. The Company relied on the exemptions from registration offered by Section 4(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder, with regard to the exchange of the preference shares of Forbes Bermuda for the preferred stock of Forbes Texas.

Comparison of Shareholder Rights

        There are differences between Texas and Bermuda corporate law. For example, under Bermuda law, in most circumstances, in the event that a company amends its memorandum of association at a general meeting of its shareholders, holders of not less than 20% in par value of the company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of such amendment. No similar right is available under Texas law. Further, while class actions and derivative actions are generally not available to shareholders under Bermuda law, such actions are generally available to shareholders under Texas law. Additionally, there are differences between the new certificate of formation and bylaws of Forbes Texas and the previous memorandum of association and bye-laws of Forbes Bermuda. For example, while the previous bye-laws of Forbes Bermuda required that notice of shareholder proposals be received not less than 20 days and no more than 60 days before the anniversary of the last annual meeting, the bylaws of Forbes Texas, consistent with United States securities laws, provide that notice of shareholder proposals must be received not less than 90 days and no more than 150 days before the one-year anniversary of the preceding year’s annual meeting. For a description of your rights as a shareholder of Forbes Texas and how they differ from your rights as a shareholder of Forbes Bermuda, please see “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas” on page 83 of this prospectus.

No Vote or Dissenters’ Rights of Appraisal in the Conversion or Share Consolidation

Under Bermuda law and the previous bye-laws of Forbes Bermuda, we were authorized to effect the Conversion and Share Consolidation, without requesting or receiving shareholder approval. Further, Bermuda law did not provide our shareholders with statutory dissenters’ rights of appraisal or any other appraisal rights as a result of the Share Consolidation and Conversion. Similarly, Texas law does not provide for any such rights in connection with these transactions. We did not ask for your vote or solicit that you send us a proxy in connection with these transactions.

SELECTED HISTORICAL FINANCIAL AND OPERATING INFORMATION

The following statement of operations data for the years ended December 31, 2010, 2009 and 2008, and the balance sheet data as of December 31, 2010 and 2009, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2007 and 2006, and the balance sheet data as of December 31, 2008, 2007 and 2006 have been derived from our audited consolidated/combined financial statements not included in this prospectus. The statement of operations data for the six months ended June 30, 2011 and 2010, and the balance sheet data as of June 30, 2011 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. All references in the table below to the number of shares, par value and per share amounts of the common stock of FES Ltd prior to the Share Consolidation have been retroactively adjusted to give effect to the Share Consolidation. Our historical results are not necessarily indicative of results to be expected for any future period. The data presented below have been derived from financial statements that have been prepared in accordance with accounting principles generally accepted in the United States and should be read with our financial statements, including notes, included elsewhere in this prospectus, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 28 of this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
			Successor—Consolidated			Predecessor—Combined
	2011	2010	2010	2009	2008	2007	2006
	(unaudited)	(unaudited)	(dollars in thousands)
Statement of Operation Data:
Revenues:
Well servicing	$106,987	$70,674	$155,273	$106,097	$189,980	$103,601	$58,574
Fluid logistics and other	127,030	76,634	178,797	109,823	170,949	103,405	74,141

Total revenues	234,017	147,308	334,070	215,920	360,929	207,006	132,715

Expenses:
Well servicing	84,926	57,360	123,333	96,826	128,614	60,571	32,453
Fluid logistics and other	92,913	60,292	138,079	87,263	117,940	69,887	49,620
General and administrative	19,824	12,212	23,373	21,229	17,700	8,823	6,026
Depreciation and amortization	20,112	19,838	39,960	39,472	33,724	15,342	7,410
Goodwill impairment	—	—	—	—	4,364	—	—

Total expenses	217,776	149,701	324,744	244,790	302,344	154,623	95,509

Operating income (loss)	16,241	(2,394)	9,326	(28,870)	58,587	52,383	37,206
Other income (expense):
Interest income	39	99	119	15	6	7	—
Interest expense	(13,758)	(13,842)	(27,273)	(26,934)	(25,798)	(8,350)	(5,074)
Gain (loss) on early extinguishment of debt	(35,415)	19	19	1,422	—	—	—
Other income (expense), net	69	(108)	(2)	(108)	32	237	141

Income (loss) before taxes	(32,824)	(16,226)	(17,811)	(54,475)	32,827	44,277	32,273
Income tax expense (benefit) (1)	(10,034)	(5,813)	(6,501)	(25,144)	62,574	683	—

Net income (loss)	(22,790)	(10,413)	(11,310)	(29,331)	(29,748)	43,594	32,273
Preferred stock dividends	202	(64)	(1,041)	—	—	—	—

Net income (loss) attributable to common shareholders	($22,588)	($10,477)	($12,351)	($29,331)	($29,748)	$43,594	$32,273

Income (loss) per share basic and diluted	($1.08)	($0.50)	($0.59)	($1.87)	($2.59)	—	—

Pro forma information giving effect to the Bermuda Reorganization (2)
Net income					$20,681	$28,336	$20,978
Basic and diluted weighted average common stock	—	—	—	—	13,999	13,536	13,536
Basic and diluted earnings per share	—	—	—	—	1.48	2.09	1.55

(1)	On May 29, 2008, in connection with our reorganization into Bermuda, the Forbes Group became a taxable entity, which resulted in $52.8 million of income tax expense that was recorded as a one-time, deferred income tax charge to recognize the conversion to a taxable entity. Prior to that time, the entities comprising the Forbes Group were flow through entities for federal income tax purposes and the only tax obligations of the entities were the Texas margin tax which was applicable after June 29, 2007.
(2)	Historical net income per share was not presented for 2007 and prior since we were structured as a limited liability company, had limited member units and had no equity interests that were convertible in common stock or a common stock equivalent. The unaudited pro forma net income and net income per share gives effect to the Bermuda Reorganization pursuant to which we changed from a flow through entity for federal income tax purposes to a “C” corporation, the issuance of our common stock in connection with our Canadian initial public offering and simultaneous U.S. private placement on May 29, 2008, and an assumed effective tax rate of between 35% and 37%, as though the Bermuda Reorganization and Canadian initial public offering had occurred on January 1, 2008, January 1, 2007 and January 1, 2006, respectively.

		Year Ended December 31,
	Six Months Ended June 30,	Successor - Consolidated			Predecessor - Combined
	2011	2010	2009	2008	2007	2006
Operating Data:
Well servicing rigs (end of periods)	172	173	171	170	101	43
Rig hours	224,000	377,073	273,395	378,657	180,700	90,941
Heavy trucks (end of period) (1)	440	361	366	370	262	179
Trucking hours	680,842	1,135,227	863,506	1,115,593	711,171	514,082
Salt water disposal wells (end of period)	15	15	18	14	14	9
Locations (end of period)	26	26	28	27	18	12
Frac tanks (end of period)	1,400	1,368	1,369	1,370	951	568

Balance Sheet Data (end of period):	(unaudited)
Cash and cash equivalents	$34,919	$30,458	$28,425	$23,469	$5,209	$7,650
Property and equipment, net	$281,583	$274,231	$308,560	$330,951	$204,132	$92,131
Total assets	$502,338	$451,830	$457,432	$482,801	$259,995	$128,518
Total long-term debt	$282,142	$212,915	$214,465	$205,378	$107,458	$56,188
Total liabilities	$372,761	$299,764	$310,925	$324,383	$189,536	$89,718
Temporary equity-preferred shares	14,456	15,270	—	—	—	—
Shareholder’s equity/Members’ equity/Partners’ capital	$115,121	$136,795	$146,507	$158,418	$70,459	$38,801

(1)	Includes vacuum trucks, high pressure pump trucks and other heavy trucks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements within the meaning of the federal securities laws, including statements using terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or “should” or other comparable words or the negative of these words. Forward looking statements involve various risks and uncertainties. Any forward-looking statements made by or on our behalf are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties in that the actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ include risks set forth in the “Risk Factors” included on page 10 herein.

Overview

Forbes Energy Services Ltd., or FES Ltd, and its domestic subsidiaries, Forbes Energy Services LLC, or FES LLC, Forbes Energy Capital Inc., or FES CAP, C.C. Forbes, LLC, or CCF, TX Energy Services, LLC, or TES, Superior Tubing Testers, LLC, or STT, and Forbes Energy International, LLC, or FEI LLC, are headquartered in Alice, Texas and conduct business primarily in Texas, Mississippi, Pennsylvania and Mexico. In late 2008, FES LLC and FEI LLC formed Forbes Energy Services México, S. de R.L. de C.V. and Forbes Energy Services México Servicios de Personal, S. de R.L. de C.V., Mexican limited liability companies (sociedad de responsabilidad limitada de capital variable), to conduct operations in Mexico. On June 8, 2009, FES Ltd formed a branch in Mexico. The Mexican branch of FES Ltd and the two Mexican limited liability companies are hereinafter referred to, collectively, as “FES Mexico.”

As used in this prospectus, the “Company,” the “Forbes Group,” “we,” and “our” mean FES Ltd and its subsidiaries on and after May 29, 2008; and FES LLC and its subsidiaries from January 1, 2008 to May 28, 2008 (in each case referred to in the financial statements column headings as “Successor”); CCF, TES and STT from June 29, 2007 to December 31, 2007, and C.C. Forbes, L.P., Texas Energy Services, L.P. and Superior Tubing Testers, L.P. prior to June 29, 2007 (in each case prior to January 1, 2008, referred to in the financial statement column headings as “Predecessor”).

We are an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. Our operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with locations in each of Baxterville and Laurel, Mississippi; Indiana, Pennsylvania; and Poza Rica, Mexico.

We currently conduct our operations through the following two business segments:

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Well Servicing. Our well servicing segment comprised 45.9% and 45.7% of our consolidated revenues for the three and six months ended June 30, 2011, respectively. At June 30, 2011, our well servicing segment utilized our modern fleet of 172 owned or leased well servicing rigs, which included 162 workover rigs and 10 swabbing rigs, and related assets and equipment. These assets are used to provide (i) well maintenance, including remedial repairs and removal and replacement of downhole production equipment, (ii) well workovers, including significant downhole repairs, re-completions and re-perforations, (iii) completion and swabbing activities, and (iv) plugging and abandoning services. In addition, we have a fleet of nine tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

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Fluid Logistics and Other. Our fluid logistics and other segment comprised 54.1% and 54.3% of our consolidated revenues for the three and six months ended June 30, 2011, respectively. Our fluid logistics and other segment utilized our fleet of owned or leased fluid transport trucks and related assets, including specialized vacuum, high-pressure pump and tank trucks, frac tanks, water wells, salt water disposal wells and facilities, and related equipment. These assets are used to provide, transport, store, and dispose of a variety of drilling and produced fluids used in, and generated by, oil and natural gas production. These services are required in most workover and completion projects and are routinely used in daily operations of producing wells. Beginning in the fiscal year 2010, we began providing additional services in which Wolverine Construction, Inc., a related party, completed such services as a sub-contractor. These services involve site preparation and are complementary to the traditional services offered by us. We pay Wolverine for their services and materials and then bill the cost to the customer with a margin of approximately 5%. The amount of revenue associated with the sub-contractor work totaled approximately $2.0 million and $5.2 million for the three and six months ended June 30, 2011, respectively. The following table provides a breakout of revenues, expenses and gross margin for our fluid logistics and other segment for the three and six months ended June 30, 2011 and June 30, 2010:

(in thousands of US Dollars)	Fluid Logistics	Sub Contractor Services	Segment
Three months ended June 30, 2011:
Revenues	$66,735	$2,048	$68,783
Operating expenses	48,743	1,947	50,690

Gross profit	$17,992	$101	$18,093

% Revenue	27.0%	4.9%	26.3%

Three months ended June 30, 2010:
Revenues	$40,208	$185	$40,393
Operating expenses	31,826	201	32,027

Gross profit	$8,382	$(16)	$8,366

% Revenue	20.8%	-8.6%	20.7%

Six months ended June 30, 2011:
Revenues	$121,846	$5,184	$127,030
Operating expenses	87,986	4,927	92,913

Gross profit	$33,860	$257	$34,117

% Revenue	27.8%	5.0%	26.9%

Six months ended June 30, 2010:
Revenues	$75,900	$734	$76,634
Operating expenses	59,683	609	60,292

Gross profit	$16,217	$125	$16,342

% Revenue	21.4%	17.0%	21.3%

We believe that our two business segments are complementary and create synergies in terms of selling opportunities. Our multiple lines of service allow us to capitalize on our existing customer base to grow within existing markets, generate more business from existing customers, and increase our operating profits. By offering our customers the ability to reduce the number of vendors they use, we believe that we help improve our customers’ efficiency. This is demonstrated by the fact that 66.9% of our revenues for the six months ended June 30, 2011 were from customers that utilized services from both of our business segments. Further, by having multiple service offerings that span the life cycle of the well, we believe that we have a competitive advantage over smaller competitors offering more limited services.

Factors Affecting Results of Operations

Oil and Natural Gas Prices

Demand for well servicing and fluid logistics services is generally a function of the willingness of oil and natural gas companies to make operating and capital expenditures to explore for, develop and produce oil and natural gas, which in turn is affected by current and anticipated levels of oil and natural gas prices. Exploration and production spending is generally categorized as either operating expenditures or capital expenditures. Activities by oil and natural gas companies designed to add oil and natural gas reserves are classified as capital expenditures, and those associated with maintaining or accelerating production, such as workover and fluid logistics services, are categorized as operating expenditures. Operating expenditures are typically more stable than capital expenditures and are less sensitive to oil and natural gas price volatility. In contrast, capital expenditures by oil and natural gas companies for drilling are more directly influenced by current and expected oil and natural gas prices and generally reflect the volatility of commodity prices. In August 2011, domestic and international economic conditions experienced additional softening resulting in a 15-20% drop in the price of oil. While we do not believe this will immediately impact our activity levels, there can be no assurances that our customers will maintain their current levels of capital spending if lower prices continue or if prices decrease below current levels.

Workover Rig Rates

Our well servicing segment revenues are dependent on the prevailing market rates for workover rigs. Market day rates for workover rigs increased from 2003 through the first three quarters of 2008, as high oil and natural gas prices and declining domestic production resulted in a substantial growth of drilling activity and demand for workover services that are used primarily to maintain or enhance production levels of existing producing wells. During the fourth quarter of 2008, all of 2009 and the majority of the first quarter of 2010, we experienced pricing pressure that resulted from the general economic decline and, more specifically, the precipitous decline in oil and natural gas prices. However, during the year ended December 31, 2010 utilization began to increase allowing us to increase rates in certain markets beginning in March 2010 and continuing through June 2011. During the second half of 2010, our average revenue per rig hour increased approximately 5.3%. During the first half of 2011, our average revenue per rig hour increased an additional 10.4%.

Fluid Logistics Rates

Our fluid logistics and other segment revenues are dependent on the prevailing market rates for fluid transport trucks and the related assets, including specialized vacuum, high-pressure pump and tank trucks, frac tanks and salt water disposal wells. Prior to the general economic decline that commenced in the latter half of 2008, higher oil and natural gas prices resulted in growing demand for drilling and our services. The economic decline initially resulted in lower oil and natural gas prices, which reduced demand for drilling and our services. Required disposal of fluids produced from wells and the high level of drilling activity through the first three quarters of 2008 led to a higher demand for fluid logistics services. In the last quarter of 2008, throughout 2009 and through much of the first quarter of 2010, fluid logistics rates were under significant downward pressure. While natural gas prices remain low, recent increases in oil prices beginning in 2010 have increased the demand for some of our services. During the year ended December 31, 2010 utilization began to increase allowing us to increase rates in certain markets beginning March 2010 and continuing through March 2011, particularly in the Eagle Ford shale formation in South Texas where drilling activity has increased substantially in the last twelve months. During the second half of 2010, our average revenue per truck hour increased approximately 19.5%. During the first half of 2011, our average revenue per truck hour increased an additional 9.3%.

Operating Expenses

Prior to the general economic decline, a strong oil and natural gas environment resulted in a higher demand for operating personnel and oilfield supplies and caused increases in the cost of those goods and services. During the fourth quarter of 2008, all of 2009 and the majority of the first quarter of 2010, a weaker oil and natural gas environment resulted in lower demand for operating personnel and oilfield supplies which allowed us to decrease our costs, thereby offsetting a portion of the price decreases granted to our customers. As utilization and demand started to increase in 2010 and 2011, we are again experiencing cost pressures in areas such as labor, where we have incurred additional cost increases primarily in the form of increased pay rates. Future earnings and cash flows will be dependent on our ability to manage our overall cost structure and either maintain our existing prices or obtain price increases from our customers as our operating costs increase.

Capital Expenditures and Debt Service Obligations

As a general matter, our capital expenditures to maintain our assets have been relatively limited. Historically, we have incurred indebtedness to invest in new assets to grow our business. As a result, the indebtedness we incurred for our capital expenditures has significantly increased our debt service obligations. Most of our new assets were acquired through bank borrowings, subsequently refinanced through the offering of the Second Priority Notes, the offering of the First Priority Notes, the offering of the New Notes, short-term equipment vendor financings, cash flows from operations and other permitted financings. The Second Priority Notes and the First Priority Notes have been repurchased or redeemed and have been discharged with the proceeds of the initial notes.

Capital Expenditures and Operating Income Margins

The well servicing segment typically has had higher operating income margins along with higher capital expenditures when compared with the fluid logistics and other segment, which has had lower operating margins but also lower capital expenditure requirements. However, with the recent industry downturn, we have experienced less margin pressure on our fluid logistics and other segment, which has resulted in more favorable margins in that segment, relative to the well servicing segment. This is due to the fact that a large portion of the fluids business is comprised of services that are not discretionary, but required for wells to continue producing.

Renewal of PEMEX Contract

We perform services for PEMEX in Mexico pursuant to a contract. This contract was entered into in September 2008 and provides that we and Merco Ingenieria Industrial S.A. de C.V., or Merco, jointly perform well maintenance and repair work with regard to PEMEX’s Altamira Asset Package in Poza Rica, Mexico. Pursuant to the contract, Merco performs site preparation services, including road construction, and we perform well servicing and repair work. The term of the original contract expired on September 25, 2010 and the total amount available under the original contract, for both us and Merco, was approximately MXN 234.3 million (or USD $17.4 million based on an exchange rate of $1 equal to MXN $13.45 on October 7, 2011) plus $48.8 million. The amounts available under this contract are allocated based on the work performed by us and Merco. Historically, we have performed all but a small portion of the services to be performed under the contract. Pursuant to the contract, we agreed to post a performance bond, be liable for defects arising from the work completed under the contract and maintain insurance policies that cover the work performed under the contract. Pursuant to the contract, both we and Merco agree to be jointly and severally liable for each other’s obligations under the contract.

In December 2009, we, Merco and PEMEX entered into an amendment to the original contract which increased the scope of the work performed under the contract to include the PEMEX’s Gulf Tertiary Oil Project. Further, this first amendment increased the amounts available under the original contract (for both us and Merco) to a total of approximately MXN 275.3 million (or USD $20.5 million based on an exchange rate of $1 equal to MXN $13.45 on October 7, 2011) plus $69.8 million. In connection with this increase, we agreed to increase the size of our performance bond.

In September 2010, we, Merco and PEMEX entered into a second amendment whereby they agreed to extend the term of the original contract to December 31, 2010. In October 2010, a third amendment was entered into, whereby the parties agreed to add some services, including services related to chemical injection, to the list of permitted services to be performed under the contract.

In March 2011, we, Merco and PEMEX entered into a fourth amendment to the original PEMEX contract that extends the term of the agreement to December 31, 2011. Further, pursuant to this amendment, we and Merco agree to provide PEMEX with an 8% discount, from the pricing schedule set forth in the original agreement, on all invoices submitted during the portion of the term extended by the fourth amendment.

In March 2011, we, Merco and PEMEX entered into a fifth amendment to the original PEMEX contract that increased the amounts available under the original contract (for both Merco and us) to a total of approximately MXN 893.4 million (or USD $66.4 million based on an exchange rate of $1 equal to MXN $13.45 on October 7, 2011) plus $119.8 million, which amount is available to Merco and us. The amounts available under this contract are allocated based on the work performed by Merco and us. Historically, we have performed all but a small portion of the services to be performed under the contract, with the balance being performed by Merco. In connection with this increase, we agreed to increase the size of our performance bond. Prior to this amendment, Merco and us had exhausted all amounts available under the contract. Upon the expiration of this contract on December 31, 2011, we cannot assure you that we will be able to extend the contract to a later date. See “Risk Factors—Our operations in Mexico are subject to risks associated with contract bidding.”

This contract is subject to competitive bid for renewal and there can be no assurances that we will be able to extend the contract beyond December 31, 2011, or increase the amounts available thereunder, or that we will be awarded other contracts by PEMEX. Failure to continue our relationship with PEMEX could have material adverse effect on our financial condition, results of operations and cash flows as services performed for PEMEX have generated approximately USD $5.6 million in net income and USD $45.9 million in revenues for the year ended December 31, 2010.

Presentation

The following discussion and analysis is presented on a consolidated basis to reflect the results of operations and financial condition of the Forbes Group. The financial information as of and for the periods ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008 is presented on a consolidated basis for FES LLC and its subsidiaries from and after January 1, 2008 to May 28, 2008, because of the completion of the reorganization in which FES LLC, a Delaware limited liability company, became the parent of the operating subsidiaries, or the Delaware Reorganization, and on a consolidated basis for FES Ltd and its subsidiaries from and after May 29, 2008, because of the completion of the reorganization in which FES Ltd, which at the time was a Bermuda exempt company, became the direct parent of FES LLC and, as a result, the indirect parent of the operating subsidiaries, or the Bermuda Reorganization. As of August 12, 2011, FES Ltd discontinued its existence in Bermuda and converted into a Texas corporation. In connection with the Texas Conversion, FES Ltd effected its 4-to-1 Share Consolidation. Unless expressly indicated otherwise, all references included in this prospectus to the number of shares, par value and per share amounts of the common stock of FES Ltd prior to the Share Consolidation have been retroactively adjusted to give effect to the Share Consolidation.

Finally, we note that the limited liability companies and their predecessor entities that comprised the Forbes Group prior to January 1, 2008, were not, and until May 29, 2008, FES LLC and its subsidiaries were not, subject to federal income tax. All of the income, losses, credit, and deductions of these entities were passed through to the equity owners for purposes of their individual income tax returns, which is why these are referred to as “flow through entities” for federal income tax purposes. Accordingly, no provision for income taxes is included in the following discussion and analysis of our historical operations through May 28, 2008. As of May 29, 2008, in conjunction with the Canadian initial public offering and simultaneous U.S. private placement of FES Ltd’s common shares and the related Bermuda Reorganization, the Forbes Group became subject to U.S. federal income tax.

Material Weakness

In connection with the preparation of the Forbes Group’s consolidated financial statements for the year ended December 31, 2010, we identified control deficiencies that constitute a material weakness in the design and operation of our internal control over financial reporting. The following material weakness was present at December 31, 2010.

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We did not design or maintain effective controls over the billing process to ensure timely recognition of revenue. Specifically, we identified field tickets, which represented completed but unbilled revenue that had not been entered resulting in a post-closing adjustment.

This control deficiency could result in a future material misstatement to the annual or interim combined financial statements that would not be prevented or detected. Accordingly, we have determined that the above control deficiency represents a material weakness.

Remediation

The above referenced material weakness in our internal control over the billing cycle existed as of June 30, 2011.

We have implemented, or are in the process of implementing and continue to implement, remedial measures to address the above deficiency on a going-forward basis. Specifically, we have engaged a consulting firm to document and assess the current policies and procedures related to our revenue cycle to ensure timely reporting of revenue. Once completed, the consulting firm will perform monthly tests to ensure compliance.

Results of Operations

Comparison of Three Months Ended June 30, 2011 and June 30, 2010

Consolidated Revenues. For the three months ended June 30, 2011, revenues increased by $47.0 million, or 58.7%, to $127.1 million when compared to the same period in the prior year. During the second half of 2010 and first half 2011 we experienced increases in demand which resulted in an increase in utilization and pricing.

Well Servicing—Revenues from the well servicing segment increased by $18.6 million for the period, or 47.0% to $58.3 million compared to the corresponding period in the prior year. The increase results from higher prices and utilization for our well services. Revenues increased due to an increase of approximately 23.0% in average billing rates between the two quarters and an increase in utilization to 73.0% for the three months ended June 30, 2011 from 66.6% for the three months ended June 30, 2010. We had 172 well servicing rigs in our fleet at June 30, 2011, compared to 173 well servicing rigs at June 30, 2010. Of the 172 rigs available at June 30, 2011, 14 were located in our Mexico operations. Of the 14 rigs located in the Mexico operations, approximately 12 were active during the quarter.

Fluid Logistics and Other—Revenues from the fluid logistics and other segment increased $28.4 million for the period, or 70.3%, to $68.8 million compared to the corresponding period in the prior year. Revenues increased due to an increase of approximately 28.4% in average billing rates between two quarters and an increase in utilization to 121.9% for the three months ended June 30, 2011 from 90.0% for the three months ended June 30, 2010. Utilization is based on what management considers a “normal work load”. The recent increase in activity has resulted in many of our trucks working seven days a week and the need to hire third parties to meet customer demand. Our principal fluid logistics assets at June 30, 2011 and June 30, 2010 were as follows:

	As of June 30,		% Increase (Decrease)
Asset	2011	2010
Vacuum trucks	360	288	25.0%
High-pressure pump trucks	19	19	0.0%
Other heavy trucks	61	58	5.2%
Frac tanks (includes leased)	1,400	1,368	2.3%
Salt water disposal wells	15	17	(1.2)%

Consolidated Operating Expenses—Our operating expenses increased to $97.0 million for the three months ended June 30, 2011, from $ 60.7 million for the three months ended June 30, 2010, an increase of $36.3 million, or 59.8%, due to increases in utilization. Operating expenses as a percentage of revenues were 76.4% for the three months ended June 30, 2011, compared to 75.9% for the three months ended June 30, 2010. The increase in operating expense as a percentage of our revenues is generally attributable to increases in labor costs and fuel price increases, as discussed below.

Well Servicing—Operating expenses from the well servicing segment increased by $17.6 million, or 61.3%, to $46.3 million. Well servicing operating expenses as a percentage of well servicing revenue increased to 79.5 % for the three months ended June 30, 2011, compared to 72.4 % for the three months ended June 30, 2010, an increase of 7.1%. The increase in well servicing operating costs was due in large part to the increase in labor costs of $9.5 million or 98.7%, for the three months ended June 30, 2011 compared to the same period of the prior year. As of the three months ended June 30, 2010 employee wage rates were depressed due to wage rate decreases implemented during the 2009 industry downturn. During the fourth quarter of 2010 and first two quarters of 2011 the wage rate reductions were restored and wage rates were further increased in response to industry pressures. Employee count at June 30, 2011 was 1,315 compared with 1,085 at June 30, 2010. Labor costs as a percentage of revenues were 32.9% and 24.4% for the three months ended June 30, 2011 and 2010, respectively. Repairs and equipment maintenance cost increased $3.1 million, or 112.6% to $5.9 million. Repairs and equipment maintenance cost as a percentage of revenues was 10.2% and 7.0% for the three months ended June 30, 2011 and June 30, 2010, respectively. During 2009 many well service rigs were idled due to low customer demand. As demand increased and these rigs were again deployed, most required maintenance due to the amount of time they had been idle. Fuel cost increased $1.9 million, or 182.3% to $2.9 million. Fuel cost as a percentage of revenues was 4.9% and 2.6% for the three months ended June 30, 2011 and June 30, 2010, respectively. Fuel price increased 31.6% for the three months ended June 30, 2011 compared to June 30, 2010. Equipment rental and disposal expenses also increased approximately $1.8 million and $1.1 million, respectively. The remaining $0.2 million is related to various expenses that were consistent with the activity of the business and were in line with management’s expectations.

Fluid Logistics and Other—Operating expenses from the fluid logistics segment increased by $18.7 million, or 58.3%, to $50.7 million. Fluid logistics operating expenses as a percentage of fluid logistics revenues were down to 73.7% for the three months ended June 30, 2011, compared to 79.3 % for the three months ended June 30, 2010. The dollar increase in fluid logistics operating expenses of $18.7 million was due in large part to an increase in contract services of $6.0 million, or 234.9 % to $8.5 million for the three months ended June 30, 2011, compared to the same period in the prior year due to activity increase in drilling and well services and the need to utilize outside services to satisfy customer demand, particularly in times of peak demand in South Texas. The largest vendor in contract services is Wolverine Construction, Inc., a related party, which enabled us to provide additional billable services to our customers. The cost associated with Wolverine’s sub-contracted services was approximately $1.9 million of the $6.0 million increase year over year. Contract service costs as a percentage of revenues were 12.4 % and 6.3% for the three months ended June 30, 2011 and 2010, respectively. Rent equipment cost increased $4.5 million, or 347.0 % to $5.7 million. The increase in equipment rental relates to the increase in customer demand and the need for additional equipment to serve our customers. The cost will decrease with the planned additions of vacuum trucks. Rent equipment cost as a percentage of revenues was 8.4 % and 3.2 % for the three months ended June 30, 2011 and June 30, 2010, respectively. Labor cost increased by $4.0 million, or 40.2 % to $13.8 million. Employee count at June 30, 2011 was 941, as compared with 827 in June 30, 2010. Labor cost as a percentage of revenues were 20.1 % and 24.5 % for the three months ended June 30, 2011 and June 30, 2010, respectively. Repairs and equipment maintenance cost increased $1.9 million, or 59.8 % to $5.0 million. Repairs and equipment maintenance cost as a percentage of revenues was 7.3 % and 7.8 % for the three months ended June 30, 2011 and June 30, 2010, respectively. Fuel cost increased $2.3 million, or 40.6% to $8.1 million. Fuel cost as a percentage of revenues was 11.8% and 14.3% for the three months ended June 30, 2011 and June 30, 2010, respectively. Fuel price increased 31.6% for the three months ended June 30, 2011 compared to June 30, 2010.

General and Administrative Expenses. General and administrative expenses from the consolidated operations increased by approximately $7.4 million, or 112.2%, to $13.9 million. General and Administrative expense as a percentage of revenues was 10.9% and 8.2% for the three months ended June 30, 2011 and 2010, respectively. Of the $7.4 million, $6.8 million was associated with a litigation settlement and the related legal fees. Excluding the litigation settlement expenses, general and administrative expenses for the three months ended June 30, 2011 would have been $7.1 million, or 5.5% of revenues. The remaining balance was due to general labor increases.

Depreciation and Amortization. Depreciation and amortization expenses increased by $0.1 million, or 0.9%, to $ 10.0 million. Capital expenditures incurred for the three months ended June 30, 2011 were $23.5 million compared to $0.9 million for the three months ended June 30, 2010. The equipment purchased included ten well service rigs, three swab rigs, fifteen vacuum trucks, one snubbing unit, one hundred forty two frac tanks, and miscellaneous ancillary equipment. Other equipment purchased for the three months ended June 30, 2011 consisted of plugging and abandonment equipment, trucks, frac tanks and miscellaneous equipment.

Interest and Other Expenses. Interest and other expenses, excluding the gain (loss) on early extinguishment of debt were $6.8 million in the three months ended June 30, 2011, and $ 6.9 million in the three months ended June 30, 2010. This is in line with management’s expectations. The loss of $35.4 million on early extinguishment of debt was due to the retirement of the First and Second Priority Notes and was comprised of penalty on early redemption of the First Priority Notes of $0.6 million, total unamortized deferred financing charges written off in connection with the redemption of First and Second Priority Notes of $10.4 million and tender purchase price premium and consent fee related to the Second Priority Notes of $24.4 million.

Income Taxes. We recognized an income tax benefit of $11.3 million and an income tax benefit of $1.8 million for the three months ended June 30, 2011 and 2010, respectively.

Comparison of Six Months Ended June 30, 2011 and June 30, 2010

Consolidated Revenues. For the six months ended June 30, 2011, revenues increased by $86.7 million, or 58.9%, to $234.0 million when compared to the same period in the prior year. During the second half of 2010 and first quarter 2011 we experienced increases in demand which resulted in an increase in utilization and pricing.

Well Servicing—Revenues from the well servicing segment increased by $36.3 million for the period, or 51.4% to $107.0 million compared to the corresponding period in the prior year. The increase resulted from higher prices and utilization for our well services. Revenues increased due to an increase of approximately 23.2% in average billing rates between the two periods and an increase in utilization to 72.6% for the six months ended June 30, 2011 from 62.4% for the six months ended June 30, 2010. We had 172 well servicing rigs in our fleet at June 30, 2011, compared to 173 well servicing rigs at June 30, 2010. Of the 172 rigs available at June 30, 2011, 14 were being used by our Mexico operations. Of the 14 rigs in the Mexico fleet, approximately 12 were active during the six months ended June 30, 2011.

Fluid Logistics and Other—Revenues from the fluid logistics and other segment increased $50.4 million for the first half 2011, or 65.8%, to $127.0 million compared to the corresponding period in the prior year. Revenues increased due to an increase of approximately 30.7% in average billing rates between the two periods and increased utilization to 112.2% for the six months ended June 30, 2011 from 87.6% for the six months ended June 30, 2010. Utilization is based on what management considers a “normal work load”. The recent increase in activity has resulted in many of our trucks working seven days a week to meet customer demand.

Consolidated Operating Expenses—Our operating expenses increased to $177.8 million for the six months ended June 30, 2011, from $117.7 million for the six months ended June 30, 2010, an increase of $60.1 million or 51.1% due to increases in utilization. Operating expenses as a percentage of revenues were down to 76.0% for the six months ended June 30, 2011, compared to 79.9% for the six months ended June 30, 2010. This decrease in operating expense as a percentage of our revenues is generally attributable to increase in the rates we are able to invoice our customers, and has been partially offset by increases in labor costs (rates and hours) and fuel price increases, as discussed below.

Well Servicing—Operating expenses from the well servicing segment increased by $27.6 million, or 48.1%, to $84.9 million. Well servicing operating expenses as a percentage of well servicing revenue decreased to 79.4% for the six months ended June 30, 2011, compared to 81.2% for the six months ended June 30, 2010, a decrease of 1.8%. The increase in well servicing operating costs was due in large part to the increase in labor costs of $11.7 million or 46.7%, for the six months ended June 30, 2011 compared to the same period of the prior year. Employee count at June 30, 2011 was 1,315 compared with 1,085 at June 30, 2010. Labor costs as a percentage of revenues were 34.3% and 35.4% for the six months ended June 30, 2011 and 2010, respectively. Repairs and equipment maintenance cost increased $5.2 million, or 89.9% to $11.0 million. Repairs and equipment maintenance cost as a percentage of revenues was 10.3% and 8.2% for the six months ended June 30, 2011 and June 30, 2010, respectively. During 2009 many well service rigs were idled due to low customer demand. As demand increased and these rigs were again deployed, most required maintenance due to the amount of time they had been idle. Fuel cost increased $3.2 million, or 128.6% to $5.7 million. Fuel cost as a percentage of revenues was 5.3% and 3.5% for the six months ended June 30, 2011 and June 30, 2010, respectively. Fuel price increased 28.8% for the six months ended June 30, 2011 compared to June 30, 2010. Equipment rental, product and chemical expenses and out of town expenses also increased approximately $3.6 million, $1.9 million and $1.7 million, respectively. The remaining $0.3 million is related to various expenses that were consistent with the activity of the business and were in line with management’s expectations.

Fluid Logistics and Other—Operating expenses from the fluid logistics segment increased by $32.6 million, or 54.1%, to $92.9 million. Fluid logistics operating expenses as a percentage of fluid logistics revenues were down to 73.1% for the six months ended June 30, 2011, compared to 78.7% for the six months ended June 30, 2010. The increase in the dollar amount of fluid logistics operating expenses of $32.6 million was due in large part to an increase in contract services of $11.1 million, or 253.3% to $15.5 million for the six months ended June 30, 2011, compared to the same period in the prior year due to activity increase in drilling and well services and the need to utilize outside services to satisfy customer demand, particularly in times of peak demand in South Texas. The largest vendor in contract services is Wolverine Construction, Inc., a related party, which enabled us to provide additional billable services to our customers. The cost associated with their sub-contracted services was approximately $4.9 million of the $11.1 million increase year over year. Contract service costs as a percentage of revenues were 12.2% and 5.7% for the six months ended June 30, 2011 and 2010, respectively. Labor cost increased by $7.0 million, or 36.5% to $26.0 million. Employee count at June 30, 2011 was 941, as compared with 827 in June 30, 2010. Labor cost as a percentage of revenues were 20.1% and 24.9% for the six months ended June 30, 2011 and June 30, 2010, respectively. Rent equipment cost increased $6.9 million, or 293.9% to $9.3 million. The increase in equipment rental relates to the increase in customer demand and the need for additional equipment to serve our customers. Rent equipment cost as a percentage of revenues was 7.3% and 3.1% for the six months ended June 30, 2011 and June 30, 2010, respectively. Fuel cost increased $3.7 million, or 33.0% to $14.7 million. Fuel cost as a percentage of revenues was 11.6% and 14.5% for the six months ended June 30, 2011 and June 30, 2010, respectively. Fuel price increased 28.8% for the six months ended June 30, 2011 compared to June 30, 2010. Repairs and equipment maintenance cost increased $3.6 million, or 59.3% to $9.6 million. Repairs and equipment maintenance cost as a percentage of revenues was 7.6% and 7.9% for the six months ended June 30, 2011 and June 30, 2010, respectively. The remaining $0.3 million change is related to various expenses that were consistent with the activity of the business.

General and Administrative Expenses. General and administrative expenses from the consolidated operations increased by approximately $7.6 million, or 62.3%, to $19.8 million. General and Administrative expense as a percentage of revenues was 8.5% and 8.3% for the six months ended June 30, 2011 and 2010, respectively. Of the $7.6 million, $6.8 million was associated with a litigation settlement and the related legal fees. Excluding the litigation settlement expenses, general and administrative expenses for the six months ended June 30, 2011 would have been $13.0 million, or 5.6% of revenues. The remaining balance was due to general labor increases.

Depreciation and Amortization. Depreciation and amortization expenses increased by $0.3 million, or 1.4%, to $ 20.1 million. Capital expenditures incurred for the six months ended June 30, 2011 were $28.0 million compared to $1.5 million for the six months ended June 30, 2010. The equipment purchased included ten well service rigs, three swab rigs, fifteen vacuum trucks, one snubbing unit, one hundred forty two frac tanks, and miscellaneous ancillary equipment. Other equipment purchased for the six months ended June 30, 2011 consisted of plugging and abandonment equipment, trucks, frac tanks and miscellaneous equipment.

Interest and Other Expenses. Interest and other expenses, excluding the gain (loss) on early extinguishment of debt were $13.7 million in the six months ended June 30, 2011, and $13.9 million in the six months ended June 30, 2010. This is in line with management’s expectations. The loss of $35.4 million on early extinguishment of debt was due to the retirement of the First and Second Priority Notes and was comprised of penalty on early redemption of the First Priority Notes of $0.6 million, total unamortized deferred financing charges written off in connection with the redemption of First and Second Priority Notes of $10.4 million and tender purchase price premium and consent fee related to the Second Priority Notes of $24.4 million.

Income Taxes. We recognized an income tax benefit of $10.0 million and an income tax benefit of $5.8 million for the six months ended June 30, 2011 and 2010, respectively.

Comparison of Years Ended December 31, 2010 and December 31, 2009

Revenues. For the year ended December 31, 2010, revenues increased by $118.2 million, or 54.7%, to $334.1 million when compared to the same period in the prior year. The fourth quarter of 2009 was the bottom of the recent industry decline for Forbes Group resulting in lower revenues and profits as compared to the year-ended 2010 where the energy services industry has experienced a turn-around with increasing utilization and pricing.

Well Servicing—Revenues from the well servicing segment increased by $49.2 million for the year, or 46.3%, to $155.3 million compared to the prior year. Of this increase, approximately 16.2% was due to increased prices and 83.8% was due to increased rig hours for well services. We utilized 173 and 171 well service rigs as of December 31, 2010 and 2009, respectively. Of the 173 rigs available as of December 31, 2010, 11 were allocated to Mexico operations. The average rate charged per hour during the year ended December 31, 2010 as compared to the same period in 2009 was essentially flat due to the fact that prices were steadily decreasing during the 2009 period while the reverse was true during the same period in 2010, when prices were increasing. Average utilization of our well service rigs during the year-ended December 31, 2010 and 2009 was 65.4% and 48.9%, respectively, based on a 12-hour day, working five days a week, except holidays in the U.S. and seven days a week, 24 hours a day in Mexico, except holidays and approximately two weeks in September where Pemex suspended operations for most service providers in Mexico. This suspension resulted in a loss estimated to be approximately $1 million in gross revenue. Our contract with Pemex provides that we can invoice Pemex our cost during a Pemex imposed suspension. Accordingly, in the third quarter of 2010, we accrued revenues equal to a portion of our estimated costs of approximately $500,000. During the fourth quarter of 2010, we recovered approximately $710,000 from Pemex.

Fluid Logistics and Other—Revenues from the fluid logistics and other segment for the year ended December 31, 2010 increased by $69.0 million, or 62.8%, to $178.8 million compared to the prior year, as a result of the general industry increase in pricing, activity and additional services we provided our customers through sub-contractor services. The revenue breakout for the $178.8 million consists of $166.8 million for the fluid logistics operations and $12.0 million for the sub-contractor services operations. Beginning in fiscal year 2010, we began providing additional services in which Wolverine Construction, Inc., one of our related parties, completed such services as a sub-contractor. These services involve site preparation and are complementary to the traditional services we offer. We pay Wolverine for their services and materials and then bill the cost to the customer with a margin of between 5% and 10%. Of the total increase of $69.0 million, approximately 50.1% was due to an increase in hours worked, approximately 32.5% due to customer price increases and approximately 17.4% was due to the additional services we provided. An increase in hours of approximately 31.5% between the two years resulted in an increase in utilization from approximately 69.2% for the year ended December 31, 2009 to approximately 94.3% for the year ended December 31, 2010. Rates also increased approximately 23.8% for the year ended December 31, 2010 as compared with the year ended December 31, 2009. Our principal fluid logistics assets at December 31, 2010 and December 31, 2009 were as follows:

	As of December 31,		% Increase (Decrease)
Asset	2010	2009
Vacuum trucks	285	290	(1.7)%
High-pressure pump trucks	19	19	0.0%
Other heavy trucks	57	57	0.0%
Frac tanks (includes leased)	1,368	1,369	(0.1)%
Salt water disposal wells	15	18	(16.7)%

Consolidated Operating Expenses. Our operating expenses increased to $261.4 million for the year ended December 31, 2010, from $184.1 million for the year ended December 31, 2009, an increase of $77.3 million, or 42.0%. Operating expenses as a percentage of revenues were 78.3% for the year ended December 31, 2010, compared to 85.3% for the year ended December 31, 2009. This decrease in operating expense as a percentage of our revenues is generally attributable to the general industry decline that was taking place in 2009 as compared to the uptrend experienced in 2010. During the 2009 decline, companies, including Forbes, were not able to reduce costs as fast as revenues were declining. As industry activity began to stabilize in late 2009 and improve in 2010, revenues increased as a result of increased customer pricing and higher utilization. During this same time period, operating costs as a percentage of revenues declined not only as a result of increased revenues, but also from the costs cuts introduced in 2009 and fixed operating expenses that did not increase in the same proportion as revenues.

Well Servicing—Operating expenses from the well servicing segment increased by $26.5 million, or 27.4%, to $123.3 million. Well servicing operating expenses as a percentage of well servicing revenues were 79.4% for the year ended December 31, 2010, compared to 91.3% for the year ended December 31, 2009, a decrease of 11.9%. This decrease in operating expense as a percentage of revenue was due to an increase in utilization to 65.4% for the year ended December 31, 2010 from 48.9% for the year ended December 31, 2009, which allowed us to spread its fixed costs over greater revenues, thereby increasing the gross margin. This increase in utilization consisted of 83.8% of the change. The remaining 16.2% was due to price increases of approximately 5.3% in average billing rates between the two years. Rates increased from the first quarter 2010 to the fourth quarter of 2010 by approximately 22.7%.

The dollar increase in well servicing costs between the two years was due to in large part to the increase in labor costs of $9.8 million, or 22.4% for the year ended, December 31, 2010, compared to the prior year. The employee count at December 31, 2010 was 1,103, compared to 896 employees as of December 31, 2009. Labor costs as a percentage of revenue were 34.7% and 41.5% for the years ended December 31, 2010 and 2009, respectively. Product and chemical costs increased by $5.9 million, or 91.3%, for the year ended December 31, 2010, when compared to the prior year due to increased prices for such items as a result of the higher demand for drilling and well services driven by the increase of oil and natural gas prices. Product and chemical cost as a percentage of revenues were 7.9% and 6.1% for the year ended, December 31, 2010 and December 31, 2009, respectively. Repairs and equipment maintenance cost increased by $4.0 million, or 46.4%, to $12.5 million as a result of activity increases. Rig hours increased 37.9% and decreased 27.8% for the years ended December 31, 2010 and 2009, respectively. Repairs and equipment maintenance cost as a percentage of revenues was 8.0% and 8.0% for the year ended December 31, 2010 and 2009, respectively. Out of town expenses increased by $2.1 million, or 44.4%, for the year ended December 31, 2010, when compared to the prior year. Out of town expenses as of percentage of revenues was 4.5% and 4.6% for the year ended December 31, 2010 and 2009, respectively. Supplies and parts, fuel costs, rent equipment and safety expenses increased by $1.7 million, $1.5 million, $1.4 million and $0.8 million, respectively. These expenses were offset by approximately $0.8 million in realized foreign currency gains. The remaining $0.1 million was made up of various expenses in line with our expectations and were consistent with the rapidly changing industry.

Fluid Logistics and Other—Operating expenses from the fluid logistics and other segment increased by $50.8 million, or 58.2%, to $138.1 million. The expense breakout for the $138.1 million consists of $126.8 million for the logistics operations and $11.3 million for the sub- contractor services operations. Fluid logistics operating expenses as a percentage of fluid logistics revenues were 77.2% for the year ended December 31, 2010, compared to 79.5% for the year ended December 31, 2009. This decrease in operating expense as a percentage of revenue was due to an increase in utilization to 94.3% for the year ended December 31, 2010 from 69.2% for the year ended December 31, 2009, which allowed us to spread our fixed costs over greater revenues, thereby increasing the gross margin.

The increase in fluid logistics operating expenses of $50.8 million was due in large part to an increase in contract services costs of $18.2 million, or 781.8%, for the year ended December 31, 2010, when compared to the same period in the prior year, as a direct result of higher activity in the general industry and the need to utilize outside services to satisfy customer demand in South Texas. The largest vendor in contract services is Wolverine Construction, Inc., a related party, who allowed us to provide additional billable services to our customers. The cost associated with their sub-contracted services was approximately $11.3 million of the $18.2 million increase year over year. Contract services cost as a percentage of revenues was 11.5% and 2.1% for the year ended December 31, 2010 and 2009, respectively. Labor costs increased by $9.9 million, or 32.8% to $40.2 million partially as result of workforce headcount increases. Labor costs as a percentage of revenues were 22.5% and 27.6% for the year ended December 31, 2010 and 2009, respectively. The employee count at December 31, 2010 was 790, as compared with 706 employees as of December 31, 2009. Fuel costs increased by $7.1 million, or 45.8%, for the year ended December 31, 2010, when compared to the same period in the prior year due to fuel price increase of 21.6% and higher activity in drilling and well services. Fuel cost as a percentage of revenues was 12.7% and 14.1% for the year ended December 31, 2010 and 2009, respectively. Repairs and equipment maintenance cost increased by $6.6 million, or 93.1% to $13.7 million as a result of activity increases. Truck hours increased 31.5% for the year ended December 31, 2010 and 2009, respectively. Repairs and equipment maintenance cost as a percentage of revenues was 7.7% and 6.5% for or the year ended December 31, 2010 and 2009, respectively. Equipment rental cost increased by $3.8 million, or 123.1%, to $6.9 million. Equipment rental cost as a percentage of revenues was 3.9% and 2.8% for the year ended December 31, 2010 and 2009, respectively. Saltwater disposal cost increased by $1.8 million, or 39.5%, to $6.3 million. Saltwater disposal cost as a percentage of revenues was 3.5% and 4.1% for the year ended December 31, 2010 and 2009, respectively. Product and chemical cost increased by $2.2 million, or 34.5%, for the year ended December 31, 2010, when compared to the prior year due to the higher demand for drilling and well services driven by the increase of oil and natural gas prices. Product and chemical cost as a percentage of revenues was 4.9 % and 5.9% for the year ended December 31, 2010 and 2009, respectively. Tire repair cost increased by $0.8 million, or 49.8% to $2.5 million. Tire repair cost as a percentage of revenues was 1.4% and 1.5% for the year ended December 31, 2010 and 2009, respectively. The remaining $0.4 million change is related to various expenses that were consistent with the higher activity of the business.

General and Administrative Expenses. General and administrative expenses from the consolidated operations increased by approximately $2.1 million, or 10.1%, to $23.4 million. General and administrative expense as a percentage of revenues were 7.0% and 9.8% for the year ended December 31, 2010 and 2009, respectively. Labor cost increased by approximately $1.9 million or 36.0%. This increase was due to the addition in employee count and increase of corporate staff, including an internal auditor, director of financial reporting and a tax accountant. Equipment rental also increased by approximately $0.4 million due to the increase in hours and production. The remaining $0.1 million changes related to various expenses.

Depreciation and Amortization. Depreciation and amortization expenses increased by $0.5 million, or 1.2%, to $40.0 million. The slight increase is related to our increase in capital expenditures. Capital expenditures incurred for the year ended December 31, 2010 were $3.5 million compared to $16.3 million for the year ended December 31, 2009.

Interest and Other Expenses. Interest and other expenses were $27.1 million in the year ended December 31, 2010, compared to $25.6 million in the year ended December 31, 2009, an increase of $1.5 million, or 6.0%. This increase is primarily due to additional interest associated with the First Priority Notes issued on October 2, 2009, which was offset in part by a decrease in interest expense associated with the repurchase of certain of our Second Priority Notes, in 2010.

Income Taxes. We recognized income tax benefit of $6.5 million and $25.1 million for the year ended December 31, 2010 and 2009, respectively, due to the losses recognized during the year of $11.3 million and $29.3 million, respectively. For the year ended December 31, 2010 and 2009 the effective tax benefit rate was 36.5% and 46.2%, respectively.

Comparison of Years Ended December 31, 2009 and December 31, 2008

Revenues. For the year ended December 31, 2009, revenues decreased by $145.0 million, or 40.2%, to $215.9 million when compared to the same period in the prior year. During the fourth quarter 2008 and during 2009 we experienced declines in demand and significant pricing pressure that is a result of the general economic decline.

Well Servicing. Revenues from the well servicing segment decreased by $83.9 million for the year, or 44.2%, to $106.1 million compared to the prior year. The decrease was largely due to the decreased demand for oil and natural gas and the decline in oil and natural gas prices which resulted in a reduced demand for our well services. Of the decrease, approximately 65% was due to a reduction in hours worked with the remaining approximately 35% due to customer price reductions. A decrease in hours of 27.8% between the two periods resulted in a drop in utilization from 86.0% for the year ended December 31, 2008 to 49.0% for the year ended December 31, 2009. Rates also decreased 21.0% for the year ended December 31, 2009 as compared with the year ended December 31, 2008. We had 171 well servicing rigs available as of December 31, 2009, compared to 170 well servicing rigs at December 31, 2008, a 0.6% increase. Of the 171 rigs available as of December 31, 2009, 11 were allocated to Mexico operations. Of the 160 in the U.S. at December 31, 2009, utilization was approximately 48.0% due to the general industry decline. Of the 11 allocated to Mexico operations, utilization was approximately 90.9%.

Fluid Logistics and Other. Revenues from the fluid logistics and other segment for the year ended December 31, 2009 decreased by $61.1 million, or 35.8%, to $109.8 million compared to the prior year, as a result of the general industry decline in pricing and activity. Of this decrease, approximately 63% was due to a reduction in hours worked with the remaining approximately 37% due to customer price reductions. A decrease in hours of approximately 23% between the two years resulted in a drop in utilization from approximately 100% for the year ended December 31, 2008 to approximately 69% for the year ended December 31, 2009. Rates also decreased approximately 17% for the year ended December 31, 2009 as compared with the year ended December 31, 2008. Our principal fluid logistics assets at December 31, 2009 and December 31, 2008 were as follows:

	As of December 31,		% Increase (Decrease)
Asset	2009	2008
Vacuum trucks	290	294	(1.4)%
High-pressure pump trucks	19	19	0.0%
Other heavy trucks	57	57	0.0%
Frac tanks (includes leased)	1,369	1,370	(0.07)%
Salt water disposal wells	18	14	28.6%

Operating Expenses. Our operating expenses decreased to $184.1 million for the year ended December 31, 2009, from $246.5 million for the year ended December 31, 2008, a decrease of $62.4 million, or 25.3%. Operating expenses as a percentage of revenues were 85.3% for the year ended December 31, 2009, compared to 68.3% for the year ended December 31, 2008. This increase in operating expense as a percentage of our revenues is generally attributable to lower utilization of our equipment, and a significant reduction in the rates we are able to invoice our customers, which has been partially offset by reductions in labor costs (rates and hours) and fuel price decreases, as discussed below.

Well Servicing. Operating expenses from the well servicing segment decreased by $31.8 million, or 24.7%, to $96.8 million. Well servicing operating expenses as a percentage of well servicing revenues were 91.3% for the year ended December 31, 2009, compared to 67.7% for the year ended December 31, 2008, a decrease of 23.6%. This can be attributed primarily to a decrease of approximately 21.0% in average billing rates per well service rig between the two periods. In addition to declining rates from our customers, average well service rig utilization decreased to 49.0% for the year ended December 31, 2009 from 86.0% for the year ended December 31, 2008. Rent expenses increased by $3.8 million primarily due to an additional well service equipment operating leases entered into during 2008. Product and chemicals, repairs and maintenance, freight charges, and property taxes and also increased by $5.5 million, $1.6 million, $1.6 million and $0.3 million, respectively. Our bad debts expense increased by $1.2 million related to bad debts in Mexico created as a result of collectability issues, which was offset by a decrease of $0.2 million in bad debts expense in the U.S. Product and chemicals, freight charges, and professional fees all increased due to operations in Mexico. Labor costs decreased by $24.9 million, or 36.1%, of which approximately 77% was attributable to pay reductions and approximately 23% was attributable to headcount reductions. The employee count at December 31, 2009 was 896, as compared with 977 employees as of December 31, 2008. Other expenses that decreased included supplies and parts, fuel and oil expense, insurance, out of town expense, contract labor, auto and truck, safety, professional fees–other and uniforms decreased by $7.1 million, $4.0 million, $3.4 million, $3.3 million, $1.0 million, $0.6 million, $0.5 million, $0.4 million and $0.4 million, respectively. These decreases were the result of more aggressive cost management. The changes in expenses and decreases in revenues were in line with management’s expectations and were consistent with the rapidly changing industry.

Fluid Logistics and Other. Operating expenses from the fluid logistics and other segment decreased by $30.7 million, or 26.0%, to $87.3 million. Fluid logistics operating expenses as a percentage of fluid logistics revenues were 79.5% for the year ended December 31, 2009, compared to 69.0% for the year ended December 31, 2008. This was primarily attributable to a decrease in average utilization of approximately 63% and an approximately 37% decline in average customer billing rates that are a result of the general economic decline. The decrease in fluid logistics operating expenses of $30.7 million was due in large part to a decrease in fuel costs of $10.5 million, or 40.3%, for the year ended December 31, 2009, when compared to the same period in the prior year due to fuel price decreases of 36.6%. Fuel cost as a percentage of revenues was 14.1% and 15.2% for the year ended December 31, 2009 and 2008, respectively. Labor costs decreased by $10.2 million, or 27.0%, to $28.1 million of which approximately 70% was attributable to workforce headcount decreases and approximately 30% was attributable to pay reductions throughout the Company. Labor costs as a percentage of revenues were 27.6% and 24.3% for the year ended December 31, 2009 and 2008, respectively. The employee count at December 31, 2009 was 706, as compared with 868 employees as of December 31, 2008. Product and chemical cost decreased by $3.7 million, or 36.6%, for the year ended December 31, 2009, when compared to the prior year due to the lower demand for drilling and well services driven by the decrease of oil and natural gas prices. Product and chemical cost as a percentage of revenues was 5.9 % and 6.0% for the year ended December 31, 2009 and 2008, respectively. Contract services cost decreased $2.4 million, or 51.1%, to $2.3 million. Contract services cost as percentage of fluid logistics revenues were 2.1% for the year ended December 31, 2009, compared to 2.8% for the year ended December 31, 2008 as a direct result of lower activity in the general industry. The remaining $3.9 million change is related to various expenses that were consistent with the lower activity of the business.

General and Administrative Expenses. General and administrative expenses from the consolidated operations increased by approximately $3.5 million, or 19.9%, to $21.2 million. General and administrative expense as a percentage of revenues were 9.8% and 4.9% for the year ended December 31, 2009 and 2008, respectively. The change in percentage is primarily the result of the significant decrease in revenues. Professional fees for accounting and legal services increased by $2.4 million primarily related to the costs associated with obtaining a consent from our bond holders, establishing operations in Mexico, and costs of public reporting. Mexico expenses increased by an additional $1.6 million (excluding certain federal taxes) as the Mexico location became fully operational in 2009. A portion of these expenses where one-time expenses related to the start-up of our Mexico location. We had an increase in non-cash, stock-based compensation expense of $1.0 million related to stock options issued in May 2008 upon the initial public offering of our common stock. Wages and various other expenses decreased by approximately $0.8 million, and $0.1 million, respectively, due to the decrease in activity.

Depreciation and Amortization. Depreciation and amortization expenses increased by $5.9 million, or 17.5%, to $39.6 million, primarily due to new equipment acquired throughout 2008 that incurred a full year of depreciation in 2009, and to a lesser extent, due to new equipment acquired in 2009. Capital expenditures incurred for the year ended December 31, 2009 were $16.3 million compared to $142.0 million for the year ended December 31, 2008.

Interest and Other Expenses. Interest and other expenses were $25.6 million in the year ended December 31, 2009, compared to $25.8 million in the year ended December 31, 2008. This decrease was due in part to the repurchase of Second Priority Notes in the first quarter of 2009.

Income Taxes. We recognized income tax expense of $62.6 million for the year ended December 31, 2008 due to FES Ltd becoming subject to U.S. federal taxes on May 29, 2008 as a result of our Bermuda Reorganization. Prior to that time, the entities comprising the Forbes Group were flow through entities for federal income tax purposes and the only income tax obligation of the Forbes Group was the Texas margin tax. We recognized an income tax benefit of $25.1 million for the year ended December 31, 2009 with an effective rate of 46.2%. The difference between the statutory rate of 35% and the effective rate relates to bonus depreciation on fixed assets prior to the Bermuda Reorganization which was not taken during the preparation of the 2008 tax returns for tax planning purposes.

Liquidity and Capital Resources

Overview

As of December 31, 2009, we had concluded that approximately $15.0 million of additional funding would be required during 2010 in order to meet our working capital requirements. In May 2010, we received $14.2 million as the net proceeds from the issuance of preferred stock, which we deemed sufficient at the time to meet our working capital requirements delineated as of December 31, 2009. As discussed elsewhere herein, our industry has been experiencing an upturn and, currently, we project that our current available working capital plus cash flows generated from our operations will be adequate to meet our working capital requirements over at least the next twelve months.

Pursuant to the offering of the New Notes, we issued $280.0 million aggregate principal amount of senior notes due 2019 and received net proceeds of $272.7 million. We used a portion of the proceeds from such offering to purchase or redeem all outstanding Second Priority Notes and First Priority Notes.

On September 9, 2011, we entered into a loan and security agreement with certain lenders and Regions Bank, as agent for the secured parties, or the Agent. The loan and security agreement provides for an asset based revolving credit facility with a maximum initial credit of $75 million, subject to borrowing base availability. This credit facility is described in more detail on page 40.

For the twelve months ended December 31, 2010, there was a net use of cash provided by operating activities amounted to $2.4 million. This was a decrease of $12.9 million as compared to the twelve months ended December 31, 2009. This was mainly due to an increase in accounts receivable of $30.6 million, a decrease in accrued liabilities of $2.3 million, offset in part by an increase in related party payables of $7.2 million. During December 2010, we collected approximately $18.0 million in accounts receivable from our Mexico operations, of which the majority was disbursed to Mexico vendors by December 31, 2010.

Oil prices began declining in the end of the second quarter of 2011. In August 2011, this decline became more pronounced. Continued downward pressure on oil prices could negatively impact our utilization. This could require us to seek funding to meet working capital requirements. In the event that management elects to incur capital expenditures in excess of the levels incurred in 2010 or pursue other capital intensive activities, additional capital may be required to fund these activities. As discussed in more detail below, our ability to seek additional financing may be restricted by certain of our debt covenants.

As discussed in the Recent Events section starting on page 5, we recently completed the offering of the New Notes, the tender offer for and consent solicitation of the Second Priority Notes and the repurchase of the First Priority Notes. While we are no longer subject to the indentures governing the Second Priority Notes or the First Priority Notes as a result of these transactions, the New Indenture and the debt outstanding thereunder impose significant restrictions on us, which make us vulnerable to adverse economic and industry conditions that could limit our ability to obtain additional or replacement financing. For example, the New Indenture only allows the Company’s to incur indebtedness, other than certain specific types of permitted indebtedness, if the Fixed Charge Coverage Ratio (as defined in the New Indenture) for the most recently completed four full fiscal quarters is at least 2.0 to 1.0. Our new credit facility only allows us to incur specific types of permitted indebtedness, which includes a $40 million basket of permitted indebtedness for capital leases, mortgage financings or purchase money obligations incurred for the purpose of installation or improvement of property, plant or equipment.

Our inability to satisfy our obligations under the New Indenture, the new credit facility and any future debt agreements we may enter into could constitute an event of default under such agreements. An event of default could result in all or a portion of our outstanding debt becoming immediately due and payable. If this should occur, we might not be able to obtain waivers or secure alternative financing to satisfy all of our obligations simultaneously. Given the state of global events, our ability to access the capital markets or to consummate any asset sales might be restricted at a time when we would like or need to raise capital. These events could have a material adverse effect on our business, financial position, results of operations and cash flows and our ability to satisfy our obligations.

Within certain constraints, we can conserve capital by reducing or delaying capital expenditures, deferring non-regulatory maintenance expenditures and further reducing operating and administrative costs.

We have historically funded our operations, including capital expenditures, with bank borrowings, vendor financings, cash flow from operations, the issuance of our Second Priority Notes, and First Priority Notes and the proceeds from our Canadian initial public equity offering and simultaneous U.S. private placement, our October 2008 and December 2009 common share offerings, and our May 2010 Series B Preferred Share private placement.

As of June 30, 2011, we had $285.3 million in debt outstanding. As of June 30, 2011, we had outstanding 588,059 Series B Senior Convertible Preferred Stock, which is reflected in the balance sheet as temporary equity in an amount of $14.5 million, that we are required to redeem in May 2017 for cash or common stock at 95% of the fair market value of the common stock as determined in accordance with the Certificate of Designation for the Series B Preferred Shares.

As a result of the sale of the New Notes and related transactions, we are no longer subject to the indenture governing the First Priority Notes and the indenture governing the Second Priority Notes effective July 27, 2011, and we have $280.0 million outstanding under the indenture governing the notes.

As of June 30, 2011, we had $34.9 million in cash and cash equivalents, $282.1 million in long-term debt outstanding, $3.2 million in short-term debt outstanding, and $4.1 million of short-term equipment vendor financings for well servicing rigs and other equipment included in accounts payable. Our $3.2 million of short-term debt consisted of $2.0 million payable to equipment lenders under various installment notes, and $1.2 million payable related to financing of our insurance premiums over the term of the insurance coverage. We incurred $23.5 million and $0.9 million for capital equipment purchases during the three months ended June 30, 2011 and 2010, respectively, as compared to actual cash disbursements in payment of capital equipment purchases of $21.7 million and $1.5 million for the three months ended June 30, 2011 and 2010, respectively. Other equipment purchased for the three months ended June 30, 2011 consisted of plugging and abandonment equipment, trucks, frac tanks and miscellaneous equipment. We financed these purchases with cash flow from operations, and a portion of the proceeds from the issuance of the initial notes.

As of December 31, 2010, we had $30.5 million in cash and cash equivalents, $212.9 million in long-term debt outstanding, $6.5 million in short-term debt outstanding, and $ 0.2 million of short-term equipment vendor financings for well servicing rigs and other equipment included in accounts payable. Our $6.5 million of short-term debt consisted of $1.8 million payable to an equipment lender under various installment notes, and $4.6 million payable to spread the cost of our insurance premiums over the year of such coverage. For the year ended December 31, 2010, we incurred $3.5 million in capital expenditures, which included equipment related to rigs (primarily for our Mexico operations), saltwater disposal wells, and pickup trucks. We financed these purchases with cash flow from operations, and certain short-term vendor financings.

As of December 31, 2009, we had $28.4 million in cash and cash equivalents, $214.5 million in long-term debt outstanding, $12.4 million in short-term debt outstanding, and $7.5 million of short-term equipment vendor financings for well servicing rigs and other equipment included in accounts payable. Our $12.4 million of short-term debt consisted of $6.8 million to be used to repurchase Second Priority Notes pursuant to a covenant entered into in connection with previous consent, $1.7 million payable to an equipment lender under various installment notes, and $4.0 million payable to First Insurance Funding to spread the cost of our insurance premiums over the year of such coverage. Our $7.5 million of vendor financing was comprised of $7.1 million payable to our well service rig and vacuum trailer supplier, with the balance due to several smaller vendors. In the year ended December 31, 2009, we incurred $16.3 million in capital expenditures, which included equipment related to rigs (primarily for our Mexico operations), saltwater disposal wells and pickup trucks. We financed these purchases with cash flow from operations, and certain short-term vendor financings.

As of December 31, 2008, we had $23.5 million in cash and cash equivalents, $205.4 million in long-term debt outstanding, $6.8 million in short-term debt outstanding, and $21.2 million of short-term (less than six months) equipment vendor financings for well servicing rigs and other equipment. Our $6.8 million of short-term debt consisted of $1.6 million payable to an equipment lender under various installment notes, $2.0 million payable to bond holders and $3.2 million payable to First Insurance Funding to spread the cost or our insurance premiums over the year of such coverage. In the year ended December 31, 2008, we incurred $142.0 million in capital expenditures, which included well service equipment, heavy trucks, vacuum trucks and trailers, pickups, and related equipment. We financed these purchases with cash flow the net proceeds of two equity offerings, the net proceeds from our bond offering, cash flow from operations, and certain short-term vendor financings.

Cash Flows

Our cash flows depend, to a large degree, on the level of spending by oil and gas companies’ development and production activities. Sustained increases or decreases in the price of natural gas or oil could have a material impact on these activities, and could also materially affect our cash flows. Certain sources and uses of cash, such as the level of discretionary capital expenditures, purchases and sales of investments, issuances and repurchases of debt and of our common stock are within our control and are adjusted as necessary based on market conditions.

Cash Flows from Operating Activities

Net cash used in operating activities totaled $23.6 million and $22.9 million for the three and six months ended June 30, 2011, compared to $0.2 million and $12.6 million for the three and six months ended June 30, 2010.

During the three and six months ended June 30, 2011 we paid $192.5 million in cash associated with the repurchase of the Second Priority Notes and $20.0 million related to the extinguishment of the First Priority Notes. We also paid the holders of the Second Priority Notes and the First Priority Notes a premium of approximately $25.0 million in the aggregate in connection with the repurchase of these notes. The remaining non-cash costs incurred for these two transactions were for the write-off of certain financing costs that were deferred at inception of the First and Second Priority Notes and the discount on the Second Priority Notes. These non-cash costs amounted to $10.4 million resulting in a total loss on early extinguishment of debt for the two periods of $35.4 million, as reflected in the Statements of Operations.

In addition to the cash payments associated with the First Priority Notes and Second Priority Notes repurchase, cash used in operating activities increased through an increase in accounts receivable of $19.1 million and $34.1 million for the three and six months ended June 30, 2011. These increases reflect increased operating activities. Consolidated days sales outstanding as of June 30, 2011 was 85, which was comprised of 80 days outstanding in the United States and 140 days in Mexico.

Net cash provided by operating activities totaled $2.4 million for the year ended December 31, 2010, compared to net cash provided by operating activities of $15.4 million for the year ended December 31, 2009, a decrease of $13.0 million. This $13.0 million decrease resulted from cash flow decreases between the two periods as a result of an increase in accounts receivable from 2009 to 2010 of $38.5 million due to increased revenues from 2009 to 2010 as discussed elsewhere herein, a decrease in trade accounts payable of $8.1 million primarily as the result of a reduction in our Mexico trade payables as of December 31, 2010 corresponding to substantial Mexico collections in December 2010, a decrease between the two periods of $4.8 million in accrued expenses related primarily to our Mexico operations which began in early 2009 and ramped up through 2010, and prepaid expenses which decreased $4.9 million between 2009 and 2010 in the normal course of business. These decreases in cash flow between the periods were offset in part by increases in cash flow resulting from a reduction in the net loss from 2009 to 2010 of $18.0 million due to improved results of operations, an increase in various non-cash items between the periods of $17.9 million, an increase in related party accounts payable of $6.6 million related primarily to Wolverine Construction, Inc., and other net increases in cash flow resulting from changes in operating assets and liabilities of approximately $0.3 million which are in line with normal operating activities.

Net cash provided by operating activities totaled $15.4 million for the year ended December 31, 2009, compared to net cash provided by operating activities of $65.2 million for the year ended December 31, 2008, a decrease of $49.8 million. The most significant reason for the decrease in net cash flow was a decrease in pre-tax earnings of $87.3 million between the two periods. This decrease was offset by additional cash flow generated from a decrease in accounts receivable of $7.9 million at December 31, 2009 as compared to an increase of $28.9 million at December 31, 2008. The balance of the change was generated through changes in various working capital accounts.

Cash Flows Used in Investing Activities

Net cash used in investing activities for the three and six months ended June 30, 2011 amounted to $21.3 million and $30.2 million compared to $1.5 million and $3.3 million for the three and six months ended June 30, 2010. Restricted cash increased by $7.1 million for the six months ended June 30, 2011 due to the extension of our PEMEX contract in the first quarter of 2011 which required additional bonding and related cash collateral. Purchases of equipment during the three months ended June 30, 2011 included purchase of equipment previously held under operating leases for aggregate amount of $19.4 million. The equipment purchased included ten well service rigs, three swab rigs, 15 vacuum trucks, one snubbing unit, 142 frac tanks, and miscellaneous ancillary equipment. Other equipment purchased for the three months ended June 30, 2011 consisted of plugging and abandonment equipment, trucks, frac tanks and miscellaneous equipment.

Net cash used in investing activities for the year ended December 31, 2010 amounted to $5.8 million, primarily related to principal payments on various equipment notes, compared to $37.7 million for the years ended December 31, 2009. The significant capital expenditures in 2009 were reflective of the expansion of business during 2008 and 2009. Capital expenditures for the year ended December 31, 2010 were primarily for payment of costs associated with yard improvements at three locations and a saltwater disposal well.

Net cash used in investing activities for the year ended December 31, 2009 amounted to $37.7 million compared to $176.9 million for the year ended December 31, 2008. The significant capital expenditures in 2008 were reflective of the expansion of business during 2008. Capital expenditures for the year ended December 31, 2009 were primarily for Mexico operations and payment for capital expenditures incurred in prior periods that were included in accounts payable at December 31, 2008.

Cash Flows from Financing Activities

Cash flows provided by financing activities for the three and six months ended June 30, 2011 amounted to $58.0 million and $57.5 million compared to $5.7 million and $3.9 million for the three and six months ended June 30, 2010. During the quarter, we received $272.6 million in proceeds from the issuance of 9% Senior Notes Payable, net of debt issuance costs. The proceeds were used to retire $192.5 million in Second Priority Notes and $20.0 million in First Priority Notes. In connection with the retirement of the Second Priority Notes the Company paid approximately $24.4 million in consent fees and purchase price premiums. In connection with the First Priority Notes the Company paid approximately $0.6 million in the form of a purchase price premium. The balance of repayments of debt for the three and six months ended June 30, 2011 relates to installment debt. In the same quarter of the prior year, we received $14.2 million from the issuance of preferred stock.

Net cash provided by financing activities decreased to $5.4 million for the year ended December 31, 2010 compared to $27.3 million for the year ended December 31, 2009. In May 2010 we issued 580,800 shares of Series B Senior Convertible Preferred Stock for net proceeds of $14.2 million (see Note 15 to the condensed consolidated financial statements for the year ended December 31, 2010 included herein). In June 2010, we re-purchased and retired $7.3 million of Second Priority Notes for $6.8 million, which represented a discounted price of approximately 93.5% of par value. In addition, in 2009, we repurchased $5.3 million in Second Priority Notes for $3.4 million or at an average discount price of approximately 65% of par value.

Net cash provided by financing activities decreased to $27.3 million for the year ended December 31, 2009, compared to $129.9 million for the year ended December 31, 2008. The primary financing activities in 2009 related to draws under our prior credit facility with Citibank N.A., the issuance of the First Priority Notes and the equity offering conducted in December 2009. Additional borrowings amounted to $32.0 million and $226.8 million for the years ended December 31, 2009 and 2008, respectively. The 2009 borrowings were primarily related to the offering of the First Priority Notes in October 2009 and advances under our prior credit facility with Citibank N.A. These borrowings were offset by debt repayments of $15.0 million and $128.3 million for the years ended December 31, 2009 and 2008, respectively.

Second Priority Notes

On February 12, 2008, we issued an aggregate of $205.0 million of Second Priority Notes. Pursuant to the requirements of the indenture governing the Second Priority Notes, we repurchased $12.5 million in aggregate principal amount of Second Priority Notes, including $7.3 million of principal amount of Second Priority Notes repurchased in the quarter ended June 30, 2010. In June 2011, we purchase 99.8% of the outstanding principal amount of the Second Priority Notes pursuant to the Tender Offer. As a result thereof, the provisions of the fourth supplemental indenture to the Second Priority Indenture became effective, eliminating most of the restrictive covenants and event of default provisions therein. On July 27, 2011, the Company redeemed the remaining approximately $0.4 million outstanding Second Priority Notes.

First Priority Notes

On October 2, 2009, FES LLC and FES CAP issued to Goldman, Sachs & Co. $20.0 million in aggregate principal amount of First Priority Notes in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. After offering expenses, the Forbes Group realized net proceeds of approximately $18.8 million which was used to repay and terminate its credit facility with Citibank, N.A. On June 7, 2011, we repurchased all of the outstanding First Priority Notes.

New Notes

On June 7, 2011 the Company issued the New Notes, which bear interest at 9% per annum on the principal amount, accruing from June 7, 2011. Interest is payable semi-annually in arrears in cash on June 15 and December 15 of each year commencing December 15, 2011. The New Notes will mature on June 15, 2019. The New Notes are senior, unsecured obligations, ranking equally in right of payment with all of the Company’s existing and future unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness incurred by the Company in the future. The Company’s obligations under the New Notes are and will be guaranteed by all of the Company’s current and future significant domestic subsidiaries that have not been designated as an Unrestricted Subsidiary (as defined by the New Indenture) by the board of directors of the Company.

On or after June 15, 2015, the Company may at its election redeem all or a part of the New Notes at an initial redemption price equal to 104.5% of the principal amount, plus accrued and unpaid interest, if any. The redemption price will decline to 102.25% of the principal amount, plus accrued and unpaid interest, if any, on or after June 15, 2016 and then will decline to 100% of the principal amount, plus accrued and unpaid interest, if any, beginning on June 15, 2017. In addition, before June 15, 2015, the Company may redeem up to 35% of the aggregate principal amount of the New Notes at 109% of their principal amount, plus accrued and unpaid interest, if any, with the proceeds of certain offerings of the Company’s capital stock. The Company also has the right to redeem any and all of the New Notes at any time prior to June 15, 2015 for the make-whole redemption price, which equals, for each Senior Note, 100% of the principal amount of each Senior Note plus any accrued and unpaid interest to, but excluding, the redemption date, plus the Applicable Premium. The Applicable Premium equals the excess of (i) the present value at the time we redeem such New Notes of the redemption price of the New Notes at June 15, 2015 plus all required interest payments due on the New Notes through June 15, 2015 (excluding accrued interest through the date of redemption) computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points, over (ii) the principal amount of the New Notes, if greater.

Upon a Change of Control (as defined in the New Indenture), the holders of the New Notes will have the right to require the Company to purchase the New Notes at a purchase price equal to 101% of the outstanding principal amount of the New Notes on the date of the purchase, plus accrued and unpaid interest, if any. Upon receipt of excess proceeds equal to or exceeding $10 million from certain asset sales, the Company will be required to make an offer to purchase all or a portion of the New Notes in amount equal to such excess proceeds at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any. The New Notes are not entitled to the benefits of a sinking fund.

The New Indenture contains certain covenants that restrict the Company’s ability and the ability of certain of the Company’s subsidiaries to: (i) incur additional indebtedness; (ii) create liens on its assets to secure debt; (iii) pay dividends or make other distributions; (iv) purchase equity interests or redeem subordinated indebtedness early; (v) make investments or certain other restricted payments; (vi) sell assets or merge or consolidate with other companies; (vii) issue or sell capital stock of the Company’s subsidiaries; (viii) enter into certain transactions with affiliates; or (ix) engage in unrelated business activities. These limitations are subject to a number of important qualifications and exceptions. While similar in nature to the covenants in the indenture governing the Second Priority Notes, the effect of many of the covenants in the New Indenture is significantly less restrictive on the Company and its subsidiaries. For example, the New Indenture (a) does not place restrictions on capital expenditures, (b) permits the payment of cash dividends on the Series B Preferred Shares up to $260,000 per quarter, (c) allows the incurrence of indebtedness (in addition to certain permitted debt) if the Company’s Fixed Charge Coverage Ratio (as defined in the New Indenture) is 2.0 to 1 rather than 3.0 to 1 and (d) does not require the creation and perfection of security interests.

Details of two of the more significant restrictive covenants in the New Indenture are set forth below:

•

Limitation on the Incurrence of Additional Debt—In addition to certain indebtedness defined in the New Indenture as “Permitted Debt,” we may only incur additional debt if it is unsecured and if the Fixed Charge Coverage Ratio (as defined in the New Indenture) for the most recently completed four full fiscal quarters is at least 2.0 to 1.0.

•

Limitation on Restricted Payments—Subject to certain limited exceptions, including permission to pay up to $260,000 in cash per quarter as dividends on the Series B Preferred Shares, we are prohibited from (i) declaring or paying dividends or other distributions on our equity securities (other than dividends or distributions payable in equity securities), (ii) purchasing or redeeming any of the Company’s equity securities, (iii) making any payment on indebtedness contractually subordinated to the New Notes, except a payment of interest or principal at the stated maturity thereof, or (iv) making any investment defined as a “Restricted Investment,” unless, at the time of and after giving effect to such payment, the Company is not in default and the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio (as defined in the New Indenture). Further, the amount of such payment plus all other such payments made by the Company since the issuance of the New Notes must be less than the aggregate of (a) 50% of cumulative Consolidated Net Income (as defined in the New Indenture) since April 1, 2011 (or 100% if such figure is a deficit), (b) 100% of the aggregate net cash proceeds from equity offerings since the issuance of the New Notes, (c) if any Restricted Investments have been sold for cash, the proceeds from such sale (or the original cash investment if that amount is lower); and (d) 50% of any dividends received by the Company.

        Upon an Event of Default (as defined in the New Indenture), the trustee or the holders of at least 25% in aggregate principal amount of the New Notes then outstanding, may, and the trustee at the request of such holders is required to, declare the principal of and accrued interest on the New Notes to be due and payable immediately.

The initial purchaser of the New Notes and their direct and indirect transferees will be entitled to the benefits of the Registration Rights Agreement entered into between the Company, the guarantors subsidiaries of the New Notes and the initial purchaser. Under the Registration Rights Agreement, the Company has agreed to file a registration statement to register notes, or the Exchange Notes, substantially similar to the New Notes with the SEC within 90 days after June 7, 2011, as part of an offer to exchange such Exchange Notes that generally are freely transferable for the New Notes. The Company has agreed to use reasonable best efforts to cause the (i) exchange offer registration statement to become effective on or prior to 210 days after June 7, 2011, and (ii) exchange offer to be consummated on or prior to 30 business days after the exchange offer registration statement has become effective. In certain circumstances, if so obligated to file, the Company has agreed to use its reasonable best efforts to file a shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause such shelf registration statement to be declared effective by the SEC on or prior to 90 days after such shelf registration is filed. If the Company fails to register within the specified time, the exchange offer of the New Notes or the resale of the New Notes pursuant to a shelf registration statement, in each case as required in the Registration Rights Agreement, the Company will be obligated to pay additional interest to the holders of the New Notes.

New Credit Facility

On September 9, 2011, FES Ltd and its domestic subsidiaries (with the exception of FES CAP) entered into a loan and security agreement with Regions Bank, SunTrust Bank, CIT Bank and Capital One Leverage Finance Corp., as lenders, and Regions Bank, as agent for the secured parties, or the Agent. The loan and security agreement provides for an asset based revolving credit facility with a maximum initial borrowing credit of $75 million, subject to borrowing base availability. The loan and security agreement has a stated maturity of September 9, 2016. The proceeds of this credit facility can be used for the purchase of equipment, permitted acquisitions, general operations, working capital and other general corporate purposes.

Under the loan and security agreement, our borrowing base at any time is equal to (i) 85% of eligible accounts, which are determined by Agent in its reasonable discretion, plus (ii) the lesser of 85% of the appraised value, subject to certain adjustments, of our well services equipment that has been properly pledged and appraised, is in good operating condition and is located in the United States, or 100% of the net book value of such equipment, minus (iii) any reserves established by the Agent in its reasonable discretion.

At our option, borrowings under this new credit facility will bear interest at a rate equal to either (i) the LIBOR rate plus an applicable margin of between 2.25% to 2.75% based on borrowing availability or (ii) a base rate plus an applicable margin of between 1.25% to 1.75% based on borrowing availability, where the base rate is equal to the greater of the prime rate established by Regions Bank, the overnight federal funds rate plus 0.5% or the LIBOR rate for a one month period plus 1%.

In addition to paying interest on outstanding principal under the facility, a fee of 0.375% per annum will accrue on unutilized availability under the credit facility. We are required to pay a fee of between 2.25% to 2.75%, based on borrowing availability, with respect to the principal amount of any letters of credit outstanding under the facility. We are also responsible for certain other administrative fees and expenses. In connection with the execution of the loan and security agreement, we paid the lenders an upfront fee of $0.5 million.

FES LLC, FEI LLC, TES, CCF and STT are the borrowers under the loan and security agreement. Their obligations have been guaranteed by each borrower and by FES Ltd. Subject to certain exceptions and permitted encumbrances, including the exemption of real property interests from the collateral package, the obligations under this facility are secured by a first priority security interest in all of our assets.

We are able to voluntarily repay outstanding loans at any time without premium or penalty (subject to the fees discussed above). If at anytime our outstanding loans under the credit facility exceed the availability under our borrowing base, we may be required to repay the excess. Further, we are required to use the net proceeds from certain events, including certain judgments, tax refunds or insurance awards to repay outstanding loans; however, we may reborrow following such repayments if the conditions to borrowing are met.

The loan and security agreement contains customary covenants for an asset-based credit facility, which include (i) restrictions on certain mergers, consolidations and sales of assets; (ii) restrictions on the creation or existence of liens; (iii) restrictions on making certain investments; (iv) restrictions on the incurrence or existence of indebtedness; (v) restrictions on transactions with affiliates; (vi) requirements to deliver financial statements, report and notices to the Agent and (vii) a springing requirement to maintain a consolidated fixed charge coverage ratio (which is defined in the loan and security agreement) of 1.1:1.0 in the event that our excess availability under the credit facility falls below the greater of $11.3 million or 15% of our maximum credit under the facility for sixty consecutive days; provided that, the restrictions described in (i) - (v) above are subject to certain exceptions and permissions limited in scope and dollar value. The loan and security agreement also contains customary representations and warranties and event of default provisions.

The foregoing is a summary of our new credit facility. It is not a complete description and is qualified in all respects by reference to the loan and security agreement filed as Exhibit 10.15 to the registration statement of which this prospectus is a part.

Initial Public Offering and Simultaneous U.S. Private Placement

On May 29, 2008, FES Ltd completed the Initial Equity Offering. In the Initial Equity Offering, FES Ltd sold 6,161,125 common shares for CDN $28.00 per share and the common shares were listed on the Toronto Stock Exchange. Gross proceeds from the Initial Equity Offering were CDN $172,511,500, and net proceeds from the Initial Equity Offering after expenses were CDN $162,465,730.

FES Ltd was formed as a Bermuda company effective April 9, 2008 to act as the holding company for FES LLC and its subsidiaries. At the time of FES Ltd’s organization, 50 common shares were issued. On May 29, 2008, in conjunction with the Initial Equity Offering, the Forbes Group was reorganized, referred to herein as the Bermuda Reorganization, pursuant to which all of the members of FES LLC assigned approximately 63% of their membership interests in FES LLC to FES Ltd in exchange for 29,500,000 shares of FES Ltd’s Class B non-voting stock. Upon consummation of the Initial Equity Offering, FES Ltd contributed $120.0 million cash as additional capital to FES LLC and FES LLC used the funds to redeem the remaining outstanding membership interests held by those members of FES LLC other than FES Ltd. The result was that FES LLC and its subsidiaries became wholly owned subsidiaries of FES Ltd. Effective August 12, 2011, FES Ltd discontinued its existence from Bermuda and converted into a Texas corporation.

Equity Offerings Subsequent to the Initial Equity Offering

In October 2008, FES Ltd completed a U.S. private placement of 7,966,500 of its common shares at a price per share of CDN $16.00 for an aggregate purchase price in the amount of USD $30,000,000 based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN$1.0622. The Company received net proceeds of USD $29,841,637 after legal fees and other offering costs of $238,028.

On December 22, 2009, FES Ltd completed a Canadian public offering and simultaneous U.S. private placement of 5,390,625 of its common shares at a price per share of CDN $3.20 for gross proceeds of USD $16,260,232 (CDN $17,250,000), based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN $0.94. Offering costs including underwriter commission, auditors and legal fees amounted to USD $1,332,527 for net proceeds to the company of USD $14,927,705. Of the total shares offered, 187,500 shares were sold to U.S. residents in a private placement in reliance on exemption from registration.

On May 28, 2010, the Company completed a private placement of 580,800 Series B Preferred Shares for total gross proceeds of $14,520,000, in reliance on exemptions from registration provided by Regulation D and Regulation S promulgated under the Securities Act of 1933, as amended. In connection with the private placement, the Company paid the investors who purchased the Series B Preferred Shares a closing fee of $290,400 and paid legal and other offering costs of $401,395 in connection with the offering. The Common Shares into which the Series B Preferred Shares are convertible have certain demand and “piggyback” registration rights.

The above references to the number of shares and per share amounts of the common equity of FES Ltd prior to the Share Consolidation have been retroactively adjusted to give effect to the Share Consolidation.

Contractual Obligations and Financing

The table below provides estimated timing of future payments for which we were obligated as of December 31, 2010.

Actual	Total	1 Year or Less	2-3 Years	4-5 Years	More than 5 years
	(in thousands)
Maturities of long-term debt, including current portion (1)	$222,051	$6,464	$3,087	$212,500	$—
Operating lease commitments	17,194	6,649	9,800	745	—
Interest on long-term debt	115,983	23,885	47,345	44,753	—

Total	$355,228	$36,998	$60,232	$257,998	$—

(1)	In June 2010, we repurchased and retired $7.3 million of Second Priority Notes for $6.8 million, which represented a discounted price of approximately 93.5% of par value.

We have obligations to pay to the holders of our Series B Preferred Stock quarterly dividends of five percent per annum of the original issue price, payable in cash or in-kind.

The Company sought and received shareholder approval for a pool of Series B Preferred Stock to be issued as in-kind dividends in order to satisfy Toronto Stock Exchange rules. Further, as opposed to the indentures that governed the First Priority Notes and Second Priority Notes, the indenture governing the notes specifically allows the payment of cash dividends on the Series B Preferred Stock of up to $260,000 per quarter. Therefore, we are not currently prevented from paying the Series B Preferred Stock dividends in cash or in-kind. As of October 7, 2011, the Company has paid all required dividends on its Series B Preferred Stock for completed dividend periods.

On May 28, 2017, the Company is required to redeem any of its Series B Preferred Stock then outstanding. Such mandatory redemption may, at the Company’s election, be paid in cash or Common Stock (valued for such purpose at 95% of the then fair market value of the Common Stock). As of December 31, 2010, we had 588,059 shares of Series B Preferred Stock outstanding. For a discussion of the rights and preferences of the Series B Preferred Stock, see “Description of Capital Stock—Series B Senior Convertible Preferred Stock” on page 80 of this prospectus.

Seasonality

Our operations are impacted by seasonal factors. Historically, our business has been negatively impacted during the winter months due to inclement weather, fewer daylight hours, and holidays. Our well servicing rigs are mobile, and we operate a significant number of oilfield vehicles. During periods of heavy snow, ice or rain, we may not be able to move our equipment between locations, thereby reducing our ability to generate rig or truck hours. In addition, the majority of our well servicing rigs work only during daylight hours. In the winter months when daylight time becomes shorter, this reduces the amount of time that the well servicing rigs can work and, therefore, has a negative impact on total hours worked. Finally, during the fourth quarter, we historically have experienced significant slowdowns during the Thanksgiving and Christmas holiday seasons.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenue and expenses during the applicable reporting periods. On an ongoing basis, management reviews its estimates, particularly those related to depreciation and amortization methods, useful lives and impairment of long-lived assets, and asset retirement obligations, using currently available information. Changes in facts and circumstances may result in revised estimates, and actual results could differ from those estimates.

Estimated Depreciable Lives

A substantial portion of our total assets is comprised of equipment. Each asset included in equipment is recorded at cost and depreciated using the straight-line method, which deducts equal amounts of the cost of such assets from earnings every year over the asset’s estimated economic useful life. As a result of these estimates of economic useful lives, net equipment as of December 31, 2010 totaled $274.2 million which represented 60.7% of total assets. Depreciation expense for the year ended December 31, 2010 totaled $37.1 million which represented 11.4% of total operating expenses. Given the significance of equipment to our financial statements, the determination of an asset’s economic useful life is considered to be a critical accounting estimate. The estimated economic useful life is monitored by management to determine its continued appropriateness.

Impairments

Long-lived assets, which include property, equipment, and finite lived intangible assets subject to amortization, comprise a significant amount of our total assets. We review the carrying values of these assets for impairment periodically, or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. This requires us to make judgments regarding long-term forecasts of future revenues and costs related to the assets subject to review. These forecasts include assumptions related to the rates we bill our customers, equipment utilization, equipment additions, debt borrowings and repayments, staffing levels, pay rates, and other expenses. In turn, these forecasts are uncertain in that they require assumptions about demand for our products and services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period. Given the nature of these evaluations and their application to specific assets and specific times, it is not possible to reasonably quantify the impact of changes in these assumptions. Based on our analysis as of December 31, 2008, we concluded that goodwill was impaired and recorded a $4.4 million impairment charge. Since then, we have regularly assessed our long-lived assets for impairment and concluded that no such impairment writedown was necessary.

Allowance for Doubtful Accounts

The determination of the collectability of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customers’ payment history and current credit worthiness to determine that collectability is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Inherently, these uncertainties require us to make frequent judgments and estimates regarding our customers’ ability to pay amounts due to us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. Provisions for doubtful accounts are recorded when it becomes evident that the customer will not make the required payments at either contractual due dates or in the future. At December 31, 2010 and 2009, allowance for doubtful accounts totaled $6.4 million, or 6.9%, and $5.3 million, or 9.2%, of gross accounts receivable, respectively. We believe that our allowance for doubtful accounts is adequate to cover potential bad debt losses under current conditions; however, uncertainties regarding changes in the financial condition of our customers, either adverse or positive, could impact the amount and timing of any additional provisions for doubtful accounts that may be required. A five percent change in the allowance for doubtful accounts would have had an impact on income from continuing operations before income taxes of approximately $0.3 million in 2010.

Revenue Recognition

Well Servicing. Well servicing consists primarily of maintenance services, workover services, completion services, plugging and abandonment services, and tubing testing. We price well servicing by the hour of service performed.

Fluid Logistics and Other. Fluid logistics and other consists primarily of the sale, transportation, storage, and disposal of fluids used in drilling, production, and maintenance of oil and natural gas wells. We price fluid logistics by the job, by the hour, or by the quantities sold, disposed, or hauled.

We recognize revenue when services are performed, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists, and the price is fixed or determinable.

Income Taxes

As of May 29, 2008, in conjunction with the Initial Equity Offering and the related Bermuda Reorganization, the Forbes Group became subject to U.S. federal income tax. For the period ended December 31, 2010 and 2009, the Forbes Group had an income tax benefit of $6.5 million and $25.1 million, respectively. For the years ended December 31, 2010 and 2009, $0.2 million and $0 in state tax expense was recorded and $0.2 million and $0 in foreign income tax expense, respectively. As of December 31, 2010 and 2009, $29.7 million and $36.6 million in deferred U.S. federal income tax was reflected in the FES Ltd’s balance sheet, respectively.

Current and deferred net tax liabilities are recorded in accordance with enacted tax laws and rates. Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the need for valuation allowances, we have considered and made judgments and estimates regarding estimated future taxable income and ongoing prudent and feasible tax planning strategies. These estimates and judgments include some degree of uncertainty and changes in these estimates and assumptions could require us to adjust the valuation allowances for our deferred tax assets.

Deferred taxes have not been provided for on the majority of undistributed earnings of foreign subsidiaries since substantially all of these earnings are expected to be permanently reinvested in our foreign operations. A deferred tax liability is recognized when we expect that we will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments. Determination of the amount of the unrecognized U.S. income tax liability on undistributed earnings is not practical because of the complexities of the hypothetical calculation.

Environmental

We are subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge or release of materials into the environment and may require us to remove or mitigate the adverse environmental effects of the disposal or release of petroleum, chemical or other hazardous substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. We believe, on the basis of presently available information, that regulation of known environmental matters will not materially affect our liquidity, capital resources or consolidated financial condition. However, there can be no assurances that future costs and liabilities will not be material.

Recently Issued Accounting Pronouncements

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220)” (“ASU 2011-05”). In ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. For public companies, ASU 2011-05 shall be applied retrospectively and is effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company adopted ASU 2011-05 for the interim period ended June 30, 2011. The statements are presented in two consecutive statements.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820)” (“ASU 2011-04”). ASU 2011-04 results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S GAAP and IFRSs. ASU 2011-04 shall be applied prospectively for public entities, for interim and annual periods beginning after December 15, 2011. Early application is not permitted. The adoption of this ASU will not have a material impact on the company’s financial statements.

In December 2010, the FASB issued ASU No. 2010-29, “Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”). ASU 2010-29 addresses diversity in the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. If a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company adopted ASU 2010-29 on January 1, 2011. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Impact of Inflation on Operations

We are of the opinion that inflation has not had a significant impact on our business.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recent Events

On May 9, 2011, the Second Priority Issuers of the Second Priority Notes commenced a cash tender offer to purchase any and all of such Second Priority Notes then outstanding. In connection with this tender offer, the Second Priority Issuers solicited consents to proposed amendments that eliminate most of the restrictive covenants and event of default provisions contained in the indenture governing such Second Priority Notes and modify the terms of any intercreditor agreement applicable to such Second Priority Notes.

Adoption of the proposed amendments required the consent of the holders of at least a majority of the $192,500,000 aggregate principal amount of the outstanding Second Priority Notes and holders who tendered their Second Priority Notes in the tender offer were deemed to consent to the proposed amendments. A total of approximately $187,932,000, or over 97%, in aggregate principal amount of outstanding Second Priority Notes were validly tendered and not validly withdrawn before the end of the consent period, on May 20, 2011. Notwithstanding the end of the consent period, the Second Priority Issuers continued to accept Second Priority Notes tendered pursuant to the tender offer. On May 24, 2011, the Second Priority Issuers, Forbes Bermuda and certain of its other subsidiaries entered into a fourth supplemental indenture with Wells Fargo Bank, National Association, trustee and collateral agent for the Second Priority Notes, that adopted the amendments proposed in the consent solicitation. The fourth supplemental indenture became effective, by its terms, upon consummation of the purchase of the Second Priority Notes tendered pursuant to the previously announced tender offer and payment of the related consent fee.

In order to fund the repurchase of the Second Priority Notes, on June 7, 2011, Forbes Bermuda issued $280,000,000 in aggregate principal amount of the New Notes in a private placement pursuant to exemptions from registration under the Securities Act of 1933. On that same date, Forbes Bermuda and its significant subsidiaries entered into the New Indenture with Wells Fargo Bank, National Association, as trustee. The net proceeds to Forbes Bermuda from this offering were approximately $272.7 million dollars, net of estimated transaction costs.

In June 2011, we used approximately $223.2 million of such proceeds to repurchase approximately 99.8% of the outstanding $192,500,000 aggregate principal amount of its Second Priority Notes pursuant to the tender offer for the Second Priority Notes and consent solicitation. We accepted for purchase and payment all Second Priority Notes that were tendered by the time of expiration of the tender offer. The $223.2 million comprised the total consideration paid for such Second Priority Notes tendered, including related accrued interest and consent fees for those Second Priority Notes tendered by the consent date. In addition, we used $21.5 million of the net proceeds to repurchase all of the outstanding $20 million aggregate principal amount of its First Priority Notes, which amount comprised the outstanding principal and accrued interest plus a make-whole premium. On July 27, 2011, we used remaining proceeds to redeem the remaining $0.4 million in aggregate principal amount of Second Priority Notes. Upon the repurchase and/or redemption of all First Priority Notes and Second Priority Notes, the indentures and liens associated therewith were discharged.

On June 9, 2011, CCF, a subsidiary of FES Ltd, settled certain litigation for a required cash payment of $5.5 million. This lawsuit had alleged that we had infringed on U.S. patents owned by the plaintiff in connection with our performance of our service contract for PEMEX in Mexico. Despite a favorable summary judgment on certain aspects of the suit and prior estimates by counsel of a low risk profile for the case, events at the trial on June 8 and 9, caused us to reassess the risks of continued litigation and, in light of these risks, to elect to settle the case immediately. This expense will be recorded in the quarter ending June 30, 2011. We do not believe this will impact our ongoing operations, including those operations providing services to PEMEX.

On July 14, 2011, the Company launched an option exchange program whereby holders of certain “underwater” options were given a limited opportunity to exchange such old options for new options covering a fewer number of the Company’s common shares, or the Option Exchange. The Company’s shareholders approved the Option Exchange at the Company’s annual meeting on June 27, 2011. The Option Exchange only applied to options granted on May 29, 2008 and the Option Exchange expired on August 11, 2011. Those who participated in the Option Exchange received new options for the old options they tendered at a ratio of .72 to 1. To minimize accounting expenses, this exchange ratio was calculated on an approximate “value-for-value” basis. However, due to chages in the market value of the Company’s common shares after the launch of the Option Exchange, compensation expense of approximately $0.3 million was recognized as a result of the Option Exchange. The new options have an exercise price of $9.32 per share. All eligible option holders participated in the Option Exchange. In connection with the Option Exchange, options to purchase 2,680,000 (or 670,000 after taking into account the share consolidation) common shares were cancelled and new options to purchase 1,929,600 (or 482,400 shares after taking into account the share consolidation) common shares were issued.

On September 9, 2011, we entered into a loan and security agreement with certain lenders and Regions Bank, as agent for the secured parties, or the Agent. The loan and security agreement provides for an asset based revolving credit facility with a maximum initial credit of $75 million, subject to borrowing base availability. This credit facility is described in more detail on page 40.

Quantitative and Qualitative Disclosures About Market Risk

In addition to the risks inherent in our operations, we are exposed to financial, market and economic risks. Changes in interest rates may result in changes in the fair market value of our financial instruments, interest income and interest expense. Our financial instruments that are exposed to interest rate risk are long-term borrowings. The following discussion provides information regarding our exposure to the risks of changing interest rates and fluctuating currency exchange rates.

        Our primary debt obligations are the outstanding New Notes and any borrowings under the new credit facility. Changes in interest rates do not affect interest expense incurred on our New Notes as such notes bear interest at a fixed rate. However, changes in interest rates would affect their fair values. Generally, the fair market value of debt with a fixed interest rate will increase as interest rates fall. Conversely, the fair market value of debt will decrease as interest rates rise. A hypothetical change in interest rates of 10% relative to interest rates as of December 31, 2010 would have no impact on our interest expense for the New Notes.

Our new credit facility has a variable interest rate and, therefore, is subject to interest rate risk. As of October 7, 2011, we have not made a significant draw on this facility. For this reason, a 100 basis point increase in interest rates on our variable rate debt would not result in significant additional annual interest expense.

Historically, we have not been exposed to significant foreign currency fluctuation; however, as we have expanded operations in Mexico, we have become exposed to certain risks typically associated with foreign currency fluctuation as we collect revenues and pay expenses in Mexico in the local currency. Effective July 1, 2010, we changed the functional currency of our Mexican operations from the U.S. dollar to the Mexican peso in response to the growing volume of business required to be transacted in the local currency. Nevertheless, as of June 30, 2011, a 10% unfavorable change in the Mexican Peso-to-U.S. Dollar exchange rate would not materially impact our consolidated balance sheet. To date, we have not taken any action to hedge against any foreign currency rate fluctuations; however, we continually monitor the currency exchange risks associated with conducting foreign operations.

We have not entered into any derivative financial instrument transactions to manage or reduce market risk or for speculative purposes.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

(a) Previous Independent Registered Public Accounting Firm

On June 23, 2009, Forbes Energy Services Ltd., or the Company, dismissed PricewaterhouseCoopers LLP, or PwC, as the principal independent registered public accounting firm of the Company. The dismissal of PwC was approved by the Audit Committee of the Board of Directors of the Company.

During the Company’s fiscal years ended December 31, 2007 and 2008, and in the subsequent interim period from January 1, 2009 through June 23, 2009:

(i) No report of PwC on the consolidated financial statements of the Company contained any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle;

(ii) There were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference in connection with their report to the subject matter of the disagreement; and

(iii) There were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K, except that, as previously reported, material weaknesses in internal control over financial reporting were identified during the years ended December 31, 2007 and 2008, and during the quarter ended March 31, 2009.

As disclosed in the Registration Statement on Form S-4/A filed on June 27, 2008, the following material weaknesses were identified at March 31, 2008:

•

The Company did not maintain an appropriate accounting and financial reporting organizational structure to support the activities of the Forbes Group. Specifically, the Company did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training to ensure the proper selection, application and implementation of U.S. GAAP.

•

The Company did not maintain effective controls over the preparation and review of the combined financial statements and disclosures. Specifically, effective controls were not designed and in place around (i) the recording of period-end adjustments and accruals necessary to ensure the completeness, accuracy and valuation of the combined accounts, and (ii) the oversight and review of the combined financial statements and disclosures. This material weakness resulted in audit adjustments affecting substantially all of the financial statement accounts and disclosures of the Forbes Group’s 2005, 2006 and 2007 combined financial statements and resulted in a prior restatement of the combined statements of cash flows for the years ended December 31, 2005 and 2006.

•

The Company did not maintain effective controls over revenue. Specifically, the Company did not maintain effective controls over the cut-off and completeness of unbilled fluid logistics revenue and associated accounts receivable. This control deficiency resulted in a prior restatement of the Forbes Group’s 2005 and 2006 combined financial statements.

•

The Company did not maintain effective control over accounts payable. Specifically, the Company did not maintain effective controls over cut-off and completeness of accounts payable and associated expenses and capital expenditures.

•	The Company did not maintain effective control over recording of invoices to the proper accounts in the general ledger, including the determination of capital and expense items.

•

The Company did not maintain effective control over its “OTE” (Accounting for Out of Town Expenses) income statement account as it did not reconcile OTE reimbursement activity with the detailed supporting documentation in a timely manner.

•

The Company did not maintain effective control over unissued checks as there were numerous check numbers omitted from the 2008 C.C. Forbes, LLC disbursements listing as a consequence of insufficient control in distributing checks in addition to lack of support for voided checks.

•

The Company did not maintain effective control over accrual of the liability for health insurance and workers’ compensation expense, as it did not consider all relevant information to assist it in estimating the level of accrual required relating to the incurred but not reported component of the health insurance and workers’ compensation expense.

As disclosed in both the Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, the following material weaknesses were identified at December 31, 2008 and at March 31, 2009:

•

The Company did not maintain an appropriate accounting and financial reporting organizational structure to support the activities of the Forbes Group. Specifically, the Company did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training to ensure the proper selection, application and implementation of GAAP.

•

The Company did not maintain effective controls over the preparation and review of the consolidated financial statements and disclosures. Specifically, effective controls were not designed and in place around the oversight and review of the consolidated financial statements and disclosures.

•

The Company did not design or maintain effective controls over purchase accounting. Specifically, the Company did not design and maintain effective controls over the accuracy and completeness of the purchase price allocation associated with the January 1, 2008 Delaware Reorganization. This material weakness resulted in the requirement to restate the Company’s unaudited condensed consolidated financial statements issued and filed for the quarters ended June 30, 2008 and September 30, 2008 (as well as the issued but unfiled financial statements for the quarter ended March 31, 2008).

•

During the year ended December 31, 2008, the Company did not design and maintain effective controls over the review of the accuracy and completeness of the income tax provision. This material weakness resulted in the requirement to restate the Company’s unaudited condensed consolidated financial statements issued and filed for the quarters ended June 30, 2008 and September 30, 2008.

These material weaknesses have been discussed by the board of directors with PwC and the Company has authorized PwC to respond fully to the inquiries of its successor accountant concerning the subject of these matters. The Company is in the process of implementing and continues to implement, remedial measures to address the remaining material weaknesses that were present as of March 31, 2009.

The Company provided PwC with a copy of this report and requested that PwC provide a letter addressed to the United States Securities and Exchange Commission stating whether or not it agrees with the foregoing statements. A copy of this letter from PwC, dated June 26, 2009, is attached hereto as Exhibit 16.1.

(b) New Independent Registered Public Accounting Firm

On June 23, 2009, BDO USA, LLP (formerly BDO Seidman, LLP), or BDO, was engaged as the principal independent registered public accounting firm to audit the financial statements of the Forbes Energy Services Ltd. The engagement of BDO was approved by the Audit Committee of the Board of Directors of the Company.

During the Company’s fiscal years ended December 31, 2008 and 2007, and in the subsequent interim period from January 1, 2009 through June 23, 2009, the date of BDO’s engagement, neither the Company nor anyone acting on its behalf consulted BDO with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any other matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

BUSINESS

Our Company

We are an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. The Forbes Group’s operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with locations in Baxterville and Laurel, Mississippi; Indiana, Pennsylvania; and Poza Rica, Mexico.

We believe that our broad range of services listed in the preceding paragraph, which extends from initial drilling, through production, to eventual abandonment, is fundamental to establishing and maintaining the flow of oil and natural gas throughout the life cycle of our customers’ wells.

Since our inception in September 2003, we have grown organically from a small South Texas operational base with two well servicing rigs and eight vacuum trucks to a major regional provider of an integrated offering of production and well services. During the period from 2007 to 2009, we successfully executed an organic growth strategy focused on fleet expansion with the construction of new equipment in a segment of the oilfield services industry characterized by competitors with aging fleets. We believe that our modern well servicing rigs and equipment, with an average age of less than four years, significantly differentiate us from our competitors.

We currently provide a wide range of services to a diverse group of companies. Over the year ended December 31, 2010, we provided services to over 1,115 companies. Our blue-chip customer base includes ConocoPhillips Company, Apache Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, Shell Oil Company, EOG Resources, Inc., Penn Virginia Corporation and PEMEX, among others. John E. Crisp and Charles C. Forbes, our senior management team, have cultivated deep and ongoing relationships with our top customers in the United States during their average of over 30 years of experience in the oilfield services industry. For the six months ended June 30, 2011, we generated revenues of approximately $234.0 million.

We currently conduct our operations through the following two business segments:

•

Well Servicing. Our well servicing segment comprised 45.7% of consolidated revenues for the six months ended June 30, 2011. At June 30, 2011, our well servicing segment utilized our modern fleet of 172 owned or leased well servicing rigs, which included 162 workover rigs and 10 swabbing rigs, and related assets and equipment. These assets are used to provide (i) well maintenance, including remedial repairs and removal and replacement of downhole production equipment, (ii) well workovers, including significant downhole repairs, re-completions and re-perforations, (iii) completion and swabbing activities, and (iv) plugging and abandoning services. In addition, we have a fleet of nine tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

•

Fluid Logistics and Other. Our fluid logistics and other segment comprised 54.3% of consolidated revenues for the six months ended June 30, 2011. Our fluid logistics and other segment utilizes our fleet of owned or leased fluid transport trucks and related assets, including specialized vacuum, high-pressure pump and tank trucks, frac tanks, water wells, salt water disposal wells and facilities, and related equipment. These assets are used to provide, transport, store, and dispose of a variety of drilling and produced fluids used in, and generated by, oil and natural gas production. These services are required in most workover and completion projects and are routinely used in daily operations of producing wells. Beginning in the fiscal year 2010, the Company began providing additional services in which Wolverine Construction, Inc., a related party, completed such services as a sub-contractor. These services involve site preparation and are complementary to the traditional services offered by the Company.

We believe that our two business segments are complementary and create synergies in terms of selling opportunities. Our multiple lines of service are designed to capitalize on our existing customer base to grow within existing markets, generate more business from existing customers, and increase our operating performance. By offering our customers the ability to reduce the number of vendors they use, we believe that we help improve our customers’ efficiency. This is demonstrated by the fact that 66.9% of our consolidated revenues for the six months ended June 30, 2011 were from customers that utilized services of both of our business segments. Further, by having multiple service offerings that span the life cycle of the well, we believe that we have a competitive advantage over smaller competitors offering more limited services.

The following table summarizes the major components of our equipment fleet at the dates indicated.

			December 31,
	June 30,		Successor - Consolidated			Predecessor - Combined
	2011	2010	2010	2009	2008	2007	2006
Locations	26	27	26	28	27	18	12

Well Servicing Segment
Workover rigs	162	162	162	162	162	95	41
Swabbing rigs	10	9	11	9	8	6	2
Tubing testing units	9	9	9	6	6	6	4
Fluid Logistics and Other Segment
Vacuum trucks(1)	360	288	285	290	294	205	147
High pressure pump trucks	19	19	19	19	19	14	7
Other trucks	61	58	57	57	57	43	25
Frac tanks(1)	1,400	1,368	1,368	1,369	1,370	951	568
Salt water disposal wells	15	17	15	18	14	14	9

(1)	At June 30, 2011, 74 of the vacuum trucks were leased under operating leases.

Corporate Structure

Forbes Energy Services Ltd. is a holding company for Forbes Energy Services LLC and its subsidiaries. As a result of the Conversion described in this prospectus, Forbes Energy Services Ltd., previously a Bermuda company, became a Texas corporation.

Reorganizations

Effective January 1, 2008, the members of each of CCF, TES and STT (which included Messrs. John Crisp and Charles Forbes and Ms. Janet Forbes) transferred all of the membership interests they held in such companies to FES LLC in exchange for all of the outstanding membership interests in FES LLC, or the Delaware Reorganization.

In connection with a reorganization completed on May 29, 2008, or the Bermuda Reorganization, each of these members transferred 63% of their respective membership interests in FES LLC to FES Ltd in exchange for Class B shares of FES Ltd. Of the proceeds from the Canadian initial public offering and simultaneous U.S. private placement of 6,161,125 common shares by FES Ltd in May 2008, or the Initial Equity Offering, $120 million was contributed by FES Ltd as additional capital to FES LLC and used to pay the cash consideration for the repurchase by FES LLC of the remaining membership interests held by the individuals who were members of such company. The purchase price for such transaction was determined on the basis of the price per common share under the initial public offering. Mr. John E. Crisp, the Chairman of the Board, President and Chief Executive Officer of FES Ltd, Mr. Charles C. Forbes, the Executive Vice President and Chief Operating Officer of FES Ltd, and Ms. Janet L. Forbes, a director of FES Ltd, each received approximately $36 million from FES LLC upon the repurchase of their remaining membership interests, or approximately 20.9% each of the gross proceeds of the Initial Equity Offering.

In connection with the Bermuda Reorganization, John E. Crisp, our President and Chief Executive Officer, Charles C. Forbes, our Executive Vice President and Chief Operating Officer, and Janet L. Forbes, one of our directors, who were the founders of the Forbes Group and were also the three largest owners of each of the entities comprising the original Forbes Group, along with all of the other members of FES LLC, received Class B shares of FES Ltd. The Class B shares were convertible (at a rate adjusted for the Share Consolidation of four Class B shares to one common share) at any time at the discretion of each holder into common shares and were converted into common shares by the Class B holders in May 2010.

Upon completion of the Bermuda Reorganization, FES LLC became the wholly owned subsidiary of FES Ltd. Our headquarters and executive offices are located at 3000 South Business Hwy 281, Alice, Texas 78332. We can be reached by phone at (361) 664-0549.

Industry Overview

Participants in the upstream oil and natural gas industry in the United States generally fall into one of two categories: (i) oil and natural gas companies and (ii) oilfield services companies. Oil and natural gas companies generally explore for, develop and produce oil and natural gas reserves. Oilfield services companies generally provide equipment, products and services to assist oil and natural gas companies in their efforts to explore for, develop and produce oil and natural gas reserves.

The scope of services provided ranges widely among oilfield services companies, with some companies focusing on the provision of limited services in narrow geographic markets and others providing a broader, integrated range of oilfield services within the continental United States and, in some cases, internationally.

Demand for services offered by the oilfield services industry in the continental United States is generally a function of the willingness of oil and natural gas companies to make operating and capital expenditures to explore for, develop and produce oil and natural gas in the continental United States, which in turn is affected by current and anticipated levels of oil and natural gas demand and prices.

Our Competitive Strengths

We believe that the following competitive strengths position us well within the oilfield services industry:

•

Young and Modern Fleet. We believe we operate one of the youngest and most modern fleets of well servicing rigs among the large well-servicing companies, based on an average age of well servicing rigs. Approximately 85.5% of our 172 well servicing rigs at June 30, 2011 were built in the last five years. Many of our customers tell us that a younger and more modern fleet is more attractive to them because newer well servicing rigs require less down time for maintenance and generally are more reliable than older equipment. As part of our strategy, we have undertaken to enhance our design specifications to improve the operational and safety characteristics of our equipment compared with older equipment.

•

Exposure to Revenue Streams Throughout the Life Cycle of the Well. Our maintenance and workover services expose us to demand from our customers throughout the life cycle of a well, from drilling through production and eventual abandonment. Each new well that is drilled provides us a potential multi-year stream of well services revenue, as our customers attempt to maximize and maintain a well’s productivity. Accordingly, demand for our services is generally driven by the total number of producing wells in a region and is generally less volatile than demand for new well drilling services.

•

High Level of Customer Retention with a Blue Chip Customer Base. Our top customers include many of the largest integrated and independent oil and natural gas companies operating onshore in the United States and the government owned energy company, PEMEX, in Mexico. We believe we have been successful in growing in our existing markets as well as expanding to new markets with existing customers due to the quality of our well servicing rigs, our personnel and our safety record. We believe members of our senior management have maintained excellent working relationships with our top customers in the United States during their average of over 30 years of experience in the oilfield services industry. We believe the complementary nature of our two business segments also helps retain customers because of the efficiency we offer a customer that has multiple needs at the wellsite. Notably, 66.9% of our revenues from the six months ended June 30, 2011 were from customers that utilize services of both of our business segments.

•

Industry-Leading Safety Record. For 2010, we had approximately 88.0% fewer reported incidents than the industry average. Our customers tell us that our safety record and reputation are critical factors to purchasing and operations managers in their decision-making process. Over several years, we have developed a strong safety culture based on our training programs and safety seminars for our employees and customers. For example, for several years, members of our senior management have played an integral part in monthly joint safety training meetings with customer personnel. In addition, our deployment of new well servicing rigs with enhanced safety features has contributed to our strong safety record and reputation.

•

Experienced Senior Management Team and Operations Staff. Our senior management team of John E. Crisp and Charles C. Forbes has over 65 years of combined experience within the oilfield services industry. In addition, our next level of management, which includes our location managers, has an average of approximately 24 years of experience in the industry.

Our Strategy

Our strategy is to continue to do the following:

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Maintain maximum asset utilization. We constantly monitor asset usage and industry trends in order to maximize utilization. We accomplish this through moving assets from regions with less activity to those with more activity or that are increasing in activity. In the current economic environment, we are focusing on basins that are either predominantly oil or contain natural gas with high liquids content, such as the Eagle Ford basin in South Texas, as we anticipate these areas to experience substantial growth in the foreseeable future.

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Focus on Proven and Established Oil and Natural Gas Basins. We focus our operations on customers that operate in well-established basins which have proven production histories and that have maintained a higher level of activity throughout various oil and natural gas pricing environments. We believe that this creates a more stable revenue stream for us as the production related services we provide our customers are tied more to ongoing production from proven wells and less to exploratory activity that was negatively influenced by the recent precipitous decreases in oil and natural gas prices throughout 2009. Our experience shows that production-related services have generally withstood the current depressed economic conditions better than exploratory services.

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Establish and Maintain Leadership Position in Core Operating Areas. Based on our estimates, we believe that we have a significant market share in well servicing and fluid logistics in South Texas. We strive to establish and maintain market leadership positions within all of our core operating areas. To achieve this goal, we maintain close customer relationships and offer high-quality services and modern equipment for our customers. In addition, our significant presence in our core operating areas facilitates employee retention and hiring and brand recognition.

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Maintain a Disciplined Growth Strategy. Through the third quarter of 2008, we grew our business by following our customers to new locations which have been in reasonably close proximity to our existing locations. In 2007, we expanded from our initial presence in the Cotton Valley with a location in Marshall to Kilgore and Carthage, Texas. We have followed the same strategy in the Permian Basin, where we established an initial presence in Ozona and subsequently expanded to San Angelo, Monahans, Odessa and Big Spring, Texas. In 2008 we expanded to Mexico, acquiring a presence in the city of Poza Rica. We believe that this growth strategy allows us to create synergies in geographic areas and then permits us to expand profitably from those geographic areas in which we have created a critical mass. During 2009, we severely curtailed our expansion due to the severe downturn in the industry, expanding into only two new locations in Franklin, Texas and Washington, Pennsylvania while closing one location in Denver City, Texas. During 2010, we began to experience an upturn in the industry resulting in higher utilization of our assets. During that period, in response to customer demand, we opened new rig yards in Laurel, Mississippi, and Lamesa, Texas as well as moving our Pennsylvania rig yard from Washington, Pennsylvania to Indiana, Pennsylvania. We also closed four yards. We exited North Texas with the closing of our Godley well service yard. We also closed three additional yards and absorbed those assets into existing yards; Edinburg, Texas, Liberty, Texas, and Franklin, Texas. In prior filings, we disclosed that we were working on an agreement for the use of two workover rigs in Colombia. This transaction has been terminated.

Description of Business Segments

Well Servicing Segment

Through a modern fleet of 172 owned or leased well servicing rigs, as of June 30, 2011, situated in 15 operational areas across Texas, two in Mississippi, one in Pennsylvania and one in Mexico, we provide a comprehensive offering of well servicing activities to oil and natural gas companies in Texas and our other locations, including completions of newly drilled oil and natural gas wells, wellbore maintenance, workovers and re-completions, tubing testing and plugging and abandonment services. Our well servicing rig fleet has an average age of less than four years. As part of our operational strategy, we enhanced our design specifications to improve the operational and safety characteristics of our well servicing rigs compared with older well servicing rigs operated by others in the industry. These include increased derrick height and weight ratings and increased mud pump horsepower. We believe these enhanced features translate into increased demand for our equipment and services along with better pricing for our equipment and personnel. In addition, we augment our well servicing rig fleet with auxiliary equipment, such as mud pumps, power swivels, mud plants, mud tanks, blow-out preventers, lighting plants, generators, pipe racks and tongs, which results in incremental rental revenue and increases the profitability of a typical well service job.

We provide the following services in our well servicing segment:

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Completions. Utilizing our well servicing rig fleet, we perform completion services, which involve perforating and/or stimulating a wellbore to allow it to flow oil or natural gas, along with swabbing operations that are utilized to clean a wellbore prior to production. Completion operations are generally shorter term in nature and involve our equipment operating on a site for a period of two to three days.

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Maintenance. Through our fleet of well servicing rigs, we provide for the removal and repair of sucker rods, downhole pumps and other production equipment, the repair of failed production tubing and the removal of sand, paraffin and other downhole production-related byproducts that impair well productivity. These operations typically involve our well servicing rigs operating on a wellsite for five to seven days.

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Workovers and Re-completions. We provide workover and re-completion services for existing wellbores. These services are designed to significantly enhance productivity by re-perforating to initiate or re-establish productivity from an oil and natural gas wellbore. In addition, we provide major downhole repairs such as casing repair, production tubing replacement and deepening and sidetracking operations used to extend a wellbore laterally or vertically. These operations are typically longer term in nature and involve our well servicing rigs operating on a wellsite for one to two weeks at a time.

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Tubing Testing. Through a fleet of nine downhole testing units, we provide downhole tubing testing services that allow operators to verify tubing integrity. Tubing testing services are performed as production tubing is run into a new wellbore or on older wellbores as production tubing is replaced during a workover operation. Tubing testing services are complementary to our other service offerings and provide a significant opportunity for cross-selling.

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Plugging and Abandonment. Our well servicing rigs are also used in the process of permanently closing oil and natural gas wells that are no longer capable of producing in economic quantities. Plugging and abandonment work can be performed with a well servicing rig along with wireline and cementing equipment; however, this service is typically provided by companies that specialize in plugging and abandonment work. Many well operators bid this work on a “turnkey” basis, requiring the service company to perform the entire job, including the sale or disposal of equipment salvaged from the well as part of the compensation received and complying with state regulatory requirements. We perform plugging and abandonment work in conjunction with equipment provided by other service companies. In January 2011, we hired several experienced plugging and abandonment employees and plan to expand our presence in this segment.

Fluid Logistics and Other Segment

Our fluid logistics and other segment provides an integrated array of oilfield fluid sales, transportation, storage and disposal services that are required on most workover, drilling and completion projects and are routinely used in daily operation of producing wells by oil and natural gas producers. We have a substantial operational footprint with 16 fluid logistics locations across Texas as of June 30, 2011 and an extensive fleet of transportation trucks, high-pressure pump trucks, frac tanks and salt water disposal wells. This combination of services enables us to provide a one-stop source for oil and natural gas companies. We believe that the vast majority of our smaller competitors in this segment can provide some, but not all, of the equipment and services required by customers, thereby requiring them to use several companies to meet their requirements and increasing their administrative burden. In addition, by pursuing an integrated approach to service, we experience increased asset utilization rates, as multiple assets are usually required to provide a given service.

We provide the following services in our fluid logistics and other segment:

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Fluid Hauling. At June 30, 2011, we owned or leased 360 fluid service vacuum trucks, trailers and other hauling trucks equipped with a fluid hauling capacity of up to 150 barrels per unit. Each fluid service truck unit is equipped to pump fluids from or into wells, pits, tanks and other on-site storage facilities. The majority of our fluid service truck units are also used to transport water to fill frac tanks on well locations, including frac tanks provided by us and others, to transport produced salt water to disposal wells, including injection wells owned and/or operated by us and to transport drilling and completion fluids to and from well locations. In conjunction with the rental of frac tanks, we use fluid service trucks to transport water for use by our customers in fracturing operations. Following completion of fracturing operations by our customers, our fluid service trucks are used to transport the flowback produced as a result of the fracturing operations from the wellsite to disposal wells.

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Disposal Services. Most oil and natural gas wells produce varying amounts of salt water throughout their productive lives. Under Texas law, oil and natural gas wastes and salt water produced from oil and natural gas wells are required to be disposed of in authorized facilities, including permitted salt water disposal wells. Injection wells are licensed by state authorities and are completed in permeable formations below the fresh water table. At June 30, 2011, we operated 15 disposal wells in 13 locations across Texas, with an aggregate injection capacity of approximately 115,500 barrels per day, that are permitted to dispose of salt water and incidental non-hazardous oil and natural gas wastes throughout our operational bases in Texas. Our transport trucks frequently transport fluids that are disposed of in these salt water disposal wells. The salt water disposal wells are strategically located in close proximity to the producing wells of our customers. We maintain separators at all 15 of our disposal wells, which permits us to salvage residual crude oil that is used in operations or later sold.

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Equipment Rental. At June 30, 2011, we owned or leased a fleet of 1,400 fluid storage tanks that can store up to 500 barrels of fluid each or an aggregate storage capacity of approximately 700,000 barrels. This equipment is used by oilfield operators to store various fluids at the wellsite, including fresh water, brine and acid for frac jobs, flowback, temporary production and mud storage. We transport the tanks with our trucks to well locations that are usually within a 75-mile radius of our nearest location. Frac tanks are used during all phases of the life of a producing well. A typical fracturing operation conducted by a customer can be completed within four days using five to 25 or more frac tanks. We believe we maintain one of the youngest frac tank fleets in the industry with an average equipment age of less than four years.

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Fluid Sales. We sell and transport a variety of fluids used in drilling, completion and workover operations for oil and natural gas wells. Although a relatively small percentage of our overall business, the provision of these fluids drives asset utilization rates and revenue from associated equipment. Through these services, we provide fresh water used in fracturing fluid, completion fluids, cement and drilling mud. In addition, we provide potassium chloride for completion fluids, brine water and water-based drilling mud.

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Site Preparation Services. In the fiscal year 2010, the Company began providing site preparation services that are complementary to the traditional services offered by the Company. Wolverine Construction, Inc., a related party, completed such services as a sub-contractor. We billed the cost to the customer with a margin of approximately 5%.

Seasonality

Our operations are impacted by seasonal factors. Please see “Risk Factors – Activity in the oilfield services industry is seasonal and may affect our revenues during certain periods” on page 14 of this prospectus for additional information.

Financial Information about Segments and Geographic Areas

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 14 to our consolidated financial statements for the year ended December 31, 2010 included with this prospectus for further discussion regarding financial information by segment and geographic location, respectively. For a discussion of the risks associated with our foreign operations, please see “Risk Factors – Our international operations could be adversely affected” and “Our operations in Mexico are subject to risks associated with contract bidding” on page 17 of this prospectus.

Sales and Marketing

Sales and marketing functions are performed at two levels: at the field level and through our sales representatives and executives. At the field level, our operations and rig supervisors are in constant contact with their counterparts at our customers. This contact includes working closely in the field, problem resolution efforts and 24-hour availability. Employees of our customers become accustomed to working closely with and depending on our personnel for assistance, guidance, advice and in other areas where teams typically interact. Our objective is for our customers to see our employees as an extension of the customers’ employees and resources. These relationships not only secure business long-term, but also generate additional business as new opportunities arise.

Our sales representatives and executives perform more traditional sales activities such as calling on customers, sending proposals and following up on jobs to ensure customer satisfaction. This includes heavy participation in customer safety programs where our executives and sales staff either participate in or teach safety classes at various customer locations. From a sales standpoint, this close involvement and support is key to establishing and maintaining long-term relationships with the major oil and natural gas companies.

We operate a decentralized sales and marketing organization, where local management teams are largely responsible for developing stronger relationships with customers at the field level. Our customers typically are relationship driven and make decisions at the local level.

We cross-market our well servicing rigs along with our fluid logistics services, thereby offering our customers the ability to minimize vendors, which we believe improves the efficiency of our customers. This is demonstrated by the fact that 66.9% of our revenues for the six months ended June 30, 2011 were from customers that utilized services of both of our business segments.

Employees

At June 30, 2011, we had 2,256 employees. We provide comprehensive employee training and implement recognized standards for health and safety. None of our employees are represented by a union or employed pursuant to a collective bargaining agreement or similar arrangement. We have not experienced any strikes or work stoppages and we believe we have good relations with our employees. As of June 30, 2011, we had increased our overall workforce by approximately 18% or by 344 employees when compared to June 30, 2010. This is a direct result of the current positive industry trends which have resulted in the need for additional personnel to service the increased activity levels.

Continued retention of existing qualified management and field employees and availability of additional qualified management and field employees will be a critical factor in our continued success as we work to ensure that we have adequate levels of experienced personnel to service our customers. Given industry trends, this continues to be increasingly challenging.

Competition

Our competition includes small regional service providers as well as larger companies with operations throughout the continental United States and internationally. Our four largest competitors are Basic Energy Services, Inc., Complete Production Services, Inc., Key Energy Services, Inc. and Nabors Industries Ltd. We believe that these larger competitors primarily have centralized management teams that direct their operations and decision-making primarily from corporate and regional headquarters. In addition, because of their size, these companies market a large portion of their work to the major oil and natural gas companies. We compete primarily on the basis of the young age and quality of our equipment, our safety record, the quality and expertise of our employees and our responsiveness to customer needs.

Customers

We served in excess of 1,115 customers during the year ended December 31, 2010. For the years ended December 31, 2010, 2009 and 2008, our largest customer, which was PEMEX in 2010 and 2009, comprised approximately 13.7%, 11.7%, and 8.6% of our consolidated revenues, respectively, our five largest customers comprised approximately 35.9%, 37.7%, and 30.3% of our consolidated revenues, respectively, and our ten largest customers comprised approximately 51.9%, 49.8%, and 42.9% of our consolidated revenues, respectively. During 2010, PEMEX comprised 13.7% of our consolidated revenues. During 2009, PEMEX and ConocoPhillips comprised of 11.7% and 11.1% of our consolidated revenues, respectively. During 2008 no customers comprised greater than 10.0% of our consolidated revenues. We had been expanding our market base and adding new customers until the decrease in activity in the oil and gas industry that began in the fourth quarter of 2008. Activity in the oil and gas industry began to improve in the last half of 2010 through the current period and we are again expanding revenues within our existing customer base. Nevertheless, the loss of our top customer or of several of the customers in the top ten would materially adversely affect our revenues and results of operations. We believe that customers lost could be replaced with other customers, but there can be no assurance that lost revenues could be replaced in a timely manner or at all, especially given the market competitiveness.

Our business segments charge customers by the hour, day or project for services, equipment and personnel.

We have master service agreements in place with most of our customers, under which jobs or projects are awarded on the basis of price, type of service, location of equipment, and the experience level of work crews.

Suppliers

Historically, we have purchased or leased our well servicing rigs from several third-party or related party suppliers. During the year ended December 31, 2010, we leased two swab units and we purchased no well servicing rigs or swab units.

We purchase well servicing chemicals, drilling fluids, and related supplies from various third-party suppliers. We purchase potassium chloride from two suppliers Agri-Empresa, Inc. and Tetra Technology, Inc.. For all other well servicing products, such as barite, surfactants, and drilling fluids, we purchase from various suppliers of well servicing products when needed.

Although we do not have written agreements with any of our suppliers (other than leases with respect to certain of our rigs and equipment), we have not historically suffered from an inability to purchase or lease equipment or purchase raw materials.

Insurance

Our operations are subject to risks inherent in the oilfield services industry, such as equipment defects, malfunctions, failures and natural disasters. In addition, hazards such as unusual or unexpected geological formations, pressures, blow-outs, fires or other conditions may be encountered in drilling and servicing wells, as well as the transportation of fluids and our assets between locations. We have obtained insurance coverage against certain of these risks which we believe is customary in the industry, including $1 million in general liability per occurrence, $25 million in umbrella coverage and $50 million of excess liability coverage. Such insurance is subject to coverage limits and exclusions and may not be available for all of the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we incur substantial liability and such damages are not covered by insurance or are in excess of policy limits, or if we incur such liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially and adversely affected.

Environmental Regulations

Our operations are subject to various federal, state and local laws and regulations in the United States and Mexico pertaining to health, safety and the environment. Laws and regulations protecting the environment have become more stringent over the years and in certain circumstances may impose strict liability, rendering us liable for environmental damage without regard to negligence or fault on our part. Moreover, cleanup costs, penalties and other damages arising as a result of new, or changes to existing, environmental laws and regulations could be substantial and could have a material adverse effect on our financial condition, results of operations and cash flows. We believe that we conduct our operations in substantial compliance with current in the United States and Mexico federal, state and local requirements related to health, safety and the environment.

The following is a summary of the more significant existing environmental, health and safety laws and regulations to which our operations are subject and for which compliance may have a material adverse effect on our results of operation or financial position. See “Risk Factors—Due to the nature of our business, we may be subject to environmental liability” on page 15 of this prospectus for further details.

Hazardous Substances and Waste

The Comprehensive Environmental Response, Compensation and Liability Act, as amended, or CERCLA and comparable state laws in the United States impose liability without regard to fault or the legality of the original conduct on certain defined persons, including current and prior owners or operators of the site where a release of hazardous substances occurred and entities that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these responsible persons may be liable for the costs of cleaning up the hazardous substances, for damages to natural resources and for the costs of certain health studies. In the course of our operations, we generate materials that are regulated as hazardous substances and, as a result, may incur CERCLA liability for cleanup costs. Also, claims may be filed for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants.

We also generate solid wastes that are subject to the requirements of the Resource Conservation and Recovery Act, as amended, or RCRA, and comparable state statutes. Certain materials generated in the exploration, development, or production of crude oil and natural gas are excluded from RCRA’s hazardous waste regulation, but these wastes, which include wastes currently generated during our operations, could be designated as “hazardous wastes” in the future and become subject to more rigorous and costly disposal requirements. Any such changes in the laws and regulations could have a material adverse effect on our operating expenses.

Although we have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been released at properties owned or leased by us now or in the past, or at other locations where these hydrocarbons and wastes were taken for treatment or disposal. Under CERCLA, RCRA and analogous state laws, we could be required to clean up contaminated property (including contaminated groundwater), perform remedial activities to prevent future contamination, or pay for associated natural resource damages.

In Mexico, hazardous wastes must be handled in accordance with the provisions of the General Law for the Prevention and Integral Management of the Wastes and its Regulations. This law requires, among other things, that persons who generate hazardous waste (i) register the amount and kind of hazardous waste generated; (ii) label, package and store the hazardous waste in a prescribed manner; (iii) maintain duly completed manifests regarding generation, transportation and final disposition of the hazardous waste; (iv) obtain a registration from Mexican authorities; (v) ensure that all subcontractors dealing with the transportation, treatment and final disposition of the hazardous waste have the proper registration issued by Mexican authorities; and (vi) avoid soil contamination and/or spills.

Water Discharges

We operate facilities that are subject to requirements of the Clean Water Act, as amended, or CWA and analogous state laws that impose restrictions and controls on the discharge of pollutants into navigable waters. Pursuant to these laws, permits must be obtained to discharge pollutants into state waters or waters of the United States, including to discharge storm water runoff from certain types of facilities. Spill prevention, control and countermeasure requirements under the CWA require implementation of measures to help prevent the contamination of navigable waters in the event of a hydrocarbon spill. The CWA can impose substantial civil and criminal penalties for non-compliance.

Employee Health and Safety

We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA and comparable state laws that regulate the protection of employee health and safety. OSHA’s hazard communication standard requires that information about hazardous materials used or produced in our operations be maintained and provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with OSHA requirements.

Climate Change Regulation

The U.S. Congress has been considering legislation to reduce the emissions of certain gases, commonly referred to as “greenhouse gases,” including carbon dioxide and methane, which, according to certain scientific studies, might contribute to the warming of the Earth’s atmosphere and other climatic changes. On June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, or ACESA, which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of these greenhouse gases. ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under the ACESA, the EPA would issue a capped and steadily declining number of tradable emissions allowances to major sources of greenhouse gas emissions permitting such sources to continue to emit greenhouse gases into the atmosphere. The cost of these allowances would be expected to increase significantly over time. ACESA would impose increasing costs on the combustion of carbon-based fuels such as oil and natural gas. The U.S. Senate began work on its own legislation for restricting domestic greenhouse gas emissions and President Obama has indicated his support of legislation to reduce greenhouse gas emissions through an emission allowance system. Although it is not currently possible to predict when or if the Senate may act on climate change legislation or how any such bill would be reconciled with ACESA, any future federal laws or implementing regulations that may be adopted to address the emission of greenhouse gases could adversely affect demand for our services by reducing demand for the oil and natural gas produced by our customers. Such legislation could also increase our operating costs.

Additionally, on December 7, 2009, the EPA announced its finding that greenhouse gas emissions presented an endangerment to human health and the environment. This endangerment finding allows the EPA to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. In September 2009, the EPA proposed regulations in anticipation of finalizing its endangerment finding that would require a reduction in greenhouse gas emissions from motor vehicles and, could also trigger permit review for greenhouse gas emissions from certain stationary sources. On October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010. On November 30, 2010, the EPA issued regulations that expanded reporting requirements to include onshore and offshore petroleum and natural gas production; natural gas processing, distribution and storage; and facilities that inject and store carbon dioxide underground for the purposes of geologic sequestration or enhanced oil and gas recovery. Reporting requirements under these new regulations are mandatory beginning in 2012 for emissions occurring in 2011.

In Mexico, emissions generated as a result of the development of oil and other petrochemicals, including work related to oil wells, are governed by Mexican regulation which requires a license issued by Mexican authorities. The license must be updated annually by filing an annual operation report.

The adoption and implementation of additional regulations that would impose reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations and the equipment and operations of our customers could require us to incur increased operating costs and could adversely affect demand for crude oil and natural gas produced by our customers, which would adversely affect demand for our services. The potential increase in the costs of our operations and the operations of our customers could include additional costs to operate and maintain equipment and facilities, install new emission controls on equipment and facilities, acquire allowances to authorize greenhouse gas emissions, pay any taxes related to greenhouse gas emissions and administer and manage a greenhouse gas emissions program. While we may be able to include some or all of such increased operating costs in the rates we charge for our services, any recovery of such costs is uncertain. Even if such legislation is not adopted at the national level, a number of states, acting either individually or through multi-state regional initiatives, have already begun implementing legal measures to reduce emissions of greenhouse gases. While no such legislation is currently being considered in Texas, many of our customers operate nationally and would be adversely affected by the requirements of such legislation. Any one of these climate change regulatory and legislative initiatives could have a material adverse effect on our business, financial condition and results of operations.

Other Laws and Regulations

We operate salt water disposal wells that are subject to the CWA, Safe Drinking Water Act, and state and local laws and regulations, including those established by the Environmental Protection Agency’s Underground Injection Control Program which establishes the minimum program requirements. Our salt water disposal wells are located in Texas, which requires us to obtain a permit to operate each of these wells. We have such permits for each of our salt water disposal wells. The Texas regulatory agency may suspend or modify any of these permits if such well operation is likely to result in pollution of fresh water, substantial violation of permit conditions or applicable rules, or leaks to the environment. We maintain insurance against some risks associated with our well service activities, but there can be no assurance that this insurance will continue to be commercially available or available at premium levels that justify its purchase by us. The occurrence of a significant event that is not fully insured or indemnified could have a materially adverse effect on our financial condition and operations.

In Mexico, all work related to the development of oil and other petrochemicals, including work related to oil wells, must be authorized by Mexican authorities, that require an environmental impact statement related to such work.

Properties

The following sets forth the principal locations from which the Company conducts its operations. The Company leases or rents all of the properties set forth below, except for the Alice rig yard, San Ygnacio truck yard and a portion of the property in Poza Rica, Mexico, which are owned by the Company.

Location	Date in Service	Service Offering
South Texas
Alice – truck location	9/1/2003	Fluid Logistics and Other
Alice – rig location	9/1/2003	Well Servicing
Freer	9/1/2003	Fluid Logistics and Other
Laredo	10/1/2003	Fluid Logistics and Other
San Ygnacio	4/1/2004	Fluid Logistics and Other
Goliad	8/1/2005	Fluid Logistics and Other
Bay City	9/1/2005	Fluid Logistics and Other
Edna	2/1/2006	Well Servicing/Fluid Logistics and Other
Three Rivers	8/1/2006	Fluid Logistics and Other
Carrizo Springs	12/1/2006	Fluid Logistics and Other

West Texas
Ozona	3/1/2006	Fluid Logistics and Other
San Angelo	7/1/2006	Well Servicing/Fluid Logistics and Other
Monahans	8/31/2007	Well Servicing/Fluid Logistics and Other
Odessa	9/30/2007	Well Servicing/Fluid Logistics and Other
Big Spring	10/15/2007	Well Servicing
Big Lake	7/16/2008	Well Servicing/Fluid Logistics and Other
Andrews	8/27/2008	Well Servicing
Lamesa	7/1/2010	Well Servicing

East Texas
Marshall	12/1/2005	Fluid Logistics and Other
Carthage	3/1/2007	Well Servicing
Kilgore	11/1/2007	Well Servicing
Nacogdoches	6/5/2008	Fluid Logistics and Other

Mississippi
Baxterville	3/20/2008	Well Servicing
Laurel	7/1/2010	Well Servicing

Mexico
Poza Rica	12/01/2008	Well Servicing

Pennsylvania
Indiana	7/9/2009	Well Servicing

Enforceability of Civil Liabilities Against Foreign Persons

As a result of the Conversion, FES Ltd is now incorporated in Texas. The Company does have assets and operations in Mexico. Nevertheless, a substantial part of the Company’s assets are located in the United States, and all but one of its current officers and directors and the experts named in this prospectus are residents of the United States.

Legal Proceedings

There are no pending material legal proceedings, and the Forbes Group is not aware of any material threatened legal proceedings, to which the Forbes Group is a party or to which its property is subject, other than in the ordinary course of business.

MANAGEMENT

The following table sets out information for each of our directors and executive officers as of October 7, 2011.

Name	Age	Position
John E. Crisp	49	Chairman of the Board, President and Chief Executive Officer
Charles C. Forbes	58	Executive Vice President, Chief Operating Officer and Director
L. Melvin Cooper	58	Senior Vice President, Chief Financial Officer and Secretary
Dale W. Bossert	67	Director
Travis H. Burris	50	Director
Janet L. Forbes	57	Director
William W. Sherrill	85	Director

The following are brief biographies of each of our executive officers and directors, including a description of their present occupations; their principal occupations during the last five years; and the specific experience, qualifications, attributes or skills that caused the nominating and corporate governance committee and the Board to determine that the person should continue serving in his or her stated capacity.

Executive Officers

John E. Crisp, Chairman of the Board, President and Chief Executive Officer

Mr. Crisp is our President and Chief Executive Officer and was appointed to such offices and elected as a director and Chairman of the Board upon Forbes Energy Services Ltd.’s formation effective April 11, 2008 and since the Delaware Reorganization effective January 1, 2008, has been the Chairman of the Board, President and Chief Executive Officer of Forbes Energy Services LLC. Prior to the Delaware Reorganization, Mr. Crisp was a founding partner of the Forbes Group and Director of Operations of TX Energy Services since 2003. Prior to founding the Forbes Group, Mr. Crisp was a Division Manager at Key Energy from 1998 to 2003. Key Energy acquired Dawson Production Services shortly after Dawson acquired Hellums Services, Inc. in 1998. Mr. Crisp became a partner of Hellums in 1995, after serving as their Equipment and Safety Manager from 1990 and served in the same capacity until it was sold to Dawson in 1998, at which time Mr. Crisp was serving as a district manager. Mr. Crisp started in the energy industry in 1978, working as an equipment operator. Mr. Crisp has over 30 years of oilfield services industry experience and has twice before founded, built and later sold oilfield service businesses.

Charles C. Forbes, Executive Vice President, Chief Operating Officer and Director

Mr. Forbes is our Executive Vice President and Chief Operating Officer and was appointed to such offices and elected a director upon Forbes Energy Services Ltd.’s formation effective April 11, 2008 and since the Delaware Reorganization effective January 1, 2008, has been a director and Executive Vice President and Chief Operating Officer of Forbes Energy Services LLC. Prior to the Delaware Reorganization, Mr. Forbes was a founding partner of the Forbes Group and Director of Operations of C.C. Forbes since 2003. Mr. Forbes founded Forbes Oil & Gas Company, an independent exploration and production company, in the mid-1980s which he continues to operate. From 1998 to 2003, Mr. Forbes served as a consultant to various independent oilfield services companies in South Texas. Mr. Forbes started in the oilfield industry with Otis Engineering doing workover and wireline work. Mr. Forbes purchased Hellums Services, Inc. in 1995, which was acquired by Dawson Production Services in 1998. Mr. Forbes started O.K. Well Service in 1978, with three rigs and sold it to Pride Petroleum Services in 1990, when such company had 22 workover rigs, 12 swabbing rigs and 6 winch trucks with approximately 145 employees. Mr. Forbes managed the operations of oil and natural gas leases from 1980 through 2006 and various salt water disposal wells from 1980 through 2006. Mr. Forbes has over 35 years of oilfield services industry experience and has founded, built and later sold oilfield services businesses.

L. Melvin Cooper, Senior Vice President, Chief Financial Officer and Assistant Secretary

Mr. Cooper is our Senior Vice President, Chief Financial Officer and Assistant Secretary and was appointed to such offices upon Forbes Energy Services Ltd.’s formation effective April 11, 2008 and since the Delaware Reorganization effective January 1, 2008, has been the Senior Vice President, Chief Financial Officer and Secretary of Forbes Energy Services LLC. Prior to the Delaware Reorganization, Mr. Cooper was Senior Vice President & Chief Financial Officer of the Forbes Group from June 2007. In October 2010, Mr. Cooper joined the board of Flotek Industries Inc., a company listed on the New York Stock Exchange that provides specialty chemicals, downhole drilling tools and artificial lift equipment to energy companies. From January to June, 2007, he served as Senior Vice President and Chief Financial Officer of Cude Oilfield Contractors, Inc., an oilfield construction company. From September 2004 to January 2007, Mr. Cooper served as President of SpectraSource Company, a supplier of products and services to the new home building industry. From April 2000 to September 2004, Mr. Cooper served as President and Chief Executive Officer of Cerqa, the supply chain management division of Nationwide Graphics, Inc., a national printing and supply chain management company where

Mr. Cooper served as Senior Vice President and Chief Financial Officer. Mr. Cooper has also served as Chief Financial Officer of private and public companies involved in scrap metal recycling, manufacturing, water purification, natural gas marketing and drilling fluids. Mr. Cooper earned a degree in accounting from Texas A & I University in 1975. Mr. Cooper is a Certified Public Accountant.

Directors

In addition to Messrs. Crisp and Forbes, the following individuals are our directors.

Dale W. Bossert

Mr. Bossert was elected as a director upon Forbes Energy Services Ltd.’s formation effective April 11, 2008 and has served as a director of Forbes Energy Services LLC since March 20, 2008. Since its inception on May 1, 2006, Mr. Bossert has served as a director of GasFrac Energy Services. In August 2010 GasFrac Energy Services conducted a Canadian initial public offering and was listed on the Toronto Stock Exchange. Mr. Bossert recently served as the Chairman of the Board and a director of Turnkey E&P Inc., or Turnkey, a company listed on the Toronto Stock Exchange, from July 16, 2007 to February 14, 2010 and served as director of Keeper Resources Inc., a company that was listed on the Toronto Stock Exchange, until its sale in May 2008. Prior to his service as Chairman of the Board and director of Turnkey, he was its President and Chief Executive Officer for three years and prior to that was President of DWB Oil and Gas Consulting Ltd. for four years. On November 17, 2008, the principal operating subsidiary of Turnkey filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Turnkey was subject to a cease trade order by the Alberta Securities Commission on December 14, 2009 and received cease trade orders from other Canadian securities commissions subsequently. Mr. Bossert resigned as a director of Turnkey on February 14, 2010. Mr. Bossert has approximately 40 years of experience in the upstream oil and natural gas industry and has held various positions with Amoco Corporation in Calgary, Alberta and Chicago, Illinois, and with Union Pacific Resources Company in Calgary, Alberta, Denver, Colorado and Fort Worth, Texas. Mr. Bossert has worked for or acted as a consultant to a number of U.S. based energy companies, including Celsius Energy Company, Chesapeake Energy Corp. and Bass Enterprises.

Travis H. Burris

Mr. Burris was elected as a director upon Forbes Energy Services Ltd.’s formation effective April 11, 2008 and since the Delaware Reorganization effective January 1, 2008, has served as a director of Forbes Energy Services LLC. Mr. Burris has been President, Chief Executive Officer and a director of Texas Champion Bank since 1987. Mr. Burris received a BBA degree in Finance from Texas A & M University.

Janet L. Forbes

Ms. Forbes was elected as a director upon Forbes Energy Services Ltd.’s formation effective April 11, 2008 and since the Delaware Reorganization effective January 1, 2008, has served as a director of Forbes Energy Services LLC. Ms. Forbes was a founding investor in the Forbes Group. Ms. Forbes was a partner and Chief Financial Officer of O.K. Well Service from 1978 until it was sold to Pride Petroleum Services in 1990. When such company was sold, it had 22 workover rigs, 12 swabbing rigs and 6 winch trucks with approximately 145 employees. Ms. Forbes was the Managing Director and owner of CJC Ventures, LLC, a salon company, since January 2007 until the company’s dissolution in 2010. Prior to that time, Ms. Forbes was a private investor.

William W. Sherrill

Mr. Sherrill was elected as a director upon Forbes Energy Services Ltd.’s formation effective April 11, 2008 and since the Delaware Reorganization effective January 1, 2008, has served as a director of Forbes Energy Services LLC. Mr. Sherrill has extensive experience in both operations and finance. In addition to his active business interests, Mr. Sherrill has taught Entrepreneurship as an Executive Professor at the University of Houston’s Bauer College of Business Administration since September 1990 and has been Chairman of the Center for Entrepreneurship and Innovation at that university since September 1993, which recently ranked second in the nation among similar programs at other universities. Mr. Sherrill is also an Adjunct Professor at the Cullen College of Engineering. Mr. Sherrill was President of Associates Company of North America. Mr. Sherrill has served as a director of Gulf and Western and Dasa Company. In addition, Mr. Sherrill was a director of the Federal Deposit Insurance Corporation, a Commissioner to the United Nations Commission for UNESCO (the United Nations Educational, Scientific and Cultural Organization), a Governor of the Federal Reserve System in Washington D.C., Treasurer of the City of Houston, President of a commercial bank, Executive Vice President of a savings and loan association and President of a federal credit union. Mr. Sherrill holds an MBA from Harvard Graduate School of Business Administration, with Distinction in Finance and Manufacturing.

The Board of Directors has determined that Dale W. Bossert, Travis H. Burris and William W. Sherrill are independent directors under the definition of independence used by NASDAQ, as set forth in more detail on pages 60-61 of this prospectus.

Corporate Governance

Our board of directors has implemented the corporate governance initiatives below consistent with the Sarbanes-Oxley Act of 2002 and has adopted corporate governance guidelines. Our corporate governance guidelines address various topics, including:

•	responsibilities and duties of our board of directors;

•	composition of our board of directors, including criteria for remaining a director;

•	compensation of our board of directors;

•	the audit committee of our board of directors;

•	the relationship of our board of directors to management; and

•	director orientation and continuing education.

Our board of directors will continue to evaluate and seek to improve upon, as appropriate, our corporate governance principles and policies on a going-forward basis.

In connection with the Delaware Reorganization, our board of directors and audit committee adopted an employee code of business conduct and ethics and a director code of business conduct and ethics, which address various topics, including:

•	compliance with laws, rules and regulations;

•	competition and fair dealing;

•	protection and proper use of company assets;

•	corporate opportunities;

•	conflicts of interest;

•	confidentiality;

•	insider trading; and

•	record keeping and public disclosure obligations.

On April 30, 2010, the board of directors amended the employee code of business conduct and ethics. The primary purpose of the amendment was to clarify the procedures for reporting violations of the code. Both the employee code of business conduct and ethics and a director code of business conduct and ethics are available on the Investor Relations section of our website at http://www.forbesenergyservices.com.

Board of Directors

The bylaws of Forbes Texas provide for a board of directors consisting of six directors, which is the current number of directors we have. Our board of directors has had six meetings in 2010, conducting all other business to date by unanimous written consent. The board of directors intends to meet at least quarterly every year.

On August 16, 2011, our common stock was listed on the NASDAQ Global Market. As a result, the board of directors applies NASDAQ rules when determining director independence. The board of directors has determined that Dale W. Bossert, Travis H. Burris and William W. Sherrill are independent directors as defined by NASDAQ. Our securities are listed on the Toronto Stock Exchange, which employs a different definition of independence than NASDAQ. The board of directors has determined that Messrs. Bossert, Burris and Sherrill are independent under the rules of the Toronto Stock Exchange.

We have a one year grace period to comply with the NASDAQ requirement that a majority of directors on our board be independent under NASDAQ rules. At this time, we plan to comply with this requirement by adding a new independent director to the board.

Nominating and Voting Agreement

In connection with the Bermuda Reorganization, Charles C. Forbes, Janet L. Forbes, John E. Crisp and FES Ltd entered into a nominating and voting agreement. Under the terms of this agreement, Mr. Crisp, Mr. Forbes, Ms. Forbes and their respective successors or assigns, or the Founders, were granted the right to designate a majority of members of the board of directors of the Company for election. In connection with the our listing of our common stock on NASDAQ, we and the Founders decided to amend certain provisions of this agreement in order to tie the Founders’ nomination rights more closely to their combined ownership percentage of our voting stock. On March 9, 2011, we and the Founders executed an amended and restated nominating and voting agreement which became effective as of the date of the Texas Conversion. Pursuant to this restated agreement, effective as of the Texas Conversion, which was August 12, 2011, for as long as the Founders own greater than 25% in the aggregate of our total outstanding common stock (or other stock that at such time votes with the common stock with respect to the election of directors), they will have the right to designate for election such number of members of the board of directors, rounded up to the greatest whole number, commensurate with their aggregate ownership percentage of such stock. Notwithstanding the foregoing, the Founders will not have the right to designate for election a majority of the board of directors unless the Founders own a majority of the such voting stock of the Company. To the extent that the Founders are unable to mutually agree upon which individuals shall be the board designees, the Founders agree to use good-faith best efforts to nominate Mr. Crisp, Mr. Forbes and Ms. Forbes as board designees, provided that if the number of board designees is less than three, then the Founders agree to use good-faith best efforts to nominate the individuals with the higher ownership percentage of the Company’s voting stock to the available designee positions.

Similar to the original agreement, pursuant to the restated agreement, to the extent that the Founders hold any shares of the Company entitled to vote, such parties have agreed to vote their shares in favor of the designees nominated by the Founders to the Board of Directors. Such parties have also agreed to vote any shares of the Company entitled to vote, and to instruct their designees on the Board of Directors to vote, so as to provide that each subsidiary has at least one manager or director who is also designee of the Founder. Unless 100% of the Founders are in agreement, the parties are contractually bound to instruct their designees to vote against (i) the issuance, reduction, redemption, or alteration of rights of any equity or debt securities of the Company or any other capitalization of the Company; (ii) the formation or sale of any subsidiary, the issuance, reduction, redemption, sale, disposition, or alteration of rights of any equity or debt securities of any subsidiary; and (iii) any decision to increase or decrease the number of directors. The Nominating and Voting Agreement will terminate upon (i) the bankruptcy or dissolution of the Company, (ii) the ownership by the Founders of all the then issued and outstanding share capital of the Company, (iii) the execution of a written instrument of termination by all applicable parties, and (iv) ten years following the date of execution of the restated agreement. The Nominating and Voting Agreement applies to the Founders as owners of our common stock of following the conversion by the Founders of their Class B shares into common stock in May 2010.

The Company and the Founders intend to terminate the Nominating and Voting Agreement in the near future.

Committees of the Board of Directors

The board of directors has established three board committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. The information below summarizes the functions of each of the committees in accordance with their charters. Copies of our committee charters are available on the Investor Relations section of our website at http://www.forbesenergyservices.com.

Audit Committee

The audit committee has been structured to comply with the requirements of Multilateral Instrument 52-110—Audit Committees of the Canadian Securities Administrators, or MI 52-110, and the equivalent requirements under U.S. federal securities laws. The board of directors has determined that the audit committee members have the appropriate level of financial understanding and industry specific knowledge to be able to perform the duties of the position and in particular are financially literate as defined in MI 52-110 and qualify as audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act of 1934, as amended, or the Exchange Act.

The audit committee, as permitted by, and in accordance with, the requirements of Texas law and the bylaws of Forbes Texas and any legal or regulatory authority having jurisdiction, is responsible to periodically assess the adequacy of procedures for the public disclosure of financial information and review on behalf of the board of directors, and report to the board of directors, the results of its review and its recommendation regarding all material matters of a financial reporting and audit nature, including, but not limited to, the following main subject areas:

•	financial statements, including management’s discussion and analysis thereof;

•	financial information in any annual information form, management proxy circular, prospectus or other offering document, material change report, or business acquisition report;

•	reports to shareholders and others;

•	press releases regarding annual and interim financial results or containing earnings guidance;

•	internal controls;

•	audits and reviews of financial statements of us and our subsidiaries; and

•	filings with securities regulators containing financial information.

The audit committee is responsible to ensure satisfactory procedures for receipt, retention, and treatment of complaints and for the confidential, anonymous submission by employees regarding any accounting, internal accounting controls or auditing matters. The board of directors is informed of the audit committee’s activities by a report delivered at each regular meeting of the board of directors.

The audit committee is responsible to recommend the appointment and compensation of the independent registered public accounting firm annually and to review and evaluate the external auditor. Once appointed by the shareholders, the external auditor reports directly to the audit committee. The audit committee is responsible to review and approve our hiring policies regarding current and former partners and employees of the external auditor. In addition, the audit committee is responsible to pre-approve non-audit services undertaken by the external auditor.

The audit committee has direct responsibility for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services, including the resolution of disagreements between the external auditor and management.

The audit committee meets at least once per financial quarter to fulfill its responsibilities under its charter, which includes the review of our quarterly and annual financial statements. In 2010, the audit committee met eight times. The audit committee is comprised of Dale W. Bossert, Travis H. Burris and William W. Sherrill, each of whom is independent under the rules of the NASDAQ and the Toronto Stock Exchange, financially literate as required by MI 52-110 and qualifies as audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Mr. Sherrill is the chair of the audit committee.

Compensation Committee

In accordance with its charter, the compensation committee’s role is to assist the board of directors in fulfilling its responsibilities relating to matters of human resources and compensation, including equity compensation and to establish a plan of continuity and development for our senior management. The compensation committee also reviews and recommends to the board of directors a comprehensive statement of compensation philosophy, strategy and principles for our executives and periodically evaluates our compensation and benefits program in accordance with such statement. The compensation committee reviews and makes recommendations to the board of directors regarding all new employment, consulting, retirement and severance agreements and arrangements proposed for our executives and evaluates existing agreements with our executives, including the Chief Executive Officer and with our directors. The compensation committee may not form or delegate authority to subcommittees without the prior approval of the board of directors.

The compensation committee is comprised of Dale W. Bossert, Travis H. Burris and William W. Sherrill, all of whom are independent under the rules of the NASDAQ and the Toronto Stock Exchange. Mr. Burris is the chair of the compensation committee. In 2010, our compensation committee has met two times. The compensation committee meets as necessary.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s charter provides that the responsibilities of such committee include:

•	establishing and reviewing member characteristics for the board of directors;

•	evaluating, identifying and recommending nominees to the board of directors;

•	considering written recommendations from the shareholders of the Company for nominees for directors;

•	monitoring and reviewing the education and development of members of the board of directors;

•	recommending directors to serve as committee members and chairs;

•	reviewing and developing corporate governance guidelines, policies and procedures for the board of directors;

•	establishing and implementing evaluation processes for the board of directors, committees and chairs;

•	establishing procedures for the engagement of independent counsel by a director;

•	reviewing disclosure by us of matters within the committee’s mandate; and

•	reviewing and evaluating the committee’s charter and efficacy.

The nominating and corporate governance committee is comprised of Dale W. Bossert, Travis H. Burris and William W. Sherrill, all of whom are independent under the rules of the NASDAQ and the Toronto Stock Exchange. Mr. Bossert is the chair of the nominating and corporate governance committee. Our nominating and corporate governance committee met once in 2010. The nominating and corporate governance committee meets at least annually and otherwise as necessary.

The nominating and corporate governance committee is responsible for, among other things, identifying and recommending potential candidates for nomination to the board of directors. The identification of potential board members is undertaken with a view to ensuring overall diversity of experience, backgrounds, skills and geographic representation of board members. The nominating and corporate governance committee receives advice from the board of directors and considers written recommendations from the shareholders of the Company respecting individuals best suited to serve as directors and, when necessary, develops its own list of appropriate candidates for directorships.

Indemnification of Directors and Officers

The Texas Business Organization Code, which now governs Forbes Texas as a result of the Conversion, provides that a corporation is permitted to provide indemnification by certificate of formation or bylaw provision, resolution of the shareholders or directors, agreement, or otherwise, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a governing person, former governing person, or delegate, who was, is, or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in any other case, that his conduct was not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

The bylaws of Forbes Texas provide that Forbes Texas shall indemnify to the fullest extent permitted by Texas law its directors and officers, or former directors and officers (including directors and officers of Forbes Bermuda), or any person who serves or served at the request of Forbes Texas (or Forbes Bermuda) as a director or officer (or as a trustee of an employee benefit plan or in any other capacity approved for this purpose by the board of directors or any committee thereof) of Forbes Texas (or Forbes Bermuda) or any of its subsidiaries or other affiliates. Forbes Texas will remain obligated on any indemnification obligations with respect to directors and officers of Forbes Bermuda arising prior to the Conversion.

Directors’ and Officers’ Liability Insurance and Indemnification

We have a directors’ and officers’ liability insurance policy that covers indemnification of directors and officers and individual directors and officers in certain circumstances. The policy has a $5 million coverage limit and indemnification deductibles apply. In addition, both Forbes Energy Services Ltd. and Forbes Energy Services LLC have entered into indemnification agreements with each of their respective directors and officers for liabilities and costs in respect of any action or suit against them in connection with the execution of their duties, subject to customary limitations prescribed by applicable law. These agreements, among other things, would indemnify such directors and officers for certain expenses (including advancing expenses for attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or on our behalf, arising out of such person’s services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our philosophy on the compensation of our executive officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of high quality, recognize performance and align executive goals with the short-term and long-term objectives of the Company. Our compensation program is designed to reward performance, leadership and loyalty. The elements of our executive compensation program for our executive officers consist of base salary and benefits, cash bonuses and equity incentive awards. We provide base salary and benefits in order to compensate executive officers for their day-to-day services rendered to the Company, cash bonuses in order to encourage achievement of operating results and equity incentive awards in order to better align the interests of our executive officers with the long-term interests of our shareholders. We believe that each of these three principal elements play a role in achieving our overall compensation objective of attracting and maintain high quality individuals, recognizing performance and aligning executive goals with the objectives of the Company.

The Company does not have a formal policy for allocating between cash and non-cash compensation, generally or with respect to its named executive officers. Rather the compensation committee evaluates each element of compensation separately. For the named executive officers, the factors used in such evaluation are set forth below.

In connection with our Bermuda reorganization and Canadian initial public offering, in May 2008 we entered into employment agreements with each of our executive officers named in our summary Compensation Table on Page 65, or Named Executive Officers. The compensation committee was involved in this process and considered the following factors in setting compensation levels, including base salary, potential bonus and option awards, for each of the Named Executive Officers:

•	The roles of Messrs. Forbes and Crisp in launching each of our current lines of business;

•	The roles of Messrs. Forbes and Crisp in developing and growing each of our current lines of business to our current levels;

•

The roles of Messrs. Forbes and Crisp in creating a business model that allows us to differentiate ourselves from competitors in the marketplace through newer equipment, enhanced customer service and safety for employees;

•	The roles of Messrs. Forbes, Crisp and Cooper in completing our most recent, significant business transactions including:

•	The reorganization of our predecessor companies from limited partnerships into limited liability companies in June 2007;

•	The reorganization of the limited liability companies under a Delaware holding company in January 2008;

•	Our private placement of $205 million in 11% senior secured notes in a 144A transaction in February 2008;

•	The reorganization of our companies under our Bermuda holding company in May 2008;

•	Our May 2008 Canadian initial public offering and related U.S. private placement of common shares for aggregate gross proceeds of approximately $172 million;

In connection with the employment agreements described above, at the time of our Canadian initial public offering, each of the Named Executive Officers were granted an option to purchase 112,500 common shares at an exercise price of $28.00 per share, based primarily on the price at which common shares were sold in our Canadian initial public offering. This grant was commensurate with the factors considered by the compensation committee described in the preceding section.

On August 24, 2010 and September 9, 2010, the compensation committee met to discuss, among other things, the compensation of Mr. Cooper. It was determined that, in order to ensure that Mr. Cooper’s compensation adequately reflects what the committee felt, based on the general experience of its members, is available in the market, Mr. Cooper’s compensation should be increased. The committee felt that it was appropriate to grant Mr. Cooper an incentive option to purchase 118,750 common shares to Mr. Cooper at an exercise price of $2.60 per share. The option has a ten year life and vests in four equal installments over two years. Further, the committee decided to raise Mr. Cooper’s base salary from $200,000 a year to $250,000 a year. The committee feels that this mix of compensation (both long-term equity compensation and base salary increase) rewards Mr. Cooper for his efforts a Chief Financial Officer and provides incentives for performance that align with the interests of our shareholders.

Our compensation committee has not conducted a complete review of the compensation of Messrs. Crisp and Forbes since May 2008. Nevertheless, due to economic conditions, our compensation committee did acknowledge and agree, in April 2009, to the voluntary and temporary reduction in base salary of Messrs. Crisp, Forbes and Cooper of $37,500, $37,500 and $5,000, respectively. As discussed above, Mr. Cooper’s salary has subsequently been increased. Additionally, due to economic conditions, the compensation committee determined that Messrs. Crisp, Forbes and Cooper should not receive bonus payments for 2010. It is anticipated that, in the future, the compensation committee will establish formal methodologies for reviewing base salary and determining cash and equity bonus awards.

On April 11, 2011, based on the recommendation of the compensation committee, the board of directors approved cash bonuses of $300,000, $300,000 and $100,000 to John E. Crisp, Charles C. Forbes and L. Melvin Cooper, respectively. The compensation committee decided to recommend these bonuses in an attempt to ensure that the total cash compensation of its executive officers adequately reflects the cash compensation that is available to executives of similarly situated companies in our market. In arriving at this decision, the compensation committee reviewed data from the following published surveys: 2010 Economics Research Institute Platform Library, Watson Wyatt’s 2008/2009 Top/Middle Management Calculator, 2010 Mercer Compensation Survey for the Energy Sector.

On August 11, 2011, the Company completed its previously discussed option exchange program whereby holders of certain “underwater” options were given a limited opportunity to exchange such old options for new options covering a fewer number of the Company’s common stock. The Company’s shareholders approved the Option Exchange at the Company’s annual meeting on June 27, 2011. The Option Exchange only applied to options granted on May 29, 2008 and the Option Exchange expired on August 11, 2011. Those who participated in the Option Exchange received new options for the old options they tendered at a ratio of .72 to 1. The new options have an exercise price of $9.32 per share. Messrs. Crisp, Forbes and Cooper participated in the Option Exchange, each tendering options to purchase 112,500 shares of common stock and each receiving new options to purchase 81,000 shares of common stock.

On August 15, 2011, the compensation committee approved options to purchase 18,750, 18,750 and 125,000 shares of common stock to Messrs. Crisp, Forbes and Cooper, respectively. These options have an exercise price of $9.16 per share and vest in three annual installments beginning on August 15, 2012. The compensation committee determined to grant these options based on our improved performance and the completion of several large transactions, including the offering of the initial notes.

Summary Compensation

The following table sets forth all compensation paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, by Forbes Energy Services Ltd. or a subsidiary thereof, in U.S. dollars, to the individuals who were, at December 31, 2010, the Chief Executive Officer, the Chief Financial Officer and the only other executive officer whose total annual compensation was more than $100,000. The currency of compensation awarded, earned, paid or payable is in U.S. dollars.

Name and principal position	Year	Salary ($)		Bonus ($)	Share- based awards ($)	Option- based awards ($)		Non-equity incentive plan compensation ($)		Pension value ($)	All other compensation ($)		Total compensation ($)
								Annual incentive plans	Long-term incentive plans
John E. Crisp	2010	462,500		—	—	—		—	—	—	57,178	(1)	519,678
President & Chief Executive Officer	2009	474,038		—	—	—		—	—	—	61,148	(2)	535,186
	2008	500,019	(3)	—	—	1,307,523	(4)	—	—	—	52,115	(5)	1,859,657

Charles C. Forbes	2010	462,500		—	—	—		—	—	—	52,337	(7)	514,837
Executive Vice President & Chief Operating Officer	2009	474,038		—	—	—		—	—	—	55,145	(7)	529,183
	2008	500,019	(3)	—	—	1,307,523	(4)	—	—	—	46,702	(8)	1,854,244

L. Melvin Cooper	2010	233,154		—	—	255,574	(5)	—	—	—	31,403	(9)	520,131
Senior Vice President & Chief Financial Officer	2009	197,692		—	—	—		—	—	—	27,604	(10)	225,296
	2008	200,000		—	—	1,307,523	(2)	250,000	—	—	32,228	(11)	1,789,751

(1)	This amount is comprised of $33,000 for fees earned as a director, $6,178 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(2)	This amount is comprised of $36,000 for fees earned as a director, $7,148 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(3)	Pursuant to the Bermuda Reorganization, Messrs. Crisp and Forbes received equity interests in us in exchange for 63% of their respective equity interests in Forbes Energy Services LLC. In addition, they have received payments indirectly from us as a result of the transactions described under Item the section “Transactions with Related Persons” on page 76 of this prospectus. Finally, as owners of the member entities of the Forbes Group, Messrs. Crisp and Forbes received cash distributions from the Forbes Group with respect to the fiscal period ended May 28, 2008, the date immediately preceding the Bermuda Reorganization, of $2.1 million and $2.1 million, respectively, primarily to allow them to make tax payments.
(4)	The options were priced using the Black-Scholes option pricing model, using assumptions included in Note 5 of our audited financial statements for the year ended December 31, 2010 included herein.

(5)	This amount is comprised of $23,000 for fees earned as a director, $11,115 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(6)	This amount is comprised of $30,996 for fees earned as a director, $3,341 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(7)	This amount is comprised of $33,996 for fees earned as a director, $3,145 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(8)	This amount is comprised of $21,664 for fees earned as a director, $7,038 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(9)	This amount is comprised of $13,403 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(10)	This amount is comprised of $9,604 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(11)	This amount is comprised of $14,228 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.

Employment Agreements

As part of our overall compensation plan, we have long-term employment agreements with our three executive officers. John E. Crisp serves as our President and Chief Executive Officer, Charles C. Forbes serves as our Executive Vice President and Chief Operating Officer, and L. Melvin Cooper serves as our Senior Vice President, Chief Financial Officer and Assistant Secretary. Each long-term employment agreement has a current term expiring April 30, 2011, provided that the term of each agreement has automatically extended for an additional year on May 1, 2011 and will automatically extend for an additional year on every May 1 hereafter unless notice of termination is given before any such date by us or the employee.

For the year ending December 31, 2010, the employment agreements of Messrs. Crisp, Forbes, and Cooper provided for annual base salaries of $500,000, $500,000 and $200,000, respectively. Notwithstanding this fact, in April 2009, Messrs. Crisp, Forbes and Cooper voluntarily agreed to a temporary reduction in base salary of $37,500, $37,500 and $5,000 per year, respectively, provided that Mr. Cooper’s salary was subsequently increased in September 2010 as discussed above.

If, during the term of his respective agreement, we terminate the employment of Messrs. Crisp, Forbes, or Cooper for any reason other than for cause, he would be entitled to his base salary, bonus, automobile, and medical and other benefits through the actual expiration date of his agreement, and any and all options, rights, or awards granted in conjunction with the Incentive Plan would immediately vest. If we should undergo a change in control while the agreements are in effect and any of Messrs. Crisp, Forbes, or Cooper is either constructively or actually terminated under the conditions set forth in his agreement, then he would be entitled to receive three times his salary for the year in which the termination occurs and, in general, three times the bonus he received for the previous year, three years of medical and other insurance benefits from the date of termination, and any and all options, rights, or awards granted in conjunction with the Incentive Plan would immediately vest. To the extent that such medical benefits are taxable to the employee or his dependents, we would gross-up the employee for such taxes based on the employee’s actual tax rates.

For Messrs. Forbes and Crisp, if either were terminated without cause as of December 31, 2010, each would have been entitled to his then-current base salary of $500,000 until April 30, 2011 and 112,500 common shares issuable upon exercise of his options would have immediately vested. If either had been terminated following a change in control, each would have been entitled to three times his then-current base salary, or $1.5 million, plus a bonus equal to one-fourth his annual base salary, or $125,000, and the same acceleration of vesting of his options would apply. For Mr. Cooper, if he had been terminated without cause as of December 31, 2010, he would have been entitled to his then-current base salary of $250,000 until April 30, 2011 and 231,250 common shares issuable upon exercise of his options would have immediately vested. If he had been terminated following a change in control, he would have been entitled to three times his then-current base salary, or $750,000, plus a bonus equal to one-fourth his annual base salary, or $62,500 and the same acceleration of vesting of his options would apply.

Pursuant to our employment agreements with Messrs. Crisp, Forbes and Cooper, certain tax protection is provided in the form of a gross-up payment to reimburse the executive for any excise tax under Section 4999 of the U.S. Code as well as any additional income taxes resulting from such reimbursement. Section 4999 of the U.S. Code imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and U.S. Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. If such additional excise tax is due, we have agreed to pay such tax on a “grossed-up” basis for those executives.

Our employment agreements with Messrs. Crisp, Forbes and Cooper define change of control to mean (i) any person or group obtaining a majority of the voting shares of Forbes Energy Services Ltd. pursuant to a tender offer; (ii) a majority of the directors of

Forbes Energy Services Ltd. being replaced during any twelve months period by new directors whose appointment or election is not endorsed by a majority of the board prior to such appointment or election; or (iii) any person or group acquires assets from Forbes Energy Services Ltd. that have a total gross fair market value equal to 75% of the total gross fair market value of all of the assets of the Parent immediately prior to such acquisition.

If the employment of any of Messrs. Crisp, Forbes, or Cooper is terminated for good cause or if any of Messrs. Crisp, Forbes, or Cooper voluntarily terminates his employment with us, we will pay any compensation earned but not paid to him prior to the effective date of termination. Each of Messrs. Crisp, Forbes, or Cooper may voluntarily terminate his employment by giving at least thirty days’ notice. At that time, we would have the right to relieve him of his duties; however, his salary would continue during the notice period.

If any of Messrs. Crisp, Forbes, or Cooper dies or becomes permanently disabled during the term of his employment, we will pay to his estate the compensation that such executive would have earned through the date of death or permanent disability, including any bonus earned but not yet paid, any and all options, rights or awards granted in conjunction with the Incentive plan would immediately vest and his dependants would be entitled to benefits, including medical and other benefits and use of a company automobile for a period of one year.

Each of Messrs. Crisp, Forbes, and Cooper has agreed that, during the term of his agreement and for a period of one year after termination, he will not (i) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with us in the locations in which we operate, (ii) solicit any of our employees to terminate their employment, or (iii) accept employment with or payments from any of our clients or customers who did business with us while he was employed by us.

Under their respective agreements, the compensation committee has discretion to establish the methodology for determining annual bonuses. Due to its decision not to award bonuses based on the economic conditions, the compensation committee has not yet established a methodology for determining annual bonuses.

The respective agreements of Messrs. Crisp and Forbes acknowledge their existing interests in other business ventures described under “Business – Transactions with Related Parties” on page 76 of this prospectus and their right to engage in other such businesses that would comply with the terms of the covenant applicable to transactions with affiliates in the New Indenture.

Potential Payments upon Termination or Change of Control (1)

Name and principal position		Voluntary Termination		Termination for Cause		Termination by Company without Cause		Change in Control with Termination for Good Reason by Executive or Without Cause		Death and Permanent Disability
John E. Crisp President & Chief Executive	Compensation: Severance		$—		$—		$664,384		$1,734,375		$123,288
Officer	Acceleration of Unvested
	Stock Options		$—		$—		$—		$—		$—
	Benefits and Perquisites: Insurance continuation 280G Tax Gross Up	$ $	— —	$ $	— —	$ $	17,809 —	$ $	40,208 633,114	$ $	13,271 —

			$—		$—		$682,193		$2,407,697		$136,559
Charles C. Forbes Executive Vice President &	Compensation: Severance		$—		$—		$664,384		$1,734,375		$123,288
Chief Operating Officer	Acceleration of Unvested
	Stock Options		$—		$—		$—		$—		$—
	Benefits and Perquisites: Insurance continuation 280G Tax Gross Up	$ $	— —	$ $	— —	$ $	17,809 —	$ $	40,208 669,126	$ $	13,271 —

			$—		$—		$682,193		$2,443,709		$136,559
L. Melvin Cooper Senior Vice President &	Compensation: Severance		$—		$—		$332,192		$937,500		$61,647
Chief Financial Officer	Acceleration of Unvested
	Stock Options		$—		$—		$356,250		$356,250		$356,250
	Benefits and Perquisites: Insurance continuation 280G Tax Gross Up	$ $	— —	$ $	— —	$ $	17,809 —	$ $	40,208 490,448	$ $	13,271 —

			$—		$—		$706,251		$1,824,406		$431,168

(1)	Calculated as of December 31, 2010

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions referenced above, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis referred to above be included in this prospectus.

This foregoing report is given by the following members of the compensation committee:

Dale W. Bossert,

Travis H. Burris,

William W. Sherrill

Compensation Committee Interlocks and Insider Participation

All members of the compensation committee are independent directors, and none of them are present or past employees of ours. Except as set forth in the following sentences, no member of the compensation committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K of the Exchange Act and none of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or compensation committee. As disclosed in our discussion of Transactions with Related Persons beginning on page 76 of this prospectus, Mr. Burris has a noncontrolling interest in Resonant Technology Partners, a computer networking group that provides services to the Company. The Forbes Group recognized expenses of approximately $0.3 million, $0.2 million, and $0, and capital expenditures of approximately $28,000, $0 and $0 for the year-ended December 31, 2010, 2009, and 2008, respectively, with respect to Resonant Technology Partners. Further, Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank for which Mr. Burris, the Chairman of our compensation committee, serves as President and Chief Executive Officer. However, Texas Champion Bank has a separate compensation committee and Mr. Crisp does not serve on that committee. We have a business relationship with Texas Champion Bank and, as of December 31, 2010, 2009 and 2008, we had $11.0 million, and $7.2 million and $10.6 million, respectively, on deposit with this bank.

Officers Who Also Act As Directors

Our Named Executive Officers who serve as directors receive the same cash compensation as our other directors for their service as directors but do not receive any additional equity-based compensation.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth for each Named Executive Officer all option-based and share-based awards outstanding at December 31, 2010.

	Option-based Awards								Share-based Awards
Name	Number of securities underlying unexercised options (#) Exercisable		Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option grant date	Option expiration date	Value of unexercised in-the- money options (1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
John E. Crisp,
President & Chief Executive Officer	75,000	(3)	37,500	(3)	28.00	05/29/2008	05/29/2018	0	—	—
Charles C. Forbes,
Executive Vice President & Chief Operating Officer	75,000	(3)	37,500	(3)	28.00	05/29/2008	05/29/2018	0	—	—
	—		118,750	(4)	2.60	08/24/2010	08/24/2020	356,250	—	—
L. Melvin Cooper,
Senior Vice President & Chief Financial Officer	75,000	(3)	37,500	(3)	28.00	05/29/2008	05/29/2018	0	—	—

(1)	The number of shares and price per share information in the table above has been retroactively adjusted to give effect to the 4-to-1 Share Consolidation.
(2)	These amounts are calculated based on the difference between the market value of the securities underlying the options at the end of the year (CDN$5.60), and the exercise price of the options.
(3)	These option-based awards were granted on May 29, 2008 and vest in three equal installments over a three year period. On August 11, 2011, these options were exchanged in the Company’s option exchange program for new options at a ratio of .72 to 1. These new options vest in four equal installments over a one year period.
(4)	This option-based award was granted on August 24, 2010 and vests in four equal installments over a two year period.

Options Exercised and Stock Vested

None of our Named Executive Officers exercised any of their exercisable options during fiscal 2010 nor did any of our named executive officers vest in any stock awards during fiscal 2010.

Value Vested or Earned During the Year

The following table sets forth for each Named Executive Officer the value vested or earned on all option-based awards, share-based awards, and non-equity incentive plan compensation during the financial year ending December 31, 2010.

Name	Option grant date		Option- based awards – Value vested during the year ($)	Share- based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
John E. Crisp, President & Chief Executive Officer	05/29/2008	(1)	—	—	—
Charles C. Forbes, Executive Vice President & Chief Operating Officer	05/29/2008	(1)	—	—	—
L. Melvin Cooper, Senior Vice President & Chief Financial Officer	05/29/2008	(1)	—	—	—

(1)	On August 11, 2011, these options were exchanged in the Company’s option exchange program for new options at a ratio of .72 to 1.

Incentive Compensation Plan

In connection with the Bermuda Reorganization, the board of directors adopted and the Company’s sole shareholder at the time approved the Incentive Plan. The Incentive Plan is an unfunded plan that provides for the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, and other stock-based incentive compensation, collectively referred to as the Awards, to employees, directors and consultants of the Company or an affiliate. The board of directors believes that the Incentive Plan strengthens the Company’s ability to attract, retain, and reward employees, directors, and consultants by enabling such persons to acquire or increase a proprietary interest in the Company, strengthening the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value. After the approval by the Company’s shareholders of an amendment to increase the maximum number of Common Shares that may be issued under the Incentive Plan by 1,672,500 at our annual meeting on June 27, 2011, the Incentive Plan provides for a reserve equal to 2,977,500 Common Shares. The compensation committee has determined to have the options outstanding under the Incentive Plan proportionately reduced after the Share Consolidation had been effected. After the Conversion, the Incentive Plan continued in effect as the Incentive Plan of Forbes Texas.

In addition to the increase in shares of common stock issuable pursuant to the plan, at the annual meeting, the shareholders also approved an amendment to the Incentive Plan that permitted a one-time employee stock option exchange program whereby option holders were given the opportunity to exchange stock options with an exercise price of $7.00 for a lesser number of new stock options that have approximately the same fair value as the options surrendered, or the Option Exchange. On July 14, 2011, the Company launched this Option Exchange. The Option Exchange only applied to options granted on May 29, 2008 and the Option Exchange expired on August 11, 2011. Those participating in the Option Exchange received new options for the old options they tendered at a ratio of .72 to 1. To substantially minimize accounting expenses, this exchange ratio was calculated on an approximate “value-for-value” basis. However, due to changes in the market price of the Company’s common stock after the launch of the Option Exchange, compensation expense of approximately $0.3 million was recognized as a result of the Option Exchange. The new options have an exercise price of $9.32. The new options vest in four equal installments over a one year period. As a result of the Option Exchange, options to purchase 670,000 shares of common stock have been cancelled and new options to purchase 482,400 shares of common stock have been issued.

All options issued and outstanding prior to August 12, 2011 have been proportionally adjusted to give effect to the Share Consolidation. As of October 7, 2011, there were 592,975 shares of common stock available for future grants under this plan.

The following table provides information as of December 31, 2010, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column)
Equity compensation plans approved by shareholders(2)	1,305,000	$15.64	—
Equity compensation plans not approved by shareholders(2)	—	—	—

Total	1,305,000	$15.64	—

(1)	The number of shares and price per share information in the table above has been retroactively adjusted to give effect to the 4-to-1 Share Consolidation.
(2)	Consists of common shares issued or remaining available for issuance under our Incentive Compensation Plan.

Summary of the Incentive Plan

The following is a summary of the principal features of the Incentive Plan. This summary, however, does not purport to be a complete description of all provisions of the Incentive Plan. The following description is qualified in its entirety by reference to the Incentive Plan.

Purpose of the Incentive Plan

In order to attract, retain and motivate employees, directors, and consultants who perform substantial services for or on behalf of the Company or an affiliate, the board of directors adopted the Incentive Plan, pursuant to which Awards consisting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, and other stock-based incentive compensation may be granted to such persons.

Shares Subject to the Incentive Plan

Awards covering 2,977,500 Common Shares are authorized for issuance to eligible employees, directors, and consultants. Shares subject to the Incentive Plan include authorized and unissued shares, as well as previously issued shares that have been reacquired by the Company. The total number of shares authorized under the Incentive Plan will be subject to increase or decrease in order to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of Common Shares or other similar event, and will be increased proportionately upon any increase in the total number of Common Shares issued without the Company’s receipt of consideration. If any Award granted under the Incentive Plan expires, terminates or is canceled for any reason without having been exercised in full, or if any Common Shares issued in connection with an Award are repurchased by the Company, the corresponding number of Common Shares will again be available for Awards under the Incentive Plan. Awards may be granted under the Incentive Plan at any time prior to the 10th anniversary of the date on which the shareholders shall have approved the Incentive Plan, as long as the total number of Common Shares that may be issued pursuant to Awards granted does not exceed the limitations of the Incentive Plan.

As of October 7, 2011, 592,975 shares of common stock remain available for issuance under the Incentive Plan.

Administration

The Incentive Plan will be administered by the compensation committee of the board of directors (the compensation committee in its capacity as administrator of the Incentive Plan is referred to herein as the Plan Administrator). The board of directors has designated the compensation committee as the Plan Administrator of the Incentive Plan. The Plan Administrator is vested with full and final authority to administer and interpret the Incentive Plan and to make all determinations necessary or advisable for the administration of the Incentive Plan. Subject to the terms of the Incentive Plan, the Plan Administrator will determine who will receive Awards, the time or times at which Awards will be granted, the type of Awards to be granted, the number of Common Shares covered by each Award, vesting schedules and other limitations on the vesting of the Awards, and such other terms and conditions of each Award as are not inconsistent with the provisions of the Incentive Plan.

Participation in the Incentive Plan

Employees, directors, and consultants of the Company who are selected by the Plan Administrator will be eligible for participation in the Incentive Plan.

Agreements Evidencing Awards

Awards will be evidenced by award agreements, referred to as Award Agreements, in such form as the Plan Administrator approves and containing such terms and conditions, including the substance of the Incentive Plan, and such other terms and provisions as are not inconsistent with the Incentive Plan. Award Agreements need not be identical.

Options

Types of Options

The types of stock options, or Options, that may be granted under the Incentive Plan include (i) options that meet the requirements of Section 422 of the U.S. Code, or Incentive Stock Options, and (ii) stock options that do not qualify as Incentive Stock Options, or Nonstatutory Stock Options. Incentive Stock Options may be granted only to employees; however, Nonstatutory Stock Options may be granted to employees, directors or consultants of the Company. The exercise price per share for Common Shares subject to an Option will be determined by the Plan Administrator at the date of grant, provided that the exercise price for any Option shall not be less than 100% of the fair market value of the Common Shares at the date of grant, as determined by the board of directors, or, if greater, the par value of such Common Shares, and if the participant receiving an Incentive Stock Option owns more than 10% of the total combined voting power of all classes of shares of the Company and its affiliates, as described in Section 422(b)(6) of the U.S. Code, then the exercise price of any Incentive Stock Option granted to such participant shall not be less than 110% of the fair market value or, if greater, the par value of the Common Shares at the date of grant. Fair market value on any date shall be determined by the board of directors, in its sole discretion, on the basis of available prices for the Common Shares on an established stock exchange or national market system of the United States or, if not so reported, the average of the high and low bids or, in the absence of an established market, any other good faith valuation method that complies with the requirements of U.S. Code Section 409A. Notwithstanding the foregoing, if the Common Shares are traded on the TSX on the determination date, the fair market value shall be the volume weighted average trading price for the five trading days immediately preceding the determination date.

Payment on Exercise

No Common Shares will be issued upon the exercise of an Option unless notice of exercise is received by the Company and the Common Shares are paid for in full. Payment for Common Shares purchased upon the exercise of an Option may, subject to the terms of the applicable Award Agreement, be made in cash or by wire transfer or check, by execution of a promissory note, to the extent permitted by and in accordance with applicable law by withholding shares that would otherwise be issued upon exercise of the Option, referred to as a cashless exercise, or by delivery of Common Shares then owned by the participant at the time of the exercise of the Option, provided that the participant shall have held such shares for a period of six months prior to such exercise (or such shorter or longer period of time as is necessary for the Company to avoid a charge to earnings).

Term of Options

The term of each Option will be such period as may be determined by the Plan Administrator, provided that in no event will the term of any Option exceed a period of ten years (or, in the case of an Incentive Stock Option granted to an employee who owns more than 10% of the total combined voting power of all classes of shares of the Company and its affiliates, five years). The Plan Administrator shall determine on the date of grant what conditions shall apply to the exercise of an Option granted under the Incentive Plan in the event the participant shall cease to be employed or retained as a director or consultant by the Company or its affiliates for any reason, including by reason of death or disability, or a termination for cause, and such conditions will be described in the applicable Award Agreement.

Restricted Stock Awards

Grant of Restricted Stock

Restricted Stock may be granted alone or in addition to other Awards granted pursuant to the Plan. Each Award of Restricted Stock will be evidenced by an Award Agreement that will describe the price to be paid for the shares, which shall be no less than the par value of such shares, and the restrictions applicable to the shares received thereunder.

Effect of Restrictions

Restricted Stock may be subject to such restrictions as may be provided under the applicable Award Agreement. The Plan Administrator may accelerate the lapse of all or a portion of the restrictions on an Award of Restricted Stock at any time. Upon the lapse of the restrictions on Restricted Stock, the Plan Administrator shall cause a share certificate to be delivered to the participant with respect to such shares, free of all restrictions under the Plan.

Stock Appreciation Rights

Grant of Stock Appreciation Rights

Stock appreciation rights, or SARs, may be granted alone or in addition to other Awards, or may be granted in tandem with Options. SARs are rights to be paid an amount equal to no more than 100% of the difference between the fair market value or, if greater, par value of a specified number of Common Shares on the date on which the SARs are granted and the fair market value of such Common Shares on the date on which the SARs are exercised. This amount may be paid in cash or Common Shares, as described in the applicable Award Agreement.

Ownership Rights

SARs do not generally provide voting, dividend, or other rights associated with share ownership.

Term of SARs

The term of each SAR will be such period as may be determined by the Plan Administrator. The Plan Administrator shall determine on the date of grant what conditions shall apply to the exercise of a SAR granted under the Incentive Plan in the event the participant shall cease to be employed or retained as a director or consultant by the Company or its affiliates for any reason, including by reason of death or disability, or a termination for cause, and such conditions will be described in the applicable Award Agreement. If a SAR is granted in tandem with an Option, the SAR will have the same term and will be exercisable at the same time as the Option. If a SAR is granted in tandem with an Incentive Stock Option, the SAR may be exercised only at a time when the fair market value of the Common Shares exceeds the exercise price of the Incentive Stock Option.

Other Share-Based Incentive Awards

The Plan Administrator may grant other forms of Awards based upon, payable in, or otherwise related to, in whole or in part, Common Shares. The types of Awards that may be issued may include, but shall not be limited to, restricted stock units, dividend equivalent rights, and performance-based compensation. These Awards may constitute nonqualified deferred compensation under U.S. Code Section 409A and, thus, the terms of the Awards must comply with the provisions of that Section.

Restricted Stock Units

Grant of Restricted Stock Units

Restricted Stock Units may be granted alone or in addition to other Awards granted pursuant to the Incentive Plan. Restricted Stock Units are rights to be paid cash or shares based upon the value of the Company’s Common Shares at the time the Award vests. The transfer of cash or shares may be made upon vesting or at a later time specified in the Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will describe the price to be paid for the shares, which shall be no less than the par value of such shares, and the restrictions applicable to the units received thereunder.

Ownership Rights

Restricted Stock Units do not generally provide voting, dividend, or other rights associated with stock ownership.

Effect of Restrictions

The Restricted Stock Units may be subject to such restrictions as may be provided under the applicable Award Agreement. The Plan Administrator may accelerate the lapse of all or a portion of the restrictions on the Restricted Stock Units at any time. Upon the lapse of the restrictions on Restricted Stock Units, or at such later time as is specified in the applicable Award Agreement, the Plan Administrator shall cause a share certificate to be delivered to the participant with respect to such shares.

Dividend Equivalent Rights

Dividend Equivalent Rights, or DERs, may be granted alone or in addition to other Awards granted pursuant to the Incentive Plan. DERs are rights to be paid an amount based upon the dividends declared on a set number of Common Shares on one or more specified declaration dates during the term of the right. This amount may be paid in cash or Common Shares, as described in the applicable Award Agreement.

Performance-Based Compensation

Awards of performance-based compensation may be granted alone or in addition to other Awards granted pursuant to the Incentive Plan. An Award of performance-based compensation is based upon the attainment of performance goals, such as an increase in the per share value of the Common Shares, and shall be subject to such other conditions and restrictions as are described in the applicable Award Agreement. This amount may be paid in cash or Common Shares, as described in the applicable Award Agreement.

Other Provisions of the Incentive Plan

Amendment or Termination of the Incentive Plan

The board of directors may, at any time, suspend or terminate the Incentive Plan. The board of directors may also at any time, without shareholder approval, add to, repeal, or otherwise amend any of the terms of the Plan or any Awards and, without limiting the generality of the foregoing, may make the following changes, deletions, revisions, or amendments, referred to as amendments herein: (a) any amendment to the vesting provisions of the Plan or any Award; (b) any amendment to the termination provisions of the Plan or any Award, provided that such amendment does not entail an extension beyond the expiry date of the Award or extend the term of the Plan beyond its expiration date; (c) any amendment to the persons eligible to receive Awards or otherwise relating to the eligibility of anyone to receive Awards, other than an amendment that would have the potential of broadening or increasing insider participation (which amendment shall require shareholder approval); (d) any amendment with respect to the method or manner of exercise of any Award; (e) any amendment of a “housekeeping” nature; and (f) any other amendment that under the rules of the TSX (or such other stock exchange on which the Shares may be listed) does not require shareholder approval; provided that no such addition, repeal, or amendment shall in any manner materially adversely affect the rights of any participant under any Award previously granted under the Incentive Plan without such participant’s consent. Without the approval of the shareholders, however, the board of directors may not amend the Incentive Plan to increase the number of shares reserved for issuance as Incentive Stock Options under the Incentive Plan (other than pursuant to capitalization adjustments set forth in the Incentive Plan), modify the class of individuals eligible to receive Incentive Stock Options under the Incentive Plan, or change the identity of the granting company or the shares to be issued upon the exercise of Incentive Stock Options.

Notwithstanding the foregoing, and absent any action by the board of directors to terminate the Incentive Plan prior to such date, no Award will be granted under the Incentive Plan after the tenth anniversary of its effective date or, if later, the tenth anniversary of any action by the board of directors or approval of shareholders to (i) increase the number of shares reserved for issuance under the Incentive Plan, (ii) modify the class of persons eligible to receive Awards under the Incentive Plan, or (iii) change the identity of the granting company or the shares issued upon exercise of Incentive Stock Options.

Change in Control Benefits

Unless the Plan Administrator determines otherwise, upon or following a “Change in Control” of the Company, as such term is defined in the Incentive Plan, Awards shall accelerate and all restrictions shall immediately lapse. In addition, Options that remain unexercised on the effective date of the Change in Control may be immediately forfeited or, if the Company is not the surviving company, all outstanding Options and SARs may be substituted or assumed by the surviving company. Pursuant to the Incentive Plan, a Change in Control is generally deemed to have occurred upon (i) the sale, transfer, or other conveyance of all or substantially all of the Company’s assets, (ii) the acquisition of beneficial ownership, directly or indirectly, by a person of securities representing 50% or more of the total voting power of the Company’s voting shares, or (iii) the occurrence of an event that would be required to be reported by the Company in Item 1 of a Current Report of a Form 8-K under the U.S. Securities Act (such as the replacement of 2 / 3 of the members of the board of directors during a 24-month period, unless such replacement was approved by a vote of at least 2 / 3 of the directors then still in office who either were directors at the beginning of such 24-month period or whose election or nomination for election was previously approved). Notwithstanding the foregoing, with respect to an Award that is treated as nonqualified deferred compensation subject to U.S. Code Section 409A, a Change in Control is deemed to occur upon (i) the sale, transfer or other conveyance of all or substantially all of the Company’s assets, (ii) the acquisition of beneficial ownership, directly or indirectly, by a person of securities representing more than 50% of the total voting power of the Company’s voting shares, or (iii) the replacement of   1/2 of the members of the board of directors during a 12-month period, unless such replacement was approved by a vote of at least  1/2 of the directors then still in office who either were directors at the beginning of such 12-month period or whose election or nomination for election was previously approved.

Awards Not Transferable

An Award granted under the Incentive Plan may, by its terms, be non-transferable by the holder thereof and as such may not be sold, assigned, pledged, mortgaged, or otherwise transferred or disposed of other than by will or the laws of descent and distribution. During the lifetime of the holder of an Award, such Awards are exercisable only by him or her.

Restrictions on Issuance of Shares

The Company is not obligated to sell or issue any Common Shares upon the exercise of any Award granted under the Incentive Plan unless, among other requirements, the shares with respect to which such Award is being exercised are registered under applicable federal and state securities laws, or the issuance of the shares is exempt from such registration, and the issuance otherwise complies with applicable law. If the Common Shares to be issued upon the exercise of any Award granted under the Incentive Plan are intended to be issued by the Company in reliance upon the exemptions from the registration requirements of applicable federal and state securities laws, the participant, if so requested by the Company, shall furnish to the Company such evidence and representations as may be requested, including an opinion of counsel satisfactory to the Company. The Plan Administrator may impose such other restrictions on the ownership and transfer of Common Shares issued pursuant to the Incentive Plan as it deems appropriate.

Pension and Retirement Plans

We do not have in place any pension or retirement plan with the exception of a 401(k) retirement plan for substantially all of its employees based on certain eligibility requirements. We may provide profit sharing contributions to the plan at the discretion of management. No such discretionary contributions have been made since inception of the plan.

Director Compensation

The following table details the compensation received by each Director, other than Named Executive Officers, in 2010.

Name	Fees earned ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Dale W. Bossert	$44,000	—	$40,500	—	—	—	$84,500
Travis H. Burris	$44,000	—	$40,500	—	—	—	$84,500
Janet L. Forbes	$33,996	—	—	—	—	—	$33,996
William W. Sherrill	$44,000	—	$40,500	—	—	—	$84,500

Each director, including Messrs. Crisp and Forbes, whose compensation is set forth in the Summary Compensation Table, receives an annual retainer of $25,000 and each committee chair receives an additional annual retainer of $2,000. Each director receives $1,000 per meeting plus expenses for attendance at any board meeting or any committee meeting.

Narrative Discussion

Each director, including Messrs. Crisp and Forbes, whose compensation is set forth in the Summary Compensation Table, receives an annual retainer of $25,000 and each committee chair receives an additional annual retainer of $2,000. Each director receives $1,000 per meeting plus expenses for attendance at any board meeting or any committee meeting.

On August 24, 2010, the compensation committee resolved to grant each of the directors who did not participate in the founding of the Company (Messrs Bossert, Burris and Sherrill) an option to purchase 18,750 shares at an exercise price of $2.60 per share. The options have a ten year life and vest in four equal installments over two years.

Mr. Bossert, Mr. Burris, Ms. Forbes and Mr. Sherrill tendered their May 2008 options in the previously discussed Option Exchange. As a result, on August 11, 2011, they each received options to purchase 13,500 shares of common stock, at an exercise price of $9.32. These options have a seven year life and vest in four equal installments over a one year period.

On August 15, 2011, the compensation committee resolved to grant each of the directors an option to purchase 18,750 shares at an exercise price of $9.16 per share. The options have a ten year life and vest in three equal annual installments over three years.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth for each Director, other than Named Executive Officers who are directors, all option-based and share-based awards outstanding at December 31, 2010.

	Option-based Awards							Share-based Awards
Name	Number of securities underlying unexercised options (#) Exercisable(1)		Number of securities underlying unexercised options (#) Unexercisable(1)		Option exercise price(1) ($)	Option expiration date	Value of unexercised in-the-money options(2) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
Dale W. Bossert	12,500	(3)	6,250	(3)	28.00	05/29/2018	—	—	—
	—		18,750	(4)	2.60	08/24/2020	56,250	—	—
Travis H. Burris	12,500	(3)	6,250	(3)	28.00	05/29/2018	—	—	—
			18,750	(4)	2.60	08/24/2020	56,250	—	—
Janet L. Forbes	12,500	(3)	6,250	(3)	28.00	05/29/2018	—	—	—
William W. Sherrill	12,500	(3)	6,250	(3)	28.00	05/29/2018	—	—	—
			18,750	(4)	2.60	08/24/2020	56,250	—	—

(1)	The number of shares and price per share information in the table above has been retroactively adjusted to give effect to the 4-to-1 Share Consolidation.
(2)	These amounts are calculated based on the difference between the market value of the securities underlying the options at December 31, 2010 (CDN$5.60), and the exercise price of the options.
(3)	These option-based awards were granted on May 29, 2008. On August 11, 2011, these options were exchanged in the Company’s option exchange program for new options at a ratio of .72 to 1.
(4)	These option-based awards were granted on August 24, 2010.

Value Vested or Earned During the Year

The following table sets forth for each Director the value vested or earned on all option-based and share-based awards, and non-equity incentive plan compensation during the financial year ending December 31, 2010.

Name	Option grant date		Option-based awards –Value vested during the year ($)	Share-based awards –Value vested during the year ($)	Non-equity incentive plan compensation –Value earned during the year ($)
Dale W. Bossert	5/29/2008	(1)	0	—	—
	8/24/2010	(2)	0	—	—
Travis H. Burris	5/29/2008	(1)	0	—	—
	8/24/2010	(2)	0	—	—
Janet L. Forbes	5/29/2008	(1)	0	—	—
William W. Sherrill	5/29/2008	(1)	0	—	—
	8/24/2010	(2)	0	—	—

(1)	These options granted to each of our directors that did not participate in the founding of the Company vested in three equal installments over a three year period. On August 11, 2011, these options were exchanged in the Company’s option exchange program for new options at a ratio of .72 to 1.
(2)	These options granted to each of our non-employee directors vest in four equal installments over a two year period.

TRANSACTIONS WITH RELATED PERSONS

The Forbes Group enters into transactions with related parties in the normal course of conducting business. Accounts receivable–related parties and accounts payable–related parties result from transactions with related parties which we believe are on terms consistent with those available to third-party customers and from third-party vendors.

Messrs. John E. Crisp and Charles C. Forbes Jr., our executive officers and two of our directors, are also owners and managers of Alice Environmental Holdings, Ltd and indirect owners and managers of Alice Environmental Services, LP, a wholly owned subsidiary of Alice Environmental Holdings, Ltd, collectively referred to as AES. The Forbes Group has entered into the following transactions with AES:

•	AES owns aircraft that the Forbes Group uses on a regular basis.

•	The Forbes Group has also entered into long-term operating leases with AES for well service rigs, vacuum trucks and related equipment.

•	The Forbes Group has entered into long-term real property leases, disposal well leases and disposal well operating agreements with AES.

In October 2008, the Forbes Group entered into a five year, operating lease agreement with AES to lease ten workover rigs and related support equipment. The gross lease amount of this agreement is approximately $15.2 million with monthly payments of approximately $0.3 million. The Forbes Group has the option to purchase the equipment at the end of the term for a purchase price of approximately $5.3 million.

In October 2010, the Forbes Group entered into an operating lease agreement effective January 2010 with AES to lease certain well servicing equipment, including trucks, tanks, swab units and other equipment. Previously this equipment was being rented month-to-month until certain conditions, which at this time have been satisfied, were met, upon which the term became four years. The gross agreement amount is approximately $3.2 million with monthly payments of approximately $0.1 million. The Forbes Group has the option to purchase the equipment at the end of the four year term for a purchase price of approximately $1.2 million.

On June 27, 2011, we purchased from AES the equipment being leased pursuant to the two equipment leases described above, as well as certain other frac tank equipment being rented from AES. We paid AES an aggregate purchase price of approximately $18.0 million, plus a payment for estimated sales tax of $1.7 million. This transaction was approved in the manner required under our indenture.

The Forbes Group has thirteen separate rental or lease agreements with AES for separate parcels of land and buildings. Ten of the leases were entered into at various dates subsequent to December 31, 2006. Ten of the leases are written and three are oral. Each written lease has a five-year term with the Forbes Group having the option to extend from between one and five years. Aggregate amounts paid for the thirteen rentals and leases were $0.7 million for the six months ended June 30, 2011 and 2010, respectively, and $1.3 million, $1.3 million, and $0.9 million for the year-ended December 31, 2010, 2009 and 2008, respectively.

The Forbes Group entered into a waste water disposal operating agreement dated January 1, 2007, with AES pursuant to which AES leases its rights in a certain well bore and receives payments in the form of a minimum fee of $5,000 per month plus $0.15 per barrel for any barrel injected over 50,000 barrels. Under this agreement, AES also receives a “skim oil” payment of 20% of the amount realized by the Forbes Group for all oil and hydrocarbons removed from liquids injected into the premises. The agreement term is for three years and is renewable for successive three year terms as long as AES has rights to the well.

The Forbes Group entered into a waste water disposal lease agreement dated April 1, 2007, with AES. Under the agreement, the Forbes Group is entitled to use the leased land for the disposal of waste water for a term of five years with three successive three year renewal periods. The Forbes Group pays a monthly rental of $2,500 per month plus $.05 per barrel for any barrel over 50,000 barrels of waste water injected per month. Additionally, the Forbes Group pays an amount equal to 10% of all oil or other hydrocarbons removed from liquids injected or any skim oil.

Other expenses related to the items discussed above, were approximately $1.3 million and $0.9 million related to aircraft and equipment rental, approximately $0.7 million and $0.8 million related to disposal of waste water and less than $0.1 million related to other various expenses for the six months ended June 30, 2011 and 2010, respectively, and $2.0 million, $2.3 million and $1.5 million related to aircraft and equipment rental, approximately $1.6 million, $1.2 million and $1.4 million related to disposal of waste water and approximately $0, $0 and $0.8 million related to other various expenses for the years-ended December 31, 2010, 2009, and 2008, respectively.

For the six months ended June 30, 2011 and 2010, Forbes Group recognized no revenue from AES, total expenses of approximately $5.0 million and $4.5 million and capital expenditures of approximately $17.2 million and $0, respectively. Accounts payable to AES as of June 30, 2011 and December 31, 2010, resulting from such transactions were $1.1 million and $406,000 respectively. For the year-ended December 31, 2010, 2009, and 2008 the Forbes Group recognized revenue from AES of approximately $0, $0 and $11,000, respectively, total expenses of approximately $9.3 million, $8.4 million and $5.5 million, respectively, and capital expenditures $0, $0, and $2.4 million respectively. Accounts payable to AES as of December 31, 2010, 2009 and 2008, resulting from such transactions were approximately $0.4 million, $0.7 million and $0.1 million, respectively. The Forbes Group had $0.6 million of accounts receivable from AES as of June 30, 2011 and no accounts receivable as December 31, 2010, 2009 and 2008, respectively.

Dorsal Services, Inc. is a trucking service provider that provides services to the Forbes Group. Mr. Crisp, an executive officer and director of FES Ltd, is a partial owner of Dorsal Services, Inc. The Forbes Group recognized revenues of approximately less than $0.1 million and less than $0.1 million related to trucking services, equipment rental, and wash out activities; expenses of approximately $0.3 million and $0.5 million; and capital expenditures of approximately less than $0.1 million and less than $0.1 million from transactions with Dorsal Services, Inc. for the six months ended June 30, 2011 and 2010, respectively, and $9,000, $58,000, and $58,000 related to trucking services, equipment rental, and wash out activities; expenses of approximately $0.8 million, $0.2 million and $1.4 million; and capital expenditures of approximately $38,000, $0, and $29,000 from transactions with Dorsal Services, Inc. for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts receivable from Dorsal Services, Inc. of approximately $0.1 million, $0.1 million, $0.2 million and $0.1 million as of June 30, 2011, December 31, 2010, 2009 and 2008, respectively, resulting from such transactions. The Forbes Group had accounts payable to Dorsal Services, Inc. of approximately $0.1 million, $0.1 million, $0.1 million and $0.1 million as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively, resulting from such transactions.

Tasco Tool Services, Inc. is a down-hole tool company that is partially owned and managed by a company that is owned by Messrs. Crisp and Forbes, both executive officers and directors of FES Ltd. Tasco rents and sells tools to the Forbes Group from time to time. The Forbes Group had revenues from Tasco of less than $0.1 million and $0.1 million and recognized expenses of approximately $0.1 million and $0.1 million and no capital expenditures related to transactions with Tasco for the six months ended June 30, 2011 and 2010, respectively, and revenues from Tasco of $4,000, $1,000 and $0 and recognized expenses of approximately $0.1 million, $0.1 million and $0.3 million and capital expenditures of $0, $0.1 million, and $0.1 million related to transactions with Tasco for the years ended December 31, 2010, 2009, and 2008, respectively. Accounts payable to Tasco as of June 30, 2011 and December 31, 2010, 2009 and 2008 were less than $0.1 million, $10,000, $20,000 and $40,000, respectively, resulting from these transactions.

FCJ Management LLC, or FCJ, is a limited liability company that leases land and facilities to the Forbes Group and is owned by Messrs. Crisp and Forbes and Robert Jenkins, a manager of one of the subsidiaries of FES Ltd. The Forbes Group recognized expenses of $18,000 and $18,000 for the six months ended June 30, 2011 and 2010, respectively, and $36,000, $23,000 and $18,000 for the year ended December 31, 2010, 2009 and 2008, respectively. No revenues have been recognized from FCJ for any period. The Forbes Group had no accounts receivable from FCJ or accounts payable to FCJ as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively.

C&F Partners is an entity that is owned by Messrs. Crisp and Forbes. The Forbes Group recognized no revenues, expenses of $0.2 million and $0.3 million and no capital expenditures for the six months ended June 30, 2011 and 2010, respectively, and recognized no revenues, expenses of approximately $0.5 million, $0.5 million, and $0.1 million and no capital expenditures for the years ended December 31, 2010, 2009 and 2008, respectively. All expenses are related to aircraft rental. There were no accounts receivable, and accounts payable were less than $0.1 million, $45,000, $0 and $42,000 as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively.

Resonant Technology Partners is a computer networking group that provides services to the Forbes Group. Travis Burris, a director of the Forbes Group, has a noncontrolling interest in the computer networking company. The Forbes Group recognized expenses of approximately $0.1 million and $0.1 million, and capital expenditures of approximately $0 and less than $0.1 million for the six months ended June 30, 2011 and 2010, respectively, and expenses of approximately $0.3 million, $0.2 million, and $0, and capital expenditures of approximately $28,000, $0 and $0 for the year-ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts payable of approximately less than $0.1 million, $0, $34,000 and $0 as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively.

Wolverine Construction, Inc is a construction and site preparation services company that is owned by Daniel Crisp, a son of Mr. Crisp, an executive officer and director of FES Ltd. Mr. Crisp’s son is also a fulltime employee of the Forbes Group. The Forbes Group provided additional services to customers in the fiscal years 2011 and 2010 that was sub-contracted to Wolverine Construction, Inc. The Forbes Group recognized no capital expenditures, revenues of less than $0.1 million and less than $0.1 million and expenses of approximately $5.0 million and $1.1 million for the six months ended June 30, 2011 and 2010, respectively, and recognized capital expenditures of approximately $0, $0.1 million and $0.1 million, revenues of approximately $0.1 million, $11,000 and $3,000 and expenses of approximately $12.2 million, $0.9 million and $0.2 million for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts receivable from Wolverine as of June 30, 2011 and December 31, 2010, 2009 and 2008 of approximately less than $0.1 million, $0.1 million, $6,000 and $0, respectively. The Forbes Group had accounts payable due to Wolverine of approximately $2.1 million, $7.5 million, $19,000 and $0 as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively.

Testco Well Services LLC, or Testco, is a company that provides valve and gathering system testing services to the Forbes Group. Messrs. Crisp and Forbes, executive officers and directors of FES Ltd, along with Daniel Crisp, a son of Mr. Crisp, are partial owners of Testco. The Forbes Group recognized revenues of less than $0.1 million and $0 and expenses of less than $0.1 million and $0.1 million for the six months ended June 30, 2011 and 2010, respectively, and recognized revenues of approximately $4,000, $0 and $0.4 million, and expenses of approximately $7,000, $12,400 and $0 for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had no accounts receivable from and no accounts payable to Testco as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively.

CJ Petroleum Service LLC, or CJ Petroleum, is a company that owns saltwater disposal wells and is owned by Messrs. Crisp and Forbes, Daniel Crisp and Pete Crisp, both sons of John Crisp, and Janet Forbes, a director of the FES Ltd. In 2010, we began paying CJ Petroleum to use their disposal wells. The Forbes group recognized no revenue, expenses of approximately $0.2 million and $0.1 million, and no capital expenditures for the six months ended June 30, 2011, respectively, and recognized no revenue, expenses of approximately $0.2 million and no capital expenditures for the year ended December 31, 2010. We had no accounts receivable from CJ Petroleum as of June 30, 2011 and December 31, 2010. We had accounts payable of $0.1 million and $24,000 to CJ Petroleum as of June 30, 2011 and December 31, 2010, respectively.

LA Contractors Ltd. is a bulk material hauling company partially owned by Janet Forbes, a director of FES Ltd., and Charles Forbes V, a son of both Charles Forbes, a director and executive officer of FES Ltd. and Janet Forbes, a director of FES Ltd. The Forbes Group recognized no revenue and negligible expenses for the six months ended June 30, 2011 and 2010, respectively, and recognized revenue of $0, $2,000 and $0, expenses of approximately $0.2 million, $34,000, and $8,000 and capital expenditures of approximately $0.3 million, $26,000 and $24,000 for the year ended December 31, 2010, 2009, and 2008, respectively. We had no accounts receivable from LA Contractors as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively. We had accounts payable to LA Contractors of $0, $0, $3,000 and $0 as of June 30, 2011 and December 31, 2010, 2009 and 2008, respectively.

Energy Fishing and Rentals, Inc., or EFR, is a specialty oilfield tool company that is partially owned by Messrs. Crisp and Forbes. EFR rents and sells tools to the Forbes Group from time to time. The Forbes Group recognized revenues from EFR of $0 and less than $0.1 and recognized expenses of approximately $0.2 million and less than $0.1 million and capital expenditures of less than $0.1 million and $0.1 million related to transactions with EFR for the six months months ended June 30, 2011 and 2010, respectively, and recognized revenue of $1,000 from EFR for the year ended December 31, 2010, and recognized expenses of approximately $38,000, $38,000 and $41,000 and capital expenditures of $11,000, $0.3 million and $0 for the years ended December 31, 2010, 2009 and 2008, respectively. We had no accounts receivable from EFR as of December 31, 2010, 2009 and 2008, respectively. Accounts payable to EFR as of June 30, 2011 and December 31, 2010, 2009 and 2008 were $0.1 million, $9,000, $18,000 and $0, respectively, resulting from these transactions.

JITSU Services LLC, or JITSU, is a trucking service provider that, since October 2010, provides services to the Forbes Group. Janet Forbes and Mr. Crisp are owners of JITSU. The Forbes Group recognized no revenues; expenses of approximately $0.2 million and $0 and no capital expenditures from transactions with JITSU, Inc. for the six months ended June 30, 2011 and 2010, respectively, and recognized no revenues; expenses of approximately $0.1 million and no capital expenditures from transactions with JITSU, Inc. for the year ended December 31, 2010. The Forbes Group had no accounts receivable from or accounts payable to JITSU as of June 30, 2011 and December 31, 2010, respectively.

Texas Quality Gate Guard, LLC is an entity owned by Messrs. Crisp and Forbes that since October 2010 has provided security services to the Forbes Group. The Forbes Group recognized revenues of less than $0.1 million and $0; expenses of approximately $0.1 million and $0, and no capital expenditures from transactions with Texas Quality Gate Guard, Inc. for the six months ended June 30, 2011 and 2010, respectively, and recognized no revenues; expenses of approximately $0.1 million and no capital expenditures from transactions with Texas Quality Gate Guard, LLC for the year ended December 31, 2010. At June 30, 2011 and December 31, 2010, the Forbes Group had no accounts receivable and accounts payable to Texas Quality Gate Guard, LLC of approximately less than $0.1 million and $0.1 million, respectively.

Animas Holdings, LLC, or Animas, is a property and disposal company that is owned by Daniel and Pete Crisp, both sons of John Crisp and Charles Forbes V, Cori Forbes and Christine Gamez, each a child of Charles Forbes and Janet Forbes. As of April 26, 2010, TES entered into a waste water disposal operating agreement with Animas whereby TES agrees to pay a monthly operational fee of $4,000 per month, plus $0.08 per barrel over 50,000 barrel per month. Under this agreement, TES also agrees to pay to Animas ten percent of all skim oil payments obtained from this waste water disposal. The Forbes Group also has an oral agreement with Animas for the rental of two truck yards. The Company pays Animas $8,500 per month for the use of the two properties. The Forbes Group recognized no revenues; expenses of approximately $0.2 million and $0.1 million and no capital expenditures from transactions with Animas Holding, Inc. for the six months ended June 30, 2011 and 2010, respectively. For the year-ended December 31, 2010, the Forbes Group recognized no revenues; expenses of approximately $0.3 million and no capital expenditures from transactions with Animas Holding, Inc. The Forbes Group had no accounts receivable and accounts payable of less than $0.1 million and $0 to Animas Holding, Inc. as of June 30, 2011 and December 31, 2010, respectively.

TSWD, LLC, doing business as Texas Saltwater Disposal Treatment, a company owned by Daniel Crisp, a son of John Crisp, provides saltwater disposal services to the Company. The Forbes Group recognized no revenues, expenses of approximately $0.1 million and $0 for the six months ended June 30, 2011 and 2010, respectively, and recognized no revenues and expenses of approximately $400,000, $400,000, and $100,000 for the years ended December 31, 2010, 2009 and 2008, respectively, from this related party. There were no accounts receivable, and accounts payable were approximately $0, $20,000, $70,000, and $40,000 as of June 30, 2011 and December 2010, 2009, and 2008, respectively, from this related party.

The Forbes Group has a relationship with Texas Champion Bank. Travis Burris, one of the directors, is also the President, Chief Executive Officer, and director of Texas Champion Bank. Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank. As of June 30, 2011 and December 31, 2010, 2009, and 2008, the Forbes Group had $10.5 million, $11.0 million, $7.2 million, and $10.6 million, respectively, on deposit with this bank.

Messrs. Crisp and Forbes are directors and shareholders of Brush Country Bank, an institution with which we conduct business. As of June 30, 2011 and December 31, 2010, 2009 and 2008, the Forbes Group had $2.4 million, $3.3 million, $1.3 million and $1.8 million on deposit with this bank.

Daniel Crisp, a son of John E. Crisp, the Chief Executive Officer of the Company, is employed as a manager by C.C. Forbes, LLC and TX Energy Services, LLC, both subsidiaries of the Company. Daniel Crisp received salary compensation of $145,639, $145,489 and $164,497 in 2010, 2009 and 2008, respectively. We expect to pay Daniel Crisp a salary of $178,600 in 2011. Daniel Crisp received an option to purchase 50,000 shares of common stock at $28.00 per share in May 2008, which award vested over three years. He received an option to purchase 25,000 shares of common stock at $2.60 per share in August 2010, which award vests over two years. Daniel Crisp tendered his May 2008 options in the previously discussed Option Exchange and received new options to purchase 36,000 shares of common stock, at an exercise price of $9.32 per share, which award vests over one year. On August 15, 2011, Daniel Crisp received options to purchase 214,000 shares of common stock, at an exercise price of $9.16 per share, which award vests over three years.

Marcus Crisp, a brother of John E. Crisp, is employed as the West Texas Fluids Manager by C.C. Forbes, LLC and TX Energy Services, LLC, both subsidiaries of the Company. Marcus Crisp received salary compensation of $122,892, $118,731 and $143,133 in 2010, 2009 and 2008, respectively. We expect to pay Marcus Crisp a salary of $144,000 in 2011. In addition to these amounts, Marcus receives a monthly vehicle allowance. Marcus Crisp received an option to purchase 12,500 shares of common stock at $28.00 per share in May 2008, which award vested over three years. He received an option to purchase 18,750 shares of common stock at $2.60 per share in August 2010, which award vests over two years. Marcus Crisp tendered his May 2008 options in the previously discussed Option Exchange and received new options to purchase 9,000 shares of common stock, at an exercise price of $9.32 per share. On August 15, 2011, Marcus Crisp received options to purchase 125,000 shares of common stock, at an exercise price of $9.16 per share, which award vests over three years.

Pete Crisp, a son of John E. Crisp, is employed by Forbes Energy Services LLC, a subsidiary of the Company. Pete Crisp received salary compensation of $114,000, $114,000 and $115,000 in 2010, 2009 and 2008. We expect to pay Pete Crisp a salary of $114,000 in 2011. Pete Crisp received an option to purchase 12,500 shares of common stock at $28.00 per share in May 2008, which award vested over three years. He received an option to purchase 50,000 shares of common stock at $0.65 per share in August 2010, which award vests over two years. Pete Crisp tendered his May 2008 options in the previously discussed Option Exchange and received new options to purchase 9,000 shares of common stock, at an exercise price of $9.32 per share.

We believe all of the terms with the companies described above are comparable to terms that were and are available to us in arm’s-length transaction with non-related parties.

Review, Approval or Ratification of Transactions with Related Persons.

It is the informal policy of the Company to have the disinterested members of its board of directors review and approve or ratify certain significant related party transactions. Further, the Company is required by the indenture governing the New Notes to obtain the approval of the disinterested board members when a related party transaction exceeds an aggregate consideration of $500,000 and an opinion regarding the fairness of such transaction from an outside firm when such a transaction exceeds an aggregate consideration of $2.5 million.

Under the agreement governing our new credit facility, we are only permitted to enter into new transactions (not currently described in our recent filings made under the Exchange Act of 1934, as amended) with a related party if such transaction is entered into in the ordinary course of business and on an arm-length basis on terms no less favorable than those obtainable form a third-party, subject to certain exceptions, including exceptions for compensation relationships.

The board, including all of the disinterested members thereof, has unanimously approved or ratified the abovementioned transactions. Under the bylaws of FES Ltd, a director who is interested in a contract or proposed contract must declare the nature of his or her interest in such contract. When this interest is declared, unless disqualified by the chairman of the relevant board meeting, such director may vote and be counted for the purpose of determining quorum in respect of the contract or proposed contract in which such director has an interest, provided that the transaction is approved by a majority of the disinterested members of the board.

Additionally, the Company has a written Employee Code of Business Conduct and Ethics that requires that an employee obtain written approval of the President or the Chief Executive Officer prior to doing business on behalf of the Company with a member of that employee’s family. As the employment of the son and brother of Mr. Crisp described above involved the President and Chief Executive Officer, the board of directors of the Company, including the disinterested members thereof, in conformance with the Company’s informal policy regarding significant related party transactions, took the step of unanimously ratifying and approving the employment of Mr. Crisp’s son and brother. Neither the Company’s informal policy regarding significant related party transactions nor its employee code of conduct has formal standards outlining the procedures or scope of review and approval of such related party transactions.

PRINCIPAL HOLDERS OF EQUITY SECURITIES

The following table sets forth certain information regarding the beneficial ownership of our voting securities as of October 7, 2011:

•	each person who is known to us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors; and

•	each of our executive officers and all of our executive officers and directors as a group.

Unless otherwise indicated, each person named below has an address in care of our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

Name	Common Stock Beneficially Owned(**)		Percentage of Common Stock Beneficially Owned(%)
Executive Officers and Directors:
John E. Crisp	1,146,587	(1)	5.5%
Charles C. Forbes	2,553,962	(2)	12.2%
L. Melvin Cooper	93,875	(3)	*
Dale W. Bossert	16,300	(4)	*
Travis H. Burris	30,337	(4)	*
Janet L. Forbes	2,324,125		11.1%
William W. Sherrill	12,750	(4)	*
All directors and executive officers as a group (7 persons)	6,174,486	(5)	29.5%

Other 5% Stockholders:
The West Face Group	4,942,399	(6)	20.0%
The Modern Group Ltd	1,327,750	(7)	6.3%
Denyce Crisp	1,306,837	(8)	6.2%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
**	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Securities Exchange Act of 1934, as amended and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of October 7, 2011 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.
(1)	Includes 20,250 shares of common stock issuable upon exercise of options, but excludes 1,306,837 shares of common stock that Mr. Crisp is required to transfer to his ex-wife pursuant to a divorce decree.
(2)	Includes 20,250 shares of common stock issuable upon exercise of options.
(3)	Includes 79,625 shares of common stock issuable upon exercise of options.
(4)	Includes 12,750 shares of common stock issuable upon exercise of options.
(5)	Includes 161,750 shares of common stock issuable upon exercise of options.
(6)	Includes 1,148,800 shares of common stock collectively owned by the West Face Group based on a Form 3 dated August 16, 2011 filed with the SEC and 3,793,599 shares of common stock currently issuable upon the conversion of the 588,059 shares of Series B Preferred Stock currently held by the West Face Group. Each share of Series B Preferred Stock is convertible at the option of the holder into 9 shares of common stock, provided that no holder is entitled to effect such a conversion if it would result in such holder (and affiliates) beneficially owning 20% or more of the number of shares of common stock outstanding immediately after giving effect to the conversion. Therefore, the maximum number of shares of common stock into which the Series B Preferred Stock owned by the West Face Group could convert is 3,793,599. The West Face Group consists of West Face Long Term Opportunities Limited Partnership, West Face Long Term Opportunities (USA) Limited Partnership and West Face Long Term Opportunities Master Fund L.P. The West Face Group’s address is 2 Bloor Street East, Suite 810, Toronto, Ontario M4W 1A8.
(7)	Based on information derived from insider reporting filings on the System for Electronic Disclosure by Insiders as of October 7, 2011, available at www.sedi.com. The Modern Group Ltd.’s address is P.O. Box 790, Beaumont, TX 77704.
(8)	Includes 1,306,837 shares of common stock that John E. Crisp is required to transfer to Ms. Crisp pursuant to a divorce decree. Denyce Crisp’s address is 534 Nakiswana Circle, Sandia, TX 78383.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the capital stock (both common and preferred) of Forbes Texas as it now exists after the completion of the Conversion. As discussed below, the capital stock of Forbes Texas is governed by Texas law, our new certificate of formation, including the certificates of designation attached thereto, and our new bylaws. As this description is only a summary, we urge you to review the new certificate of formation (including the certificates of designation attached thereto) and bylaws of Forbes Texas in their entirety, which are included as exhibits to this prospectus.

General

Prior to the Conversion, we were an exempted company organized under the laws of Bermuda. We were incorporated in Bermuda on April 9, 2008 under the name Forbes Energy Services Ltd. and were registered with the Registrar of Companies in Bermuda under registration number 41727. As a result of the Conversion, we discontinued our existence in Bermuda and became a Texas corporation under the name Forbes Energy Services Ltd. on August 12, 2011.

Authorized Share Capital

Forbes Bermuda’s authorized share capital, prior to the Share Consolidation and without giving retroactive effect thereto, was $500,000, divided into 450,000,000 common shares of par value $0.01 each, 40,000,000 Class B shares of par value $0.01 each and 10,000,000 preference shares of par value $0.01 each (of which 600,000 shares were designated as Series A Junior Participating Preferred Shares, or Series A Preferred Shares, and 825,000 shares were designated as Series B Senior Convertible Preference Shares, or Series B Preferred Shares). After the Share Consolidation, the number of common shares issued or available for issuance was reduced from 450,000,000 to 112,500,000.

Prior to Conversion, FES Ltd did not exist under Texas law and did not have any Texas share capital. Currently, after the completion of the Conversion, Forbes Texas’s authorized share capital consists of 112,500,000 shares of common stock, par value $0.04 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Of the shares of preferred stock of Forbes Texas authorized, 600,000 shares are designated as Series A Junior Participating Preferred Stock, or Series A Preferred Stock, and 825,000 shares are designated as Series B Senior Convertible Preferred Stock, or Series B Preferred Stock. The authorized share capital of Forbes Texas after the Conversion was the same as that of Forbes Bermuda immediately prior to the Conversion, except that Forbes Texas does not have any Class B shares, none of which were outstanding at the time of the Conversion. See “Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas— Class B Shares” on page 84 of this prospectus.

Common Stock

As of October 7, 2011, we had 20,918,417 shares of common stock, par value $0.04 each, issued and outstanding. Upon effectiveness of the Share Consolidation, each four common shares of par value $0.01 each was consolidated into one common share of par value $0.04. Further, as a result of the Share Consolidation, the total number of authorized common shares was reduced from 450,000,000 to 112,500,000. Upon effectiveness of the Conversion, which occurred promptly after the Share Consolidation, each common share of Forbes Bermuda then outstanding automatically converted by operation of law into a share of common stock of Forbes Texas, par value $0.04 per share. Simultaneously with the reduction of the authorized common shares by a factor of four as a result of the Share Consolidation the par value of the common shares was increased by a factor of four. As a result of this, the authorized share capital, which is defined as the number of authorized common shares multiplied by the par value of such shares remained the same before and after the Share Consolidation, as required by Bermuda law and our previous Bermuda bye-laws.

Forbes Texas currently reserves 2,977,500 shares of common stock for issuance under its Incentive Plan after taking into account the increase to the number of shares of common stock subject to the Incentive Plan approved by the shareholders at the Company’s annual meeting on June 27, 2011. The compensation committee of the Company determined, pursuant to the terms of the Incentive Plan, that when the Share Consolidation was effected, the options outstanding and the shares reserved under the Incentive Plan would be proportionately reduced.

Forbes Bermuda reserved common shares for issuance upon the exchange of rights associated with its Series A Preferred Shares and the conversion of its Series B Preferred Shares. Under the Rights Agreement dated May 19, 2008, between the Company and CIBC Mellon Trust Company, Forbes Bermuda was required to maintain sufficient authorized common shares to effect the exchange of each right to purchase one one-hundredth of one Series A Preferred Share, or Rights, for one common share. Each common share outstanding prior to the Share Consolidation had one Right associated therewith. While the Share Consolidation reduced the number of outstanding shares, it did not reduce the number of Rights outstanding. Nevertheless, if an exchange of Rights for common equity is ever effected, the exchange ratio will be adjusted at that time to take into account the Share Consolidation. Prior to the Share Consolidation, Forbes Bermuda reserved a number of common shares equal to the number of common shares at that time outstanding for issuance upon the exchange of Rights for common shares. After the

Share Consolidation and Conversion, Forbes Texas reserves a number of shares of its common stock equal to the number of shares of common stock currently outstanding for issuance upon the exchange of Rights for common stock. For more information see “Description of Capital Stock— Shareholder Rights Plan” on page 82 of this prospectus.

Under the certificate of designation of the Series B Senior Convertible Preferred Shares of Forbes Bermuda, or the Series B Preferred Shares, Forbes Bermuda was required to reserve for issuance the number of its duly authorized common shares as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Shares. Prior to the Share Consolidation, Forbes Bermuda reserved 21,170,124 common shares for issuance on the conversion of the Series B Preferred Shares. The ratio by which the Series B Preferred Shares convert into common shares automatically adjusted as a result of the Share Consolidation. Currently, after the Share Consolidation and Conversion, Forbes Texas reserves 5,292,531 shares of common stock for issuance upon the conversion of its Series B Preferred Stock.

In the event that the common stock of Forbes Texas is issued either upon the exchange of rights associated with our Series A Preferred Shares or the conversion of our Series B Preferred Shares, the shareholders of Forbes Texas may experience substantial dilution.

The rights, terms and preferences of the Series A Preferred Stock and the Series B Preferred Stock are discussed in further detail below under “—Preferred Stock—Series A Junior Participating Preferred Stock” and “—Preferred Stock—Series B Senior Convertible Preferred Stock” on page 80 of this prospectus. For a full description of the Series A Preferred Stock and the Series B Preferred Stock of Forbes Texas, please see the certificates of designation attached to the certificate of formation, included as exhibits to the registration statement to which this prospectus is a part.

Forbes Texas’s common stock carries the following rights:

•

Voting. Holders of the common stock of Forbes Texas are entitled to one vote per share of common stock owned as of the relevant record date on all matters submitted to a vote of shareholders. Except as otherwise required by Texas law, holders of common stock of Forbes Texas (as well as holders of any preferred stock of Forbes Texas entitled to vote with such common shareholders) vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. Texas law and the new certificate of formation of Forbes Texas do not provide for cumulative voting with respect to the election of directors or any other matters.

•

Dividends and distributions. Subject to certain restrictions set forth in Texas law and the certificates of designation of the Company’s series of preferred stock, the holders of the common stock of Forbes Texas have the right to receive dividends and distributions, whether payable in cash or otherwise, as they may be declared from time to time by its board of directors.

•

Liquidation, dissolution or winding up. In the event of the liquidation, dissolution or winding-up of Forbes Texas, holders of its common stock are entitled to share equally and ratably in the Company’s assets, if any, that remain after the payment of all of its debts and liabilities, subject to any liquidation preference on any issued and outstanding Preferred Stock

•

Restrictions on transfer. The common stock of Forbes Texas is not subject to restrictions on transfer as a result of the certificate of formation or bylaws of Forbes Texas. Nevertheless, there may be restrictions imposed by applicable securities laws or by the terms of other agreements. The bylaws of Forbes Texas permit the Company to place restrictive legends on its share certificates in order to ensure compliance with these restrictions.

•	Other rights. Holders of the common stock of Forbes Texas have no preemptive, redemption, conversion or sinking fund rights.

The rights, preferences, and privileges of the holders of the common stock of Forbes Texas are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock of Forbes Texas.

Preferred Stock

We currently have no shares of Series A Preferred Stock and 588,059 shares of Series B Preferred Stock outstanding, respectively. The Share Consolidation did not impact the number of outstanding Series B Preferred shares of stock; however, it did impact the rate by which such preferred stock convert into common stock, reducing such rate by a factor of 4. Upon the completion of the Conversion, our Series A Preferred Shares and Series B Preferred Shares automatically converted by operation of law into an equal number of shares of Series A Preferred Stock and Series B Preferred Stock of Forbes Texas of equivalent par value per share. Under the new Forbes Texas certificate of formation, our board of directors is authorized to provide, by a vote of at least seventy-five percent of the directors then in office, for the issuance of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series. Both before and after the completion of the Conversion, our board of directors could, without shareholders approval, issue preference shares or preferred stock, respectively, with rights that could adversely affect the holders of its common stock (including their voting ability) and which could have certain anti-takeover effects.

Series A Junior Participating Preferred Stock

The designation, preferences, terms, qualifications, limitations, restrictions and relative rights, including voting rights, of the Series A Preferred Stock are set forth in the certificate of designation of Series A Junior Participating Preferred Stock of Forbes Texas, which is attached as Appendix A to the new certificate of formation included as an exhibit to the registration statement to which this prospectus is a part. This certificate of designation is identical in all material respects to the prior certificate of designation of Series A Junior Participating Preferred Shares of Forbes Bermuda.

The Series A Preferred Stock is not redeemable. Each share of Series A Preferred Stock is entitled to receive, when, as and if declared, a minimum preferential quarterly dividend payment of $1.00 per share or, at the most, an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $100.00 per share (plus any accrued but unpaid dividends) and will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. These rights are subject to adjustment and protected by customary antidilution provisions, including a proportional adjustment as a result of the Share Consolidation.

The Series A Preferred Stock is associated with the shareholder rights plan of Forbes Texas, which is discussed below. See “Description of Capital Stock— Shareholder Rights Plan” on page 82 of this prospectus.

Series B Senior Convertible Preferred Stock

The designation, preferences, terms, qualifications, limitations, restrictions and relative rights, including voting rights, of the Series B Preferred Stock are set forth in the certificate of designation of Series B Senior Convertible Preferred Stock of Forbes Texas, which is attached as Appendix B to the new certificate of formation included as an exhibit to this prospectus. This certificate of designation is identical in all material respects to the prior certificate of designation of Series B Senior Convertible Preferred Shares, or Series B Preferred Shares, of Forbes Bermuda.

The Series B Preferred Stock is convertible into the common stock of Forbes Texas, at an initial rate of 36 shares of common stock per share of Series B Preferred Stock, which initial rate has been proportionally adjusted to nine-to-one pursuant to the Shares Consolidation. The rate will be subject to further adjustment in the case of any other subdivision, or consolidation of the common stock, any dividend to holders of common stock in shares of common stock in which the holders of Series B Preferred Stock do not otherwise receive an equivalent distribution, any dividend to holders of common stock payable in cash that is greater in value than five percent (5%), calculated on an annual basis, of the then current common stock fair market value, or certain reorganizations, recapitalizations, reclassification, consolidations or mergers. If all such shares of Series B Preferred Stock are converted, at the initial conversion rate adjusted for the Share Consolidation, 5,292,531 shares of common stock will be issued to the holders of the Series B Preferred Stock. Nevertheless, no holder of the Series B Preferred Stock will be entitled to effect a conversion of Series B Preferred Stock if such conversion would result in the holder (and affiliates) beneficially owning 20% or more of the common stock of Forbes Texas. Due to this restriction, as of October 7, 2011, the maximum number of shares of common stock issuable upon the exercise of the Series B Preferred Stock is 3,793,599 based on the ownership reported by the current holders of the Series B Preferred Stock. Other terms of the Series B Preferred Stock are summarized below:

•

Rank. The Series B Preferred Stock rank senior in right of payment to the common stock and any class or series of capital stock that is junior to the Series B Preferred Stock, and pari passu with any series of the preferred stock of Forbes Texas that by its terms ranks pari passu in right of payment as to dividends and liquidation with the Series B Preferred Stock.

•

Dividends. The Series B Preferred Stock are entitled to receive preferential dividends equal to five percent (5%) per annum of the original issue price per share, payable quarterly in February, May, August and November of each year. Such dividends may be paid by Forbes Texas in cash and in kind (in the form of additional Series B Preferred Stock). In the event that the payment in cash or in kind of any such dividend would cause Forbes Texas to violate a covenant under its debt agreements, the obligation to pay, in cash or in kind, will be suspended until the earlier to occur of (i) and only to the extent any restrictions under the debt agreements lapse or are no longer applicable or (ii) February 16, 2015. During any such suspension period, the preferential dividends shall continue to accrue and accumulate.

•

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Forbes Texas, no distribution shall be made (i) to the holders of shares ranking junior to the Series B Preferred Stock unless the holders of Series B Preferred Stock shall have received, subject to adjustment as provided above, an amount equal to the original issue price per share of the Series B Preferred Stock plus an amount equal to accumulated and unpaid dividends and distributions thereon to the date of such payment, and (ii) to the holders of shares ranking on a parity with the Series B Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of Series B Preferred Stock are entitled.

•

Voting Rights. The holders of Series B Preferred Stock are not entitled to any voting rights except as provided under the TBOC. If the preferential dividends on the Series B Preferred Stock have not been declared and paid in full in cash or in kind for eight or more quarterly dividend periods (whether or not consecutive), the holders of the Series B Preferred Stock shall be entitled to vote at any meeting of shareholders with the holders of common stock and to cast the number of votes equal to the number of whole shares of common stock into which the Series B Preferred Stock held by such holders are then convertible.

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Optional Redemption. The Series B Preferred Stock may be redeemed by the Forbes Texas at any time after the third anniversary of the issue date provided that at such time the fair market value of a share of common stock is greater than 120% of the issue price of the Series B Preferred Stock per share divided by the number of shares of common stock then issuable upon conversion of the Series B Preferred Stock. The redemption price, payable in cash will be the original issue price per share of Series B Preferred Stock plus the related accumulated but unpaid dividends through the redemption date (the “Redemption Price”).

•

Mandatory Redemption. On the seventh anniversary of the date of issuance of the Series B Preferred Stock, Forbes Texas shall redeem any Series B Preferred Stock then outstanding at the then applicable Redemption Price. Such Redemption Price for mandatory redemption may, at the election of Forbes Texas, be paid in cash or in common stock valued for such purpose at 95% of the then fair market value of the common stock.

The initial issuance of Series B Preferred Shares was made by Forbes Bermuda on May 28, 2010. The private placement pursuant to which the Series B Preferred Shares were issued, and the listing of the common shares issuable upon conversion of the initially issued Series B Preferred Shares, was approved by the Toronto Stock Exchange, or the TSX, which reviewed the certificate of designation in respect of the Series B Preferred Shares prior to granting such approval. On August 28, 2010, Forbes Bermuda issued 7,259 Series B Preferred Shares as an in-kind dividend in satisfaction of its obligations under the certificate of designation of the Series B Preferred Shares, and the TSX has conditionally approved the listing of the common stock issuable upon conversion of these Series B Preferred Shares, subject to the satisfaction of customary listing conditions and the continued compliance with the listing requirements of the TSX. However, the TSX informed the Company that the approval by the TSX of all issuances of Series B Preferred Shares issued in payment of in-kind dividends subsequent to August 2010 will be subject to certain restrictions imposed by the rules of the TSX upon the issuance of listed stock at a discount. Under these rules, the payment of in-kind dividends may contravene the rules of the TSX if the effective conversion price of the common stock underlying such Series B Preferred Shares represents a discount to the market price of the common stock at the time of payment of such dividend exceeding the maximum discount permissible under the rules of the TSX, unless the Company receives shareholder approval for such an issuance. For this reason, the Company sought and received shareholder approval at its annual meeting on June 27, 2011 for a pool of Series B Preferred Shares equal to the maximum number of such shares which may be issued as in-kind dividends. As of October 7, 2011, the Company has paid all accrued dividends for completed quarterly dividend periods.

On January 18, 2011, the holders of the Series B Preferred Shares approved an amendment to the certificate of designation of the Series B Preferred Shares designed to allow the Company to pay cash in lieu of issuing fractional shares created as a result of the Share Consolidation. On January 20, 2011, this amendment was approved by the Company’s board of directors and became effective. The amendment adopted by the holders of the Series B Preferred Shares creates an exception for the purchase by the Company of, or the payment of cash in lieu of the issuance of, fractional shares of any of the Company’s capital stock arising out of any bonus issue of shares, share consolidations or subdivisions, stock dividends, splits or combinations or business combinations. This change is reflected in the form Certificate of Designation of the Series B Preferred Stock of Forbes Texas.

Certain of the redemption features are outside of the Company’s control, and as a result, the Series B Preferred Shares have been reflected in the consolidated balance sheet as temporary equity.

Anti-Takeover Provisions in Texas Law and the New Forbes Texas Certificate of Formation and Bylaws

As with the organizational documents of Forbes Bermuda, the certificate of formation and bylaws of Forbes Texas contains provisions that may discourage or prevent a change of control, even if such transaction would be beneficial to our shareholders.

Both the bye-laws of Forbes Bermuda contained and the bylaws of Forbes Texas contain restrictions on the time period in which directors may be nominated. Under the bye-laws of Forbes Bermuda director nominations for consideration at an annual meeting, other than nominations made by the board of directors or holders of the Class B shares, had to be made not less than 20 and no more 60 days before the anniversary of the last annual meeting (with certain limited exceptions). In order to better conform with U.S. securities laws, the bylaws of Forbes Texas are slightly different from the bye-laws for Forbes Bermuda in that they provide that shareholder nominations for the board of directors must be received by the Company not less than 90 and no more than 150 days before the anniversary of our last annual meeting in order to be considered at the following annual meeting.

The organizational documents of Forbes Bermuda gave and Forbes Texas give our board of directors the authority, provided that they act by a vote of at least 75% of the directors then in office, to fix the designation, preferences, terms, qualifications, limitations, restrictions and relative rights of the preferred stock of Forbes Texas and to issue such shares without a shareholder vote. Notwithstanding the foregoing, while shares of Series B Preferred Stock are outstanding, we will not be permitted to issue any series of Preferred Stock with rights and privileges senior to or greater than those of the Series B Preferred Stock.

Under the bye-laws of Forbes Bermuda, a business combination with certain interested shareholders would have had to be approved by the board of directors and by a vote of 66 2/3% of the shareholders. While the organizational documents of Forbes Texas do not contain a similar provision, Forbes Texas is subject to Section 21 of the TBOC. Section 21 prohibits Forbes Texas from engaging in certain business combination (including mergers, share exchanges and conversions) with a shareholder beneficially owning 20% or more of our voting stock for a period of three years subsequent to the date on which the shareholder became an affiliated shareholder unless:

•	the business combination or acquisition of shares by the affiliate shareholder is approved prior to the time that the person becomes an affiliated shareholder; or

•	the business combination is approved by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the affiliated shareholders.

These provisions may have the effect of discouraging or slowing any attempt to acquire Forbes Texas even if such acquisition may be favorable to the interests of Forbes Texas’s shareholders. Further, as discussed below, our shareholder rights plan continued in effect after the Conversion. For information on the anti-takeover effects of this plan see “Description of Capital Stock— Shareholder Rights Plan” on this page below.

Board of Directors

Similar to the bye-laws of Forbes Bermuda, the bylaws for Forbes Texas provide that the board of directors shall consist of not less than five and not more than seven directors or such greater or lesser number as may be determined by a unanimous vote of the board of directors or the vote of the holders of at least 66 2/3% of the voting stock represented in person or by proxy at a meeting at which a quorum is present. After completion of the Conversion, Forbes Texas’s board of directors continues to have six members.

Additionally, similar to the bye-laws of Forbes Bermuda, the bylaws of Forbes Texas provide that any shareholder wishing to propose for election as a director someone who is not an existing director and not proposed by the board of directors must give notice of the intention to propose such person for election. Under the bye-laws of Forbes Bermuda, this notice generally would have had to be given not less than 20 and no more than 60 days before the anniversary of the last annual meeting, however, under the new bylaws for Forbes Texas, this notice must generally be given not less than 90 and no more than 150 days before the anniversary of the last annual meeting. Under both the bye-laws for Forbes Bermuda and the bylaws for Forbes Texas, where the number of persons validly proposed for election (or re-election) as a director is greater than the number of directors to be elected, the persons receiving the most votes shall be elected. An absolute majority of the votes cast is not a prerequisite to the election of directors. Under both documents, a director may be removed by shareholders owning a majority of the common stock voted at a shareholders’ meeting, provided notice of the shareholder meeting convened to remove the director is properly given to the director. The notice must contain a statement of the intention to remove the director and a summary of the basis for the proposed removal and must be served on the director not less than 30 days before the meeting. The director is entitled to attend the meeting and to be heard on the motion for his or her removal.

In connection with the Company’s listing and trading of its common stock on a post-consolidation, post-conversion basis on the NASDAQ, the board of directors adopted and approved amendments to the Audit Committee Charter, the Compensation Committee Charter, Nominating Corporate Governance Committee Charter and the Corporate Governance Guidelines to comply with NASDAQ’s requirements relating to Audit Committees, the Director Nominations Process, the Compensation of Officers, Board Composition, Executive Sessions, Quorum and Code of Conduct.

The amended and restated Audit Committee Charter, the Compensation Committee Charter, Nominating Corporate Governance Committee Charter and the Corporate Governance Guidelines are posted in the Investor Relations section of the Company’s website, www.forbesenergyservices.com.

Shareholder Rights Plan

Forbes Bermuda adopted a shareholder rights plan prior to our initial Canadian public offering and simultaneous U.S. private placement. In connection with the adoption of our shareholder rights plan, the board of directors of Forbes Bermuda declared a dividend of one Right for each outstanding common share to shareholders of record on May 19, 2008. One Right also attaches to each share issued after such implementation. The Rights will become exercisable, and transferable apart from the common shares, 10 business days following a public announcement that a person or group has acquired beneficial ownership of, or has commenced a tender or exchange offer for, a specified percentage or more of the common shares.

The Share Consolidation did not impact the number of Rights outstanding (therefore, immediately after the Share Consolidation, there was four rights attached to each common share); however, it did impact the ratio whereby such Rights may be exchanged for common shares. Additionally, the Share Consolidation caused the voting, dividend and other rights of the Series A Preferred Shares to be proportionally adjusted. After the Conversion, our current shareholder continued as the shareholder rights plan of Forbes Texas. Therefore, four Rights currently attach to each outstanding share of common stock of Forbes Texas and will attach to each new share of common stock issued by Forbes Texas while the rights plan is effective.

Each Right of Forbes Texas initially entitle the holder to purchase one one-hundredth of one share of Series A Junior Participating Preference Stock at a price of $42.00, subject to adjustment. If a person becomes an “acquiring person” as defined below, each holder of a Right who is not an acquiring person will have the right to receive, upon exercise of each Right and payment of the purchase price, that number of shares of common stock (or, in certain circumstances, cash, property, or other securities) having a then current market price equal to twice the exercise price for one one-hundredth of one share of Series A Preference Stock. Similarly, if after an event triggering the exercise of the Rights, Forbes Texas is acquired in a merger or other business combination, or 50% or more of its assets or earning power are sold or transferred, each holder of a Right (other than holders whose Rights have been voided) will have the right to receive, upon exercise of the Right and payment of the purchase price, that number of shares of common stock of the acquiror having a then current market price equal to twice the exercise price for one one-hundredth of a share of Series A Preference Stock.

Under the rights plan, an acquiring person is a person or group that has acquired or has announced an offer to acquire 15% or more of the common stock then outstanding. The following are excluded from the definition of acquiring person:

•	Forbes Texas;

•	any subsidiary of Forbes Texas;

•	any employee benefit plan or employee stock plan of Forbes Energy, any subsidiary of Forbes Energy, or any person appointed under or holding common stock pursuant to the terms of any such plan; and

•

any person whose ownership of 15% or more of the common stock then outstanding results solely from being a beneficial owner of 15% or more of the common stock at the effective date of the Rights Plan, results from any transaction approved by at least 80% of the members of the board of directors, or results from a reduction in the number of issued and outstanding common stock pursuant to a transaction approved by the board of directors.

A person excluded for these reasons will become an acquiring person if it acquires any additional common stock, unless such additional acquisition does not result in the person owning 15% or more of the common stock, does not increase its percentage ownership of common stock, or is approved in the same manner.

Forbes Texas may redeem the Rights in whole, but not in part, at a redemption price of $.001 per Right at any time before the Rights become exercisable. The Rights will expire ten years after the implementation of the rights plan. Pursuant to the rights plan, all of the Series A Preference Stock is reserved for issuance upon exercise of the Rights.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire Forbes Texas without the approval of the Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire Forbes Texas even if such acquisition may be favorable to the interests of Forbes Texas’s shareholders. Because the Board of Directors can redeem the Rights or approve certain offers, the Rights should not interfere with any merger or other business combination approved by the board of directors.

The description and terms of the Rights are set forth in a rights agreement between New Parent and CIBC Mellon Trust Company, which serves as the rights agent attached hereto as Exhibit 4.9.

Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas

Prior to the Conversion, the rights of our shareholders were governed by the laws of Bermuda and the memorandum of association and bye-laws of Forbes Bermuda. Upon the completion of the Conversion, we were incorporated in Texas and became subject to Texas corporate law. Further, we discontinued our existence in Bermuda and ceased to be subject to Bermuda law. Therefore, the rights, preferences and privileges of shareholders of Forbes Texas are now governed by the certificate of formation and bylaws of Forbes Texas and Texas corporate law.

As a result of the Conversion, some of your rights as a shareholder of Forbes Texas differ from the rights you previously possessed as a shareholder of Forbes Bermuda. The following description summarizes the principal differences between the rights our shareholders previously possessed under Bermuda law and the Forbes Bermuda memorandum of association and bye-laws, as compared with the rights our shareholders currently possess under Texas law and the new Forbes Texas certificate of formation and bylaws.

Class B Shares

The bye-laws of Forbes Bermuda authorized 40,000,000 Class B shares, par value $0.01 per share. Holders of Class B shares had all of the rights of holders of common shares, except for the differences described in this section. The Class B shares were convertible, at any time, at the discretion of each holder into common shares. Holders of Class B shares had the right to be present at annual shareholder meetings, but, except as otherwise provided in the Companies Act and the bye-laws, had no right to vote on any matters at such meetings. Under the bye-laws of Forbes Bermuda, the holders of the Class B shares were permitted to vote with the common shares on an as-converted basis for the following actions:

•	any increase or decrease in the authorized number of common shares or preference shares;

•	any agreement by the Company or its shareholders regarding a “business combination” (as defined in the bye-laws);

•	any increase or decrease in the authorized number of members of the board of directors;

•	the liquidation, dissolution or winding up of the Company; and

•	the voluntary placement of the Company into receivership proceedings in any relevant jurisdiction.

In addition, the following actions required the approval of holders of 75% of the Class B shares:

•	any increase or decrease in the authorized number and any issuance of Class B shares;

•	any amendment, alteration or waiver of any provision of the bye-laws in a manner adverse to the holders of the Class B shares; and

•

any authorization or any designation, whether by reclassification or otherwise, of any new class or series of shares or any other securities convertible into equity securities of the Company having voting rights or ranking on a parity with or senior to the Class B shares in right of redemption, liquidation preference, or dividend rights, or any increase in the authorized or designated number of any such new class or series.

In addition to the rights above, holders of Class B shares had the right to nominate a majority of the board of directors for election for as long as such holders own at least a majority of the shares of the Company. In the event that such holders own between 25% and 50% of the shares of the Company, they had the right to nominate that number of directors commensurate with their percentage ownership of the Company, with such number being not less than two.

There were no Class B shares outstanding immediately prior to the Conversion and the board of directors of Forbes Bermuda had no intention of issuing any further Class B shares. For this reason, the organizational documents of Forbes Texas do not contain any class of share equivalent to the Class B shares of Forbes Bermuda.

Duties of Directors

Bermuda law provides that directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act honestly and in good faith with a view to the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended. The Companies Act also imposes a duty on directors and officers of a Bermuda company to (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. The bye-laws of Forbes Bermuda stated that our business is to be managed and conducted by the board of directors.

Under Texas law, the board of directors of a corporation is charged with the fiduciary duties of obedience, loyalty and due care. The duty of obedience demands that a director avoid committing ultra vires acts, i.e., acts beyond the scope of the authority of the corporation. The duty of loyalty requires that a director act in good faith, not allowing his or her personal interests to prevail over the interests of the corporation. The duty of due care dictates that a director handle his corporate duties with such care as an ordinarily prudent man would use under similar circumstances. In applying the duty of care, Texas courts have given directors the benefit of the “business judgment rule” and have often refrained from imposing liability on directors absent a showing of an ultra vires action or the taint of fraud.

Interested Directors

The bye-laws of Forbes Bermuda allowed and the bylaws of Forbes Texas allow an interested director to be taken into account in determining whether a quorum is present and, if not disqualified by the chairman of the relevant meeting, to vote on a transaction in which the director has an interest, provided that such director makes a declaration of his or her interest in the transaction pursuant to the applicable laws.

Further, under Texas law, an otherwise valid contract or transaction is valid notwithstanding that the director has an interest if (i) the material facts as to the relationship or interest are disclosed or are known to (a) the board of directors and the board of directors authorizes the contract by the approval of a majority of the disinterested investors, regardless of whether the disinterested directors constitute a quorum; or (b) the shareholders entitled to vote on the authorization of the contract or transaction and the contract or transaction is specifically approved in good faith by a vote of the shareholders; and (ii) the contract or transaction is fair to the company when the contract or transaction is authorized, approved or ratified. The fact that an interested director is present and voting on a transaction in which he is interested does not, in and of itself, make the transaction void. Under Texas law, such interested director could be held liable for a transaction in which such director breached his or her duty of loyalty or received improper benefit.

Voting Rights

Under Bermuda law, the voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, the Companies Act. With the exception of certain shareholder actions discussed below, the bye-laws of Forbes Bermuda provided that questions proposed for the consideration of the shareholders, including the removal of a director, would be decided by the affirmative vote of a majority of the votes cast in accordance with the bye-laws. With respect to the election of directors, the bye-laws of Forbes Bermuda only required a plurality of the shareholder votes properly cast. Further, the bye-laws of Forbes Bermuda required the affirmative vote of at least 66 2/3% of the shares represented, in person or by proxy at a meeting at which a quorum is present, in order to pass a shareholder resolution approving (i) a business combination with an interested shareholder, (ii) the amendment of certain bye-laws or (iii) a change to the board of directors which reduces the number of directors below five or increases the number above seven. Additionally, the bye-laws of Forbes Bermuda provided that any variation of the rights of the holders of a class of the Company’s securities required the vote of at least 66 2/3% of the shares of that class represented in person or by proxy at a meeting at which a quorum is present.

Under Texas law, which governs Forbes Texas, unless otherwise provided in a company’s certificate of formation or bylaws, (i) directors shall be elected by a plurality of votes cast by the holders of shares entitled to vote thereon; (ii) fundamental actions, which shall include an amendment to the certificate of formation or a voluntary winding up the company, shall be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on such action; (iii) all other shareholder action must be approved by a vote of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to, the matter at a shareholder meeting at which a quorum is present. The certificate of formation and bylaws of Forbes Texas provide for similar voting rights to those described above in the bye-laws of Forbes Bermuda, provided that the organizational documents of Forbes Texas do not contain requirements for the approval of business combinations with interested shareholders. Texas law imposes statutory requirements on the approval of transactions with affiliated shareholders, which are described above in “Capital Stock—Anti-Takeover Provisions in Texas Law and the New Forbes Texas Certificate of Formation and Bylaws” on page 81 of this prospectus.

Bermuda law permits a Bermuda company to divide its board of directors into multiple classes having staggered terms of up to three years each. Similarly, Texas law permits a company to divide its directors into two or three classes of directors with staggered terms of office of up to three years each. Nevertheless, our board of directors has not been divided into classes with staggered terms.

Each share of our Series A Preferred Shares of Forbes Bermuda, none of which were ever issued by Forbes Bermuda, would have entitled the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company, subject to adjustment. Further, in the event that dividends on the Series A Preferred Shares of Forbes Bermuda had not been declared and paid or set apart for payment, the holders of the Series A Preferred Shares of Forbes Bermuda would have had the right to elect two members to the board of directors. Holders of our Series B Preferred Shares of Forbes Bermuda, of which 588,059 shares were outstanding immediately prior to the Conversion, also had the right to vote with the holders of the common shares on an “as-converted” basis, upon all matters presented to the shareholders of the Company for their action or consideration, in the event that Forbes Bermuda had not declared and paid in full dividends on the Series B Preferred Shares, in cash or in kind, for eight or more quarterly dividend periods. Both the Series A Preferred Shares and the Series B Preferred Shares of Forbes Bermuda granted their holders certain rights to vote as a separate class on matters that affect their rights adversely. See “Capital Stock—Preferred Stock” on page 80 for more information. The voting rights of the Series A Preferred Stock and the Series B Preferred Stock of Forbes Texas are substantially identical to the voting rights of the Series A Preferred Shares and Series B Preferred Shares of Forbes Bermuda.

Dividends and Other Distributions

Bermuda law does not permit a company to declare or pay dividends if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts. Issued share capital is the aggregate par value of the company’s issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances. The bye-laws of Forbes Bermuda provided that the holders of common shares are entitled to such dividends as the board of directors may from time to time declare.

Under Texas law, subject to any restrictions contained in the company’s certificate of formation, a company may pay dividends if there is surplus that is equal to or greater than the aggregate par value of the dividend and if the payment of the dividend would not render the company insolvent. Each share of Forbes Texas common stock is entitled to dividends if, as and when dividends are declared by the board of directors of Forbes Texas, subject to any preference dividend right of the holders of any preferred stock, which include the rights of the Series B Preferred Stock discussed above.

Special Meetings of Shareholders

Bermuda law and the bye-laws of Forbes Bermuda provided that a special general meeting of shareholders may be called by the president or chairman of the board of directors of the Company. Further, upon the request of shareholders holding not less than one-tenth of the paid-up capital of the Company carrying the right to vote at general meetings the board of directors were required under the bye-laws of Forbes Bermuda to call a special general meeting.

Texas law provides that a special meeting of the shareholders of a corporation may be called by the president, the board of directors, shareholders of at least 10% of more of the shareholders entitled to vote (unless a greater percentage is required by the certificate of formation), and any other person authorized to call special meetings by the certificate of formation or the bylaws.

Similar to the bye-laws of Forbes Bermuda, the bylaws of Forbes Texas permit shareholders who hold one-tenth or more of the share capital entitled to vote, to request a special meeting of the shareholders. Additionally, as with the bye-laws of Forbes Bermuda, the bylaws of Forbes Texas do not permit shareholders to call special meetings for the purpose of electing directors.

Notice of Shareholder Meetings

Bermuda law requires that a company give its shareholders at least five days notice of a meeting of the company, other than an adjourned meeting. The bye-laws of Forbes Bermuda provided that we give our shareholders at least 21 days’ notice of an annual or special general meeting. Such notices had to state the date, place and time at which the meeting is to be held and the general nature of the business to be considered at the meeting. Notice could be given by the Company to a shareholder by delivering it to such shareholder in person, sending it by letter or courier or transmitting it by electronic means in accordance with the consent and directions of such shareholder. The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice would not invalidate the proceedings at the meeting.

Under Texas law and the new bylaws of Forbes Texas, notice of an annual or special meeting must be give no later than the tenth day and not earlier than the sixtieth day before the date of the meeting to each shareholder entitled to vote thereat. Notice must state the date, place and time of the meeting and a statement regarding the purpose or purposes of the meeting. In the event that a fundamental business transaction (as defined by the TBOC) is to be considered at a special or annual meeting, notice must be given to the shareholders not later than the 21st day before the date of the meeting.

Similar to the bye-laws of Forbes Bermuda, the bylaws of Forbes Texas permit notice to be given to shareholders by delivering it to such shareholder in person, sending it by letter or courier or transmitting it by electronic means in accordance with the consent and directions of such shareholder. Texas law and the bylaws of Forbes Texas require that a shareholder consent before the Company is permitted to provide notice by electronic transmission. Further such shareholder retains the right to revoke its consent to notice by electronic transmission. Under Texas law, electronic notice is deemed given when the notice is: (i) transmitted to a facsimile number provided by the shareholder for the purpose of receiving notice; (ii) transmitted to an electronic mail address provided by the shareholder for the purpose of receiving notice; (iii) posted on an electronic network and a message is sent to the shareholder at the address provided by the shareholder for the purpose of alerting the shareholder of a posting; or (iv) communicated to the shareholder by any other form of electronic transmission consented to by the shareholder. An affidavit of the secretary, assistant secretary, transfer agent or other agent of the Company stating that notice has been provided to a shareholder by electronic transmission is, in the absence of fraud, prima facie evidence that the notice was provided.

Advance Notice of Shareholder Proposals

The bye-laws of Forbes Bermuda provided that any shareholder wishing to propose for election as a director someone who is not an existing director and not proposed by the board of directors must give notice of the intention to propose the person for election. This notice generally had to be given not less than 20 and no more than 60 days before the anniversary of the last annual meeting.

Consistent with securities law, the new Forbes Texas bylaws provide that notice of shareholder nomination for director or other proposals must be given in writing to the secretary of Forbes Texas during a specific period prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of Forbes Texas (i) in the case of an annual meeting, not less than 90 and no more than 150 days before the one-year anniversary of the preceding year’s annual meeting and (ii) in the case of a special meeting, not less than 90 and no more than 150 days before the special meeting or 10 days following the day on which notice of the special meeting is publicly announced. Such notices must set forth (i) information regarding the shareholder giving the notice, including the name, address and holdings of such shareholder, (ii) any agreements such shareholder has made with respect to the equity securities of the Company, (iii) a description of the matter to be considered by at the meeting, including if the matter relates to the election of a director, information about the director nominee, and (iv) other information required by securities laws. Shareholders may not nominate directors at a special meeting unless the board of directors calls for an election of directors at the meeting. To submit a nomination or other proposal for consideration at a shareholder meeting, the shareholder must be entitled to vote on the matter at the meeting.

Conduct of Meetings

Bermuda law provides that a company’s bye-laws may contain provisions relating to the conduct of annual and special meetings and the bye-laws of Forbes Bermuda provided that the Chairman of our board of directors, or if there is no Chairman, the President of the Company, shall serve as chairman of shareholder meetings at which he or she is present and in his or her absence a chairman shall be appointed or selected by those present at the meeting and entitled to vote.

Texas law does not restrict a company’s ability to provide for the conduct of shareholder meetings in its organizational documents. The bylaws of Forbes Texas, similar to the bye-laws of Forbes Bermuda, provide that the chairman of its board of directors or, in his or her absence, the President of the Company, will serve as chairman of shareholder meetings. In the absence of the chairman of the board of directors and the President, a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

Approval of Corporate Matters by Written Consent

The Companies Act provides that, unless otherwise provided in a company’s bye-laws, anything which may be done in a general meeting of the shareholder may be done by resolution in writing, without a meeting, provided that notice of such resolution is circulated, along with a copy of the resolution, to all shareholders who would be entitled to attend a meeting and vote on the resolution. The bye-laws of Forbes Bermuda provided that, after an initial public offering, holders of voting shares, other than holders of Class B Shares, were not entitled to vote their respective voting shares in the form of a written resolution.

With certain limited exceptions, Texas law permits shareholders to take action by unanimous written consent. Nevertheless, Texas law only permits shareholder action by less than unanimous written consent to the extent it is provided for in the certificate of formation of the company. The certificate of formation of Forbes Texas does not contain a provision allowing for shareholder action by less than unanimous written consent. Thus, shareholders will only be permitted to take action by written consent only if such consent is unanimous.

Bylaws

The bye-laws of Forbes Bermuda contained provisions which under Texas law are contained in a corporation’s certificate of formation, such as provisions related to the power to issue shares and the rights attaching to shares. Therefore, those provisions are located in the certificate of formation of Forbes Texas.

Alteration of Share Capital

Under the bye-laws of Forbes Bermuda, the board of directors of the Company was authorized to increase, divide, consolidate, subdivide or reduce its share capital in any manner permitted by Bermuda law, without the consent of the shareholders. Under Texas law, the reclassification of issued securities would require an amendment to a Company’s certificate of formation, which would require shareholder consent, as discussed below. Therefore, after the Conversion, Forbes Texas will not have the ability to conduct a future stock split after Conversion without shareholder consent.

Amendment of Certificate of Formation and Bylaws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Nevertheless, the holders of not less than 20% in par value of the company’s issued share capital or any class thereof have the right, under Bermuda law, to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

The Companies Act provides that the board of directors of a company may amend bye-laws but any such amendment shall be submitted to a general meeting of the company and shall become operative only to such extent as they are approved as such meeting. The bye-laws of Forbes Bermuda provided that no bye-law may be rescinded, altered or amended and no new bye-law may be made until the same had been approved by a majority of the directors then in office and by a resolution of the shareholders. In the case of certain bye-laws, such as the bye-laws relating to approval of business combinations and the power to alter the share capital, the required resolutions had to be approved by the affirmative vote of at least 66 2/3% of our directors then in office and of at least 66 2/3% percent of the votes attaching to all shares in issue (including any Class B shares outstanding, voting on an as-converted basis). In the case of certain bye-laws related to matters affecting Class B shares, the required resolutions had to include the affirmative vote of holders of at least 75% of the Class B shares then outstanding.

Under Texas law, certain provisions regarding the regulation of a corporation which would traditionally be found in the bye-laws of a Bermuda company, such as the description of the share capital of the company, are placed in a corporation’s certificate of formation. Therefore, provisions regarding the share capital and amendments to the bylaws of Forbes Texas are found in its certificate of formation. Under Texas law, most amendments to the certificate of formation require the affirmative vote of 66 2/3% of the voting stock.

Under Texas law, the board of directors of a corporation may amend, repeal or adopt new bylaws unless the corporation’s certificate of formation wholly or partly reserve’s this power to the shareholders. The certificate of formation of Forbes Texas partly reserves this right to the shareholders. Similar to the bye-laws of Forbes Bermuda, the certificate of formation of Forbes Texas requires that amendments to the bylaws be approved by a resolution of a majority of our board of directors and by a resolution of the shareholders. Further, similar to the bye-laws of Forbes Bermuda, certain amendments to the bylaws, such as the bylaw regarding the removal of directors, must be approved by at least 66 2/3% of the voting stock.

Mergers and Similar Arrangements

The amalgamation (or merger) of a Bermuda company with another company or corporation (other than certain affiliated companies) requires approval of the amalgamation agreement by the company’s board of directors and by its shareholders. Unless the company’s bye-laws otherwise provide, the Companies Act requires the approval of 75% of the shareholders voting at such meeting to approve the amalgamation and amalgamation agreement, and the quorum for such meeting must be at least two persons holding or representing by proxy more than one-third of the issued and outstanding shares of the company. The bye-laws of Forbes Bermuda contained provisions regarding “business combinations” with “interested shareholders”. Pursuant to the bye-laws of Forbes Bermuda, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder had to be approved by our board and authorized at an annual or special general meeting by the affirmative vote of at least 66 2/3% of our issued and outstanding voting shares that are not owned by the interested shareholder, unless: (i) prior to the time that the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” is a person that beneficially owns 15% or more of our issued and outstanding voting shares and any person affiliated or associated with us that owned 15% or more of our issued and outstanding voting shares at any time three years prior to the relevant time.

Under Texas law, with certain exceptions (discussed below), a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and shareholders. Unless the certificate of formation provides otherwise, which the bylaws of Forbes Texas do not, the vote of at least two-thirds of the issued and outstanding shares entitled to vote thereon is required to approve most of these types of transaction. Further, in certain circumstances, separate voting by a class is required for the approval of the merger or consolidation.

Under Texas law, no shareholder approval is required with respect to a merger or consolidation where (i) the corporation is the sole surviving corporation in the merger; (ii) the certificate of formation of the corporation following the merger will not differ from the corporation’s certificate of formation following the merger; (iii) immediately after the merger, each shareholder of the company before the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights; (iv) the sum of the voting power of the shares outstanding immediately after them merger and the voting power of the securities that may be acquired on the conversion of securities issued under the merger does not exceed by more than 20% the voting power of the shares outstanding immediately before the merger; and (v) the sum of the number of participating shares that are outstanding immediately after the merger and the number of participating shares that may be acquired on the conversion of securities issued under the merger does not exceed by more than 20% the total number of participating shares of the outstanding immediately before the merger.

Texas law also prohibits companies from engaging in any business combination with an “affiliated shareholder” (which is defined as a person owning 20% or more of the outstanding voting stock of an issuing corporation) for a period of three years subsequent to the date on which the shareholder became an interested shareholder unless: (i) the business combination or acquisition of shares by the affiliate shareholder is approved prior to the time that the person becomes an affiliated shareholder; or (ii) the business combination is approved by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the affiliated shareholders.

These provisions may have anti-takeover implications in that they may delay, defer or prevent a change of control through a merger or other transaction having a similar effect.

Appraisal Rights

Under Bermuda law, any shareholder of a Bermuda company who does not vote in favor of an amalgamation (or merger) of such Bermuda company with another company and is not satisfied that fair value offered for his or her shares may apply to the Bermuda Supreme Court within one month of notice of the shareholders’ meeting, for appraisal of the fair value of his or her shares. Under Bermuda law and the bye-laws of Forbes Bermuda, our amalgamation with another company (other than certain affiliated companies) would have required the amalgamation and the agreement related thereto first be approved and recommended by a majority of our board of directors and then approved by a majority of shareholder votes cast at a meeting at which the transaction is considered.

Except for the limited classes of mergers, share exchanges, sales and asset dispositions for which no shareholder approval is required under Texas law, shareholders of Texas corporations have rights of dissent and appraisal in the event of a merger, share exchange, sale, lease, exchange or other disposition of all, or substantially all, the property and assets of the corporation if special authorization of the shareholders is required by Texas law. Notwithstanding the foregoing, a shareholder of a Texas corporation has no rights of dissent and appraisal with respect to any plan of merger in which there is a single surviving or new domestic or foreign corporation, or with respect to any plan of exchange, if: (i) the shares held by the shareholder are part of a class of shares which are (a) listed on a national securities exchange, (b) listed on NASDAQ or successor entity or (c) are held of record by not less than 2,000 holders, on the record date for the plan of merger or the plan of exchange; (ii) the shareholder is not required by the terms of the plan of merger or exchange to accept for his shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any holder of shares of the same class or series; and (iii) the shareholder is not required by the terms of the plan of merger or exchange to accept any consideration other than (a) shares of a corporation that, immediately after the merger or exchange, will be part of a class or series of shares which are (A) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, (B) approved for quotation as a national market security on an interdealer quotation system by the NASD or successor entity, or (C) held of record by not less than 2,000 holders, (b) cash in lieu of fractional shares otherwise entitled to be received or (c) any combination of (a) and (b).

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to allegations of acts constituting fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company shareholders than the percentage of shareholders who actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Further, the bye-laws of Forbes Bermuda contained a provision by virtue of which the shareholders waive any claim or right of action that they have, both individually and on behalf of the Company, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. See “—Limitation of Liability and Indemnification Matters” on page 92 of this prospectus.

Under Texas law, class actions and derivative actions are generally available to shareholders of a corporation. With regard to derivative actions, except in limited circumstances, a shareholder of a Texas corporation may not institute a derivative action until the 91st day after the date a written demand is filed with the corporation stating with particularity the act, omission or other matter that is the subject of the claim. Further, Texas law permits a court to order the winning party in a derivative action to pay the attorneys fees incurred in connection with such action.

The new Forbes Texas certificate of formation limits or eliminates the liability of directors of Forbes Texas to the shareholders of Forbes Texas under certain circumstances. See “—Limitation of Liability and Indemnification Matters” on page 92 of this prospectus.

Takeovers

Under Bermuda law, if a scheme or contract involving the transfer of shares (or any class of shares) of a company to another company has, within four months after the making of the offer, been approved by the holders of not less than 90% of the shares whose transfer is involved, the transferee company may, at any time within two months of the date on which such approval is obtained, require the dissenting shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the Bermuda Supreme Court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court should be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Under Texas law, a parent company is permitted to merge with a subsidiary by the resolution of its board of directors, without shareholder approval, if the parent company owns at least 90% of each class of equity interest of its subsidiary and the parent company will be the surviving entity. With respect to certain mergers and takeovers of Texas corporations, Texas law provides rights of dissent and appraisal for dissenting shareholders.

Share Repurchases

Bermuda law permits a company to purchase its own shares if authorized to do so by its memorandum of association or bye-laws. The bye-laws of Forbes Bermuda allowed us to purchase our own shares for cancellation or to acquire them as treasury shares on such terms as our board of directors may see fit, without obtaining prior shareholder approval.

Texas law permits a corporation to redeem its own shares on such terms as its board of directors may authorize, provided that a redemption may not violate such corporation’s certificate of formation and, unless done in compliance with the termination of the corporation, may not cause the corporation to become insolvent and may not exceed the net assets of the corporation. As with Forbes Bermuda prior to the conversion, the ability of Forbes Texas’s to repurchase its common stock may be limited by the New Indenture and the rights of the holders of the Series B Preferred Stock.

Blank Check Preferred Stock

The authorized share capital of Forbes Bermuda, under bye-laws of Forbes Bermuda, included 10,000,000 authorized preference shares, of which no Series A Preferred Shares and 588,059 Series B Preferred Shares had been issued prior to the Conversion. The bye-laws of Forbes Bermuda allowed our board of directors, without shareholder approval, to determine the powers, preferences and rights of the preference shares and to issue any authorized but unissued preference shares (subject to restrictions in our current certificates of designation).

The share capital of Forbes Texas includes 10,000,000 authorized shares of preferred stock of which no shares of Series A Preferred Stock and 588,059 shares of Series B Preferred Stock are outstanding. Similar to the bye-laws of Forbes Bermuda, the certificate of formation of Forbes Texas permits the board of directors, without shareholder approval, to determine the powers, preferences and rights of the preference shares and to issue any authorized but unissued preference shares. This ability could be used by our board to delay, defer or prevent a change of control. Further, the issuance of preferred stock with a liquidation preference greater than the common stock could decrease the amount of assets available for distribution to holders of common stock in the event of a liquidation. Our board of directors does not currently intend to seek shareholder approval to issue any preferred stock, unless otherwise required by law.

Variation of Shareholder Rights

Under Bermuda law, if at any time the Company has more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, the rights attached to any class of share may be varied with (i) the consent in writing of the holders of 75% in nominal value of the issued shares of that class, or (ii) the sanction of a resolution passed at a separate general meeting of holders of the shares of the class at which a quorum consisting of at least two persons holding or representing of one-third of the issued shares of the relevant class is present. Notwithstanding the foregoing, the bye-laws of Forbes Bermuda provided that the rights attached to any class of share (unless otherwise provided by the terms of the issue of the shares of that class) could be varied with the consent in writing of the holders of 66 2/3% of the issued shares of that class or with the sanction of a resolution passed by holders of 66 2/3% of the shares of the class represented in person or by proxy at a meeting at which a quorum is present. In addition, the rights conferred upon the holders of the shares of any class issued with preferred or other rights could not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

The rights attached to the share classes of Forbes Texas are set forth in its certificate of formation. Under the TBOC, an amendment to the certificate of formation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation, unless any class or series is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the shares within each class or series entitled to vote thereon as a class and at least two-thirds of the total outstanding shares entitled to vote thereon. Holders of the outstanding shares of a class, or series, must vote as a class upon a proposed amendment, regardless of whether the holders are entitled to vote thereon by the certificate of formation, if the amendment would: (i) increase or decrease the aggregate number of authorized shares of such class or series; (ii) increase or decrease the par value of the shares of such class or series; (iii) effect an exchange, reclassification or cancellation of all or part of the shares of such series; (iv) effect an exchange, or create a right of exchange of all or part of the shares of such class or series; (v) change the designations, preferences, limitations or relative rights of such class or series; (vi) change the shares of such class or series into the same or a different number of shares of the same class or another class or series; (vii) create a new class or series of shares having rights and preferences equal, prior or superior to the shares of such class or series; (viii) increase the rights and preferences of any class or series having rights and preferences equal, prior or superior to the shares of such class or series; (ix) increase the rights and preferences of any class or series having rights or preferences later or inferior to the shares of such class or series in such a manner as to become equal, prior or superior to the shares of such class or series; (x) divide the shares of such class into series; (xi) limit or change the existing preemptive rights of the shares of such class or series; (xii) cancel or otherwise affect dividends on the shares of such class or series which had accrued but had not been declared; or (xiii) include or delete any provision required or permitted as to close corporations.

Access to Books and Records and Dissemination of Information

Under Bermuda law, members of the general public have a right to inspect the public documents of a Bermuda company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association, notice of registered office, certificate of incorporation, register of charges and any prospectus filed with the Bermuda Registrar of Companies. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings, and the company’s audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Texas law provides that, subject to the governing documents and on written demand stating a proper purpose, a shareholder of a corporation, which has been a shareholder for at least six months immediately preceding the demand or holds at least five percent of all the outstanding shares of the corporation, is entitled to examine and copy the relevant books, records of account, minutes and share transfer records. Further, a list of shareholders entitled to vote at each shareholder meeting must be available for inspection by shareholders during regular business hours at least 10 days prior to such shareholder meeting.

Limitation of Liability and Indemnification Matters

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers, and auditors against any liability that by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty, or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer, or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers, and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The bye-laws of Forbes Bermuda provided that we indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The bye-laws of Forbes Bermuda provided that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against each of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. The Companies Act permits the Company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty, or breach of trust, whether or not the Company may otherwise indemnify such officer or director. The Company has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

Under the TBOC, a corporation is permitted to provide indemnification by certificate of formation or bylaw provision, resolution of the shareholders or directors, agreement, or otherwise, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a governing person, former governing person, or delegate, who was, is, or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in any other case, that his conduct was not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

The bylaws of Forbes Texas provide that we shall indemnify, to the fullest extent permitted by Texas law, any person who was, is or is threatened to be made a respondent in a proceeding by reason of the fact that such person is or was a governing person or a delegate of the Company. Under Texas law, Forbes Texas remains obligated on any indemnification obligations of Forbes Bermuda arising prior to the Conversion.

Dissolution

Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, the majority of the directors, shall each make and file with the Bermuda Register of Companies a statutory declaration to the effect that they have formed the opinion that the company would be able to pay its debts in full within such period not exceeding twelve months from the commencement of the winding up. A general meeting of shareholders would be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

Under Texas law, a corporation with outstanding capital stock may voluntarily dissolve (1) if the board of directors adopts a resolution to that effect and the holders of two-thirds of the outstanding shares entitled to vote thereon vote for such resolution (unless any class or series is entitled to vote thereon as a class, in which event the proposed resolution shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the shares within each class or series entitled to vote thereon as a class and at least two-thirds of the total outstanding shares entitled to vote thereon); or (2) if all shareholders of the corporation consent in writing to the dissolution.

Listing

Prior to the Share Consolidation and Conversion, the common shares of Forbes Bermuda were listed on the Toronto Stock Exchange under the symbol “FRB.TO” and traded in the U.S. on the “pink sheets” under the symbol “FESLF.PK.” After the Share Consolidation and Conversion, the common stock of Forbes Texas continued to trade on the TSX under the symbol “FRB.TO,” provided that the common stock of Forbes Texas did not beginning trading on a post-consolidation, post-conversion basis until August 16, 2011, in accordance with standard procedures of the TSX. On that same day, the common stock of Forbes Texas began trading (on a post-consolidated and post-conversion basis) on NASDAQ under the symbol FES. The common stock of Forbes Texas trades under a new CUSIP number of 345143101, which replaced the old CUSIP number of G38007103 that was associated with the common shares of Forbes Bermuda.

The Series A and Series B preference shares of Forbes Bermuda were not listed on any exchange, and we have not nor do we intend to list the corresponding preferred stock of Forbes Texas.

Transfer Agent and Registrar

Prior to the Conversion, the transfer agent for the common shares of Forbes Bermuda was CIBC Mellon Trust Company. After the Conversion, the Transfer Agent for the common stock of Forbes Texas is American Stock Transfer & Trust Company, LLC and CIBC Mellon Trust Company serves as a co-transfer agent.

Governing Documents

We effected the Conversion by filing the plan of conversion, certificate of formation and certificate of conversion of Forbes Texas with the Texas Secretary of State and a notice of discontinuance for Forbes Bermuda with the Bermuda Registrar of Companies. In connection with the Conversion, we also adopted a new set of bylaws that is governed by Texas law. The governing documents of Forbes Texas differ from the governing documents of Forbes Bermuda. Similarly, Texas law differs from Bermuda law. These differences may affect the rights of our shareholders. See “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas” on page 83 of this prospectus.

Effective Time

In order to effect the Conversion we filed (i) the plan of conversion, certificate of formation and certificate of conversion of Forbes Texas with the Secretary of State of the State of Texas, (ii) a notice of discontinuance with the Bermuda Registrar of Companies and (iii) certified copies of the certificates filed in Texas with the Bermuda Registrar of Companies. The Conversion is deemed effective on the effective date set forth in the plan of conversion, certificate of conversion and notice of discontinuance once those documents have been properly filed. The effective date in these documents is August 12, 2011.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE

SHARE CONSOLIDATION AND CONVERSION

Since its formation in 2008, Forbes Bermuda was always treated as a U.S. domestic corporation pursuant to Section 7874 (b) of the Internal Revenue Code of 1986, as amended, and, as a result, had been subject to U.S. federal income taxes. Further, as the principal operations of Forbes Bermuda were in Texas, Forbes Bermuda had been subject to Texas franchise taxes. For these reasons, the Conversion did not cause the Company to be subject to additional U.S. federal Income taxes or Texas franchise taxes.

Additionally, with respect to the Company’s shareholders, it is the opinion of Winstead PC that the four-to-one Share Consolidation and Conversion of Forbes Energy Services Ltd. from a Bermuda exempted company to a Texas corporation each constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) and Section 368(a)(1)(F) of the Code, respectively. Accordingly, for federal income tax purposes: (i) no gain or loss is recognized by the holders of common stock of Forbes Texas as a result of the consummation of the Share Consolidation and Conversion (except with respect to any cash received in lieu of fractional shares), (ii) the aggregate tax basis of shares of common stock of Forbes Texas received as a result of the Share Consolidation and in the Conversion is the same as the aggregate tax basis of common shares of Forbes Bermuda exchanged in the Share Consolidation and Conversion, (iii) the holding period with respect to the common stock of Forbes Texas includes the period during which such shareholder held the corresponding common shares of Forbes Bermuda, so long as the common shares were held as a capital asset at the time of the consummation of the Share Consolidation and Conversion, and (iv) the Company does not recognize any gain or loss as a result of the Share Consolidation and Conversion.

For United States federal income tax purposes, the payment of cash in lieu of the issuance of fractional shares as a result of the Share Consolidation does result in a taxable gain or loss. The amount of such gain or loss to a shareholder is the same as if fractional shares were actually issued by the Company and were immediately sold by such shareholder for the cash payment received.

The foregoing is a discussion of all material federal income tax consequences associated with the Share Consolidation and the Conversion for the Company and its U.S. shareholders. The laws, regulations, rulings and decisions on which this overview is based, are all subject to change (possibly with retroactive effect). This discussion does not address applicable state, local or foreign tax laws. WE STRONGLY URGE EACH SHAREHOLDER TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE SHARE CONSOLIDATION AND CONVERSION.

SECURITIES ACT RESTRICTIONS ON THE RESALE OF FORBES TEXAS COMMON STOCK

Pursuant to the Conversion, the exchange of the common stock of Forbes Texas and the Series A Preferred Stock purchase rights related thereto for previously outstanding common shares of Forbes Bermuda and the Series A Preferred Share purchase rights related thereto was registered under the Securities Act of 1933 (the “Securities Act”), and owners of the Forbes Texas common stock who are not affiliates of the Company may freely resell such common stock under the Securities Act. We believe that owners who are affiliates, however, will not be permitted to resell their Forbes Texas common stock unless an exemption from registration under the Securities Act, such as Rule 144 thereunder, is available. We believe that, in general, Rule 144 will permit an affiliate to resell shares of stock received upon completion of the Conversion, beginning 90 days after the date of this prospectus, only if certain requirements are met. Among other things, the affiliate may not sell shares of any class (including any shares of that class otherwise acquired) in an amount that, during any three-month period, exceeds 1% of the outstanding shares of that class. In addition, all such resales must be made in unsolicited brokers’ transactions, the Company must have filed all periodic reports it was required to file under the Exchange Act within the year preceding the resale (or for such shorter period that the Company was required to file such reports) and (depending on the amount being resold), the affiliate must have filed a notice of sale on Form 144 with the SEC. For this purpose, an “affiliate” of the Company is any person who controls, is controlled by or is under common control with the Company.

ACCOUNTING TREATMENT OF THE SHARE CONSOLIDATION AND CONVERSION

We believe that there was and will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Forbes Texas as a result of Share Consolidation and Conversion, except with regard to the proportional impact on earnings per share of the Share Consolidation. We believe that the consolidated business, capitalization, assets, liabilities and financial statements of Forbes Texas immediately following the Conversion was the same as those of Forbes Bermuda immediately prior to thereto.

VALIDITY OF THE CAPITAL STOCK

The validity of the common stock and associated Series A Preferred Stock purchase rights of Forbes Texas into which the outstanding common shares and associated Series A Preferred Shares purchase rights of Forbes Bermuda were converted by operation of law in the Conversion has been passed upon for Forbes Texas by Winstead PC, Houston, Texas. Aspects of the Conversion governed by Bermuda law and the validity of the common shares and associated Series A Preferred share purchase rights of Forbes Bermuda prior to the Conversion have been passed upon by Conyers Dill & Pearman, Hamilton, Bermuda.

TAX MATTERS

The opinion that the Conversion and the Share Consolidation constitutes a reorganization within the meaning of Sections 368(a)(1)(F) and 368(a)(1)(E), respectively, of the Internal Revenue Code has been passed upon by Winstead PC, Houston, Texas.

EXPERTS

The financial statements as of December 31, 2010 and 2009 and for each of the two years then ended included in this Prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The financial statements for the year ended December 31, 2008 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FORBES ENERGY SERVICES LTD. AND SUBSIDIARIES (A/K/A THE “FORBES GROUP”)

Consolidated Financial Statements

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Board of Directors and Shareholders

Forbes Energy Services Ltd.

Alice, TX

We have audited the accompanying consolidated balance sheets of Forbes Energy Services, Ltd and Subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive loss and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forbes Energy Services Ltd and Subsidiaries at December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We also have audited the adjustments to the 2008 consolidated financial statements to retrospectively reflect the share consolidation, as described in Note 17. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2008 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2008 consolidated financial statements taken as a whole.

/s/ BDO USA, LLP

Houston, TX

March 29, 2011, except for Note 17, under “Share Consolidation,” as to which the date is August 15, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Forbes Energy Services Ltd.:

In our opinion, the consolidated statements of operations, of changes in shareholders’ equity and comprehensive loss and of cash flows for the year ended December 31, 2008 before the effects of the adjustments to retrospectively reflect the Share Consolidation described in Note 17, present fairly, in all material respects, the results of operations and cash flows of Forbes Energy Services, Ltd. and its subsidiaries (the “Company”) for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America (the 2008 financial statements before the effects of the adjustments discussed in Note 17 are not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit, before the effects of the adjustments described above, of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively reflect the effects of the Share Consolidation described in Note 17 and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have properly applied. Those adjustments were audited by other auditors.

/s/ PricewaterhouseCoopers LLP

March 31, 2009

Houston, Texas

FORBES ENERGY SERVICES LTD. AND SUBSIDIARIES (A/K/A THE “FORBES GROUP”)

Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$30,458,457	$28,425,367
Restricted cash	—	2,932,279
Accounts receivable—trade, net of allowance of $6.4 million and $5.3 million for 2010 and 2009, respectively 2009, respectively	85,682,475	52,765,601
Accounts receivable—related parties	178,174	168,940
Accounts receivable—other	2,985,052	5,159,324
Prepaid expenses	5,733,664	3,857,527
Other current assets	839,192	879,167

Total current assets	125,877,014	94,188,205
Property and equipment, net	274,231,466	308,559,885
Other intangible assets, net	33,737,585	36,598,781
Deferred financing costs, net of accumulated amortization of $5.7 million and $3.5 million for 2010 and 2009, respectively	8,907,520	11,453,830
Restricted cash	9,043,246	6,560,225
Other assets	33,036	71,970

Total assets	$451,829,867	$457,432,896

Liabilities and Shareholders’ Equity
Current liabilities
Current portions of long-term debt	$6,463,820	$12,432,900
Accounts payable—trade	20,719,691	23,375,729
Accounts payable—related parties	8,106,960	899,102
Income taxes payable	249,022	—
Accrued interest payable	9,028,812	8,928,970
Accrued expenses	12,595,848	14,201,278

Total current liabilities	57,164,153	59,837,979
Long-term debt, less unamortized discount on senior secured notes and current portions of long- term debt	212,914,685	214,465,329
Deferred tax liability	29,685,339	36,622,111

Total liabilities	299,764,177	310,925,419

Commitments and contingencies (Note 10)
Temporary equity
Series B senior convertible preferred stock	15,270,293	—
Shareholders’ equity
Preference stock, $.01 par value, 10,000,000 shares authorized, none issued and outstanding at December 31, 2010 and December 31, 2009	—	—
Common stock, $.04 par value, 112,500,000 shares authorized, 20,918,425 and 13,543,425 shares issued and outstanding at December 31, 2010 and 2009, respectively	836,737	541,737
Class B shares, $.01 par value, 40,000,000 shares authorized, none and 29,500,000 shares issued and outstanding at December 31, 2010 and 2009	—	295,000
Additional paid-in capital	185,134,992	183,880,128
Accumulated other comprehensive income	342,974	—
Accumulated deficit	(49,519,306)	(38,209,388)

Total shareholders’ equity	136,795,397	146,507,477

Total liabilities and shareholders’ equity	$451,829,867	$457,432,896

The accompanying notes are an integral part of these consolidated financial statements.

FORBES ENERGY SERVICES LTD. AND SUBSIDIARIES (A/K/A THE “FORBES GROUP”)

Consolidated Statements of Operations

	Years Ended December 31,
	2010	2009	2008
Revenues
Well servicing	$155,273,276	$106,097,280	$189,980,242
Fluid logistics and other	178,796,699	109,822,640	170,949,057

Total revenues	334,069,975	215,919,920	360,929,299

Expenses
Well servicing	123,332,501	96,825,911	128,614,600
Fluid logistics and other	138,078,555	87,263,351	117,940,153
General and administrative	23,373,046	21,228,819	17,700,341
Depreciation and amortization	39,960,295	39,471,755	33,724,218
Goodwill impairment	—	—	4,363,369

Total expenses	324,744,397	244,789,836	302,342,681

Operating income (loss)	9,325,578	(28,869,916)	58,586,618
Interest income	118,924	15,001	6,064
Interest expense	(27,273,125)	(26,933,518)	(25,797,663)
Other income, net	17,573	1,313,857	31,883

Income (loss) before taxes	(17,811,050)	(54,474,576)	32,826,902
Income tax expense (benefit)	(6,501,132)	(25,143,867)	62,574,492

Net loss	(11,309,918)	(29,330,709)	(29,747,590)
Preferred shares dividends	(1,040,693)	—	—

Net loss attributable to common shareholders	$(12,350,611)	$(29,330,709)	$(29,747,590)

Loss per share of common stock (Note 13) Basic and diluted	$(0.59)	$(1.87)	$(2.59)
Weighted average number of shares outstanding Basic and diluted	20,918,425	15,660,720	11,473,639
Pro forma earnings per share (Note 13) Basic and diluted	$—	$—	$1.48
Pro forma weighted average number of shares outstanding Basic and diluted	—	—	13,998,711

The accompanying notes are an integral part of these consolidated financial statements.

FORBES ENERGY SERVICES LTD. AND SUBSIDIARIES (A/K/A THE “FORBES GROUP”)

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Loss

	Common Stock		Class B Shares		Preferred Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Members’ Equity	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance December 31, 2007	—	$—	—	$—	—	$—	$—	$—	$—	$70,459,267	$—
January 1, 2008 Delaware reorganization-conversion of CCF	—	—	—	—	—	—	—	—	—	35,603,182	35,603,182
Acquisition of TES and STT	—	—	—	—	—	—	—	—	—	96,067,739	96,067,739
Distribution	—	—	—	—	—	—	—	—	—	(14,734,271)	(14,734,271)
Class B shares issued in connection with Bermuda Reorganization			29,500,000	295,000	—	—	95,772,739	—	20,868.911	(116,936,650)	—
Common stock issued in Initial Equity Offering, net	6,161,175	246,447	—	—	—	—	39,691,348	—	—	—	39,937,795
Additional common stock issued	1,991,625	79,665	—	—	—	—	29,761,972	—	—	—	29,841,637
Share-based compensation	—	—	—	—	—	—	1,449,995	—	—	—	1,449,995
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(29,747,590)	—	(29,747,590)

Balance December 31, 2008	8,152,800	326,112	29,500,000	295,000	—	—	166,676,054		(8,878,679)	—	158,418,487
Share-based compensation	—	—	—	—	—	—	2,491,994		—	—	2,491,994
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(29,330,709)	—	(29,330,709)

Common stock issued in Equity Offering, net	5,390,625	215,625	—	—	—	—	14,712,080	—	—	—	14,927,705

Balance December 31, 2009	13,543,425	541,737	29,500,000	295,000	—	—	183,880,128	—	(38,209,388)	—	146,507,477
Share-based compensation	—	—	—	—	—	—	2,696,952	—	—	—	2,696,952
Preferred stock issuance	—	—	—	—	580,800	14,229,600	—	—		—	—
Conversion of Class B shares to common stock	7,375,000	295,000	(29,500,000)	(295,000)
Comprehensive loss:
Net loss	—	—	—		—	—	—	—	(11,309,918)	—	(11,309,918)
Foreign currency translation adjustment	—	—	—		—	—	—	342,974	—	—	342,974

Comprehensive loss	—	—	—		—	—	—	—	—	—	(10,966,944)

Preferred stock dividends, accretion, and offering costs	—	—	—		7,259	1,040,693	(1,442,088)	—	—	—	(1,442,088)

Balance December 31, 2010	20,918,425	$836,737	$—	—	588,059	$15,270,293	$185,134,992	$342,974	$(49,519,306)	$—	$136,795,397

The accompanying notes are an integral part of these consolidated financial statements.

FORBES ENERGY SERVICES LTD. AND SUBSIDIARIES (A/K/A THE “FORBES GROUP”)

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net loss	$(11,309,918)	$(29,330,709)	$(29,747,590)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation expense	37,099,099	36,715,074	30,863,020
Amortization expense	2,861,196	2,861,196	2,861,198
Amortization of Second Priority Notes OID	778,813	682,316	610,289
Stock-based compensation	2,696,952	2,491,994	1,449,995
Goodwill impairment	—	—	4,363,369
Deferred tax expense (benefit)	(6,936,774)	(25,446,509)	61,568,620
(Gain)/Loss on disposal of assets, net	(87,316)	(23,334)	682,851
Gain on extinguishment of debt	(18,591)	(1,421,750)	—
Bad debt expense	1,116,933	3,861,773	2,739,473
Amortization of deferred financing cost	2,199,399	2,078,765	5,976,131
Changes in operating assets and liabilities:
Accounts receivable	(30,619,696)	7,914,749	(28,937,814)
Accounts receivable—related party	(9,234)	(71,268)	54,004
Prepaid expenses and other current assets	(1,144,718)	3,737,221	(1,908,610)
Accounts payable—trade	661,228	8,771,774	4,110,765
Accounts payable—related party	7,214,655	621,949	(3,154,547)
Accrued expenses	(2,287,574)	2,501,623	4,626,861
Income taxes payable	249,022	(1,005,872)	1,005,872
Accrued interest payable	(14,367)	440,410	8,046,179

Net cash provided by operating activities	2,449,109	15,379,402	65,210,066

Cash flows from investing activities:
Proceeds from sale of property and equipment	748,313	—	50,017
Restricted cash	449,258	(9,492,504)	—
Purchases of property and equipment	(6,951,297)	(30,024,471)	(176,940,028)
Insurance proceeds	—	1,783,832	—

Net cash used in investing activities	(5,753,726)	(37,733,143)	(176,890,011)

Cash flows from financing activities:
Payments for debt issuance costs	—	(1,236,638)	(16,502,030)
Proceeds from issuance of common stock	—	14,927,705	189,779,432
Proceeds from issuance of preferred stock	14,229,600	—	—
Purchase outstanding interest in Forbes Energy Services LLC	—	—	(120,000,000)
Repayments of related party debt	—	—	(7,048,075)
Proceeds from borrowings on debt	—	32,000,000	226,775,441
Repayments of debt	(1,696,200)	(14,966,026)	(128,330,830)
Purchase and Retirement of Second Priority Notes	(6,778,750)	(3,415,000)	—
Distributions to members	—	—	(14,734,271)
Other	(392,969)	—	—

Net cash provided by financing activities	5,361,681	27,310,041	129,939,667

Effect of currency translation on cash and cash equivalents	(23,974)	—	—
Net increase in cash and cash equivalents	2,033,090	4,956,300	18,259,722
Cash and cash equivalents
Beginning of year	28,425,367	23,469,067	5,209,345

End of year	$30,458,457	$28,425,367	$23,469,067

The accompanying notes are an integral part of these consolidated financial statements.

FORBES ENERGY SERVICES LTD. AND SUBSIDIARIES (A/K/A THE “FORBES GROUP”)

Notes to Consolidated Financial Statements

1. Organization and Nature of Operations

Nature of Business

Forbes Energy Services Ltd. (“FES Ltd”) and its subsidiaries, Forbes Energy Services LLC (“FES LLC”), Forbes Energy Capital Inc. (“FES CAP”), C.C. Forbes, LLC (“CCF”), TX Energy Services, LLC (“TES”), Superior Tubing Testers, LLC (“STT”) and Forbes Energy International, LLC (“FEI”) are headquartered in Alice, Texas, and conduct business primarily in the state of Texas. On October 15, 2008, FES LLC and FEI formed Forbes Energy Services México, S. de R.L. de C.V. (“FES Mexico Subsidiary”), a Mexican limited liability company (sociedad de responsabilidad limitada de capital variable), to conduct operations in Mexico. On December 3, 2008, Forbes Energy Services Mexico Servicios de Personal, S. de R.L de C. V., a Mexican limited liability company, was formed to provide employee services to FES Mexico Subsidiary, and on June 8, 2009, FES LTD formed a branch in Mexico. The Mexican branch of FES Ltd and the two Mexican limited liability companies are hereinafter referred to, collectively, as FES Mexico.

As used in these consolidated financial statements, the “Company,” the “Forbes Group,” “we,” or “our” means FES Ltd and all subsidiaries on and after May 29, 2008 (the date of the Bermuda Reorganization (discussed below)); FES LLC and its subsidiaries from January 1, 2008 to May 28, 2008; CCF, TES and STT from June 29, 2007 to December 31, 2007; and C.C. Forbes, L.P., Texas Energy Services, L.P. and Superior Tubing Testers, L.P. prior to June 29, 2007.

The Forbes Group is an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. The Forbes Group’s operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with an area of operation in each of Baxterville and Laurel, Mississippi; Indiana, Pennsylvania; and Poza Rica, Mexico.

FES LLC is a Delaware limited liability company formed effective January 1, 2008 to act as the holding company for the three wholly-owned operating companies, CCF, TES, and STT. In the reorganization (the “Delaware Reorganization”), ownership of each of the three operating subsidiaries comprising our business at the time was transferred to FES LLC by their equity investors in exchange for equity interests in FES LLC. There was common ownership among CCF, TES and STT; however, they were not considered to be under common control for accounting purposes. As such, the Delaware Reorganization was treated as a business combination, and although FES LLC was the legal acquirer, CCF was considered the acquirer for accounting purposes. As a result, the net assets of CCF remain at their historical cost of $35.6 million and additional paid in capital of $1.5 million was presented separately similar to a change in reporting entity and a reorganization due to the change from a LLC to a corporation for the periods when the entities were under common control (effective January 1, 2008). Purchase accounting was applied to TES and STT. Consideration (in the form of FES LLC equity) was issued to purchase STT and TES in a business combination for approximately $94.5 million which was presented as additional paid in capital on the Consolidated Statement of Changes in Shareholders’/Members’ Equity. Amounts allocated to identifiable tangible and intangible assets acquired and liabilities assumed were based on valuations. FES LLC allocated $14.5 million as a step-up in book value to property and equipment of TES, $4.4 million to goodwill, and $42.3 million to other intangible assets (see Note 4 regarding impairment writedown). Total value added to the assets and shareholders equity was $61.1 million as a result of the Delaware Reorganization. The amount of $96.0 million reported as “Acquisition of TES and STT” under “Total Members Equity” represents the $94.5 million associated with TES and STT in addition to the $1.5 million associated with historical contributions into CCF. This amount is reduced by $0.3 million ($295,000 par value of Class B shares) in arriving at the $95.7 million reported on the “Class B stock issued in connection with Bermuda Reorganization” line under “Additional Paid-In Capital”. Since FES LLC was the legal parent entity until

May 29, 2008, the Company reported all equity activity under “Members’ Equity” on the Consolidated Statement of Changes in Members’/Shareholders’ Equity until the Bermuda Reorganization as disclosed below.

Members’ Equity
Delaware Reorganization	$35,603,182
Historical Equity of TES & STT	33,369,896
Historical Contributions—CCF	1,486,189

Opening Balance—January 1, 2008	70,459,267
Step-Up associated with TES & SST	61,211,654
Member distributions prior to conversion from LLC to C Corporation	(14,734,271)
Change of Parent from LLC to a C Corporation on May 29, 2008	(116,936,650)

Ending Balance of members’ equity—December 31, 2008	$—

Additional Paid in Capital
Class B stock issued in exchange for membership interests in FES LLC:	$33,369,896
Historical Contributions—TES & STT	1,486,189
Historical Contributions—CCF	61,211,654
Step-Up associated with TES	(295,000)

Less: Par Value of Class B shares	$95,772,739

FES Ltd is a Bermuda corporation formed effective April 9, 2008 to act as the holding company for FES LLC and its subsidiaries. At the time of FES Ltd’s organization, 50 common shares were issued. On May 29, 2008, concurrent with the Initial Equity Offering, all of the members of FES LLC assigned 63% of their membership interests in FES LLC to FES Ltd in exchange for 29,500,000 shares of FES Ltd’s Class B non-voting stock. Each four shares of Class B non-voting stock was convertible (as adjusted for the Share Consolidation) into one share of common stock. Upon consummation of the Initial Equity Offering, FES Ltd contributed $120 million cash as additional capital to FES LLC, and FES LLC used the funds to redeem the remaining outstanding membership interests held by the members of FES LLC, other than FES Ltd. The result was that FES LLC and its subsidiaries became wholly- owned subsidiaries of FES Ltd. The foregoing is referred to herein as the “Bermuda Reorganization.” This transaction was accounted for as a transaction between entities under common control and deemed to be effective for accounting purposes as of January 1, 2008.

On May 29, 2008, FES Ltd completed its Canadian initial public offering and simultaneous U.S. private placement of its common shares (the “Initial Equity Offering”). In the Initial Equity Offering, FES Ltd sold 6,161,125 common shares for CDN $28.00 per share. The common shares are listed on the Toronto Stock Exchange under the symbol FRB.TO. Gross proceeds from the Initial Equity Offering were CDN $172,511,500 (USD $173,920,254) and net proceeds from the Initial Equity Offering after expenses were CDN $162,465,730 (USD $163,792,449).

Common stock issued in connection with Initial Equity Offering:

Gross Proceeds in US dollars	$173,920,254
Less: 6% commission	(10,127,805)

Net Proceeds received after commission	163,792,449
Purchase outstanding membership interest in FES LLC	(120,000,000)
Less: Stock issuance costs	(3,854,654)
Less: Par value of common stock	(246,447)

$39,691,348

The net proceeds from this issuance after purchase of FES LLC membership interests, commissions and issuance costs were $39,937,795 which is the sum of the Capital Stock amount of $246,447 ($.04 par value of the 6,161,175 common shares) and the Additional Paid-In Capital amount of $39,691,348 reported on the Consolidated Statement of Changes in Members’/Shareholders’ Equity.

Equity Offerings Subsequent to the Initial Equity Offering

In October 2008, FES Ltd completed a U.S. private placement of 1,991,625 of its common shares at a price per share of CDN $16.00 for an aggregate purchase price in the amount of USD $30,000,000 based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN$1.0622. The Company received net proceeds of USD $29,841,637 after legal fees and other offering costs of $238,028.

On December 22, 2009, FES Ltd completed a Canadian public offering and simultaneous U.S. private placement of 5,390,625 of its common shares at a price per share of CDN $3.20 for gross proceeds of USD $16,250,232 (CDN $17,250,000), based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN $0.94. Offering costs including underwriter commission, accounting, and legal fees amounted to USD $1,332,527 for net proceeds to the company of USD $14,927,705. Of the total shares offered, 187,500 shares were sold to U.S. residents in private placement in reliance on exemption from registration.

On May 28, 2010, FES Ltd completed a U.S. private placement of 580,800 convertible preferred shares at a price per share of CAD $26.37 for an aggregate purchase price in the amount of USD $14,520,000 based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN $1.0547. The Company received net proceeds of USD $13,828,205 after closing fee paid to investors of $290,400 and legal fees and other offering costs of $401,395. This is presented as temporary equity on the balance sheet.

2. Risk and Uncertainties

As an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, our revenue, profitability, cash flows and future rate of growth are substantially dependent on our ability to (1) maintain adequate equipment utilization, (2) maintain adequate pricing for the services we provide, and (3) maintain a trained work force. Failure to do so could adversely affect our financial position, results of operations, and cash flows.

Because our revenues are generated primarily from customers who are subject to the same factors generally impacting the oil and natural gas industry, our operations are also susceptible to market volatility resulting from economic, cyclical, weather related or other factors related to such industry. Changes in the level of operating and capital spending in the industry, decreases in oil and natural gas prices, or industry perception about future oil and natural gas prices could materially decrease the demand for our services, adversely affecting our financial position, results of operations and cash flows.

3. Summary of Significant Accounting Policies

Principles of Consolidation

The Forbes Group’s consolidated financial statements as of and for the year ended December 31, 2010, 2009, and 2008 include the accounts of FES Ltd and all of its wholly owned, direct and indirect, and consolidated subsidiaries from May 29, 2008 to December 31, 2010, and FES LLC and all of its wholly owned and consolidated subsidiaries from January 1, 2008 through May 28, 2008. All significant intercompany balances and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with Accounting Principles Generally Accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheets and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of the consolidated financial statements.

Revenue Recognition

Well Servicing—Well servicing consists primarily of maintenance services, workover services, completion services, plugging and abandonment services and tubing testing. The Forbes Group prices well servicing by the hour of service performed.

Fluid Logistics—Fluid logistics consists primarily of the sale, transportation, storage, and disposal of fluids used in drilling, production, and maintenance of oil and natural gas wells. The Forbes Group prices fluid logistics services by the job, by the hour, or by the quantities sold, disposed, or hauled.

The Forbes Group recognizes revenue when services are performed, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists, and the price is fixed or determinable. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605-45 “Principal Agent Considerations” (“ASC 605- 45”) revenues are presented net of any sales taxes collected by the Forbes Group from its customers that are remitted to governmental authorities.

Income Taxes

The Forbes Group was not subject to federal income tax until May 29, 2008 upon completion of the Initial Equity Offering and related Bermuda Reorganization. Prior to May 29, 2008, all income, losses, credits and deductions of the Forbes Group were passed through to the members. Subsequent to May 29, 2008 and in conjunction with the initial public offering of FES Ltd’s common stock and the related Bermuda Reorganization, the Forbes Group became subject to U.S. federal income tax. As part of this reorganization, in 2008 $52.8 million in deferred U.S. federal income taxes was recorded as income tax expense in accordance with Financial Accounting Standards ASC Topic 740 “Income Taxes,” which required that the tax effect of recognizing deferred tax items upon a change in tax status be included in 2008 operations.

Effective May 29, 2008 the Forbes Group recognized deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the statutory enactment date. A valuation allowance for deferred tax assets is recognized when it is more likely than not that the benefit of deferred tax assets will not be realized.

Cash and Cash Equivalents

The Forbes Group considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash is serving as collateral for certain outstanding letters of credit. $9.0 million of restricted cash is classified as a long-term asset as it collateralizes certain long-term insurance notes and bonds issued pursuant to a customer contract.

Foreign Currency Gains and Losses

Effective July 1, 2010, our international location in Mexico changed its functional currency from the U.S. dollar to the Mexican pesos in response to the growing volume of business required to be transacted in pesos. A significant portion of our contract revenue being collected is also in pesos. Assets and liabilities are translated using the spot rate on the balance sheet date, while income and expense items are translated at average rates of exchange during the period. The resulting gains or losses arising from the translation of accounts from the functional currency to the U.S. Dollar are included as a separate component of shareholders’ equity in accumulated other comprehensive income. If our foreign entity enters into transactions that are denominated in currencies other than their functional currency, these transactions are initially recorded in the functional currency based on the applicable exchange rate in effect on the date of the transaction. At the end of each month, these transactions are remeasured to an equivalent amount of the functional currency based on the applicable exchange rates in effect at that time. Any adjustment required to remeasure a transaction to the equivalent amount of the functional currency at the end of the month is recorded in the income or loss of the foreign entity as a component of other income and expense.

Comprehensive Income

Comprehensive income consists of net income and other gains and losses affecting shareholders’ equity that, under generally accepted principles are excluded from net income. The financial statements of the Company’s foreign subsidiaries are translated into U.S. dollars in accordance with generally accepted accounting principles. Where the functional currency of a foreign subsidiary is its local currency, balance sheet accounts are translated at the current exchange rate on the balance sheet date and income statement items are translated at the average exchange rate for the period. Exchange gains or losses resulting from the translation of financial statements of foreign operations are accumulated in other comprehensive income. The foreign currency translation adjustments relate to investments that are permanent in nature and no adjustments for income taxes are made.

Earnings per Share

The Company presents basic and diluted earnings per share “EPS” data for its common stock. Basic EPS is calculated by dividing the net income attributable to shareholders of the Company by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to shareholders and the weighted average number of shares of common stock outstanding for the effects of all dilutive potential common stock, which comprise of options granted. Class B shares are treated as common for basic and diluted purposes. Preferred stock is a participating security under ASC 260 which means the security may participate in undistributed earnings with common stock. In accordance with ASC 260, securities are deemed to not be participating in losses if there is no obligation to fund such losses. Since the Company reported a loss from operations for the year ended December 31, 2010, the Series B Preferred Stock was not deemed to be participating.

Fair Value of Financial Instruments

The following is a summary of the carrying amounts and estimated fair values of our financial instruments as of December 31, 2010 and 2009. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The carrying amounts of cash and cash equivalents, restricted cash, trade accounts receivable, accounts receivable-related parties, accounts payable, prepaid expenses and accrued expenses approximate fair value because of the short maturity of these instruments. The carrying amount of our First Priority Notes approximates fair value due to the fact that the underlying instruments include provisions to adjust interest rates.

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
11.0% Second Priority Notes	$192,500	$188,650	$199,750	$185,768

The fair value of our Second Priority Notes is based upon the quoted market prices at December 31, 2010 and December 31, 2009.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable is based on earned revenues. The Forbes Group provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Provisions for doubtful accounts are recorded when it becomes evident that the customer will not make the required payments at either contractual due dates or in the future. At December 31, 2010 and 2009, the allowance for doubtful accounts totaled $6.4 million and $5.3 million, respectively.

The following is a rollforward of the allowance for doubtful accounts

Balance as of January 1, 2008	$55,455
Provision	2,739,473
Bad debt write-off	(38,523)

Balance as of December 31, 2008	2,756,405
Provision	3,861,773
Bad debt write-off	(1,292,501)

Balance as of December 31, 2009	5,325,677
Provision	1,116,933
Bad debt write-off	(48,024)

Balance as of December 31, 2010	$6,394,586

Property and Equipment

Property and equipment are recorded at cost. Improvements or betterments that extend the useful life of the assets are capitalized. Expenditures for maintenance and repairs are charged to expense when incurred. The costs of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the period of disposal. Gains or losses resulting from property disposals are credited or charged to operations currently. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets. Depreciation expense was $37.1 million, $36.7 million, and $30.9 million for the years ended December 31, 2010, 2009, and 2008, respectively. For tax purposes, property and equipment are depreciated under appropriate methods prescribed by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Goodwill and Other Intangibles

Goodwill results from business acquisitions and represents the excess of acquisition costs over the fair value of the net assets acquired. We account for goodwill and other intangible assets under the provisions of ASC Topic 350 “Intangibles—Goodwill and Other” (“ASC 350”). Goodwill and other intangible assets not subject to amortization are tested for impairment annually as of December 31, or more frequently if events or changes in circumstances indicate that the asset might be impaired. ASC 350 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its fair value. The Forbes Group evaluated its intangible asset group in accordance with ASC 350 which resulted in no impairment for the years ended December 31, 2010 and 2009. The Forbes Group recorded $4.4 million of goodwill in connection with the Delaware Reorganization effective January 1, 2008. An impairment charge of $4.4 million was recorded in the fourth quarter of 2008 which reduced the goodwill in our balance sheet to zero as of December 31, 2008.

Impairments

In accordance with ASC Topic 360 “Property, Plant and Equipment” (“ASC 360”), long-lived assets, such as property, and equipment, and finite-lived intangibles subject to amortization, are reviewed for impairment at a minimum annually, or whenever, in management’s judgment events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of such assets to estimated undiscounted future cash flows expected to be generated by the assets. Expected future cash flows and carrying values are aggregated at their lowest identifiable level. If the carrying amount of such assets exceeds their estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of such assets exceeds the fair value of the assets. The Forbes Group evaluated its asset group (other than goodwill) in accordance with ASC 360 which resulted in no impairment for the years ended December 31, 2010, 2009 and 2008.

Environmental

The Forbes Group is subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Forbes Group to remove or mitigate the adverse environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated.

Deferred Financing Costs

Deferred financing costs are amortized over the period of the loan agreement on an effective interest basis, as a component of interest expense. For the twelve months ended December 31, 2010, 2009, 2008 amortization of deferred financing costs was $2.2 million, $2.1 million, and $6.0 million, respectively.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC Topic 718 “Compensation—Stock Compensation”, (“ASC 718”). Upon adoption of ASC 718, the Company selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value for stock-based awards. The Company measures share-based compensation cost as of the grant date based on the estimated fair value of the award less an estimated rate for pre-vesting forfeitures, and recognizes compensation expense on a straight-line basis over the vesting period. Compensation expense is recognized with an off-setting credit to additional paid-in capital. When the award is distributed or the option is exercised, an entry is made to additional paid-in capital with the off-set to common stock equal to the par value times the number of shares. Consideration received on the exercise of stock options is also credited to additional paid-in capital.

Differences Between US GAAP and Canadian GAAP

The financial statements in this report have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and the reporting currency is the U.S. dollar. GAAP conforms in most respects to generally accepted accounting principles in Canada, or Canadian GAAP except for the following:

■

In accordance with GAAP, debt issuance costs are classified as other assets on the consolidated balance sheet of the Company. Under Canadian GAAP, debt issuance costs are netted with debt in the balance sheet. For GAAP and Canadian GAAP, debt issuance costs are amortized over the period of the loan agreement as a component of interest expense and any differences in the calculation are immaterial.

■

In accordance with GAAP, the $15.3 million of Series B Senior Convertible Preferred Stock are classified as temporary equity on the consolidated balance sheet of the Company. Under Canadian GAAP, the value of Series B Preferred Stock would be bifurcated, allocating the fair value of the conversion feature of the Series B Preferred Stock, estimated by the Company as $2.8 million, to Shareholders’ Equity, and the remaining balance, of $12.5 million to long-term liability. The liability portion would then be accreted each period, using the effective interest rate method, in amounts which will increase the liability to its full face amount of the convertible instrument as of the maturity date, with the accretion recorded as interest expense. These estimates are after the quarterly preferred dividend for the period ending November 28, 2010 and the estimated December 31, 2010 portion of the February 28, 2011 preferred dividends that are expected to be paid-in-kind after shareholder approval. This difference would not have material impact on the operations or cash flows of the consolidated financial statements of the Company in this report.

Recent Accounting Pronouncements

The FASB issued ASU No. 2010-13, Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. This ASU codifies the consensus reached in EITF Issue No. 09-J, “Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” The amendments to the Codification clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The adoption of ASU 2010-13 is effective for fiscal years beginning on or after December 15, 2010 and is not expected to have a material impact on the Company’s consolidated financial statements.

The FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require:

■	A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and

■	In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

■

For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

■	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

4. Goodwill and Other Intangible Assets

ASC 350 eliminates the amortization of goodwill and other intangible assets with indefinite lives. Intangible assets with lives restricted by contractual, legal, or other means will continue to be amortized over their useful lives. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. ASC 350 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The fair value for goodwill is measured as the difference between the fair value of the reporting unit’s assets (excluding goodwill) and its fair value.

In step one of the annual impairment test of goodwill at December 31, 2008, and due to the adverse equity market conditions affecting our common stock price and the declines in oil and natural gas prices in the fourth quarter of 2008 and continuing into 2009, we tested our fluid services business unit for goodwill impairment. The first step was to estimate the fair value of the fluid services segment using a weighting of the discounted cash flow method, the public company guideline method, and the guideline transaction method, weighted 45%, 45% and 10%, respectively. The discounted cash flow method and public company guideline method provided the strongest indication of value due to their ability to incorporate the current state of the oil field services industry as well as the recent changes in the credit and equity markets. The guideline transaction method involved considering private transactions that were relevant but were considered to a lesser degree. In order to validate the reasonableness of the estimated fair value obtained for this reporting unit, a reconciliation of fair value for all the major reporting units to our market capitalization was performed. For purposes of reconciliation to the Company’s market capitalization, a control premium was applied. The control premium used in the reconciliation was derived from a market transaction data study. In addition, for purposes of calculating fair value, the market value of our debt as of December 31, 2008 was used. The measurement date for the stock price for the reconciliation was the 30-day average closing price, centered on December 31, 2008. The results of the fair value analysis for step one showed the carrying value of the fluid services business above the fair value as of December 31, 2008.

Based on the results of step one, impairment of goodwill for the fluid unit was indicated. The Company performed step two by allocating the estimated fair value to the tangible and intangible assets, which indicated that the entire value of the goodwill in the fluids services unit of $4.4 million was impaired. Based on this, an impairment charge of $4.4 million was recorded in the consolidated statement of operations for the year ended December 31, 2008, resulting in goodwill of $0 as of December 31, 2008. The goodwill, which was associated with the Delaware Reorganization had no tax basis, and accordingly, there was no tax benefit derived from recording the impairment charge.

Additionally in conjunction with the Delaware Reorganization effective January 1, 2008, the Forbes Group’s purchase price allocation assigned $42.3 million to other intangible assets with finite lives. Our major classes of intangible assets subject to amortization under ASC 350 consist of our customer relationships, trade name, safety training program and dispatch software. The Company expenses costs associated with extensions or renewals of intangibles assets. There were no such extensions or renewals in the years ended December 31, 2010, 2009 or 2008. Amortization expense is calculated using the straight-line method over the period indicated. Amortization expense for the twelve months ended December 31, 2010, 2009, and 2008 was $ 2.9 million, $2.9 million, and $2.9 million, respectively. Estimated amortization expense for each of the five succeeding fiscal years is $2.9 million per year. The weighted average amortization period remaining for intangible assets is 11.8 years.

The following sets forth the identified intangible assets by major asset class:

	Useful Life (years)	As of December 31, 2010			As of December 31, 2009
		Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
Customer relationships	15	$31,895,919	$6,379,184	$25,516,735	$31,895,919	$4,252,789	$27,643,130
Trade names	15	8,049,750	1,609,950	6,439,800	8,049,750	1,073,300	6,976,450
Safety training program	15	1,181,924	236,385	945,539	1,181,924	157,590	1,024,334
Dispatch software	10	1,135,282	340,585	794,697	1,135,282	227,055	908,227
Other	10	58,300	17,486	40,814	58,300	11,660	46,640

		$42,321,175	$8,583,590	$33,737,585	$42,321,175	$5,722,394	$36,598,781

5. Share-Based Compensation

General

The Forbes Group’s 2008 Incentive Compensation Plan is a long-term retention plan that is intended to attract, retain and provide incentives for talented employees, including officers, and non-employee directors, and to align shareholder and employee interests. The Company believes its 2008 Incentive Compensation Plan is critical to its operations and productivity.

2008 Incentive Compensation Plan

From time to time, the Company grants stock options to its employees, including executive officers, and directors from its 2008 Incentive Compensation Plan. Stock options issued in 2008 generally vest over a three-year period, with approximately one third vesting on the first, second and third anniversaries of the date of grant. For the 2010 stock option issuances, the standard option vests over a two year period, with one fourth vesting on the six month anniversary of the award date and one fourth vesting every six months thereafter, until fully vested. For most grantees, options expire at the earlier of either one year after the termination of grantee’s employment by reason of death, disability or retirement, ninety days after termination of the grantee’s employment other than upon grantee’s death, disability or retirement, or ten years after the date of grant. There are currently no options available for issuance under this plan.

Stock Option Activities

The following table presents a summary of the Company’s stock option activity for the year ended December 31, 2010:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at December 31, 2008	692,500	$28.00
Stock options:
Granted	—	—
Exercised	—	—
Forfeited	(22,500)	28.00

Options outstanding at December 31, 2009:	670,000	28.00
Stock options:
Granted	635,000	2.60
Exercised	—	—
Forfeited	—	—

Options outstanding at December 31, 2010:	1,305,000	$15.64	8.49 years	$1,905,000

Vested and expected to vest at December 31, 2010	446,667	$28.00	7.41 years	$—

Exercisable at December 31, 2009	223,334	$28.00	8.41 years	$—

Exercisable at December 31, 2010	446,667	$28.00	7.41 years	$—

Stock-Based Compensation Expense

During the years ended December 31, 2010, 2009 and 2008, the Company recorded total stock-based compensation expense of $2.7 million, $2.5 million and $1.4 million, respectively. No stock-based compensation costs were capitalized as of December 31, 2010, 2009 or 2008. As of December 31, 2010, total unrecognized stock-based compensation cost amounted to $2.1 million, (net of estimated forfeitures) and is expected to be recorded over a weighted-average period of 1.04 years.

At December 31, 2010, outstanding options had a weighted average remaining contractual term of 8.49 years. The amount of unrecognized stock-based compensation will be affected by any future stock option grants and any termination of employment by any employee that has received stock option grants that are unvested as of their termination date.

At December 31, 2010, the Company has assumed an annualized forfeiture rate of approximately 3% for options granted during the year. Under the true-up provisions of ASC 718, the Company will record additional expense if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture is higher than estimated.

Assumptions for Estimating Fair Value of Stock Option Grants

Upon adoption of ASC 718, the Company selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value for stock-based awards. The use of the Black-Scholes model requires the use of extensive actual employee exercise behavior data and the use of a number of complex assumptions including expected volatility and expected term.

The following table summarizes the assumptions used to value options granted during the year ended:

	2008	2009
Expected term	6 years	6 years
Risk-free interest rate	4.12%	2.07%
Volatility	34.82%	108.36%
Dividend yield	0.00%	0.00%
Grant date fair value per share	$11.64	$2.16

The expected term of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. The expected term was determined by taking the weighted-average of the vesting period plus the expiration term divided by two. The risk-free interest rate is based on the U.S. Treasury constant maturity interest rate with a term consistent with the expected life of the options. Because the Forbes Group was a newly formed public company when the 2008 options were granted, the expected term approved and the expected volatility was based on the price of comparable company’s common stock in the same industry over a historical period which approximates the expected term of the options granted. For the 2010 options, the Company’s historical common stock was used to calculate the expected volatility. The dividend yield assumption is based on the Company’s expectation of no dividend payouts.

6. Property and Equipment

Property and equipment at December 31, 2010, and 2009, consisted of the following:

	Estimated Life in Years	December 31,
		2010	2009
Well servicing equipment	3-15 years	$291,227,182	$290,709,742
Autos and trucks	5-10 years	81,982,319	81,778,316
Disposal wells	5-15 years	11,446,624	10,774,874
Building and improvements	5-30 years	6,735,728	5,993,249
Furniture and fixtures	3-10 years	2,360,180	2,212,539
Land		581,242	581,242
Other	3-15 years	34,874	39,250

		394,417,883	392,089,212
Accumulated depreciation		(120,186,417)	(83,529,327)

		$274,231,466	$308,559,885

7. Accounts Payable and Accrued Liabilities

Accrued expenses and accounts payable at December 31, 2010 and 2009, consisted of the following:

	December 31,
	2010	2009
Accrued wages	$2,695,112	$1,834,741
Accrued payroll taxes	1,973,429	1,786,171
Accrued insurance	2,878,457	2,410,930
Accrued property tax	—	2,519,722
Accrued sales tax—Mexico	2,735,982	2,822,901
Accrued sales tax—US	426,339	2,476,401
Other accrued expenses	1,886,529	350,412

Total accrued expenses	$12,595,848	$14,201,278

Accounts payable—vendor financings	$4,000,724	$7,519,937
Accounts payable—other	16,718,967	15,855,792
Total accounts payable—trade	$20,719,691	$23,375,729

8. Long-Term Debt

Debt at December 31, 2010 and December 31, 2009, consisted of the following:

	December 31,
	2010	2009
Second Priority Notes, gross	$192,500,000	$199,750,000
Less: Unamortized original issue discount	(2,672,317)	(3,451,130)

Second Priority Notes, net	189,827,683	196,298,870
First Priority Notes	20,000,000	20,000,000
Paccar notes	4,916,659	6,612,859
Insurance notes	4,634,163	3,241,896

	219,378,505	226,898,229
Less: Current portion	(6,463,820)	(12,432,900)

Total long-term debt	$212,914,685	$214,465,329

Aggregate maturities of long-term debt as of December 31, 2010 are as follows:

2011	$6,463,820
2012	1,973,381
2013	1,113,621
2014	20,000,000
2015	192,500,000
Thereafter	—

Total	$222,050,822

Second Priority Notes

On February 12, 2008, FES LLC and FES CAP issued $205.0 million in principal amount of 11% senior secured notes (together with notes issued in exchange therefor, the “Second Priority Notes”). The Forbes Group reflects $189.8 million of debt outstanding in its balance sheet as of December 31, 2010, which recognizes the original issue discount as the Second Priority Notes were issued at 97.635% of par and the repurchase of certain Second

Priority Notes as described below. The Second Priority Notes mature on February 15, 2015, and require semi-annual interest payments at an annual rate of 11% on February 15 and August 15 of each year until maturity. The Forbes Group was required to spend $6.6 million in cash to repurchase Second Priority Notes by June 30, 2010 after which no principal payments are due until maturity. The Second Priority Notes are senior obligations and rank equally in right of payment with other existing and future senior indebtedness and senior in right of payment to any subordinated indebtedness that may be incurred by the Forbes Group in the future.

The Second Priority Notes are guaranteed by FES Ltd, the parent company of FES LLC and FES CAP, as well as the domestic subsidiaries (the “Guarantor Subs”) of FES LLC, which includes CCF, TES, STT and FEI. All of the Guarantor Subs are 100% owned and each guarantees the securities on a full and unconditional and joint and several basis. FES Ltd has two 100% owned indirect subsidiaries, FES Mexico and a related employment company (the “Non-Guarantor Subs”) that have not guaranteed the Second Priority Notes. As contemplated by the indenture governing the Second Priority Notes (the “Second Priority Indenture”), however, the Forbes Group has granted a security interest in 65% of the equity interests of the Non-Guarantor Subs to secure the Second Priority Notes. FES Ltd has a branch office in Mexico and conducts operations independent of the Non-Guarantor Subs. The Guarantor Subs represent the majority of the Company’s operations.

The Second Priority Indenture, as amended, required the Forbes Group to pay $2.0 million in cash during the first quarter of 2009 and required the Forbes Group to pay an additional $8.0 million in cash by the end of the second quarter of 2010 to repurchase Second Priority Notes upon specified terms and conditions. Pursuant to this requirement, in the quarter ended March 31, 2009, the Forbes Group paid $2.0 million in cash to repurchase, at a discount, $3.25 million of Second Priority Notes. Additionally, in the quarter ended June 30, 2009, the Forbes Group paid $1.4 million cash to repurchase, at a discount, $2.0 million of Second Priority Notes. In connection with these repurchases, the Forbes Group realized a net gain of approximately $1.4 million after writing down a portion of the original issue discount and writing off a portion of the deferred financing costs. In the quarter- ended June 30, 2010, the Forbes Group paid $6.8 million in cash to repurchase, at a discount, $7.3 million of Second Priority Notes. In connection with this repurchase, the Forbes Group recognized a nominal net gain after writing down a portion of the original bond discount and writing off a portion of the deferred financing costs.

The Forbes Group may, at its option, redeem all or part of the Second Priority Notes from time to time at specified redemption prices and subject to certain conditions required by the Second Priority Indenture governing the Second Priority Notes. The Forbes Group is required to make an offer to purchase the notes and to repurchase any notes for which the offer is accepted at 101% of their principal amount, plus accrued and unpaid interest, if there is a change of control or if the Forbes Group has excess cash flow. The Forbes Group is required to make an offer to repurchase the notes and to repurchase any notes for which the offer is accepted at 100% of their principal amount, plus accrued and unpaid interest, following certain asset sales.

The Forbes Group is permitted under the terms of the Second Priority Indenture to incur additional indebtedness in the future, provided that certain financial conditions set forth in the Second Priority Indenture are satisfied. The Forbes Group is subject to certain covenants contained in the Second Priority Indenture, including provisions that limit or restrict the Forbes Group’s and certain future subsidiaries’ abilities to incur additional debt, to create, incur or permit to exist certain liens on assets, to make certain dispositions of assets, to make payments on certain subordinated indebtedness, to pay dividends or certain other payments to equity holders, to engage in mergers, consolidations or other fundamental changes, to change the nature of its business, to engage in transactions with affiliates or to make capital expenditures in excess of certain amounts based on the year in which such expenditures are made.

Details of three of the more significant restrictive covenants in the Second Priority Indenture are set forth below:

■

Limitation on the Incurrence of Additional Debt—In addition to certain indebtedness defined in the Second Priority Indenture as “Permitted Debt,” we may only incur additional debt if it is unsecured and if the Fixed Charge Coverage Ratio (as defined in the Second Priority Indenture) for the most recently completed four full fiscal quarters is at least 3.0 to 1.0 for years beginning after December 31, 2009. As of December 31, 2010, we could incur no additional debt as Permitted Debt and under this Fixed Charge Coverage Ratio test.

■

Limitations on Capital Expenditures—Subject to certain adjustments and exceptions, permitted capital expenditures that may be made by us are limited to $115 million for the fiscal year ending December 31, 2011, plus or minus the amount by which Consolidated Cash Flow (as defined in the Second Priority Indenture) for the year ended December 31, 2010 exceeds or falls below $160 million. Currently, based on our calculation of Consolidated Cash Flow for the year ended December 31, 2010 we anticipate being able to make only nominal capital expenditures under this provision. Under the Second Priority Indenture, we are permitted to carry over into 2011, $10 million as permitted capital expenditures, which were permitted but unused in 2010. Further subject to the limitations under the First Priority Indenture, we are permitted under the Second Priority Indenture to make additional permitted capital expenditures based, in part, on the amount of aggregate net cash proceeds received from equity issuances since the issue date of the Second Priority Indenture, February 12, 2008.

■

Limitation on Restricted Payments—Subject to certain limited exceptions, we are prohibited from (i) declaring or paying dividends or other distributions on our equity securities (other than dividends or distributions payable in equity securities), (ii) purchasing or redeeming any of the Company’s equity securities, (iii) making any payment on indebtedness contractually subordinated to the Second Priority Notes, except a payment of interest or principal at the stated maturity thereof, or (iv) making any investment defined as a “Restricted Investment,” unless, at the time of and after giving effect to such payment, the Company is not in default and the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio (as defined in the Second Priority Indenture). Further, the amount of such payment plus all other such payments made by the Company since the issuance of the Second Priority Notes must be less than the aggregate of (a) 50% of Consolidated Net Income (as defined in the Second Priority Indenture) since the issuance of the Second Priority Notes (or 100% if such figure is a deficit), (b) 100% of the aggregate net cash proceeds from equity offerings since the issuance of the Second Priority Notes, (c) if any Restricted Investments have been sold for cash, the proceeds from such sale (or the original cash investment if that amount is lower); and (d) 50% of any dividends received by the Company.

Revolving Credit Facility

On April 10, 2008, the Forbes Group entered into a revolving credit facility (the “Credit Facility”). As discussed below, on October 2, 2009, the Forbes Group repaid and terminated the Credit Facility, using the proceeds from the issuance of the First Priority Notes. Borrowings under the Credit Facility accrued interest, at the option of the Forbes Group, at either (i) the greater of the Federal Funds Effective Rate in effect on such day plus 0.5% and the “prime rate” announced from time to time by Citibank, N.A., plus a margin of up to 1.25%, or (ii) the London Interbank Offered Rate, plus a margin of 1.75% to 2.25%. Unpaid interest accrued on outstanding loans was payable quarterly. The Credit Facility was secured by first priority security interests in substantially all of the Forbes Group’s assets, including those of all of the domestic subsidiaries that rank senior to the security interest granted to the holders of the Second Priority Notes. The credit agreement governing the Credit Facility (the “Credit Agreement”) also contained customary representations, warranties and covenants for the type and nature of the Credit Facility, including certain limitations or restrictions on the Forbes Group’s and certain future subsidiaries’ ability to incur additional debt, guarantee others’ obligations, create, incur or permit to exist liens on assets; make investments or acquisitions, make certain dispositions of assets, make payments on certain subordinated indebtedness, pay dividends or other payments to equity holders, engage in mergers, consolidations or other fundamental changes, sell assets, change the nature of its business and engage in transactions with affiliates. The Credit Agreement also contained restrictive financial covenants requiring us to maintain a certain Net Worth and certain ratios of Consolidated EBITDA to Consolidated Interest Expense, Senior Funded Debt to Consolidated Net Worth, and Consolidated Senior Funded Debt to Consolidated EBITDA. The Credit Agreement also contained a provision that would have made the occurrence of any Material Adverse Change an event of default (the capitalized terms used in this and the previous sentence have the meaning set forth in the Credit Agreement).

First Priority Notes

On October 2, 2009, FES LLC and FES CAP issued to Goldman, Sachs & Co. $20 million in aggregate principal amount of First Lien Floating Rate Notes due 2014 (the “First Priority Notes”), in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. After offering expenses, the Forbes Group realized net proceeds of approximately $18.8 million which was used, in part, to repay and terminate the Revolving Credit Facility. The First Priority Notes mature on August 1, 2014, and require semi-annual interest payments on February 1 and August 1 of each year until maturity at a rate per annum, reset semi-annually, equal to the greater of 4% or six month LIBOR, plus 800 basis points, which was 12% as of December 31, 2010. No principal payments are due until maturity. The First Priority are senior obligations and rank equally in right of payment with other existing and future senior indebtedness, including the Second Priority Notes, and senior in right of payment to any subordinated indebtedness that may be incurred by the Forbes Group in the future.

The First Priority Notes are guaranteed by FES Ltd, as well as the Guarantor Subs. Each of the Guarantor Subs guarantees the securities on a full and unconditional and joint and several basis. The two Non-Guarantor Subs have not guaranteed the First Priority Notes, however, the Forbes Group has granted a security interest in 65% of the equity interests of the Non-Guarantor Subs to secure the First Priority Notes. The Forbes Group may, at its option, redeem all or part of the First Priority Notes from time to time at specified redemption prices and subject to certain conditions required by the First Priority Indenture. The Forbes Group is required to make an offer to purchase the notes and to repurchase any notes for which the offer is accepted at 101% of their principal amount, plus accrued and unpaid interest, if there is a change of control or if the Forbes Group has excess cash flow. The Forbes Group is required to make an offer to repurchase the notes and to repurchase any notes for which the offer is accepted at 100% of their principal amount, plus accrued and unpaid interest, following certain asset sales.

The First Priority Indenture contains certain covenants similar to those in the Second Priority Indenture, including provisions that limit or restrict the Forbes Group’s and certain future subsidiaries’ abilities to incur additional debt; to guarantee other obligations; to create, incur or permit to exist certain liens on assets, to make investments or acquisitions, to make certain dispositions of assets, to make payments on certain subordinated indebtedness, to pay dividends or certain other payments to equity holders, to engage in mergers, consolidations or other fundamental changes, to change the nature of its business, to engage in transactions with affiliates or to make capital expenditures in excess of certain amounts based on the year in which such expenditures are made. The First Priority Indenture also provides for certain limitations and restrictions on the Forbes Group’s ability to move collateral outside the United States or to dispose of assets. These covenants are subject to a number of important limitations and exceptions.

Details of three of the more significant restrictive covenants in the First Priority Indenture are set forth below:

■

Limitation on the Incurrence of Additional Debt—In addition to certain indebtedness defined in the First Priority Indenture as “Permitted Debt,” we may only incur additional debt if it is unsecured and if the Fixed Charge Coverage Ratio (as defined in the First Priority Indenture) for the most recently completed four full fiscal quarters is at least 2.5 to 1.0 until December 31, 2009, and 3.0 to 1.0 thereafter. As of December 31, 2010, we could incur no additional debt under this Fixed Charges Coverage Ratio test.

■

Limitations on Capital Expenditures—Subject to certain adjustments and exceptions, permitted capital expenditures that may be made by us are limited to $115 million for the fiscal year ending December 31, 2011, plus or minus the amount by which Consolidated Cash Flow (as defined in the First Priority Indenture) for the year ended December 31, 2010 exceeds or falls below $160 million. Currently, based on our calculation of Consolidated Cash Flow for the year ended December 31, 2010, we anticipate being able to make only nominal capital expenditures under this provision. Under the First Priority Indenture, we are permitted to carry over into 2011, $10 million as permitted capital expenditures, which were permitted but unused in 2010. Further, we are permitted under the First Priority Indenture to make additional permitted capital expenditures based, in part, on the amount of aggregate net cash proceeds received from equity issuances since the issue date of the First Priority Indenture, October 2, 2009.

■

Limitation on Restricted Payments—Subject to certain limited exceptions, We are prohibited from (i) declaring or paying dividends or other distributions on our equity securities (other than dividends or distributions payable in equity securities), (ii) purchasing or redeeming any of the Company’s equity securities, (iii) making any payment on indebtedness other than First Priority Notes, except a payment of interest or principal at the stated maturity thereof, or (iv) making any investment defined as a “Restricted Investment,” unless, at the time of and after giving effect to such payment, the Company is not in default and the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio (as defined in the First Priority Indenture). Further, the amount of such payment plus all other such payments made by the Company since the issuance of the First Priority Notes must be less than the aggregate of (a) 50% of Consolidated Net Income (as defined in the First Priority Indenture) since the issuance of the First Priority Notes (or 100% if such figure is a deficit), (b) 100% of the aggregate net cash proceeds from equity offerings since the issuance of the First Priority Notes, (c) if any Restricted Investments have been sold for cash, the proceeds from such sale (or the original cash investment if that amount is lower); and (d) 50% of any dividends received by the Company.

Each of the First Priority Indenture and Second Priority Indenture provides for events of default, which, if any of them occur, would, in certain circumstances, permit or require the principal, premium, if any, and interest on all the then outstanding First Priority Notes or Second Priority Notes, respectively, to be due and payable immediately. Additionally, in certain circumstances an event of default under the First Priority Indenture would cause an event of default under the cross-default provision of the Second Priority Indenture and vice versa. We are in compliance with the covenants of our First and Second Priority Indentures at December 31, 2010.

There are no significant restrictions under either indenture on FES Ltd’s ability or the ability of any guarantor to obtain funds from its subsidiaries by such means as a dividend or loan. See Note 16 for consolidating information required by Rule 3-10 of Regulation S-X.

Paccar Notes

During 2008, the Forbes Group financed the purchase of certain vehicles and equipment through commercial loans with Paccar Financial Group, with aggregate principal amounts outstanding as of December 31, 2010 and 2009 of approximately $4.9 million and $6.6 million, respectively. These loans are repayable in 60 monthly installments with the maturity dates ranging from May 2013 to October 2013. Interest accrues at rates ranging from 7.5% to 7.6% and is payable monthly. The loans are collateralized by equipment purchased with the proceeds of such loans.

Insurance Notes

During 2009 and 2010, the Forbes Group entered into a promissory note with First Insurance Funding for the payment of insurance premiums in an aggregate principal amount outstanding as of December 31, 2010 and December 31, 2009 of approximately $4.6 million and $4.0 million, respectively during the period of the insurance coverage. These notes are or were payable in twelve monthly installments with maturity dates of September 15, 2010 and September 15, 2009. Interest accrues or accrued at a rate of approximately 3.6% and 4.1% for 2010 and 2009, respectively, and is payable monthly. The amount outstanding could be substantially offset by the cancellation of the related insurance coverage.

9. Related Party Transactions

The Forbes Group enters into transactions with related parties in the normal course of conducting business. Accounts receivable—related parties and Accounts payable–related parties result from transactions with related parties which the company believes are at terms consistent with those available to third-party customers and from third-party vendors.

Messrs. John E. Crisp and Charles C. Forbes Jr., executive officers and directors of FES Ltd, are also owners and managers of Alice Environmental Holdings, Ltd and indirect owners and managers of Alice Environmental

Services, LP, a wholly owned subsidiary of Alice Environmental Holdings, Ltd, collectively referred to as AES. The Forbes Group has entered into the following transactions with AES:

■	AES owns aircraft that the Forbes Group uses on a regular basis.

■	The Forbes Group has also entered into long-term operating leases with AES for well service rigs, vacuum trucks and related equipment.

■	The Forbes Group has entered into long-term real property leases, disposal well leases and disposal well operating agreements with AES.

In October 2008, the Forbes Group entered into a five year, operating lease agreement with AES to lease ten workover rigs and related support equipment. The gross lease amount of this agreement is approximately $15.2 million with monthly payments of approximately $0.3 million. The Forbes Group has the option to purchase the equipment at the end of the term for a purchase price of approximately $5.3 million.

In October 2010, the Forbes Group entered into an operating lease agreement effective January 2011 with AES to lease certain well servicing equipment, including trucks, tanks, swab units and other equipment. Previously this equipment was being rented month-to-month until certain conditions, which at this time have been satisfied, were met, upon which the term became four years. The gross agreement amount is approximately $3.2 million with monthly payments of approximately $67,000. The Forbes Group has the option to purchase the equipment at the end of the four year term for a purchase price of approximately $1.2 million.

The Forbes Group rents or leases twelve separate properties from AES for separate parcels of land and buildings. Ten of the leases were entered into at various dates subsequent to December 31, 2006. Each lease has a five-year term with the Forbes Group having the option to extend from between one and five years. Two of the leases are oral. Aggregate amounts paid for the twelve rentals and leases were $1.3 million, $1.3 million, and $0.9 million for the year-ended December 31, 2010, 2009 and 2008, respectively.

The Forbes Group entered into a waste water disposal operating agreement dated January 1, 2007, with AES pursuant to which AES leases its rights in a certain well bore and receives payments in the form of a minimum fee of $5,000 per month plus $0.15 per barrel for any barrel injected over 50,000 barrels. Under this agreement, AES also receives a “skim oil” payment of 20% of the amount realized by the Forbes Group for all oil and hydrocarbons removed from liquids injected into the premises. The agreement term is for three years and is renewable for successive three year terms as long as AES has rights to the well.

The Forbes Group entered into a waste water disposal lease agreement dated April 1, 2007, with AES. Under the agreement, the Forbes Group is entitled to use the leased land for the disposal of waste water for a term of five years with three successive three year renewal periods. The Forbes Group pays a monthly rental of $2,500 per month plus $.05 per barrel for any barrel over 50,000 barrels of waste water injected per month. Additionally, the Forbes Group pays an amount equal to 10% of all oil or other hydrocarbons removed from liquids injected or any skim oil.

Other expenses related to the items discussed above, were approximately $2.0 million, $2.3 million and $1.5 million related to aircraft and equipment rental, approximately $1.6 million, $1.2 million and $1.4 million related to disposal of waste water and approximately $0, $0 and $0.8 million related to other various expenses for the years-ended December 31, 2010, 2009, and 2008, respectively.

For the year-ended December 31, 2010, 2009, and 2008 Forbes Group recognized revenue from AES of approximately $0, $0 and $11,000, respectively, total expenses of approximately $9.3 million, $8.4 million and $5.5 million, respectively, and capital expenditures $0, $0, and $2.4 million respectively. Accounts payable to AES as of December 31, 2010 and 2009, resulting from such transactions were $406,000 and $683,000 respectively. The Forbes Group had no accounts receivable from AES as of December 31, 2010 and 2009, respectively.

Dorsal Services, Inc. is a trucking service provider that provides services to the Forbes Group. Mr. Crisp, an executive officer and director of FES Ltd, is a partial owner of Dorsal Services, Inc. The Forbes Group recognized revenues of $9,000 $58,000, and $58,000 related to trucking services, equipment rental, and wash out activities; expenses of approximately $795,000, $198,000 and $1.4 million; and capital expenditures of approximately $38,000, $0, and $29,000 from transactions with Dorsal Services, Inc. for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts receivable from Dorsal Services, Inc. of $110,000 and $162,000 as of December 31, 2010 and 2009, respectively resulting from such transactions. The Forbes Group had accounts payable to Dorsal Services, Inc. of $77,000 and $144,000 as of December 31, 2010 and 2009, respectively, resulting from such transactions.

Tasco Tool Services, Inc. is a down-hole tool company that is partially owned and managed by a company that is owned by Messrs. Crisp and Forbes, both executive officers and directors of FES Ltd. Tasco rents and sells tools to the Forbes Group from time to time. The Forbes Group had revenues from Tasco of $4,000, $1,000 and $0 and recognized expenses of approximately $85,000, $68,000 and $314,000 and capital expenditures of $0, $130,000, and $50,000 related to transactions with Tasco for the years ended December 31, 2010, 2009, and 2008, respectively. Accounts payable to Tasco as of December 31, 2010, and 2009 were $10,000 and $20,000, respectively, resulting from these transactions.

FCJ Management, or FCJ, is a corporation that leases land and facilities to the Forbes Group and is owned by Messrs. Crisp and Forbes and Robert Jenkins, a manager of one of the subsidiaries of FES Ltd. The Forbes Group recognized expenses of $36,000, $23,000 and $18,000 for the year ended December 31, 2010, 2009 and 2008, respectively. No revenues have been recognized from FCJ for any period. The Forbes Group had no accounts receivable from FCJ or accounts payable to FCJ as of December 31, 2010 and 2009, respectively.

C&F Partners is an entity that is owned by Messrs. Crisp and Forbes. The Forbes Group recognizes no revenues, expenses of approximately $531,000, $457,000, and $130,000 and no capital expenditures for the years ended December 31, 2010, 2009 and 2008, respectively. All expenses are related to aircraft rental. There were no accounts receivable, and accounts payable were $45,000 and $0 as of December 31, 2010 and 2009, respectively.

Resonant Technology Partners is a computer networking group that provides services to the Forbes Group. A director of the Forbes Group has an interest in the computer networking company. The Forbes Group recognized expenses of approximately $278,000, $242,000, and $0, and capital expenditures of approximately $28,000, $0 and $0 for the year-ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts payable of approximately $0 and $34,000 as of December 31, 2010 and 2009, respectively.

Wolverine Construction, Inc is a construction and site preparation services company that is owned by a son of Mr. Crisp, an executive officer and director of FES Ltd. Mr. Crisp’s son is also a fulltime employee of The Forbes Group. The Forbes Group provided additional services to customers in the fiscal year 2010 that was sub-contracted to Wolverine Construction, Inc.

The Forbes Group recognized capital expenditures of approximately $0, $119,000 and $60,000, revenues of approximately $62,000, $11,000 and $3,000 and expenses of approximately $12.2 million, $915,000 and $177,000 for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts receivable from Wolverine as of December 31, 2010 and 2009 of approximately $67,000 and $6,000 respectively. The Forbes Group had accounts payable due to Wolverine of approximately $7.5 million and $19,000 as of December 31, 2010 and 2009, respectively.

Testco is a company that provides valve and gathering system testing services to the Forbes Group. Messrs. Crisp and Forbes, executive officers and directors of FES Ltd, along with a son of Mr. Crisp are partial owners of Testco. The Forbes Group recognized revenues of approximately $4,000, $0 and $423,000, and expenses of approximately $7,000, $12,400 and $0 for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had no accounts receivable from and no accounts payable to Testco as December 31, 2010 and 2009, respectively.

CJ Petroleum Service LLC, or CJ Petroleum is a company that owns saltwater disposal wells and is owned by Messrs. Crisp and Forbes, two sons of Mr. Crisp, and Janet Forbes, a director of the FES Ltd. In 2010, we began paying CJ Petroleum to use their disposal wells. The Forbes group recognized no revenue, expenses of approximately $174,000 and no capital expenditures for the year ended December 31, 2010. We had no accounts receivable from CJ Petroleum as of December 31, 2010. We had accounts payable of $24,000 to CJ Petroleum as of December 31, 2010.

LA Contractors Ltd. is a bulk material hauling company partially owned by Mr. Crisp, Janet Forbes, directors of FES Ltd. and a son of Mr. Forbes. The Forbes Group recognized revenue of $0, $2,000 and $0, expenses of approximately $195,000, $34,000, and $8,000 and capital expenditures of approximately $348,000, $26,000 and $24,000 for the year ended December 31, 2010, 2009, and 2008, respectively. We had no accounts receivable from LA Contractors as of December 31, 2010 and 2009, respectively. We had accounts payable to LA Contractors of $8,000 and $3,000 as of December 31, 2010 and 2009, respectively.

Energy Fishing and Rentals, Inc., or EFR is a specialty oilfield tool company that is partially owned by Messrs. Crisp and Forbes. EFR rents and sells tools to the Forbes Group from time to time. The Forbes Group recognized revenue of $1,000 from EFR for the year ended December 31, 2010, and recognized expenses of approximately $38,000, $38,000 and $41,000 and capital expenditures of $11,000, $336,000 and $0 for the years ended December 31, 2010, 2009 and 2008, respectively. We had no accounts receivable from EFR as of December 31, 2010 and 2009, respectively. Accounts payable to EFR as of December 31, 2010 and 2009 were $9,000 and $18,000, respectively, resulting from these transactions.

JITSU, Inc. is a trucking service provider that, since October 2010, provides services to the Forbes Group. Janet Forbes and Mr. Crisp are owners of JITSU. For the year-ended December 31, 2010, the Forbes Group recognized no revenues; expenses of approximately $101,000 and no capital expenditures from transactions with JITSU, Inc. At December 31, 2010, the company had no accounts receivable from or accounts payable to JITSU.

Texas Quality Gate Guard, Inc. is an entity owned by Messrs. Crisp and Forbes that since October 2010 has provided security services to the Forbes Group. For the year ended December 31, 2010, the Forbes Group recognized no revenues; expenses of approximately $105,000 and no capital expenditures from transactions with Texas Quality Gate Guard, Inc. At December 31, 2010, the company had no accounts receivable and accounts payable to Texas Quality Gate Guard, Inc. of approximately $68,000.

Animas Holding, Inc., or Animas, is a property and disposal company that is owned by the two sons of Mr. Crisp and three children of Mr. Forbes. As of April 26, 2010, TES entered into a waste water disposal operating agreement with Animas whereby TES agrees to pay a monthly operational fee of $4,000 per month, plus $0.08 per barrel over 50,000 barrel per month. Animas agrees to pay TES ten percent of all skim oil payments obtained from this waste water disposal. The Forbes Group also has an oral agreement with Animas for the rental of two truck yards. The Company pays Animas $8,500 per month for the use of the two properties. For the year-ended December 31, 2010, the Forbes Group recognized no revenues; expenses of approximately $260,000 and no capital expenditures from transactions with Animas Holding, Inc. At December 31, 2010, the company had no accounts receivable or accounts payable to Animas Holding, Inc.

TSWD, LLC, d/b/a Texas Saltwater Disposal Treatment, a company owned by a son of Mr. Crisp, provides saltwater disposal services to the Company. The Forbes group recognized no revenues and expenses of approximately $400,000, $400,000, and $100,000 for the years ended December 31, 2010, 2009 and 2008, respectively, from this related party. There were no accounts receivable, and accounts payable were $20,000, and $70,000, as of December 2010 and 2009, respectively, from this related party.

The Forbes Group has a relationship with Texas Champion Bank. Travis Burris, one of the directors, is also the President, Chief Executive Officer, and director of Texas Champion Bank. Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank. As of December 31, 2010, 2009, and 2008, the Forbes Group had $11.0 million, $7.2 million, and $10.6 million, respectively, on deposit with this bank.

Messrs. Crisp and Forbes are directors and shareholders of Brush Country Bank, an institution with which the Company conducts business. As of December 31, 2010 and 2009, the Forbes Group had $3.3 million and $1.3 million on deposit with this bank.

We believe all of the terms with companies described above are comparable to terms that were and are available to us in arm’s—length transaction with non-related parties.

10. Commitments and Contingencies

Concentrations of Credit Risk

Financial instruments which subject the Forbes Group to credit risk consist primarily of cash balances maintained in excess of federal depository insurance limits and trade receivables. All of our non-interest bearing cash balances were fully insured at December 31, 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits. The Forbes Group restricts investment of temporary cash investments to financial institutions with high credit standings. The Forbes Group’s customer base consists primarily of multi-national and independent oil and natural gas producers. The Forbes Group does not require collateral on its trade receivables. For the year ended December 31, 2010 Forbes Group’s largest customer, five largest customers, and ten largest customers constituted 13.7%, 35.9%, and 51.9% of revenues, respectively. For the year ended December 31, 2009 Forbes Group’s largest customer, five largest customers, and ten largest customers constituted 11.7%, 37.7%, and 49.8% of revenues, respectively. For the year ended December 31, 2008 the Forbes Group’s largest customer, five largest, and ten largest customers constituted 8.6%, 30.3%, and 42.9% of revenues respectively. The loss of any one of our top five customers would have a significant negative impact on the revenues and profits of the company. Further, our trade accounts receivable are from companies within the oil and natural gas industry and as such Forbes Group is exposed to normal industry credit risks. The Forbes Group continually evaluates its reserves for potential credit losses and establishes reserves for such losses .

Major Customers

The Forbes Group had one individual customer that represented 13.7% of total consolidated revenues for the year ended December 31, 2010. The Forbes Group had two individual customers that represented 11.7% and 11.1% of total consolidated revenues for the year ended December 31, 2009. The Forbes Group had no individual customers that represented greater that 10% of total consolidated revenues for the year ended December 31, 2008.

Employee Benefit Plan

In 2005, the Forbes Group implemented a 401(k) retirement plan for substantially all of its employees based on certain eligibility requirements. The Forbes Group may provide profit sharing contributions to the plan at the discretion of management. No such discretionary contributions have been made since inception of the plan.

Self-Insurance

The Forbes Group is self-insured under its Employee Group Medical Plan for the first $125,000 per individual plus a $235,000 aggregate specific deductible. In October 2009 the Forbes Group eliminated the self insured portion of worker’s compensation, general liability and automobile liability. Incurred and unprocessed claims as of December 31, 2010 and 2009 amount to approximately $2.8 and $2.1 million, respectively. These claims are unprocessed, therefore their values are estimated and included in accrued expenses in the accompanying consolidated balance sheets. In addition, to accruals for the self-insured portion of the Employee Group Medical Benefits Plan, the liability for incurred and unprocessed claims also includes estimated “run off” liabilities payable at future dates related to the worker’s compensation, general liability and automobile liability self-insurance program that was eliminated in October 2009.

Litigation

The Forbes Group is subject to various other claims and legal actions that arise in the ordinary course of business. We do not believe that any of these claims and actions, separately or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or cash flows, although we cannot guarantee that a material adverse effect will not occur.

Leases

Future minimum lease payments under non-cancellable operating leases as of December 31, 2010 are as follows:

	Related Party	Other	Total
2011	$4,135,020	$2,514,109	$6,649,129
2012	3,542,020	1,905,054	5,447,074
2013	2,487,764	1,865,450	4,353,214
2014	—	745,367	745,367
2015	—	—	—
Thereafter	—	—	—

Total	$10,164,804	$7,029,980	$17,194,784

Rent expense for the years ended December 31, 2010, 2009 and 2008 totaled approximately $16.9 million, $11.4 million and $5.0 million, respectively.

11. Supplemental Cash Flow Information

	Years Ended December 31,
	2010	2009	2008
Cash paid for
Interest	$24,782,114	$23,010,276	$17,026,761
Income tax	—	500,000	850,000
Supplemental schedule of non-cash investing and financing activities
Seller-financed purchases of property and equipment	$—	$—	$8,185,907
Financing of insurance notes	5,712,430	4,935,006	3,933,469
Changes in accounts payable related to capital expenditures	$(3,519,212)	$(13,682,564)	$(41,954,237)

12. Income Taxes

In conjunction with the Initial Equity Offering of FES Ltd’s common stock on May 29, 2008 and the related Bermuda Reorganization, the Forbes Group became subject to U.S. federal income tax. As part of this reorganization, $52.8 million in deferred income taxes were recorded as income tax expense in accordance with ASC Topic 740 “Income Taxes”, “(ASC 740)”, which requires that the tax effect of recognizing deferred tax items upon a change in tax status be included in current year operations. In preparing tax returns for the short period ended May 29, 2008, the Bermuda Reorganization, the company elected to not take bonus depreciation on the fixed assets which resulted in a deferred tax benefit of $7.1 million being recorded as a change in estimate in 2009 related to the 2008 deferred tax due to change in tax status in the effective rate reconciliation.

In addition, the Forbes Group is subject to the Texas Franchise tax. The Texas Franchise tax is a tax equal to one percent of Texas-sourced revenue reduced by the greater of (a) cost of goods sold (as defined by Texas law), (b) compensation (as defined by Texas law) or (c) 30% of the Texas-sourced revenue. The Forbes Group accounts for the Texas Franchise tax as an income tax in accordance with ASC 740, as the tax is derived from a taxable base that consists of income less deductible expenses. For the years ended December 31, 2010, 2009 and

2008 the Forbes Group incurred current franchise tax expense of $0.2 million, $0 and $1 million, respectively. As of December 31, 2010 and 2009, the Forbes Group reflected on its balance sheet a franchise tax liability of $0.2 million and $0, respectively.

Income tax expense for the year ended December 31, 2010 includes approximately $0 of current federal income tax expense, approximately $0.2 million of Texas Franchise tax expense and approximately $0.2 million of foreign income tax expense.

The Forbes Group was not subject to U.S. federal income tax until May 29, 2008. Prior to May 29, 2008 all income, losses, credits, and deductions of the Forbes Group were passed through to the members. Accordingly, no provision for U.S. federal income taxes is included in the accompanying consolidated financial statements through May 29, 2008 which is reflected as an item in our effective tax rate reconciliation of $4.8 million. A reconciliation of federal statutory income taxes to our effective tax expense follows.

The domestic and foreign components of income (loss) before income taxes were as follows:

	2010	2009	2008
Domestic	$(23,627,787)	$(52,008,685)	$34,023,599
Foreign	5,816,737	(2,465,891)	(1,196,697)

	$(17,811,050)	$(54,474,576)	$32,826,902

The components of the provision for income taxes consisted of:

	2010	2009	2008
Current:
Federal	$—	$491,446	$—
State	249,022	(188,804)	1,005,872
Foreign	186,620	—	—

Total current income tax provision	$435,642	302,642	1,005,872

Deferred:
Federal	(6,955,580)	(25,648,232)	61,425,508
State	18,806	201,723	143,112
Foreign	—	—	—

Total deferred income tax provision	(6,936,774)	(25,446,509)	61,568,620

Total income tax (benefit) expense	(6,501,132)	(25,143,867)	62,574,492

Effective Tax Rate Reconciliation:
Income taxes at statutory rate	$(6,233,868)	$(19,066,102)	$11,489,416
Non-deductible expenses	584,413	216,722	324,282
State income taxes, net of federal benefit	161,864	(11,749)	775,850
Change in deferred tax valuation allowance	(1,025,525)	690,450	335,075
Deferred taxes due to change in tax status	—	—	52,835,075
Change in estimate-bonus depreciation	419,157	(7,145,800)	—
Foreign rate difference	(407,173)	172,612	83,768
Goodwill Impairment	—	—	1,527,179
Tax pass through entity earnings	—	—	(4,796,153)

	$(6,501,132)	$(25,143,867)	$62,574,492

December 31, significant components of our deferred tax assets and liabilities were:

	2010	2009
Deferred tax assets:
Net operating loss carry forwards	$29,333,629	$24,294,846
Foreign tax credits	796,363	—
Other	5,344,669	4,131,589

Total deferred tax assets	35,474,661	28,426,435

Valuation allowance for deferred tax assets	—	(1,025,525)

Deferred tax liabilities:
Tax over book depreciation	(53,354,294)	(51,213,448)
Intangible assets	(11,805,706)	(12,809,573)

Total deferred tax liabilities	(65,160,000)	(64,023,021)

Net deferred tax liabilities	$(29,685,339)	$(36,622,111)

Tax pass through entity earnings	—	—

	$(6,501,132)	$(25,143,867)

We had a U.S. net operating loss carryforward at December 31, 2010 of approximately $84.2 million which is subject to expiration in various amounts from 2028 to 2030. Realization of deferred tax assets associated with net operating loss carryforwards is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to their expiration. Management believes it is more likely than not that the U.S. deferred tax asset will be realized through future taxable income or reversal of temporary differences. Additionally, at December 31, 2010 we determined an overall foreign loss position is no longer expected to exist, thereby reversing the valuation allowance recorded as of December 31, 2009. Also we recorded a foreign tax credit of approximately $800,000 that we expect to be able to fully utilize in future years. The foreign tax credit is subject to expiration in 2020.

Deferred taxes have not been provided for on the majority of undistributed earnings of foreign subsidiaries since substantially all of these earnings are expected to be permanently reinvested in our foreign operations. A deferred tax liability is recognized when we expect that we will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments. Determination of the amount of the unrecognized U.S. income tax liability on undistributed earnings is not practical because of the complexities of the hypothetical calculation

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which was later codified into ASC 740. This interpretation clarified the accounting and disclosure for uncertainty in tax positions, as defined. ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company was subject to the provisions of ASC 740 after June 27, 2008 when it became subject to filing under the Securities Exchange Act of 1934. Prior to that date, the entity was a flow-through entity for tax purposes; therefore, the former owners are responsible for any tax adjustments related to prior years, although Management believes no uncertainties exist related to those prior years. The Forbes Group has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns and is unaware of any uncertain tax positions. The Company files tax returns in the U.S., Texas, and Mexico. In addition, the Company was not required to record a cumulative effect adjustment related to the adoption of ASC 740.

The Company’s policy for recording interest and penalties associated with uncertain tax positions is to record such items as a component of tax expense.

The Company files U.S. federal, U.S. state, and foreign tax returns, and is generally no longer subject to tax examinations for fiscal years prior to 2008.

13. Loss per Share

Basic net loss per share is computed by dividing net loss available to common shareholders by the weighted average common stock outstanding during the period (including for the periods prior to May 28, 2010 the Class B Shares convertible into common stock at a rate of four Class B Shares into one share of common stock. As of December 31, 2009, there were 7,375,000 shares of common stock issuable upon the conversion of Class B Shares in common stock. As of December 31, 2010, all Class B Shares had been converted into common stock. Diluted net loss per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock, such as warrants, options and convertible preferred stock, were exercised and converted into common stock. Potential common stock equivalents that have been issued by the Forbes Group relate to outstanding stock options, which are determined using the treasury stock method, and the Series B Senior Convertible Preferred Stock, which are determined using the “if converted” method. In applying the if-converted method, conversion is not assumed for purposes of computing diluted EPS if the effect would be antidilutive. As of December 31, 2010 and 2009, there were 1,305,000 and 670,000 options to purchase common stock outstanding, and 588,059 and 0 shares of Series B Senior Convertible Preferred Stock outstanding, respectively. The preferred stock is convertible at a rate of nine shares of common stock to one, as adjusted for the Share Consolidation. We did not include any common stock issuable upon the exercise of options or the conversion of the Series B Preferred Stock in the calculation of diluted loss per share during any period presented as they would be antidilutive.

The Company has determined that the Series B Preferred Stock is a participating security under ASC 260. Under ASC 260, a security is considered a participating security if the security may participate in undistributed earnings with common stock, whether the participation is conditioned upon the occurrence of a specified event or not. In accordance with ASC 260, a company is required to use the two-class method when computing EPS when a company has a security that qualifies as a “participating security.” The two-class method is an earnings allocation formula that determines EPS for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. A participating security is included in the computation of basic EPS using the two-class method. Under the two-class method, basic EPS for the Company’s Common Stock is computed by dividing net income applicable to common stock by the weighted-average common stock outstanding during the period. Diluted EPS for the Company’s Common Stock is computed using the more dilutive of the two-class method or the if-converted method.

In accordance with ASC 260, securities deemed to not be participating in losses if there is no obligation to fund such losses. Since the Company reported a loss from operations for the year ended December 31, 2010, the Series B Preferred Stock was not deemed to be a participating security for the year-ended December 31, 2010 pursuant to ASC 260.

Concurrent with the Equity Offering on May 29, 2008, the Company began conducting its business through, a newly formed Bermuda corporation and holding company. The unaudited pro forma net income per share gives effect to the Bermuda Reorganization pursuant to which our parent entity changed from a flow through entity for federal income tax purposes to a “C” corporation, the issuance of our common stock in connection with our Initial Equity Offering on May 29, 2008, and an assumed effective tax rate of 37%, as though the Bermuda Reorganization and Initial Equity Offering had occurred on January 1, 2008.

The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2010	2009	2008
Basic and diluted:
Net loss	$(11,309,918)	$(29,330,709)	$(29,747,590)
Accumulated preferred stock dividends and accretion	(1,040,693)	—	—

Net loss attributable to common stockholders	$(12,350,611)	(29,330,709)	(29,747,590)
Weighted-average common stock	20,918,425	15,660,720	11,473,639

Basic and diluted loss per share:	$(0.59)	$(1.87)	$(2.59)

The following table sets forth the computation of unaudited pro forma basic and diluted earnings per share:

Pro Forma	Year Ended December 31, 2008
Basic and diluted:
Net income	$20,680,948
Weighted-average common stock	13,998,711

Basic and diluted earnings per share:	$1.48

14. Business Segment Information

The Forbes Group has determined that it has two reportable segments organized based on its products and services—well servicing and fluid logistics and other. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Well Servicing

The well servicing segment consists of operations in the U.S. and Mexico that provide (i) well maintenance, including remedial repairs and removal and replacement of downhole production equipment, (ii) well workovers, including significant downhole repairs, re-completions and re-perforations, (iii) completion and swabbing activities, and (iv) plugging and abandoning services. In addition, the Forbes Group has tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

Fluid Logistics and Other

The fluid logistics and other segment consists of operations in the U.S., which provide, transport, store and dispose of a variety of drilling and produced fluids used in and generated by oil and natural gas production activities. These services are required in most workover and completion projects and are routinely used in daily producing well operations. In the fiscal year 2010, the Company began providing site preparation services which are complementary to the traditional services offered by the company. Wolverine Construction, Inc., a related party, was sub-contracted to completed such services.

The following table sets forth certain financial information with respect to Forbes Group’s reportable segments (amounts in 000’s):

	Well Servicing	Fluid Logistics and Other	Total
Year Ended December 31, 2010
Operating revenues	$155,273	$178,797	$334,070
Direct operating costs	123,332	138,079	261,411

Segment profits	$31,941	$40,718	$72,659

Depreciation and amortization	$22,027	$17,933	$39,960
Capital expenditures	1,756	1,770	3,526
Total assets	374,327	282,448	656,775

Year Ended December 31, 2009
Operating revenues	$106,097	$109,823	$215,920
Direct operating costs	96,826	87,263	184,089

Segment profits	$9,271	$22,560	$31,831

Depreciation and amortization	$21,746	$17,726	$39,472
Capital expenditures	14,488	1,854	16,342
Total assets	368,926	249,660	618,586

Year Ended December 31, 2008
Operating revenues	$189,980	$170,949	$360,929
Direct operating costs	128,615	117,940	246,555

Segment profits	$61,365	$53,009	$114,374

Depreciation and amortization	$18,253	$15,471	$33,724
Capital expenditures	106,016	36,017	142,033

	Year Ended December 31,
	2010	2009	2008
Reconciliation of Forbes Group Operating Income (Loss) As Reported:
Segment profits	$72,659	$31,831	$114,374
General and administrative expense	23,373	21,229	17,700
Depreciation and amortization	$39,960	39,472	33,724
Goodwill impairment	—	—	4,363

Operating income (loss)	9,326	(28,870)	58,587
Other income and expenses, net	(27,137)	(25,605)	(25,760)

Income (loss) before income taxes	$(17,811)	$(54,475)	$32,827

	Year Ended December 31,
	2010	2009
Reconciliation of the Forbes Group Assets As Reported:
Total reportable segments	$656,775	$618,586
Elimination of internal transaction	(801,930)	(716,571)
Parent	596,985	555,418

Total Assets	$451,830	$457,433

Financial information about geographic areas

Revenues from the Company’s non-U.S. operations, which are located exclusively in Mexico, were $45.9 million, $26.2 million and $0 for the years ended December 31, 2010, 2009, and 2008 respectively. All other revenue was generated by the Company’s U.S. operations. The Company generates no revenues from Bermuda, the country of domicile of FES Ltd. Long-lived assets located in Mexico were approximately $13.4 million, $12.4 million and $0.3 million as of December 31, 2010, 2009, and 2008, respectively.

15. Equity Securities

Common Stock

Holders of common stock have no pre-emptive, redemption, conversion, or sinking fund rights. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of holders of common stock. Unless a different majority is required by law or by the Bye-laws, resolutions to be approved by holders of common stock require approval by a simple majority of votes cast at a meeting at which a quorum is present. In the event of the liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share equally and ratably in the Company’s assets, if any, remaining after the payment of all of its debts and liabilities, subject to any liquidation preference on any issued and outstanding Preferred Stock.

Class B Shares

On May 28, 2010, in connection with the issuance of the Series B Preferred Stock, holders of Class B Shares holding greater than 66 2/3% of the Class B Shares then issued and outstanding elected to convert their Class B Shares into an equal number of the shares of the Company’s Common Stock, pursuant to Section 4.3 of the Company’s Bye-laws. This resulted in the automatic conversion of all issued and outstanding Class B Shares into the Company’s common stock, on a four-for-one basis (as such conversion rate would have been adjusted pursuant to the Share Consolidation). There are no Class B Shares currently issued and outstanding.

Prior to the conversion, holders of Class B shares had the right to be present at annual shareholder meetings, but, except as otherwise provided in the Companies Act 1981 of Bermuda (“CAB”) and the Company’s bye-laws, had no right to vote on any matters at such meetings. Under the bye-laws, the holders of the Class B shares were permitted to vote with the common stock on an as-converted basis for the following actions:

■	any increase or decrease in the authorized number of shares of common stock or preferred stock;

■	any agreement by the Company or its shareholders regarding a “business combination” (as defined in the bye-laws);

■	any increase of decrease in the authorized number of members of the board of directors;

■	the liquidation, dissolution or winding up of the Company; and

■	voluntary placement of the Company into receivership proceedings in any relevant jurisdiction.

In addition, the following actions required the approval of holders of 75% of the Class B shares:

■	any increase or decrease in the authorized number and any issuance of Class B shares;

■	any alteration or waiver of any provision of the bye-laws in a manner adverse to the holders of the Class B shares; and

■

any authorization or any designation, whether by reclassification or otherwise, of any new class or series of shares or any other securities convertible into equity securities of the Company having voting rights or ranking on a parity with or senior to the Class B shares in right of redemption, liquidation preference, or dividend rights, or any increase in the authorized or designated number of any such new class or series.

In addition to the rights above, holders of Class B shares, or the shares of common stock into which they were converted in May 2010, had the right to nominate a majority of the board of directors for election for as long as such holders own at least a majority of the capital stock of the Company. In the event that such holders owned between 25% and 50% of the capital stock of the Company, they had the right to nominate that number of directors commensurate with their percentage ownership of the Company, with such number being not less than two.

Series B Senior Convertible Preferred Stock

Under our Certificate of Designation, we are authorized to issue 825,000 shares of Series B Senior Convertible Preferred Stock (the “Series B Preferred Stock”), par value $0.01 per share. On May 28, 2010 the Company completed a private placement of 580,800 shares of Series B Preferred Stock for total gross proceeds of $14,520,000. In connection with the private placement, the Company paid the investors who purchased the Series B Preferred Stock a closing fee of $290,400 and incurred legal fees and other costs of $401,395. The common stock into which the Series B Preferred Stock are convertible have certain demand and “piggyback” registration rights.

The terms of the Series B Preferred Stock are as follows:

Rank—The Series B Preferred Stock rank senior in right of payment to the common stock and any class or series of capital stock that is junior to the Series B Preferred Stock, and pari passu with any series of the Company’s preferred stock that by its terms ranks pari passu in right of payment as to dividends and liquidation with the Series B Preferred Stock.

Conversion—The Series B Preferred Stock is convertible into the Company’s common stock at an initial rate of 9 shares of common Stock per share of Series B Preferred Stock (as adjusted pursuant to the Share Consolidation and subject to further adjustment). If all such Series B Preferred Stock is converted, at the initial conversion rate (as adjusted for the Share Consolidation), 5,227,200 shares of common stock (representing 19.99% of the outstanding common stock outstanding at the time of the issuance of the Series B Preferred Stock after such conversion) will be issued to the holders of the Series B Preferred Stock. Notwithstanding the foregoing, pursuant to Certificate of Designation, no holder of the Series B Preferred Stock is entitled to effect a conversion of Series B Preferred Stock if such conversion would result in the holder (and affiliates) beneficially owning 20% or more of the Company’s common stock. Redeemable preferred stock (and, if ever, any other redeemable financial instrument we may enter into) is initially evaluated for possible classification as a liability or equity pursuant to ASC 480—Distinguishing Liabilities from Equity. Redeemable preferred stock that does not, in its entirety, require liability classification is evaluated for embedded features that may require bifurcation and separate classification as derivative liabilities. In determining the appropriate accounting for the conversion feature for the Series B Preferred Stock, the Company determined that the conversion feature does not require bifurcation, and as a result is not considered a derivative under the provisions of ASC 815—Derivatives and Hedging.

Dividends Rights—The Series B Preferred Stock is entitled to receive preferential dividends equal to five percent (5%) per annum of the original issue price per share, payable quarterly in February, May, August and November of each year. Such dividends may be paid by the Company in cash or in kind (in the form of additional shares of Series B Preferred Stock). In the event that the payment in cash or in kind of any such dividend would cause the Company to violate a covenant under its debt agreements, the obligation to pay, in cash or in kind, will be suspended until the earlier to occur of (i) and only to the extent any restrictions under the debt agreements lapse or are no longer applicable or (ii) February 16, 2015. During any such suspension period, the preferential dividends shall continue to accrue and accumulate. As shares of the Series B Preferred Stock are convertible into shares of our common stock, each dividend paid in kind will have a dilutive effect on our shares of common stock.

Liquidation—Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made as follows:

(i)	to the holders of shares ranking junior to the Series B Preferred Stock unless the holders of Series B Preferred Stock shall have received an amount equal to the original issue price per share of the Series B Preferred Stock (subject to adjustment) plus an amount equal to accumulated and unpaid dividends and distributions thereon to the date of such payment, and

(ii)	to the holders of shares ranking on a parity with the Series B Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of Series B Preferred Stock are entitled.

Voting Rights—The holders of Series B Preferred Stock are not entitled to any voting rights except as provided in the following sentence in the Company’s Bye-laws or otherwise under the Company Act of 1981 of Bermuda. If the preferential dividends on the Series B Preferred Stock have not been declared and paid in full in cash or in kind for eight or more quarterly dividend periods (whether or not consecutive), the holders of the Series B Preferred Stock shall be entitled to vote at any meeting of shareholders with the holders of common stock and to cast the number of votes equal to the number of whole shares of common stock into which the Series B Preferred Stock held by such holders are then convertible.

Redemption—All or any number of the shares of Series B Preferred Stock may be redeemed by the Company at any time after May 28, 2013 at a redemption price determined in accordance with the Certificate of Designation plus accrued and unpaid dividends and provided that the current equity value of our common stock exceeds specified levels. On May 28, 2017, the Company is required to redeem any Series B Preferred Stock then outstanding at a redemption price determined in accordance with the Certificate of Designation plus accrued but unpaid dividends. Such mandatory redemption may, at the Company’s election, be paid in cash or in common stock (valued for such purpose at 95% of the then fair market value of the common stock). In the event certain corporate transactions occur (such as a reorganization, recapitalization, reclassification, consolidation or merger) under which the Company’s common stock (but not the Series B Preferred Stock) are converted into or exchanged for securities, cash or other property, then following such transaction, each share of Series B Preferred Stock shall thereafter be convertible into the same kind and amount of securities, cash or other property.

Certain of the redemption features are outside of the Company’s control, and as a result, the Series B Preferred Stock have been reflected in the consolidated balance sheet as temporary equity.

Dividends

Preferred stock dividends are recorded at their fair value. If paid in cash, the amount paid represents fair value. If paid in kind, the fair value of the preferred stock dividends is determined using valuation techniques that include a component representing the intrinsic value of the dividends (which represents the fair value of the common stock into which the preferred stock could be converted) and an option component (which is determined using a Black-Scholes Option Pricing Model). Management currently expects to pay dividends in-kind. As we have not paid dividends in cash or in-kind for two quarterly periods and are in an accumulated deficit position, these dividends are treated as a reduction of additional paid-in capital.

The Series B Preferred Stock is not redeemable as of December 31, 2010. The Company paid a closing fee to the Investors of $290,400 which is netted with the proceeds from the sale of the Series B Preferred Stock in temporary equity on the consolidated balance sheet. The value of the Series B Preferred Stock, for accounting purposes, is being accreted up to redemption value from the date of issuance to the earliest redemption date of the instrument using the effective interest rate method. If the Series B Preferred Stock had been redeemed as of December 31, 2010, the redemption amount would have been approximately $15.3 million.

16. Guarantor and Non-Guarantor Consolidating Financial Statements

The Company has certain foreign significant subsidiaries that do not guarantee the Second Priority Notes and the First Priority Notes discussed in Note 8 and is required to present the following condensed consolidating financial information pursuant to Rule 3- 10 of Regulation S-X. These schedules are presented using the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

Supplemental financial information for Forbes Energy Services Ltd., the parent, Forbes Energy Services LLC and Forbes Energy Capital, Inc., the issuers, our combined subsidiary guarantors and our non-guarantor subsidiaries is presented below. The December 31, 2008 supplemental information has not been included because the parent company had no independent assets or operations, and the then existing non-guarantor was deemed to be minor as of and for the period ending that date.

Consolidating Balance Sheet As of December 31, 2010

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$7,101,006	$1,853,717	$21,388,712	$115,022	$—	$30,458,457
Accounts receivable	13,797,552	—	81,508,832	12,423,295	(18,883,978)	88,845,701
Other current assets	284,146	305,593	5,982,520	597	—	6,572,856

Total current assets	21,182,704	2,159,310	108,880,064	12,538,914	(18,883,978)	125,877,014
Property and equipment, net	658,901	—	272,825,909	746,656	—	274,231,466
Investments in affiliates	15,556,856	105,347,628	(2,622,006)	—	(118,282,478)	—
Intercompany receivables	95,785,698	114,836,363	—	—	(210,622,061)	—
Intercompany note receivable	902,261	—	—	—	(902,261)	—
Intangible assets, net	—	—	33,737,585	—	—	33,737,585
Deferred financing costs, net	—	8,907,520	—	—	—	8,907,520
Restricted cash	—	9,043,246	—	—	—	9,043,246
Other assets	13,392	—	8,983	10,661	—	33,036

Total assets	$134,099,812	$240,294,067	$412,830,535	$13,296,231	$(348,690,778)	$451,829,867

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$12,360,888	$922,471	$26,066,715	$18,040	$(10,541,463)	$28,826,651
Accrued liabilities	2,797,613	9,351,896	6,872,793	2,332,805	518,575	21,873,682
Current portion of long-term debt	—	4,634,163	1,829,657	—	—	6,463,820

Total current liabilities	15,158,501	14,908,530	34,769,165	2,350,845	(10,022,888)	57,164,153
Long-term debt	—	209,827,683	3,087,002	—	—	212,914,685
Intercompany payables	—	—	206,705,062	12,778,099	(219,483,161)	—
Intercompany note payable	—	—	—	902,261	(902,261)	—
Deferred tax liability (benefit)	(33,124,373)	—	62,922,417	(112,705)	—	29,685,339

Total liabilities	(17,965,872)	224,736,213	307,483,646	15,918,500	(230,408,310)	299,764,177

Series B Convertible Preferred Stock	15,270,293	—	—	—	—	15,270,293
Shareholders’ equity	136,795,391	15,557,854	105,346,889	(2,622,269)	(118,282,468)	136,795,397

Total liabilities and shareholders’ equity	$134,099,812	$240,294,067	$412,830,535	$13,296,231	$(348,690,778)	$451,829,867

Consolidating Balance Sheet

As of December 31, 2009

	Parent	Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$12,577,404	$7,860,204	$7,973,636	$14,123	$—	$28,425,367
Restricted cash	—	2,932,279	—		—	2,932,279
Accounts receivable	20,747,276	9,078	40,203,774	15,992,327	(18,858,590)	58,093,865
Other current assets	(14,107)	401,021	4,231,170	118,610	—	4,736,694

Total current assets	$33,310,573	$11,202,582	$52,408,580	$16,125,060	$(18,858,590)	$94,188,205

Property and equipment net	546,107	—	307,115,247	898,531	—	308,559,885
Investments in affiliates	40,712,544	97,919,974	680,424	—	(139,312,942)	—
Intercompany receivables	63,984,843	143,549,204	—	—	(207,534,047)	—
Intercompany note receivable	5,013,405	—	—	—	(5,013,405)	—
Intangible assets, net	—	—	36,598,781	—	—	36,598,781
Deferred financing costs, net	—	11,453,830	—	—	—	11,453,830
Restricted cash	—	6,560,225	—	—	—	6,560,225
Other assets	1,890	27,500	31,436	11,144	—	71,970

Total assets	$143,569,362	$270,713,315	$396,834,468	$17,034,735	$(370,718,984)	$457,432,896

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$21,340,568	$445,376	$16,706,926	$5,137,388	$(19,355,427)	$24,274,831
Accrued liabilities	1,041,085	9,269,026	9,269,096	3,074,506	476,535	23,130,248
Current portion of long-term debt	—	10,736,500	1,696,400	—	—	12,432,900

Total current liabilities	22,381,653	20,450,902	27,672,422	8,211,894	(18,878,892)	59,837,979
Long-term debt	—	209,548,870	4,916,459	—	—	214,465,329
Intercompany payables	—	—	204,384,800	3,128,945	(207,513,745)	—
Intercompany note payable	—	—	—	5,013,405	(5,013,405)	—
Deferred tax liability (benefit)	(25,319,770)	—	61,941,881	—	—	36,622,111

Total liabilities	(2,938,117)	229,999,772	298,915,562	16,354,244	(231,406,042)	310,925,419

Shareholders’ equity	146,507,479	40,713,543	97,918,906	680,491	(139,312,942)	146,507,477

Total liabilities and shareholders’ equity	$143,569,362	$270,713,315	$396,834,468	$17,034,735	$(370,718,984)	$457,432,896

For the Year Ended December 31, 2010

Consolidating Statement of Operations

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues

Well servicing	$45,885,273	$—	$112,143,046	$15,975,781	$(18,730,824)	$155,273,276
Fluid logistics	—	—	178,796,699	—	—	178,796,699

Total revenues	45,885,273	—	290,939,745	15,975,781	(18,730,824)	334,069,975

Expenses

Well servicing	35,869,202	—	89,657,036	13,959,543	(16,153,280)	123,332,501
Fluid logistics	—	—	138,078,555	—	—	138,078,555
General and administrative	6,819,412	5,919,630	11,536,373	1,674,958	(2,577,327)	23,373,046
Depreciation and amortization	140,955	—	39,566,366	252,974	—	39,960,295

Total expenses	42,829,569	5,919,630	278,838,330	15,887,475	(18,730,607)	324,744,397

Operating income (loss)	3,055,704	(5,919,630)	12,101,415	88,306	(217)	9,325,578
Interest income (expense), net	28,728	(26,871,539)	(281,812)	(31,152)	1,574	(27,154,201)
Equity in income (loss) of affiliates	(22,022,016)	10,747,943	(70,642)	—	11,344,715	—
Other income (loss), net	3,645	21,210	(10,216)	4,291	(1,357)	17,573

Income (loss) before taxes	(18,933,939)	(22,022,016)	11,738,745	61,445	11,344,715	(17,811,050)
Income tax expense (benefit)	(7,624,021)	—	990,795	132,094	—	(6,501,132)

Net income (loss)	$(11,309,918)	$(22,022,016)	$10,747,950	$(70,649)	$11,344,715	$(11,309,918)

Consolidating Statement of Operations

For the Year Ended December 31, 2009

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues

Well servicing	$26,285,577	—	$85,420,185	$9,435,085	$(15,043,567)	$106,097,280
Fluid logistics	—	—	109,822,640	—	—	109,822,640

Total revenues	26,285,577	—	195,242,825	9,435,085	(15,043,567)	215,919,920

Expenses

Well servicing	25,638,378	138	77,344,249	5,274,041	(11,430,895)	96,825,911
Fluid logistics	—	—	87,263,351	—	—	87,263,351
General and administrative	7,225,894	5,890,640	9,822,892	1,921,404	(3,632,011)	21,228,819
Depreciation and amortization	33,552	—	39,143,261	294,942	—	39,471,755

Total expenses	32,897,824	5,890,778	213,573,753	7,490,387	(15,062,906)	244,789,836

Operating income (loss)	(6,612,247)	(5,890,778)	(18,330,928)	1,944,698	19,339	(28,869,916)
Interest income (expense), net	29,775	(26,133,136)	(775,310)	(26,955)	(12,891)	(26,918,517)
Equity in income (loss) of affiliates	(38,073,710)	(7,471,913)	1,917,501	—	43,628,122	—
Other income (loss), net	(138,191)	1,422,117	36,430	(51)	(6,448)	1,313,857

Income (loss) before taxes	(44,794,373)	(38,073,710)	(17,152,307)	1,917,692	43,628,122	(54,474,576)
Income tax expense (benefit)	(15,463,664)	—	(9,680,203)	—	—	(25,143,867)

Net income (loss)	$(29,330,709)	$(38,073,710)	$(7,472,104)	$1,917,692	$43,628,122	$(29,330,709)

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2010

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net cash provided by operating activities	$(19,642,041)	$323,005	$21,643,272	$124,873	—	$2,449,109

Cash flows from investing activities
Restricted cash	—	449,258	—	—	—	449,258
Purchase of property and equipment	—	—	(6,202,984)	—	—	(6,202,984)

Net cash used in investing activities		449,258	(6,202,984)	—	—	(5,753,726)
Cash flows from financing activities
Other	—	—	(392,969)	—	—	(392,969)
Proceeds from stock offering, net	14,229,600	—	—	—	—	14,229,600
Borrowings under debt agreements	—	—	—	—	—	—
Repayments of debt	—	(6,778,750)	(1,696,200)	—	—	(8,474,950)

Net cash provided by (used in) financing activities	14,229,600	(6,778,750)	(2,089,169)	—	—	5,361,681

Effect of currency translation on cash	—	—	—	(23,974)	—	(23,974)
Net increase/(decrease) in cash and cash equivalents	(5,412,441)	(6,006,487)	13,351,119	100,899	—	2,033,090
Cash and cash equivalents
Beginning of period	12,577,404	7,860,204	7,973,636	14,123	—	28,425,367

End of period	$7,164,936	$1,853,717	$21,324,755	$115,022	—	$30,458,457

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2009

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net cash provided by operating activities	$(2,487,192)	$20,570,970	$(3,602,204)	$897,828	—	$15,379,402

Cash flows from investing activities
Restricted cash	—	(9,492,504)	—	—	—	(9,492,504)
Insurance proceeds	—	—	1,783,832	—	—	1,783,832
Purchase of property and equipment	—	—	(29,120,985)	(903,486)	—	(30,024,471)

Net cash used in investing activities	—	(9,492,504)	(27,337,153)	(903,486)	—	(37,733,143)

Cash flows from financing activities
Payment for debt issuance costs	—	—	(1,236,638)	—	—	(1,236,638)
Proceeds from stock offering, net	14,927,705	—	—	—	—	14,927,705
Borrowings under debt agreements	—	—	32,000,000	—	—	32,000,000
Repayments of debt	—	(3,415,000)	(14,966,026)	—	—	(18,381,026)

Net cash provided by (used in) financing activities	14,927,705	(3,415,000)	15,797,336	—	—	27,310,041

Net increase/(decrease) in cash and cash equivalents	12,440,513	7,663,466	(15,142,021)	(5,658)	—	4,956,300
Cash and cash equivalents
Beginning of period	136,891	196,738	23,115,657	19,781	—	23,469,067

End of period	$12,577,404	$7,860,204	$7,973,636	$14,123	—	$28,425,367

17. Subsequent Events

In connection with the Company’s listing on the NASDAQ Global Market, the Company has executed an amended and restated the nominating and voting agreement between the Company, John E. Crisp, Charles C. Forbes and Janet Forbes. Under the terms of the original agreement, Mr. Crisp, Mr. Forbes, Ms. Forbes and their respective successors or assigns, or the Founders, were granted the right to designate a majority of members of the board of directors of the Company for election. In connection with the Company’s listing of its common stock on NASDAQ, the Company and the Founders decided to amend certain provisions of this agreement in order to tie the Founders’ nomination rights more closely to their combined ownership percentage of the

Company’s voting stock. On March 9, 2011, the Company and the Founders executed an amended and restated nominating and voting agreement which became effective as of the date of the Conversion, August 12, 2011. Pursuant to this restated agreement, effective as of the Conversion, for as long as the Founders own greater than 25% in the aggregate of the total outstanding common stock of the Company (or other stock that at such time votes with the Common Stock with respect to the election of directors), they will have the right to designate for election such number of members of the board of directors, rounded up to the greatest whole number, commensurate with their aggregate ownership percentage of such stock. Notwithstanding the foregoing, the Founders will not have the right to designate for election a majority of the board of directors unless the Founders own a majority of the voting stock of the Company. To the extent that the Founders are unable to mutually agree upon which individuals shall be the board designees, the Founders agree to use good-faith best efforts to nominate Mr. Crisp, Mr. Forbes and Ms. Forbes as board designees, provided that if the number of board designees is less than three, then the Founders agree to use good-faith best efforts to nominate the individuals with the higher ownership percentage of the Company’s voting stock to the available designee positions. Similar to the original agreement, pursuant to the restated agreement, to the extent that the Founders hold any shares of the Company entitled to vote, such parties have agreed to vote their shares in favor of the designees nominated by the Founders to the Board of Directors. Such parties have also agreed to vote any shares of the Company entitled to vote, and to instruct their designees on the Board of Directors to vote, so as to provide that each subsidiary has at least one manager or director who is also designee of the Founder. Unless 100% of the Founders are in agreement, the parties are contractually bound to instruct their designees to vote against (i) the issuance, reduction, redemption, or alteration of rights of any equity or debt securities of the Company or any other capitalization of the Company; (ii) the formation or sale of any subsidiary, the issuance, reduction, redemption, sale, disposition, or alteration of rights of any equity or debt securities of any subsidiary; and (iii) any decision to increase or decrease the number of directors. The Nominating and Voting Agreement will terminate upon (i) the bankruptcy or dissolution of the Company, (ii) the ownership by the Founders of all the then issued and outstanding share capital of the Company, (iii) the execution of a written instrument of termination by all applicable parties, and (iv) ten years following the date of execution of the restated agreement. The Nominating and Voting Agreement applies to the Founders as owners of common stock of the Company following the conversion by the Founders of their Class B shares into common stock in May 2010.

The Company and the Founders intend to terminate the Nominating and Voting Agreement in the near future.

The Company performs services for PEMEX in Mexico pursuant to a contract. This contract was entered into in September 2008 and provides that the Company and Merco Ingenieria Industrial S.A. de C.V., or Merco, jointly perform well maintenance and repair work with regard to PEMEX’s Altamira Asset Package in Poza Rica, Mexico. Pursuant to the contract, Merco performs site preparation services, including road construction, and the Company performs well servicing and repair work. The term of the original contract expired on September 26, 2008 and the total amount available under the original contract, for both the Company and Merco, was approximately MXN $234.3 million plus USD $48.8 million. Pursuant to the contract, the Company agreed to post a performance bond, be liable for defects arising from the work completed under the contract and maintain insurance policies that cover the work performed under the contract. Pursuant to the contract, both the Company and Merco agree to be jointly and severally liable for each other’s obligations under the contract.

On March 24, 2011, the Company, Merco and PEMEX entered into a fifth amendment to the original PEMEX contract that increased the amounts available under the original contract.

Share Consolidation

On August 12, 2011, FES Ltd completed a four-to-one consolidation of its common stock, whereby each four shares of common stock of FES Ltd of par value $0.01 per share were consolidated into a single share of common stock of par value $0.04, or the Share Consolidation. Immediately thereafter, on the same day, FES Ltd changed its jurisdiction of incorporation from Bermuda to Texas, by discontinuing from Bermuda and converting into a Texas corporation, or the Texas Conversion. The Share Consolidation also affected the rate by which the Series B Preferred Stock is convertible into common stock. Prior to the Share Consolidation, each share of Series B Preferred Stock was convertible into thirty-six shares of common stock. After the Share Consolidation, each share of Series B Preferred Stock is convertible into nine shares of common stock. The Texas Conversion resulted in the termination of the Class B Shares as an authorized class of securities. However, had the Share Consolidation occurred when the Company had Class B Shares authorized and outstanding, it would have also affected the rate by which the Class B Shares were convertible into common stock. When the Class B Shares were in existence, each Class B Share was convertible into one share of common stock. Had the Share Consolidation occurred while the Class B Shares were in existence, each four Class B shares would convert into one common share. All share and per share information has been adjusted retrospectively to reflect the Share Consolidation in all periods presented.

18. Supplemental Financial Information Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2010:
Revenues (2)	$67,263,727	$80,043,788	$83,976,513	$102,785,947
Operating income (loss)	(5,232,639)	2,838,694	3,456,802	8,262,721
Net income (loss)	(8,171,517)	(2,241,346)	(2,081,650)	1,184,595
Preferred stock dividends	—	(63,957)	(278,432)	(698,304)
Net income (loss) attributable to common shares	(8,171,517)	(2,305,303)	(2,360,082)	486,291
Earnings (loss) per share:
Basic and diluted	$(0.39)	$(0.11)	$(0.11)	$0.02
2009 (1):
Revenues	$63,431,382	$49,752,577	$50,472,206	$52,263,755
Operating (loss)	(1,661,199)	(7,567,920)	(8,836,273)	(10,804,524)
Net loss	(4,535,490)	(9,037,736)	(9,609,721)	(6,147,762)
Loss per share:
Basic and diluted	$(0.29)	$(0.58)	$(0.62)	$(0.38)

(1)

During the quarter ended December 31, 2009, the Company discovered that certain transactions reported in its quarters ending March 31, June 30, and September 30, 2009 consolidated financial statements were recorded incorrectly. The Company identified accounting errors related to understatement of payroll expenses, payroll taxes, and costs related to its Mexico operations, the calculation of the self-insured portion of its workers compensation insurance, double recording overstatement of revenue accruals and accounts receivable related to unbilled revenues, and the understatement of interest expense and accrued interest payable on the Company’s Second Priority Notes. All of these errors were identified and recorded as out-of-period adjustments in the quarter ended December 31, 2009. In the aggregate, the effect of correcting those errors as out-of-period adjustments understated net loss and loss per share for the three months ended December 31, 2009 by approximately $0.8 million and $0.04, respectively. The correction of the errors is not material to the financial statements as of and for the quarters ended March 31, June 30, September 30, and December 31, 2009.

Additionally, during the three months ended September 30, 2009, the Company recorded an out-of-period adjustment to correct an error related to its billing system that occurred during the last two quarters of 2008 and the quarter ended March 31, 2009 which resulted in an overstatement of revenues and trade accounts receivable, and another error related to the recording of revenues and expenses in its Mexico operations for the quarters ended March 31, 2009 and June 30, 2009 which resulted in a misstatement of revenue and operating expenses for those periods. In the aggregate, these two accounting errors, after giving effect to a statutory federal tax rate of 35%, understated net loss and loss per share for the year ended December 31, 2008 by approximately $0.4 million and $0.04, respectively, and the effect of correcting those errors as an out-of-period adjustment overstated net loss and loss per share for the nine months ended September 30, 2009 by $0.4 million and $0.04, respectively. The correction of the errors is not material to the financial statements as of and for the year ended December 31, 2008 and for the nine months ended September 30, 2009.

The following table reflects the effect of errors noted during the quarters and the cumulative effect of correction of errors in the third and fourth quarters ended September 30, 2009 and December 31, 2009 after giving effect to a statutory federal tax rate of 35%:

Unaudited Quarterly Data	Effect of errors on quarter- ended March 31, 2009	Effect of errors on quarter- ended June 30, 2009	Effect of errors on quarter-ended September 30, 2009, and correction of out of period adjustments from December 31, 2008, March 31, 2009 and June 30, 2009	Effect on Quarter-ended December 31, 2009 for correction of out of period adjustments from March 31, 2009, June 30, 2009 and September 30, 2009
Total revenues (over)/understated	$(45,024)	$(713,717)	$983,254	$472,744
Total expenses over/(understated)	(1,564,384)	643,377	1,195,112	(274,105)
Interest expense, net over/(understated)	—	—	(988,177)	988,177
Loss before taxes over/(under)stated	1,609,408	70,340	(1,190,189)	(1,186,816)
Net loss over/(under)stated	1,046,115	45,721	(773,623)	(771,431)
Loss per share over/(under)stated	0.07	—	(0.05)	(0.05)

The Company evaluated the correction of these errors based on historical operating results for the quarter ended September 30, 2008, the year ended December 31, 2008, the quarters ended March 31, 2009, June 30, 2009, September 30, 2009 and for the year ended December 31, 2009 in accordance with Accounting Standards Codification 250-10-45-27 “Materiality Determination for Correction of an Error” and Staff Accounting Bulletin No. 99, “Materiality”. The amount of the adjustments when compared to the operating results for these periods or on any trend of profits or losses, is not considered by management to be material. In addition, the Company believes that investors would not consider the amount of the adjustments to be material, and therefore, would not have significantly impacted their investment decisions about the Company.

(2)

During the quarter ended June 30, 2010, the Company discovered and corrected an accounting error related to the recording of revenues and expenses in its Mexico operations during the quarters ended December 31, 2009 and March 31, 2010. The error resulted in a misstatement of revenue and operating expenses with corresponding errors in accounts receivable – trade, net and accrued liabilities. The cumulative correction was recorded during the quarter ended June 30, 2010 and decreased revenue and accounts receivable by $1.2 million and decreased operating expense and accrued liabilities by approximately $0.9 million resulting in a net impact of approximately $0.3 million of pre-tax loss.

The Company evaluated the correction of these errors based on the expected operating results for the year ending December 31, 2010 and based on historical operating results for the year ended December 31, 2009 in accordance with Accounting Standards Codification 250-10-45-27 “Materiality Determination for Correction of an Error” and Staff Accounting Bulletin No. 99, Materiality. The amount of the adjustments, when compared to the operating results for the year ended December 31, 2009, or on any trend of losses, is not considered by management to be material. In addition, the Company believes that investors would not consider the amount of the adjustments to be material and, therefore, would not have significantly impacted their investment decisions about the Company.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Balance Sheets (unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$34,919,364	$30,458,457
Accounts receivable - trade, net of allowance of $6.9 million and $6.4 million for 2011 and 2010, respectively	119,790,552	85,682,475
Accounts receivable - related parties	731,067	178,174
Accounts receivable - other	3,266,633	2,985,052
Prepaid expenses	3,679,235	5,733,664
Other current assets	2,527,652	839,192

Total current assets	164,914,503	125,877,014
Property and equipment, net	281,583,398	274,231,466
Other intangible assets, net	32,306,987	33,737,585
Deferred financing costs, net of accumulated amortization of $0 and $5.7 million for 2011 and 2010, respectively	7,357,392	8,907,520
Restricted cash	16,128,456	9,043,246
Other assets	47,167	33,036

Total assets	$502,337,903	$451,829,867

Liabilities and Shareholders’ Equity
Current liabilities
Current portions of long-term debt	$3,192,395	$6,463,820
Accounts payable - trade	40,888,066	20,719,691
Accounts payable - related parties	3,624,018	8,106,960
Dividends payable	612,565	—
Income taxes payable	53,298	249,022
Accrued interest payable	1,656,986	9,028,812
Accrued expenses	22,292,966	12,595,848

Total current liabilities	72,320,294	57,164,153
Long-term debt, less unamortized discount on senior secured notes and current portions of long-term debt	282,142,043	212,914,685
Deferred tax liability	18,298,567	29,685,339

Total liabilities	372,760,904	299,764,177

Series B senior convertible preferred stock	14,456,043	15,270,293

Shareholders’ equity
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Common stock, $.04 par value, 112,500,000 shares authorized, 20,918,417 shares issued and outstanding at June 30, 2011 and December 31, 2010	209,184	209,184
Class B shares, $.01 par value, 40,000,000 shares authorized, none issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Additional paid-in capital	186,684,957	185,134,992
Accumulated other comprehensive income (loss)	(91,248)	342,974
Accumulated deficit	(72,309,490)	(49,519,306)

Total shareholders’ equity	115,120,956	136,795,397

Total liabilities and shareholders’ equity	$502,337,903	$451,829,867

The accompanying notes are an integral part of these condensed consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statements of Operations (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues
Well servicing	$58,269,851	$39,650,732	$106,986,681	$70,673,592
Fluid logistics and other	68,783,378	40,393,056	127,030,201	76,633,923

Total revenues	127,053,229	80,043,788	234,016,882	147,307,515

Expenses
Well servicing	46,316,628	28,711,618	84,925,823	57,359,936
Fluid logistics and other	50,690,794	32,026,780	92,913,371	60,291,619
General and administrative	13,907,608	6,552,668	19,824,128	12,211,812
Depreciation and amortization	10,002,846	9,914,028	20,112,307	19,838,092

Total expenses	120,917,876	77,205,094	217,775,629	149,701,459

Operating income (loss)	6,135,353	2,838,694	16,241,253	(2,393,944)
Other income (expense)
Interest income	21,137	12,425	39,303	98,909
Interest expense	(6,815,390)	(6,907,371)	(13,758,167)	(13,841,586)
Gain (loss) on early extinguishment of debt	(35,414,833)	18,591	(35,414,833)	18,591
Other income (expense), net	68,561	(16,511)	68,836	(108,266)

Loss before taxes	(36,005,172)	(4,054,172)	(32,823,608)	(16,226,296)
Income tax benefits	(11,310,470)	(1,812,826)	(10,033,424)	(5,813,434)

Net loss	(24,694,702)	(2,241,346)	(22,790,184)	(10,412,862)
Preferred stock dividends	1,084,271	(63,957)	201,687	(63,957)

Net loss attributable to common shareholders	$(23,610,431)	$(2,305,303)	$(22,588,497)	$(10,476,819)

Loss per share of common stock (note 12)
Basic and diluted	(1.13)	(0.11)	(1.08)	(0.50)
Weighted average number of shares outstanding
Basic and diluted	20,918,425	20,918,425	20,918,425	20,918,425

The accompanying notes are an integral part of these condensed consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statements of Comprehensive Loss (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Net loss	$(24,694,702)	$(2,241,346)	$(22,790,184)	$(10,412,862)
Other comprehensive income (loss) Foreign currency translation adjustments	27,364	—	(434,222)	—

Comprehensive loss	$(24,667,338)	$(2,241,346)	$(23,224,406)	$(10,412,862)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statements of Changes in Shareholders’ Equity (unaudited)

						Accumulated Other Comprehensive Income	Accumulated Deficit
					Additional Paid-In Capital			Total Shareholders’ Equity
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance:
December 31, 2010	588,059	$15,270,293	20,918,425	$836,737	$185,134,992	$342,974	$(49,519,306)	$136,795,397
Share-based compensation	—	—	—	—	1,348,278	—	—	1,348,278
Net loss	—	—	—	—	—	—	(22,790,184)	(22,790,184)
Foreign currency translation adjustment	—	—	—	—	—	(434,222)	—	(434,222)
Preferred stock dividends	—	(201,687)	—	—	201,687	—	—	201,687
Adjustment to reclass dividends payable from temporary equity to liabilities	—	(612,565)	—	—	—	—	—	—

Balance:
June 30, 2011	588,059	$14,456,043	20,918,425	$836,737	$186,684,957	$(91,248)	$(72,309,490)	$115,120,956

The accompanying notes are an integral part of these condensed consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statements of Cash Flows (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net loss	$(24,694,702)	$(2,241,346)	$(22,790,184)	$(10,412,862)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation expense	9,287,547	9,198,729	18,681,709	18,407,494
Amortization expense	715,299	715,299	1,430,598	1,430,598
Amortization of Second Priority Notes OID	160,695	281,863	324,306	451,591
Share-based compensation	570,402	622,419	1,348,278	1,244,839
Deferred tax benefit	(12,264,430)	(1,627,202)	(11,386,772)	(5,813,434)
Loss on disposal of assets, net	191,875	25,278	803,145	109,850
(Gain) loss on early extinguishment of debt	10,403,237	(18,591)	10,403,237	(18,591)
Bad debt expense	76,682	600,000	510,469	902,118
Amortization of deferred financing cost	370,728	554,363	913,076	1,114,838
Changes in operating assets and liabilities:
Accounts receivable	(19,154,737)	(17,459,014)	(34,136,263)	(28,214,913)
Accounts receivable - related party	(603,622)	(32,845)	(552,893)	(53,549)
Prepaid expenses and other current assets	(570,943)	887,895	(2,900,970)	1,053,373
Accounts payable - trade	8,351,512	555,478	18,218,301	2,678,318
Accounts payable - related party	(4,560,049)	(262,826)	(9,480,916)	153,450
Accrued expenses	9,652,780	2,327,189	13,260,569	4,487,227
Income taxes payable	(75,784)	—	(195,724)	—
Accrued interest payable	(1,405,557)	5,670,214	(7,371,826)	(101,387)

Net cash used in operating activities	(23,549,067)	(203,097)	(22,921,860)	(12,581,040)

Cash flows from investing activities:
Proceeds from sale of property and equipment	372,738	—	527,102	—
Restricted cash	62,939	(13,294)	(7,085,210)	(28,312)
Purchases of property and equipment	(21,730,077)	(1,512,468)	(23,678,077)	(3,244,749)

Net cash used in investing activities	(21,294,400)	(1,525,762)	(30,236,185)	(3,273,061)

Cash flows form financing activities:
Payments on debt	(2,045,638)	(1,627,970)	(2,557,308)	(3,358,975)
Proceeds from issuance of preferred stock	—	14,229,600	—	14,229,600
Retirement of First and Second Priority Notes	(212,500,000)	(6,778,750)	(212,500,000)	(6,778,750)
Proceeds from issuance of Senior Notes	273,700,000	—	273,700,000	—
Payments for debt issuance costs	(1,118,175)	—	(1,118,175)	—
Other	—	(161,793)	—	(153,367)

Net cash provided by financing activities	58,036,187	5,661,087	57,524,517	3,938,508

Effect of currency translation on cash and cash equivalents	31,037	—	94,435	—

Net increase (decrease) in cash and cash equivalents	13,223,757	3,932,228	4,460,907	(11,915,593)
Cash and cash equivalents
Beginning of period	21,695,607	12,577,546	30,458,457	28,425,367

End of period	$34,919,364	$16,509,774	$34,919,364	$16,509,774

The accompanying notes are an integral part of these condensed consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Notes to Condensed Consolidated Financial Statements

1. Organization and Nature of Operations

Nature of Business

Forbes Energy Services Ltd. (“FES Ltd”) and its subsidiaries, Forbes Energy Services LLC (“FES LLC”), Forbes Energy Capital Inc. (“FES CAP”), C.C. Forbes, LLC (“CCF”), TX Energy Services, LLC (“TES”), Superior Tubing Testers, LLC (“STT”) and Forbes Energy International, LLC (“FEI LLC”) are headquartered in Alice, Texas, and conduct business primarily in the state of Texas. On October 15, 2008, FES LLC and FEI LLC formed Forbes Energy Services México, S. de R.L. de C.V. (“FES Mexico”), a Mexican limited liability company (sociedad de responsabilidad limitada de capital variable), to conduct operations in Mexico. On December 3, 2008, Forbes Energy Services Mexico Servicios de Personal, S. de R.L de C. V., a Mexican limited liability company, was formed to provide employee services to FES Mexico, and on June 8, 2009, FES Ltd formed a branch in Mexico. As used in these condensed consolidated financial statements, the “Company,” the “Forbes Group,” “we,” or “our” means FES Ltd and all its direct and indirect subsidiaries.

The Forbes Group is an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. The Forbes Group’s operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with an area of operation in each of Baxterville and Laurel, Mississippi, Indiana, Pennsylvania; and Poza Rica, Mexico.

2. Risk and Uncertainties

As an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, our revenue, profitability, cash flows and future rate of growth are substantially dependent on our ability to (1) maintain adequate equipment utilization, (2) maintain adequate pricing for the services we provide, and (3) maintain a trained work force. Failure to do so could adversely affect our financial position, results of operations, and cash flows.

Because our revenues are generated primarily from customers who are subject to the same factors generally impacting the oil and natural gas industry, our operations are also susceptible to market volatility resulting from economic, cyclical, weather related or other factors related to such industry. Changes in the level of operating and capital spending in the industry, decreases in oil and natural gas prices, or industry perception about future oil and natural gas prices could materially decrease the demand for our services, adversely affecting our financial position, results of operations and cash flows.

3. Basis of Presentation

Interim Financial Information

The unaudited condensed consolidated financial statements of the Forbes Group are prepared in conformity with accounting principles generally accepted in the United States of America, or “GAAP” for interim financial reporting. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been omitted. Therefore, these consolidated financial statements should be read along with the annual audited consolidated financial statements and notes thereto included in Forbes Group’s Annual Report on Form 10-K for the year ended December 31, 2010. In management’s opinion, all adjustments necessary for a fair statement are reflected in the interim periods presented. Interim results for the three and six months ended June 30, 2011 may not be indicative of results that will be realized for the full year ending December 31, 2011. All significant intercompany accounts and transactions have been eliminated in consolidation.

Transactions that are denominated in a currency other than the functional currency are re-measured into the functional currency each reporting period. Transaction gains and losses that arise from exchange rate fluctuations on transactions and balances denominated in a currency other than the functional currency are included in the results of operations and cash flows as incurred.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that these estimates and assumptions provide a reasonable basis for the fair statement of the condensed consolidated financial statements.

Foreign Currency Gains and Losses

Effective July 1, 2010, our international location in Mexico changed its functional currency from the U.S. dollar to the Mexican peso in response to the growing volume of business required to be transacted in Mexican pesos. A significant portion of our contract revenue being collected is also in Pesos. Assets and liabilities are translated using the spot rate on the balance sheet date, while income and expense items are translated at average rates of exchange during the period. The resulting gains or losses arising from the translation of accounts from the functional currency to the U.S. Dollar are included as a separate component of shareholders’ equity in other comprehensive income. If our foreign entity enters into transactions that are denominated in currencies other than their functional currency, these transactions are initially recorded in the functional currency based on the applicable exchange rate in effect on the date of the transaction. At the end of each month, these transactions are re-measured to an equivalent amount of the functional currency based on the applicable exchange rates in effect at that time. Any adjustment required to re-measure a transaction to the equivalent amount of the functional currency at the end of the month is recorded in the income or loss of the foreign entity as a component of other income and expense.

Share Consolidation

The number of shares authorized, issued and outstanding and per share amounts related to common stock have been revised to reflect the effect of the share consolidation discussed in Note 17 “Subsequent Events.”

Recent Accounting Pronouncements

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220)” (“ASU 2011-05”). In ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. For public companies, ASU 2011-05 shall be applied retrospectively and is effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company adopted ASU 2011-05 for the interim period ended June 30, 2011. The statements are presented in two consecutive statements.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820)” (“ASU 2011-04”). ASU 2011-04 results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S GAAP and IFRSs. ASU 2011-04 shall be applied prospectively for public entities, for interim and annual periods beginning after December 15, 2011. Early application is not permitted. The adoption of this ASU will not have a material impact on the company’s financial statements.

In December 2010, the FASB issued ASU No. 2010-29, “Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”). ASU 2010-29 addresses diversity in the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. If a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company adopted ASU 2010-29 on January 1, 2011. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

4. Intangible Assets

The following sets forth the identified intangible assets by major asset class:

		As of June 30, 2011			As of December 31, 2010
	Useful Life (years)	Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
Customer relationships	15	$31,895,919	$7,442,381	$24,453,538	$31,895,919	$6,379,184	$25,516,735
Trade names	15	8,049,750	1,878,275	6,171,475	8,049,750	1,609,950	6,439,800
Safety training program	15	1,181,924	275,782	906,142	1,181,924	236,385	945,539
Dispatch software	10	1,135,282	397,348	737,934	1,135,282	340,585	794,697
Other	10	58,300	20,402	37,898	58,300	17,486	40,814

		$42,321,175	$10,014,188	$32,306,987	$42,321,175	$8,583,590	$33,737,585

The Company expenses costs associated with extensions or renewals of intangible assets. There were no such extensions or renewals in the three and six months ended June 30, 2011 and 2010. Amortization expense is calculated using the straight-line method over the three and six months indicated. Aggregate amortization expense of intangible assets for the three months ended June 30, 2011 and 2010 was $0.7 million and $0.7 million and for the six months ended June 30, 2011 and 2010 was $1.4 million and $1.4 million, respectively. Amortization expense associated with identified intangible assets is expected to be approximately $2.9 million in each of the next five years. The weighted average amortization period remaining for intangible assets is 11.3 years.

5. Stock-Based Compensation

From time to time, the Company grants stock options to its employees, including executive officers, and directors from its 2008 Incentive Compensation Plan. Stock options issued in 2008 generally vest over a three-year period, with approximately one third vesting on the first, second and third anniversaries of the date of grant. For the 2010 stock option issuances, the standard option vests over a two year period, with one fourth vesting every six months, until fully vested. For most grantees, options expire at the earlier of either one year after the termination of grantee’s employment by reason of death, disability or retirement, ninety days after termination of the grantee’s employment other than upon grantee’s death, disability or retirement, or ten years after the date of grant.

The following table presents a summary of the Company’s stock option activity for the six months ended June 30, 2011. Certain of these options are subject to the option exchange program launched on July 14, 2011 discussed in footnote 17 “Subsequent Events.”

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at December 31, 2010	1,305,000	15.64	8.49 years	$1,905,000
Stock options:
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(2,500)	—	—	—

Options outstanding at June 30, 2011	1,302,500	$15.60	8.01 years	$1,905,000

Vested and expected to vest at June 30, 2011	826,250	$23.12	7.35 years	$947,019

Exercisable at June 30, 2011	826,250	$23.12	7.35 years	$947,019

During the three months ended June 30, 2011 and June 30, 2010 the Company recorded total stock based compensation expense of $0.6 million and $0.6 million, respectively. During the six months ended June 30, 2011 and June 30, 2010 the Company recorded total stock based compensation expense of $1.3 million and $1.2 million, respectively. No stock-based compensation costs were capitalized as of June 30, 2011 and 2010. As of June 30, 2011, total unrecognized stock-based compensation costs amounted to $0.7 million (net of estimated forfeitures); and is expected to be recorded over a weighted-average period of 1.42 years.

At June 30, 2011, after taking into account the amendments to the 2008 incentive compensation plan approved by the company’s shareholders at their special and general annual meeting on June 27, 2011, there were 1,672,500 shares available for future grants under the 2008 Incentive Compensation Plan.

6. Property and Equipment

Property and equipment consisted of the following:

	Estimated Life in Years	June 30, 2011	December 31, 2010
Well servicing equipment	3-15 years	$313,469,489	$291,262,056
Autos and trucks	5-10 years	85,384,245	81,982,319
Disposal wells	5-15 years	11,020,512	11,446,624
Building and improvements	5-30 years	6,749,996	6,735,728
Furniture and fixtures	3-10 years	2,449,129	2,360,180
Land		581,242	581,242
Other	3-15 years	41,981	49,734

		419,696,594	394,417,883
Accumulated depreciation		(138,113,196)	(120,186,417)

		$281,583,398	$274,231,466

Depreciation expense was $9.3 million and $18.7 million for the three and six months ended June 30, 2011 and $9.2 million and $18.4 million for the three and six months ended June 30, 2010, respectively.

7. Long-Term Debt

Long-term debt at June 30, 2011 consisted of the following:

	June 30, 2011	December 31, 2010
9% Senior Notes, gross	$280,000,000	$—

Second Priority Notes, gross	—	192,500,000
Less: Unamortized original issue discount	—	(2,672,317)

Second Priority Notes, net	—	189,827,683

First Priority Notes	—	20,000,000
Third party vehicle and equipment loans	4,099,179	4,916,659
Insurance notes	1,235,259	4,634,163

	285,334,438	219,378,505
Less: Current portion	(3,192,395)	(6,463,820)

	$282,142,043	$212,914,685

9% Senior Notes

On June 7, 2011, FES Ltd issued $280.0 million in principal amount of 9% Senior Notes due 2019 (the “9% Senior Notes”). A portion of the proceeds of the 9% Senior Notes was used to purchase and/or redeem 100% of the First Priority Floating Rate Notes due 2014 and the remaining 11% Senior Secured Notes due 2015 issued by Forbes Energy Services LLC and Forbes Energy Capital Inc. The 9% Senior Notes mature on June 15, 2019, and require semi-annual interest payments, in arrears, at an annual rate of 9% on June 15 and December 15 of each year until maturity commencing December 15, 2011. No principal payments are due until maturity.

The 9% Senior Notes are guaranteed by FES LLC, as well as the material domestic subsidiaries (the “Guarantor Subs”) of FES LLC, which includes CCF, TES, STT and FEI LLC. All of the Guarantor Subs are 100% owned and each guarantees the securities on a full and unconditional and joint and several basis. FES Ltd has two 100% owned indirect subsidiaries, FES Mexico and a related employment company (the “Non-Guarantor Subs”) that have not guaranteed the 9% Senior Notes. FES Ltd has a branch office in Mexico and conducts operations independent of the Non-Guarantor Subs. The Guarantor Subs represent the majority of the Company’s operations. On or after June 15, 2015, the Forbes Group may, at its option, redeem all or part of the 9% Senior Notes from time to time at specified redemption prices and subject to certain conditions required by the indenture governing the 9% Senior Notes (the “9% Senior Indenture”). The Forbes Group is required to make an offer to purchase the notes and to repurchase any notes for which the offer is accepted at 101% of their principal amount, plus accrued and unpaid interest, if there is a change of control. The Forbes Group is required to make an offer to repurchase the notes and to repurchase any notes for which the offer is accepted at 100% of their principal amount, plus accrued and unpaid interest, following certain asset sales.

The Forbes Group is permitted under the terms of the 9% Senior Indenture to incur additional indebtedness in the future, provided that certain financial conditions set forth in the 9% Senior Indenture are satisfied. The Forbes Group is subject to certain covenants contained in the 9% Senior Indenture, including provisions that limit or restrict the Forbes Group’s and certain future subsidiaries’ abilities to incur additional debt, to create, incur or permit to exist certain liens on assets, to make certain dispositions of assets, to make payments on certain subordinated indebtedness, to pay dividends or certain other payments to equity holders, to engage in mergers, consolidations or other fundamental changes, to change the nature of its business or to engage in transactions with affiliates.

Details of two of the more significant restrictive covenants in the 9% Senior Indenture are set forth below:

•

Limitation on the Incurrence of Additional Debt—In addition to certain indebtedness defined in the 9% Senior Indenture as “Permitted Debt,” which includes indebtedness under any credit facility not to exceed the greater of $75.0 million or 18% of the Company’s Consolidated Tangible Assets (as defined in the 9% Senior Indenture), we may only incur additional debt if the Fixed Charge Coverage Ratio (as defined in the 9% Senior Indenture) for the most recently completed four full fiscal quarters is at least 2.0 to 1.0.

•

Limitation on Restricted Payments—Subject to certain limited exceptions, including specific permission to pay cash dividends on its series B Senior Convertible Preferred Stock up to $260,000 per quarter, we are prohibited from (i) declaring or paying dividends or other distributions on our equity securities (other than dividends or distributions payable in equity securities), (ii) purchasing or redeeming any of the Company’s equity securities, (iii) making any payment on indebtedness contractually subordinated to the Second Priority Notes, except a payment of interest or principal at the stated maturity thereof, or (iv) making any investment defined as a “Restricted Investment,” unless, at the time of and after giving effect to such payment, the Company is not in default and the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio (as defined in the 9% Senior Indenture). Further, the amount of such payment plus all other such payments made by the Company since the issuance of the 9% Senior Notes must be less than the aggregate of (a) 50% of Consolidated Net Income (as defined in the 9% Senior Indenture) since the April 1, 2011 (or 100% if such figure is a deficit), (b) 100% of the aggregate net cash proceeds from equity offerings since the issuance of the 9% Senior Notes, (c) if any Restricted Investments have been sold for cash, the proceeds from such sale (or the original cash investment if that amount is lower); and (d) 50% of any dividends received by the Company. As of June 30, 2011 the Company is compliant with all restrictive covenants.

Second Priority Notes

On February 12, 2008, FES LLC and FES CAP issued $205.0 million in principal amount of 11% senior secured notes due 2015 (together with notes issued in exchange therefore, the “Second Priority Notes”). Pursuant to the requirements of the indenture governing the Second Priority Notes (the “Second Priority Indenture”), by the end of the second quarter of 2010, we had repurchased $12.5 million in aggregate principal amount of Second Priority Notes. In May 2011, we commenced a cash tender offer to purchase any and all of the Second Priority Notes then outstanding. In connection with this tender offer, we successfully solicited consents to proposed amendments that would eliminate most of the restrictive covenants and event of default provisions contained in the Second Priority Indenture. In June 2011, pursuant to this tender offer, we purchased 99.8% of the outstanding principal amount of the Second Priority Notes for $192.1 million. As a result of the completion of the tender offer, the fourth supplemental indenture to the Second Priority Indenture, which contained the amendments proposed in the consent solicitation, became effective eliminating most of the restrictive covenants and event of default provisions of the Second Priority Indenture. On June 24, 2011, the Company paid $0.4 million to redeem the remaining outstanding Second Priority Notes which closed on July 27, 2011. As a result, the Second Priority Indenture was discharged and all liens relating thereto were released. The tender purchase price premium and consent fee paid was $24,411,596 or 12.75%, or 9.75%, depending on date tendered. Unamortized deferred financing charges and discount written off in connection with the redemption were $9,547,698. Total loss on early extinguishment of debt related to Second Priority Notes was $33,959,294.

First Priority Notes

On October 2, 2009, FES LLC and FES CAP issued to Goldman, Sachs & Co. $20 million in aggregate principal amount of First Lien Floating Rate Notes due 2014 (the “First Priority Notes”), in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. On June 7, 2011, FES Ltd used a portion of the proceeds of the offering of the 9% Senior Notes to purchase all of the $20,000,000 in aggregate principal amount of the First Priority Notes outstanding at which time the indenture governing the First Priority was discharged and the liens related thereto were released. The penalty payment on the early redemption was $600,000 or 3.0%. Unamortized deferred financing charges written off in connection with the redemption were $855,539. Total loss on early extinguishment of debt related to First Priority Notes was $1,455,539.

Third Party Debt

During 2008, the Forbes Group financed the purchase of certain vehicles and equipment through third party loans with Paccar Financial Group. In addition, during the three months ended June 30, 2011, the Forbes Group financed the purchase of certain vehicles and equipment through third party loans with Enterprise Fleet Management. As of June 30, 2011 and December 31, 2010 the third party notes had aggregate principal amounts outstanding of approximately $4.1 million and $4.9 million, respectively. These loans have repayment terms of between 42 to 60 monthly installments with the maturity dates ranging from May 2013 to December 2014. Interest accrues at rates ranging from 4.2% to 7.6% and is payable monthly. The loans are collateralized by equipment purchased with the proceeds of such loans.

Insurance Notes

During 2010, the Forbes Group entered into promissory notes with First Insurance Funding for the payment of insurance premiums during the period of the insurance coverage in an aggregate principal amount outstanding as of June 30, 2011 and December 31, 2010 of approximately $1.2 million and $4.6 million, respectively. These notes are or were payable in twelve monthly installments with maturity dates of September 15, 2011 and September 15, 2010, respectively. Interest accrues or accrued at a rate of approximately 3.7% and 4.1% for 2011 and 2010, respectively, and is payable monthly. The amount outstanding could be substantially offset by the cancellation of the related insurance coverage.

8. Fair Value of Financial Instruments

The following is a summary of the carrying amounts and estimated fair values of our financial instruments as of June 30, 2011 and December 31, 2010. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Cash and cash equivalents, restricted cash, trade accounts receivable, accounts receivable-related parties, accounts payable and accrued expenses: These carrying amounts approximate fair value because of the short maturity of these instruments. The carrying amount of our 9% Senior Notes approximates the fair value because of the short term since inception.

	June 30, 2011		December 31, 2010
	Carrying amount	Fair value	Carrying amount	Fair value
9.0% Senior Notes	$280,000,000	$280,000,000	$—	$—
11.0% Second Priority Notes	—	—	192,500,000	188,650,000

9. Related Party Transactions

The Forbes Group enters into transactions with related parties in the normal course of conducting business. Accounts receivable–related parties and Accounts payable–related parties result from transactions with related parties which the company believes are at terms consistent with those available to third-party customers and from third-party vendors. Messrs. John E. Crisp and Charles C. Forbes Jr., executive officers and directors of FES Ltd, are also owners and managers of Alice Environmental Holdings, Ltd and indirect owners and managers of Alice Environmental Services, LP a wholly owned subsidiary of Alice Environmental Holdings, Ltd, collectively referred to as AES. The Forbes Group has entered into the following transactions with AES:

•	AES owns aircraft that the Forbes Group uses on a regular basis.

•	The Forbes Group has entered into long-term operating leases with AES for well service rigs, vacuum trucks and related equipment.

•	The Forbes Group has entered into long-term real property leases, disposal well leases and disposal well operating agreements with AES.

In October 2008, the Forbes Group entered into a five year lease agreement with AES to lease ten workover rigs and related support equipment. The gross lease amount of this agreement was approximately $15.2 million with monthly payments of approximately $0.3 million. On June 27, 2011, the Forbes Group purchased the rigs and support equipment and terminated the lease early. On June 27, 2011, the Company purchased from AES the equipment being leased pursuant to the two equipment leases described above, as wells as certain other frac tank equipment being rented from AES. The Company paid AES an aggregate purchase price of approximately $11.7 million plus $1.5 million to cover estimate sales tax.

In October 2010, the Forbes Group entered into an operating lease agreement effective January 2011 with AES to lease certain well servicing equipment, including trucks, tanks, swab units and other equipment. Previously this equipment was being rented month-to-month until certain conditions, which at this time have been satisfied, were met, upon which the term became four years. The gross agreement amount was approximately $3.2 million with monthly payments of approximately $67,000. On June 27, 2011, the Company purchased from AES the equipment being leased pursuant to the two equipment leases described above, as wells as certain other frac tank equipment being rented from AES. The Company paid AES an aggregate purchase price of approximately $2.1 million, which includes the retired $1.4 million of long term debt, plus $0.2 million to cover estimated sales tax.

The Forbes Group has thirteen rental or lease agreements with AES for separate parcels of land and buildings. Ten of the leases were entered into at various dates subsequent to December 31, 2006. Ten of the leases are written and three are oral. Each lease has a five-year term with the Forbes Group having the option to extend from between one and five years. Aggregate amounts paid for the thirteen rentals and leases were $0.3 million and $0.7 million for the three and six months ended June 30, 2011 and 2010. Aggregate amount paid for the thirteen rents and leases were $0.7 million for the six months ended June 30, 2011 and 2010.

The Forbes Group entered into a waste water disposal operating agreement dated January 1, 2007, with AES pursuant to which AES leases its rights in a certain well bore and receives payments in the form of a minimum fee of $5,000 per month plus $0.15 per barrel for any barrel injected over 50,000 barrels. Under this agreement, AES also receives a “skim oil” payment of 20% of the amount realized by the Forbes Group for all oil and hydrocarbons removed from liquids injected into the premises. The agreement term is for three years and was renewed for an additional three year term and is further renewable for successive three year terms as long as AES has rights to the well.

The Forbes Group entered into a waste water disposal lease agreement dated April 1, 2007, with AES. Under the agreement, the Forbes Group is entitled to use the leased land for the disposal of waste water for a term of five years with three successive three year renewal periods. The Forbes Group pays a monthly rental of $2,500 per month plus $.05 per barrel for any barrel over 50,000 barrels of waste water injected per month. Additionally, the Forbes Group pays an amount equal to 10% of all oil or other hydrocarbons removed from liquids injected or any skim oil.

Other expenses related to the items discussed above were approximately $0.7 million and $1.3 million for the three and six months ended June 30, 2011 and $0.5 million and $0.9 million for the three and six months ended June 30, 2010 related to aircraft and equipment rental. Approximately $0.4 million and $0.7 million for the three and six months ended June 30, 2011 and $0.2 million and $0.8 million for the three and six months ended June 30, 2010 related to disposal of waste water, respectively. Various other expenses were less than $0.1 million in any period.

For the three months ended June 30, 2011 and 2010, Forbes Group recognized no revenue from AES, total expenses of $2.6 million and $2.4 million and capital expenditures of $17.2 million and $0. Accounts payable to AES as of June 30, 2011 and December 31, 2010, resulting from such transactions were $1.1 million and $0.4 million respectively. The Forbes Group recognized no revenues, expenses of approximately $5.0 million and $4.5 million and capital expenditures of approximately $17.2 million and $ 0 for the six months ended June 30, 2011 and 2010, respectively. The Forbes Group had $0.6 million of accounts receivable from AES as of June 30, 2011 and no accounts receivable as of December 31, 2010, respectively.

Dorsal Services, Inc. is a trucking service provider that provides services to the Forbes Group. Mr. Crisp, one of FES Ltd.’s executive officers, who also serves as a director of FES Ltd, is a partial owner of Dorsal Services, Inc. The Forbes Group recognized revenues of approximately less than $0.1 million and less than $0.1 million; expenses of approximately $0.1 million and $0.3 million; and capital expenditures of approximately $0 and less than $0.1 million from transactions with Dorsal Services, Inc. for the three months ended June 30, 2011 and 2010, respectively. The Company recognized revenues of approximately less than $0.1 million and less than $0.1 million; expenses of approximately $0.3 million and $0.5 million, and capital expenditures of approximately less than $0.1 million and less than $0.1 million from transactions with Dorsal Services, Inc. for the six months ended June 30, 2011 and 2010, respectively. The Forbes Group had accounts receivable from Dorsal Services, Inc. of $0.1 million and $0.1 million as of June 30, 2011 and December 31, 2010, respectively, resulting from such transactions. The Forbes Group had accounts payable to Dorsal Services, Inc. of $0.1 million and $0.1 million as of June 30, 2011 and December 31, 2010, respectively, resulting from such transactions.

Tasco Tool Services, Inc. is a down-hole tool company that is partially owned by Messrs. Crisp and Forbes, both executive officers and directors of FES Ltd. Tasco rents and sells tools to the Forbes Group from time to time. The Forbes Group had insignificant revenues from Tasco of and recognized expenses of approximately $0.1 million and $0.1 million and no capital expenditures related to transactions with Tasco for the three months ended June 30, 2011 and 2010, respectively. The Company had revenues from Tasco of less than $0.1 million and less than $0.1 million and recognized expenses of approximately $0.1 million and $0.1 million and no capital expenditures related to transactions with Tasco for the six months ended June 30, 2011 and 2010, respectively. Accounts payable to Tasco as of June 30, 2011 and December 31, 2010 were less than $0.1 million for both periods, resulting from these transactions.

FCJ Management, or FCJ, is a corporation that leases land and facilities to the Forbes Group and is owned by Messrs. Crisp and Forbes and Robert Jenkins, a manager of one of the subsidiaries of FES Ltd. The Forbes Group recognized expenses of $9,000 and $9,000 for the three months ended June 30, 2011 and 2010, respectively. The Company recognized expenses of $18,000 and $18,000 for the six months ended June 30, 2011 and 2010, respectively. No revenues have been recognized from FCJ for any period. The Forbes Group had no accounts receivable from FCJ or accounts payable to FCJ as of June 30, 2011 or December 31, 2010, respectively.

C&F Partners is an entity that is owned by Messrs. Crisp and Forbes. The Forbes Group recognized expenses of $0.1 million and $0.1 million for the three months ended June 30, 2011 and 2010 respectively. The Forbes Group recognized expenses of $0.2 million and $0.3 million for the six months ended June 30, 2011 and 2010, respectively. All expenses are related to aircraft rental. There were no capital expenditures for any period. There were no accounts receivable, and accounts payable were less than $0.1 million and less than $0.1 million as of June 30, 2011 and December 31, 2010, respectively.

Resonant Technology Partners is a computer networking group that provides services to the Forbes Group. A director of the Forbes Group has an interest in the computer networking company. The Forbes Group recognized expenses of less than $0.1 million and less than $0.1 million, and no capital expenditures for the three months ended June 30, 2011 and June 30, 2010, respectively. The Company recognized expenses of $0.1 million and $0.1 million, and capital expenditures of approximately $0 and less than $0.1 million for the six months ended June 30, 2011 and 2010, respectively. The Forbes Group had accounts payable of approximately less than $0.1 million and $0 as of June 30, 2011 and December 31, 2010, respectively.

Wolverine Construction, Inc. is a construction and site preparation service company owned, and managed by a son of Mr. Crisp an executive officer and director of FES Ltd. Mr. Crisp’s son is also a fulltime employee of The Forbes Group. The Forbes Group provided additional services to customers in the fiscal years 2011 and 2010 that were sub-contracted to Wolverine Construction, Inc. The Forbes Group recognized no capital expenditures, revenues of approximately $0 and less than $0.1 million and expenses of approximately $2.9 million and $0.5 million for the three months ended June 30, 2011, and June 30, 2010, respectively. The Forbes Group recognized no capital expenditures, revenues of less than $0.1 million and less than $0.1 million and expenses of approximately $5.0 million and $1.1 million for the six months ended June 30, 2011, and June 30, 2010, respectively. The Forbes Group had accounts receivable from Wolverine as of June 30, 2011 and December 31, 2010 of approximately less than $0.1 million and $0.1 million, respectively. The Forbes Group had accounts payable due to Wolverine of approximately $2.1 million and $7.5 million as of June 30, 2011 and December 31, 2010, respectively.

Testco is a company that provides valve and gathering system testing services to the Forbes Group. Messrs. Crisp and Forbes, executive officers and directors of FES Ltd, along with a son of Mr. Crisp are partial owners of Testco. The Forbes Group incurred negligible expenses and no revenue for the three months ended June 30, 2011 and 2010, respectively. The Forbes Group recognized revenues of less than $0.1 million and $0, and expenses of less than $0.1 million and $0.1 million for the six months ended June 30, 2011 and 2010, respectively. The Forbes Group had no accounts receivable from and no accounts payable to Testco as of June 30, 2011 and December 31, 2010, respectively.

CJ Petroleum Service LLC (“CJ Petroleum”) is a company that owns saltwater disposal wells and is owned by Messrs. Forbes and Crisp, Janet Forbes, a director of FES Ltd, and two sons of Mr. Crisp. The Forbes group recognized no revenue, expenses of approximately $0.2 million and $0.1 million, and no capital expenditures for the three months ended June 30, 2011 and June 30, 2010, respectively. The Forbes group recognized no revenue, expenses of approximately $0.2 million and $0.1 million, and no capital expenditures for the six months ended June 30, 2011 and June 30, 2010, respectively. We had no accounts receivable from CJ Petroleum as of June 30, 2011 and December 31, 2010. We had accounts payable of $0.1 million to CJ Petroleum as of June 30, 2011 and less than $0.1 million as of December 31, 2010.

LA Contractors Ltd. is a bulk material hauling company partially owned by Mr. Crisp and Ms. Forbes, and sons of Mr. Crisp, Ms. Forbes and Mr. Forbes. The Forbes Group recognized no revenue and negligible expenses for the three months ended June 30, 2011 and 2010. The Forbes Group recognized no revenue and negligible expenses for the six months ended June 30, 2011 and 2010. We had no accounts payable to LA Contractors as of June 30, 2011 and December 31, 2010.

Energy Fishing and Rentals, Inc. (“EFR”) is a specialty oilfield tool company that is partially owned by Messrs. Crisp and Forbes. EFR rents and sells tools to the Forbes Group from time to time. The Forbes Group recognized no revenues from EFR and recognized expenses of approximately $0.1 million and less than $0.1 million and no capital expenditures related to transactions with EFR for the three months ended June 30, 2011 and 2010, respectively. The Forbes Group had revenues from EFR of $0 and less than $0.1 million and recognized expenses of approximately $0.2 million and less than $0.1 million and capital expenditures of less than $0.1 million and $0.1 million related to transactions with EFR for the six months ended June 30, 2011 and 2010, respectively. Accounts payable to EFR as of June 30, 2011 and December 31, 2010 were $0.1 million and less than $0.1 million, respectively, resulting from these transactions.

JITSU, Inc. is a trucking service provider that, since October 2010, provides services to the Forbes Group. Janet Forbes and Mr. Crisp are owners of JITSU. The Forbes Group recognized no revenues; expenses of approximately $0.1 million and $0 and no capital expenditures from transactions with JITSU, Inc. for the three months ended June 30, 2011 and 2010, respectively. . The Forbes Group recognized no revenues; expenses of approximately $0.2 million and $0 and no capital expenditures from transactions with JITSU, Inc. for the six months ended June 30, 2011 and 2010, respectively. The company had no accounts receivable from or accounts payable to JITSU as of June 30, 2011 and December 31, 2010, respectively.

Texas Quality Gate Guard, Inc. is an entity owned by Messrs. Crisp and Forbes that since October 2010 has provided security services to the Forbes Group. The Forbes Group recognized no revenues; expenses of approximately $0.1 million and $0, and no capital expenditures from transactions with Texas Quality Gate Guard, Inc. for the three months ended June 30, 2011 and 2010, respectively. The Forbes Group recognized revenues of less than $0.1 million and $0; expenses of approximately $0.1 million and $0, and no capital expenditures from transactions with Texas Quality Gate Guard, Inc. for the six months ended June 30, 2011 and 2010, respectively. The company had no accounts receivable and accounts payable to Texas Quality Gate Guard, Inc. of approximately less than $0.1 million and $0.1 million as of June 30, 2011 and December 31, 2010, respectively.

Animas Holding, Inc., or Animas, is a property and disposal company that is owned by the two sons of Mr. Crisp and three children of Mr. Forbes. As of April 26, 2010, TES entered into a waste water disposal operating agreement with Animas whereby TES agrees to pay a monthly operational fee of $4,000 per month, plus $0.08 per barrel over 50,000 barrel per month. Animas agreed to pay TES ten percent of all skim oil payments obtained from this waste water disposal. The Forbes Group also has an oral agreement with Animas for the rental of two truck yards. The Company pays Animas $8,500 per month for the use of the two properties. The Forbes Group recognized no revenues; expenses of approximately $0.1 million and $0.1 million and no capital expenditures from transactions with Animas Holding, Inc. for the three months ended June 30, 2011 and 2010, respectively. The Forbes Group recognized no revenues; expenses of approximately $0.2 million and $0.1 million and no capital expenditures from transactions with Animas Holding, Inc. for the six months ended June 30, 2011 and 2010, respectively. The company had no accounts receivable and accounts payable of less than $0.1 million and $0 to Animas Holding, Inc. as of June 30, 2011 and December 31, 2010, respectively.

Texas SWD Treatment is a saltwater disposal service company that is owned by a son of Mr. Crisp, an executive officer and director of FES Ltd. The Forbes group recognized no revenues, expenses of approximately $0.1 million and $0 for the three months ended June 30, 2011 and 2010, respectively. The Forbes group recognized no revenues, expenses of approximately $0.1 million and $0 for the six months ended June 30, 2011 and 2010, respectively. The company had no accounts receivable and accounts payable to Texas SWD Treatment of approximately $0 and less than $0.1 million as of June 30, 2011 and December 31, 2010, respectively.

The Forbes Group has a relationship with Texas Champion Bank. Travis Burris, one of our directors, is also the President, Chief Executive Officer, and director of Texas Champion Bank. Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank. As of June 30, 2011 and December 31, 2010 the Forbes Group had $10.5 million and $11.0 million, respectively, on deposit with this bank.

Messrs. Crisp and Forbes are directors and shareholders of Brush Country Bank, an institution with which the Company conducts business. As of June 30, 2011 and December 31, 2010, the Forbes Group had $2.4 million and $3.3 million on deposit with this bank.

Daniel Crisp, a son of John E. Crisp, the Chief Executive Officer of the Company, is employed as a manager by C.C. Forbes, LLC and TX Energy Services, LLC, both subsidiaries of the Company. Daniel Crisp received salary compensation of $145,639, $145,489 and $164,497 in 2010, 2009 and 2008, respectively. Daniel Crisp received an option to purchase 50,000 shares of common stock at $28.00 per share in May 2008, which award vested over three years. He received an option to purchase 25,000 shares of common stock at $2.60 per share in August 2010, which award vests over two years. Daniel Crisp exchanged his May 2008 options in the Company’s option exchange program for an option to purchase 36,000 shares of common stock at an exercise price of $9.32.

Marcus Crisp, a brother of John E. Crisp, is employed as the West Texas Fluids Manager by C.C. Forbes, LLC and TX Energy Services, LLC, both subsidiaries of the Company. Marcus Crisp received salary compensation of $122,892, $118,731 and $143,133 in 2010, 2009 and 2008, respectively. In addition to these amounts, Marcus receives a monthly vehicle allowance. Marcus Crisp received an option to purchase 12,500 shares of common stock at $28.00 per share in May 2008, which award vested over three years. He received an option to purchase 18,750 shares of common stock at $2.60 per share in August 2010, which award vests over two years. Marcus Crisp exchanged his May 2008 options in the Company’s option exchange program for an option to purchase 9,000 shares of common stock at an exercise price of $9.32.

Pete Crisp, a son of John E. Crisp, is employed by Forbes Energy Services LLC, a subsidiary of the Company. Pete Crisp received salary compensation of $114,000, $114,000 and $115,000 in 2010, 2009 and 2008. Pete Crisp received an option to purchase 12,500 shares of common stock at $28.00 per share in May 2008, which award vested over three years. He received an option to purchase 12,500 shares of common stock at $2.60 per share in August 2010, which award vests over two years. Pete Crisp exchanged his May 2008 options in the Company’s option exchange program for an option to purchase 9,000 shares of common stock at an exercise price of $9.32.

We believe all of the terms with companies described above are comparable to terms that were and are available to us in arm’s length transactions with non-related parties.

10. Commitments and Contingencies

Concentrations of Credit Risk

Financial instruments which subject the Forbes Group to credit risk consist primarily of cash balances maintained in excess of federal depository insurance limits and trade receivables. All of our non-interest bearing cash balances were fully insured at December 31, 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits. The Forbes Group restricts investment of temporary cash investments to financial institutions with high credit standings. The Forbes Group’s customer base consists primarily of multi-national and independent oil and natural gas producers. The Forbes Group does not require collateral on its trade receivables. For the three months ended June 30, 2011 Forbes Group’s largest customer, five largest customers, and ten largest customers constituted 12.8%, 45.8%, and 62.1% of revenues, respectively. For the six months ended June 30, 2011 Forbes Group’s largest customer, five largest customers, and ten largest customers constituted 12.2%, 42.6%, and 59.7% of revenues, respectively. The loss of any one of our top five customers would have a negative impact on the revenues and profits of the company. Further, our trade accounts receivable are from companies within the oil and natural gas industry and as such the Forbes Group is exposed to normal industry credit risks. The Forbes Group continually evaluates its reserves for potential credit losses and establishes reserves for such losses.

Self-Insurance

The Forbes Group is self-insured under its Employee Group Medical Plan for the first $125,000 per individual plus a $235,000 aggregate specific deductible. Incurred and unprocessed claims as of June 30, 2010 and December 31, 2010 amount to approximately $2.3 and $2.8 million, respectively. These claims are unprocessed and therefore their values are estimated and included in accrued expenses in the accompanying condensed consolidated balance sheets. In addition, to accruals for the self-insured portion of the Employee Group Medical Benefits Plan, the liability for incurred and unprocessed claims also includes estimated “run off” liabilities payable at future dates related to the worker’s compensation, general liability and automobile liability self-insurance program that was eliminated in October 2009.

Litigation

The Forbes Group is subject to various other claims and legal actions that arise in the ordinary course of business. We do not believe that any of these claims and actions, separately or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or cash flows, although we cannot guarantee that a material adverse effect will not occur.

On June 9, 2011, C. C. Forbes, LLC, a subsidiary of FES Ltd, settled certain litigation for a required cash payment of $5.5 million. This lawsuit had alleged that we had infringed on U.S. patents owned by the plaintiff in connection with our performance of our service contract for PEMEX in Mexico. Despite a favorable summary judgment on certain aspects of the suit and prior estimates by counsel of a low risk profile for the case, events at the trial on June 8 and 9, caused us to reassess the risks of continued litigation and, in light of these risks, to elect to settle the case immediately. This expense was recorded in general and administrative expense during the quarter ending June 30, 2011. We do not believe this will impact our ongoing operations, including those operations providing services to PEMEX. The $5.5 million was paid to the plaintiff in July 2011.

11. Supplemental Cash Flow Information

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Cash paid for
Interest	$11,359,783	$1,070,146	$24,268,829	$13,008,063
Supplemental schedule of non-cash investing and financing activities
Changes in accrued expense related to capital expenditures	$1,078,562	$(710,216)	$1,792,137	$(1,738,230)
Preferred stock dividends and accretion costs	1,084,271	(63,957)	201,687	(63,957)
Adjustment to reclass dividends payable from temporary equity to liabilities	612,565	—	612,565	—

12. Earnings (loss) per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) available to common shareholders by the weighted average common stock outstanding during the period (including for the periods prior to May 28, 2010, the Class B Shares convertible into common stock). Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock, such as warrants, options and convertible preferred stock, were exercised and converted into common stock. Potential common stock equivalents that have been issued by the Forbes Group relate to outstanding stock options, which are determined using the treasury stock method, and the Series B Senior Convertible Preferred Stock (the “Series B Preferred Stock”), which are determined using the “if converted” method. In applying the if-converted method, conversion is not assumed for purposes of computing diluted EPS if the effect would be antidilutive. As of June 30, 2011 and 2010, there were 1.3 and 0.7 million options to purchase common stock outstanding, and 588,059 and -0- shares of Series B Senior Convertible Preferred Stock outstanding, respectively. The preferred stock is convertible at a rate of 9 shares of common stock to one shares of Series B Preferred Stock.

The Company has determined that the shares of Series B Preferred Stock are participating securities under ASC 260. Under ASC 260, a security is considered a participating security if the security may participate in undistributed earnings with common stock, whether that participation is conditioned upon the occurrence of a specified event or not. In accordance with ASC 260, a company is required to use the two-class method when computing EPS when a company has a security that qualifies as a “participating security.” The two-class method is an earnings allocation formula that determines EPS for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. A participating security is included in the computation of basic EPS using the two-class method. Under the two-class method, basic EPS for the Company’s common stock is computed by dividing net income applicable to common stock by the weighted-average common stock outstanding during the period. Under the certificate of designation for our Series B Preferred Stock (the “Series B Certificate of Designation”), if at any time the Company declares a dividend in cash which is greater in value than five percent on a cumulative basis over the previous twelve month period of the then current “Common Stock Fair Market Value,” as that term is defined in the Series B Certificate of Designation, the shares of Series B Preferred Stock will be entitled to receive a dividend payable in cash equal to the amount in excess of five percent of the then Common Stock Fair Market Value per share of common stock they would have received if all outstanding Series B Preferred Stock had been converted into common stock. There were no earnings allocated to the Series B Preferred Stock for the quarter ended June 30, 2011 since earnings for the quarter was not in excess of amounts prescribed by the Series B Certificate of Designation for our Series B Preferred Stock. Diluted EPS for the Company’s common stock is computed using the more dilutive of the two-class method or the if-converted method. The following table sets forth the reconciliation of weighted average shares outstanding and diluted weighted average shares outstanding:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Weighted average shares outstanding	20,918,425	20,918,425	20,918,425	20,918,425
Dilutive effect of stock options	—	—	—	—

Diluted weighted average shares outstanding	20,918,425	20,918,425	20,918,425	20,918,425

There were 1,305,000 and 670,000 stock options outstanding as of June 30, 2011 and 2010, respectively that were not included in the calculation of diluted EPS because their effect would be antidilutive. There were 5,292,531 common equivalent shares outstanding relating to the Series B Senior Convertible Preferred Stock that were issued in May 2010 as of June 30, 2011 not included in the calculation because their effect would be antidilutive.

The following table sets forth the computation of basic and diluted earnings per share:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Basic and diluted:
Net Loss	$(24,694,702)	$(2,241,346)	$(22,790,184)	$(10,412,862)
Preferred stock dividends and accretion	$1,084,271	$(63,957)	$201,687	$(63,957)

Net loss attributable to common stockholders	$(23,610,431)	$(2,305,303)	$(22,588,497)	$(10,476,819)

Weighted-average common stock	20,918,425	20,918,425	20,918,425	20,918,425

Basic and diluted loss per share	$(1.13)	$(0.11)	$(1.08)	$(0.50)

13. Income Taxes

The Company’s tax benefit from application of the effective tax rate for the six months ended June 30, 2011 was estimated to be 30.6% based on a pre-tax loss of $32.8 million. The difference between the effective rate and 35.0% statutory rate is primarily related to Texas Margins Tax and other non-deductible expenses. For the six months ended June 30, 2010, the effective tax rate was 35.8%.

The Forbes Group is subject to the Texas Franchise tax. The Texas Franchise tax is a tax equal to one percent of Texas-sourced revenue reduced by the greater of (a) cost of goods sold (as defined by Texas law),

(b) compensation (as defined by Texas law) or (c) thirty percent of the Texas-sourced revenue. The Forbes Group accounts for the revised Texas Franchise tax in accordance with ASC 740, as the tax is derived from a taxable base that consists of income less deductible expenses. As of June 30, 2011 the annual franchise tax expense is estimated to be approximately $500,000.

14. Business Segment Information

The Forbes Group has determined that it has two reportable segments organized based on its products and services—well servicing and fluid logistics and other. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Well Servicing

The well servicing segment consists of operations in the U.S. and Mexico, which provides (i) well maintenance, including remedial repairs and removal and replacement of down-hole production equipment, (ii) well workovers, including significant down-hole repairs, re-completions and re-perforations, (iii) completion and swabbing activities, and (iv) plugging and abandoning services. In addition, the Forbes Group has tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

Fluid Logistics and Other

The fluid logistics and other segment consists of operations in the U.S., which provide, transport, store and dispose of a variety of drilling and produced fluids used in and generated by oil and natural gas production activities. These services are required in most work-over and completion projects and are routinely used in daily producing well operations. In the fiscal year 2010, the Company began providing site preparation services which are complementary to the traditional services offered by the Company. Wolverine Construction, Inc., a related party, was sub-contracted to complete such services.

The following table sets forth certain financial information with respect to the Company’s reportable segments in (000)’s:

	Three months ended June 30,			Six months ended June 30,
(in thousands of US Dollars)	Well Servicing	Fluid Logistics	Consolidated	Well Servicing	Fluid Logistics	Consolidated
2011
Operating revenues	$58,270	$68,783	$127,053	$106,987	$127,030	$234,017
Direct operating costs	46,317	50,690	97,007	84,926	92,914	177,840

Segment profits	$11,953	$18,093	$30,046	$22,061	$34,116	$56,177

Depreciation and amortization	$5,514	$4,489	$10,003	$11,143	$8,969	$20,112
Capital expenditures	15,980	7,485	23,465	20,399	7,673	28,072
Total assets	426,836	315,436	742,272	426,836	315,436	742,272

2010
Operating revenues	$39,651	$40,393	$80,044	$70,674	$76,634	$147,308
Direct operating costs	28,712	32,027	60,739	57,360	60,292	117,652

Segment profits	$10,939	$8,366	$19,305	$13,314	$16,342	$29,656

Depreciation and amortization	$5,433	$4,481	$9,914	$10,920	$8,918	$19,838
Capital expenditures	340	565	905	843	767	1,610
Total assets	303,049	208,051	511,100	303,049	208,051	511,100

	Three months ended June 30,		Six months ended June 30,
(in thousands of US Dollars)	2011	2010	2011	2010
Reconciliation of the Forbes Group Operating Income as reported
Segment profits	$30,046	$19,305	$56,177	$29,656
General and administrative expense	13,907	6,553	19,824	12,212
Depreciation and amortization	10,003	9,914	20,112	19,838

Operating income (loss)	6,136	2,839	16,241	(2,394)
Other income and expenses, net	(42,141)	(6,893)	(49,065)	(13,832)

Loss before income taxes	$(36,005)	$(4,054)	$(32,824)	$(16,226)

(in thousands of US Dollars)	As of June 30, 2011	As of December 31, 2010
Reconciliation of the Forbes Group Assets as Reported:
Total reportable segments	$742,272	$656,775
Elimination of internal transactions	(1,119,833)	(801,930)
Parent	879,899	596,985

Total assets	$502,338	$451,830

Financial information about geographic areas

Revenues from the Company’s non-U.S. operations, which are located exclusively in Mexico, were $16.2 million and $11.0 million for the three months ended June 30, 2011 and 2010, respectively. Revenues from the Company’s non-U.S. operations, which are located exclusively in Mexico, were $28.5 million and $21.5 million for the six months ended June 30, 2011 and 2010, respectively. All other revenues were generated by the Company’s U.S. operations. The Company generates no revenues from Bermuda, the country of domicile of FES Ltd. Long-lived assets located in Mexico were approximately $21.6 million and $13.4 million as of June 30, 2011 and December 31, 2010, respectively. All other long-lived assets were located in the U.S.

15. Guarantor and Non-Guarantor Condensed Consolidating Financial Statements

The Company has certain significant subsidiaries that do not guarantee the Senior Notes and Second Priority Notes discussed in Note 7 and is required to present the following condensed consolidating financial information pursuant to Rule 3-10 of Regulation S-X. These schedules are presented using the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

Supplemental financial information for Forbes Energy Services Ltd., the parent, Forbes Energy Services LLC and Forbes Energy Capital, Inc. (co-issuers of our Second Priority Notes) our combined subsidiary guarantors and our non-guarantor subsidiaries is presented below.

There are no significant restrictions on FES Ltd.’s ability or the ability of any guarantor to obtain funds from its subsidiaries by such means as a dividend or loan.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Balance Sheets (unaudited)

As of June 30, 2011

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$10,651,189	$1,104,861	$23,114,242	$49,072	$—	$34,919,364
Accounts receivable	26,086,974	—	97,113,313	587,965	—	123,788,252
Other current assets	344,658	368,765	5,426,381	67,083	—	6,206,887

Total current assets	37,082,821	1,473,626	125,653,936	704,120	—	164,914,503
Property and equipment, net	833,175	—	280,063,539	686,684	—	281,583,398
Investments in affiliates	(16,354,190)	124,965,078	(4,124,244)	—	(104,486,644)	—
Intercompany receivables	353,609,611	(137,331,957)	—	11,565,401	(227,843,055)	—
Intercompany note receivable	1,024,301	—	—	—	(1,024,301)	—
Other intangible assets, net	—	—	32,306,987	—	—	32,306,987
Deferred financing costs – net	7,357,392	—	—	—	—	7,357,392
Restricted cash	—	—	16,128,456	—	—	16,128,456
Other assets	17,649	10,645	6,983	11,890	—	47,167

Total assets	$383,570,759	$(10,882,608)	$450,035,657	$12,968,095	$(333,354,000)	$502,337,903

Liabilities and Shareholders’ Equity
Current liabilities
Current long-term debt	$—	$1,235,259	$1,957,136	$—	$—	$3,192,395
Trade accounts payable	7,921,112	2,093,371	34,462,357	35,244	—	44,512,084
Dividends payable	612,565	—	—	—	—	612,565
Other liabilities	10,257,006	2,146,029	8,937,898	2,662,317	—	24,003,250

Total current liabilities	18,790,683	5,474,659	45,357,391	2,697,561	—	72,320,294
Long-term debt - net	280,000,000	—	2,142,043	—	—	282,142,043
Intercompany payables	—	—	214,649,316	13,193,742	(227,843,058)	—
Intercompany notes payable	—	—	—	1,024,302	(1,024,302)	—
Deferred tax liability	(44,030,456)	—	62,151,876	177,147	—	18,298,567

Total liabilities	254,760,227	5,474,659	324,300,626	17,092,752	(228,867,360)	372,760,904

Series B convertible shares	14,456,043	—	—	—	—	14,456,043
Shareholders’ equity:	114,354,489	(16,357,267)	125,735,031	(4,124,657)	(104,486,640)	115,120,956

Total liabilities and equity	$383,570,759	$(10,882,608)	$450,035,657	$12,968,095	$(333,354,000)	$502,337,903

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Balance Sheets (unaudited)

As of December 31, 2010

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$7,101,006	$1,853,717	$21,388,712	$115,022	$—	$30,458,457
Accounts receivable	13,797,552	—	73,576,031	1,472,118	—	88,845,701
Other current assets	284,146	305,593	5,982,520	597	—	6,572,856

Total current assets	21,182,704	2,159,310	100,947,263	1,587,737	—	125,877,014
Property and equipment, net	658,901	—	272,825,909	746,656	—	274,231,466
Investments in affiliates	15,556,856	105,347,628	(2,622,006)	—	(118,282,478)	—
Intercompany receivables	95,785,698	114,836,363	7,932,801	10,951,177	(229,506,039)	—
Intercompany note receivable	902,261	—	—	—	(902,261)	—
Other intangible assets, net	—	—	33,737,585	—	—	33,737,585
Deferred financing costs - net	—	8,907,520	—	—	—	8,907,520
Restricted cash	—	9,043,246	—	—	—	9,043,246
Other assets	13,392	—	8,983	10,661	—	33,036

Total assets	$134,099,812	$240,294,067	$412,830,535	$13,296,231	$(348,690,778)	$451,829,867

Liabilities and Shareholders’ Equity
Current liabilities
Current long-term debt	$—	$4,634,163	$1,829,657	$—	$—	$6,463,820
Trade accounts payable	1,819,425	922,471	26,066,715	18,040	—	28,826,651
Dividends payable	—	—	—	—	—	—
Other liabilities	2,797,613	9,351,896	6,872,793	2,332,805	518,575	21,873,682

Total current liabilities	4,617,038	14,908,530	34,769,165	2,350,845	518,575	57,164,153
Long-term debt - net	—	209,827,683	3,087,002	—	—	212,914,685
Intercompany payables	10,541,463	—	206,705,062	12,778,099	(230,024,624)	—
Intercompany notes payable	—	—	—	902,261	(902,261)	—
Deferred tax liability	(33,124,373)	—	62,922,417	(112,705)	—	29,685,339

Total liabilities	(17,965,872)	224,736,213	307,483,646	15,918,500	(230,408,310)	299,764,177
Series B convertible shares	15,270,293	—	—	—	—	15,270,293
Shareholders’ equity:	136,795,391	15,557,854	105,346,889	(2,622,269)	(118,282,468)	136,795,397

Total liabilities and equity	$134,099,812	$240,294,067	$412,830,535	$13,296,231	$(348,690,778)	$451,829,867

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statement of Operations (unaudited)

For the three months ended June 30, 2011

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue
Well servicing	$16,234,854	$—	$42,804,899	$4,530,158	$(5,300,060)	$58,269,851
Fluid logistics and other	—	—	68,783,378	—	—	68,783,378

Total revenues	16,234,854	—	111,588,277	4,530,158	(5,300,060)	127,053,229

Expenses
Well servicing	12,687,170	—	34,542,293	3,991,614	(4,904,449)	46,316,628
Fluid logistics and other	—	—	50,690,794	—	—	50,690,794
General and administrative	6,601,284	2,556,955	4,684,096	460,884	(395,611)	13,907,608
Depreciation and amortization	47,320	—	9,882,124	73,402	—	10,002,846

Total expenses	19,335,774	2,556,955	99,799,307	4,525,900	(5,300,060)	120,917,876

Operating income (loss)	(3,100,920)	(2,556,955)	11,788,970	4,258	—	6,135,353
Other income (expense)
Interest expense - net	(42,937)	(6,625,440)	(124,198)	(1,678)	—	(6,794,253)
Equity in income (loss) of affiliates	(33,002,609)	11,594,619	(137,197)	—	21,545,187	—
Gain (loss) on early extinguishment of debt	—	(35,414,833)	—	—	—	(35,414,833)
Other income (expense), net	—	—	68,204	357	—	68,561

Income (Loss) before taxes	(36,146,466)	(33,002,609)	11,595,779	2,937	21,545,187	(36,005,172)
Income tax (benefits) expense	(11,450,618)	—	—	140,148	—	(11,310,470)

Net Income (Loss)	$(24,695,848)	$(33,002,609)	$11,595,779	$(137,211)	$21,545,187	$(24,694,702)

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statement of Operations (unaudited)

For the three months ended June 30, 2010

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue
Well servicing	$11,977,886	$—	$28,366,595	$9,021,378	$(9,715,127)	$39,650,732
Fluid logistics and other	—	—	40,393,056	—	—	40,393,056

Total revenues	11,977,886	—	68,759,651	9,021,378	(9,715,127)	80,043,788

Expenses
Well servicing	9,958,422	—	22,370,711	4,682,603	(8,300,118)	28,711,618
Fluid logistics and other	—	—	32,026,780	—	—	32,026,780
General and administrative	4,277,535	1,522,916	2,704,414	915,706	(2,867,903)	6,552,668
Depreciation and amortization	32,373	—	9,820,783	60,872	—	9,914,028

Total expenses	14,268,330	1,522,916	66,922,688	5,659,181	(11,168,021)	77,205,094

Operating income (loss)	(2,290,444)	(1,522,916)	1,836,963	3,362,197	1,452,894	2,838,694
Other income (expense)
Interest expense - net	8,058	(6,770,228)	(122,967)	(18,005)	8,196	(6,894,946)
Equity in income (loss) of affiliates	(6,081,954)	2,192,589	505,633	—	3,383,732	—
Gain (loss) on early extinguishment of debt	—	18,591	—	—	—	18,591
Other income (expense), net	3,034,219	10	(26,821)	(3,024,132)	213	(16,511)

Income (Loss) before taxes	(5,330,121)	(6,081,954)	2,192,808	320,060	4,845,035	(4,054,172)
Income tax benefits	(1,627,202)	—	—	(185,624)	—	(1,812,826)

Net Income (Loss)	$(3,702,919)	$(6,081,954)	$2,192,808	$505,684	$4,845,035	$(2,241,346)

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statement of Operations (unaudited)

For the six months ended June 30, 2011

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue
Well servicing	$28,537,988	$—	$79,907,260	$7,904,732	$(9,363,299)	$106,986,681
Fluid logistics and other	—	—	127,030,201	—	—	127,030,201

Total revenues	28,537,988	—	206,937,461	7,904,732	(9,363,299)	234,016,882

Expenses
Well servicing	22,070,494	—	64,434,356	7,018,329	(8,597,356)	84,925,823
Fluid logistics and other	—	—	92,913,371	—	—	92,913,371
General and administrative	7,450,942	4,228,746	8,168,321	742,062	(765,943)	19,824,128
Depreciation and amortization	90,874	—	19,876,790	144,643	—	20,112,307

Total expenses	29,612,310	4,228,746	185,392,838	7,905,034	(9,363,299)	217,775,629

Operating income (loss)	(1,074,322)	(4,228,746)	21,544,623	(302)	—	16,241,253
Other income (expense)
Interest expense – net	(37,092)	(13,184,966)	(493,889)	(2,917)	—	(13,718,864)
Equity in income (loss) of affiliates	(31,854,426)	20,974,119	(143,621)	—	11,023,928	—
Gain (loss) on early extinguishment of debt	—	(35,414,833)	—	—	—	(35,414,833)
Other income (expense), net	—	—	69,104	(268)	—	68,836

Income (Loss) before taxes	(32,956,840)	(31,854,426)	20,976,217	(3,487)	11,023,928	(32,823,608)
Income tax (benefits) expense	(10,173,572)	—	—	140,148	—	(10,033,424)

Net Income (Loss)	$(22,792,268)	$(31,854,426)	$20,976,217	$(143,635)	$11,023,928	$(22,790,184)

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statement of Operations (unaudited)

For the six months ended June 30, 2010

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue
Well servicing	$21,507,073	$—	$50,572,555	$10,713,251	$(12,119,287)	$70,673,592
Fluid logistics and other	—	—	76,633,923	—	—	76,633,923

Total revenues	21,507,073	—	127,206,478	10,713,251	(12,119,287)	147,307,515

Expenses
Well servicing	18,362,031	—	42,703,311	5,545,762	(9,251,168)	57,359,936
Fluid logistics and other	—	—	60,291,619	—	—	60,291,619
General and administrative	4,550,869	3,080,787	5,441,282	2,006,777	(2,867,903)	12,211,812
Depreciation and amortization	81,749	—	19,634,892	121,451	—	19,838,092

Total expenses	22,994,649	3,080,787	128,071,104	7,673,990	(12,119,071)	149,701,459

Operating income (loss)	(1,487,576)	(3,080,787)	(864,626)	3,039,261	(216)	(2,393,944)
Other income (expense)
Interest expense – net	16,254	(13,558,564)	(185,239)	(15,128)	—	(13,742,677)
Equity in income (loss) of affiliates	(17,784,304)	(1,166,173)	—	—	18,950,477	—
Gain (loss) on early extinguishment of debt	—	—	—	—	—	—
Other income (expense), net	3,029,450	21,220	(116,425)	(3,024,133)	213	(89,675)

Income (Loss) before taxes	(16,226,176)	(17,784,304)	(1,166,290)	—	18,950,474	(16,226,296)
Income tax benefits	(5,813,434)	—	—	—	—	(5,813,434)

Net Income (Loss)	$(10,412,742)	$(17,784,304)	$(1,166,290)	$—	$18,950,474	$(10,412,862)

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statement of Cash Flows (unaudited)

For the six months ended June 30, 2011

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$3,550,183	$(37,587,221)	$11,275,563	$(160,385)	$—	$(22,921,860)

Cash flows from investing activities:
Proceeds from sale of property and equipment	—	—	527,102	—	—	527,102
Restricted cash	—	(23,213,666)	16,128,456	—	—	(7,085,210)
Purchases of property and equipment	—	—	(23,678,077)	—	—	(23,678,077)

Net cash used in investing	—	(23,213,666)	(7,022,519)	—	—	(30,236,185)

Cash flows from financing activities:
Payments on debt	—	(29,794)	(2,527,514)	—	—	(2,557,308)
Proceeds from issuance of preferred stock	—	—	—	—	—	—
Retirement of Second Priority Notes	—	(212,500,000)	—	—	—	(212,500,000)
Proceeds from issuance of Senior Notes	—	273,700,000	—	—	—	273,700,000
Payments for debt issuance issuance costs	—	(1,118,175)	—	—	—	(1,118,175)

Net cash provided by financing activities	—	60,052,031	(2,527,514)	—	—	57,524,517

Effect of currency translation	—	—	—	94,435	—	94,435

Net increase (decrease) in cash	3,550,183	(748,856)	1,725,530	(65,950)	—	4,460,907
Cash and cash equivalents
Beginning of period	7,101,006	1,853,717	21,388,712	115,022	—	30,458,457

End of period	$10,651,189	$1,104,861	$23,114,242	$49,072	$—	$34,919,364

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statement of Cash Flows (unaudited)

For the six months ended June 30, 2010

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(24,114,476)	$2,720,939	$8,780,911	$31,586	$—	$(12,581,040)

Cash flows from investing activities:
Restricted cash	—	(28,312)	—	—	—	(28,312)
Purchases of property and equipment	—	—	(3,244,749)	—	—	(3,244,749)

Net cash used in investing ac	—	(28,312)	(3,244,749)	—	—	(3,273,061)

Cash flows from financing activities:
Payments on debt	—	(9,305,758)	(831,967)	—	—	(10,137,725)
Proceeds from issuance of preferred stock	14,229,600	—	—	—	—	14,229,600
Payments for debt issuance issuance costs	—	—	8,426	—	—	8,426
Other	(161,793)	—	—	—	—	(161,793)

Net cash provided by financing activities	14,067,807	(9,305,758)	(823,541)	—	—	3,938,508

Effect of currency translation	—	—	—	—	—	—

Net increase (decrease) in cash	(10,046,669)	(6,613,131)	4,712,621	31,586	—	(11,915,593)
Cash and cash equivalents
Beginning of period	12,577,404	7,860,204	7,973,636	14,123	—	28,425,367

End of period	$2,530,735	$1,247,073	$12,686,257	$45,709	$—	$16,509,774

16. Equity Securities

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion, or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by the Bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. In the event of the liquidation, dissolution, or winding up of the Company, the holders of common shares are entitled to share equally and ratably in the Company’s assets, if any, remaining after the payment of all of its debts and liabilities, subject to any liquidation preference on any issued and outstanding Preference Shares.

Class B Shares

On May 28, 2010, in connection with the issuance of the Series B Preferred Shares, holders of Class B Shares holding greater than 66 2/3% of the Class B Shares then issued and outstanding elected to convert their Class B Shares into an equal number of the Company’s common shares, pursuant to Section 4.3 of the Company’s Bye-laws. This resulted in the automatic conversion of all issued and outstanding Class B Shares into the Company’s common shares, on a one-for-one basis. There are no Class B Shares currently issued and outstanding.

Series B Senior Convertible Preferred Shares

Under our Series B Certificate of Designation, we are authorized to issue 825,000 shares of Series B Preferred Shares, par value $0.01 per share. On May 28, 2010, the Company completed a private placement of 580,800 Series B Preferred Shares for total gross proceeds of $14,520,000. In connection with the private placement, the Company paid the investors who purchased the Series B Preferred Shares a closing fee of $290,400 and incurred legal fees and other costs of $401,395. The common shares into which the Series B Preferred Shares are convertible have certain demand and “piggyback” registration rights.

The terms of the Series B Preferred Shares are as follows:

Rank – The Series B Preferred Shares rank senior in right of payment to the common shares and any class or series of capital stock that is junior to the Series B Preferred Shares, and pari passu with any series of the Company’s preferred stock that by its terms ranks pari passu in right of payment as to dividends and liquidation with the Series B Preferred Shares.

Conversion – The Series B Preferred Shares are convertible into the Company’s common shares at an initial rate of 9 common shares per Series B Preferred Shares (subject to adjustment). If all such Series B Preferred Shares are converted, at the initial conversion rate, 5,227,200 common shares (representing 19.99% of the outstanding common shares outstanding at the time of the issuance of the Series B Preferred Shares after such conversion) will be issued to the holders of the Series B Preferred Shares. Pursuant to the Series B Certificate of Designation, no holder of the Series B Preferred Shares is entitled to effect a conversion of Series B Preferred Shares if such conversion would result in the holder (and affiliates) beneficially owning 20% or more of the Company’s Common Shares. Redeemable preferred stock (and, if ever, any other redeemable financial instrument we may enter into) is initially evaluated for possible classification as a liability or equity pursuant to ASC 480—Distinguishing Liabilities from Equity. Redeemable preferred stock that does not, in its entirety, require liability classification is evaluated for embedded features that may require bifurcation and separate classification as derivative liabilities. In determining the appropriate accounting for the conversion feature for the Series B Preferred Stock, the Company determined that the conversion feature does not require bifurcation, and as a result is not considered a derivative under the provisions of ASC 815—Derivatives and Hedging.

Dividends Rights – The Series B Preferred Shares are entitled to receive preferential dividends equal to five percent (5%) per annum of the original issue price per share, payable quarterly in February, May, August and November of each year. Such dividends may be paid by the Company in cash or in kind (in the form of additional Series B Preferred Shares). In the event that the payment in cash or in kind of any such dividend would cause the Company to violate a covenant under its debt agreements, the obligation to pay, in cash or in kind, will be suspended until the earlier to occur of (i) and only to the extent any restrictions under the debt agreements lapse or are no longer applicable or (ii) February 16, 2015. During any such suspension period, the preferential dividends shall continue to accrue and accumulate. As shares of the Series B Preferred Shares are convertible into shares of our common stock, each dividend paid in kind will have a dilutive effect on our shares of common stock. Dividends for the quarterly periods ended November 28, 2010, February 28, 2011 and May 28, 2011 were not paid on the Series B Preferred Shares. The Company had not paid these dividends in cash due to certain restrictions in the Company’s indentures and has not paid these dividends in-kind because the Toronto Stock Exchange has taken the position that, in light of the market price of the Company’s common shares, the issuance of additional Series B Preferred Shares as a dividend in-kind would violate Toronto Stock Exchange rules regarding the issuance of discounted shares, unless the Company receives shareholder approval for such an issuance. The Company obtained shareholder approval at the June 27, 2011 annual shareholders’ meeting for a pool of Series B Preferred Shares to be issued as in-kind dividends for these particular quarterly periods and for future quarterly periods. The Company had previously accrued dividends for the periods ended November 28, 2010 and February 28, 2010 based on the estimated fair value of the shares to be issued in kind. During the quarter ended June 30, 2011, the Company determined that the accrued dividends and all future dividends would be paid in cash. Cumulative preferred share dividends were remeasured using the 5% contractual rate and reclassed from temporary equity to liabilities. The $1.3 million reduction was reflected as a component of preferred share dividends in the statement of operations. An accrual of 0.6 million was made representing the contractual amount of unpaid dividends through June 30, 2011 and is reflected as a current liability in the condensed consolidated balance sheets. These dividends were paid in cash on July 29, 2011.

Liquidation – Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, a distribution shall be made as follows:

i. to the holders of shares ranking junior to the Series B Preferred Shares unless the holders of Series B Preferred Shares shall have received an amount equal to the original issue price per share of the Series B Preferred Shares (subject to adjustment) plus an amount equal to accumulated and unpaid dividends and distributions thereon to the date of such payment, and

ii. to the holders of shares ranking on a parity with the Series B Preferred Shares, unless simultaneously therewith distributions are made ratably on the Series B Preferred Shares and all other such parity stock in proportion to the total amounts to which the holders of Series B Preferred Shares are entitled.

Voting Rights – The holders of Series B Preferred Shares are not entitled to any voting rights except as provided in the following sentence in the Company’s Bye-laws or otherwise under the Company Act of 1981 of Bermuda. If the preferential dividends on the Series B Preferred Shares have not been declared and paid in full in cash or in kind for eight or more quarterly dividend periods (whether or not consecutive), the holders of the Series B Preferred Shares shall be entitled to vote at any meeting of shareholders with the holders of Common Shares and to cast the number of votes equal to the number of whole Common Shares into which the Series B Preferred Shares held by such holders are then convertible.

Redemption – All or any number of the Series B Preferred Shares may be redeemed by the Company at any time after May 28, 2013 at a redemption price determined in accordance with the Series B Certificate of Designation plus accrued and unpaid dividends and provided that the current equity value of our common stock exceeds specified levels. On May 28, 2017, the Company is required to redeem any Series B Preferred Shares then outstanding at a redemption price determined in accordance with the Series B Certificate of Designation plus accrued but unpaid dividends. Such mandatory redemption may, at the Company’s election, be paid in cash or in common shares (valued for such purpose at 95% of the then fair market value of the common shares). In the event certain corporate transactions occur (such as a reorganization, recapitalization, reclassification, consolidation or merger) under which the Company’s common shares (but not the Series B Preferred Shares) are converted into or exchanged for securities, cash or other property, then following such transaction, each Series B Preferred Share shall thereafter be convertible into the same kind and amount of securities, cash or other property.

Certain of the redemption features are outside of the Company’s control, and as a result, the Series B Preferred Shares have been reflected in the condensed consolidated balance sheet as temporary equity.

17. Subsequent Events

On July 14, 2011, the Company launched an option exchange program whereby holders of certain “underwater” options were given a limited opportunity to exchange such old options for new options covering a fewer number of the Company’s common shares, or the Option Exchange. The Company’s shareholders approved the Option Exchange at the Company’s annual meeting on June 27, 2011. The Option Exchange only applied to options granted on May 29, 2008 and the Option Exchange expired on August 11, 2011. Those who participated in the Option Exchange received new options for the old options they tendered at a ratio of .72 to 1.

To minimize accounting expenses, this exchange ratio was calculated on an approximate “value-for-value” basis. However, due to changes in the market price of the Company’s common stock after the launch of the Option Exchange, compensation expense of approximately $0.3 million was recognized as a result of the Option Exchange. The new options have an exercise price of $9.32 per share. All the eligible option holders participated in the Option Exchange. In connection with the Option Exchange, options to purchase 670,000 common shares were cancelled and new options to purchase 482,400 common shares were issued.

Share Consolidation

On August 12, 2011, FES Ltd completed a four-to-one consolidation of its common stock, whereby each four shares of common stock of FES Ltd of par value $0.01 per share were consolidated into a single share of common stock of par value $0.04, or the Share Consolidation. Immediately thereafter, on the same day, FES Ltd changed its jurisdiction of incorporation from Bermuda to Texas, by discontinuing from Bermuda and converting into a Texas corporation, or the Texas Conversion. The Share Consolidation also affected the rate by which the Series B Preferred Stock is convertible into common stock. Prior to the Share Consolidation, each share of Series B Preferred Stock was convertible into thirty-six shares of common stock. After the Share Consolidation, each share of Series B Preferred Stock is convertible into nine shares of common stock. The Texas Conversion resulted in the termination of the Class B Shares as an authorized class of securities. However, had the Share Consolidation occurred when the Company had Class B Shares authorized and outstanding, it would have also affected the rate by which the Class B Shares were convertible into common stock. When the Class B Shares were in existence, each Class B Share was convertible into one share of common stock. Had the Share Consolidation occurred while the Class B Shares were in existence, each four Class B shares would convert into one common share. All share and per share information has been adjusted retrospectively to reflect the Share Consolidation in all periods presented.

ANNEX A

GLOSSARY OF OIL AND NATURAL GAS TERMS

We have included below the definitions for certain oil and natural gas terms used in this prospectus:

“brine water”: Water that is heavily saturated with salt used in various well completion and workover activities.

“casing”: Steel pipe placed in an oil or natural gas well as drilling progresses to prevent the wall of the hole from caving in, to prevent seepage of fluids, and to provide a means of extracting oil or natural gas if the well is productive.

“completion”: The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“drilling mud”: The fluid pumped down the drilling string and up the wellbore to bring debris from the drilling and workover operations to the surface. Drilling muds also cool and lubricate the bit, protect against blowouts by holding back underground pressures and, in new well drilling, deposit a mud cake on the wall of the borehole to minimize loss of fluid to the formation.

“field”: An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“frac tank”: A steel tank used to store fluids at the well location to facilitate completion and workover operations. The largest demand is related to the storage of fluid used in fracturing operations.

“Henry Hub natural gas price”: Price of natural gas sales contracted for spot or future delivery and title transfer at the Henry Hub, a natural gas pipeline hub in Louisiana that serves as the delivery point for New York Mercantile Exchange natural gas contracts.

“MMbtu”: Millions of British thermal units.

“plugging and abandonment”: Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of many states require plugging of abandoned wells.

“producing well”: A well found to be capable of producing either natural gas or oil in sufficient quantities to justify completion as a natural gas or oil well.

“swab” or “swabbing”: Use of truck mounted equipment consisting of a hoist and mast to remove, or “swab,” wellbore fluids by alternatively lowering and raising tools in a well’s tubing or casing.

“wellbore”: The drilled hole of a well, which may include open hole or uncased portions, and which may also refer to the rock face that bounds the inside diameter of the wall of the drilled hole.

“well servicing”: The maintenance work performed on an oil or natural gas well to improve or maintain the production from a formation already producing. It usually involves repairs to the downhole pump, rods, tubing, and so forth or removal of sand, paraffin or other debris which is preventing or restricting production of oil or natural gas.

“wireline”: A general term used to describe well-intervention operations conducted using single-strand or multistrand wire or cable for intervention in oil or natural gas wells. Although applied inconsistently, the term is used commonly in association with electric logging and cables incorporating electrical conductors.

“workover”: Refers to a broad category of procedures preformed on an existing well to correct a major downhole problem, such as collapsed casing, or to establish production from a formation not previously produced, including deepening the well from its originally completed depth.

“WTI Cushing price”: Price of light, sweet crude oil produced in the United States and commonly referred to as West Texas Intermediate or WTI. WTI is the underlying commodity of the New York Mercantile Exchange’s oil spot and futures contracts. Prices for WTI are quoted at Cushing, Oklahoma, which is a major crude oil shipment point that has extensive pipeline connection to oil producing areas and refining centers.

A-1

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We do not claim the information in this prospectus is accurate as of any date other than the date stated on the cover.

Shares of Common Stock

REINCORPORATION INTO TEXAS

PROSPECTUS

October [—], 2011

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officers

Section 98 of the Companies Act of 1981 (Bermuda), which governs Forbes Bermuda prior to the Conversion, provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability that by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty, or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer, or auditor may be guilty in relation to such company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The bye-laws of Forbes Bermuda, which apply to Forbes Bermuda prior to the Conversion, has provisions that provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or on our behalf, against each of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. The Companies Act of 1981 (Bermuda) permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty, or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

The Texas Business Organization Code, which will govern Forbes Texas after the Conversion, provides that a corporation is permitted to provide indemnification by certificate of formation or bylaw provision, resolution of the shareholders or directors, agreement, or otherwise, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a governing person, former governing person, or delegate, who was, is, or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in any other case, that his conduct was not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

The bylaws of Forbes Texas, which will apply to Forbes Texas after the Conversion, provide that Forbes Texas shall indemnify to the fullest extent permitted by Texas law its directors and officers, or former directors and officers (including directors and officers of Forbes Bermuda), or any person who serves or served at the request of Forbes Texas (or Forbes Bermuda) as a director or officer (or as a trustee of an employee benefit plan or in any other capacity approved for this purpose by the board of directors or any committee thereof) of Forbes Texas (or Forbes Bermuda) or any of its subsidiaries or other affiliates. Forbes Texas will remain obligated on any indemnification obligations with respect to directors and officers of Forbes Bermuda arising prior to the Conversion.

Directors’ and Officers’ Liability Insurance and Indemnification

We have a directors’ and officers’ liability insurance policy that covers indemnification of directors and officers and individual directors and officers in certain circumstances. The policy has a $5 million coverage limit and indemnification deductibles apply. In addition, both Forbes Energy Services Ltd. and Forbes Energy Services LLC have entered into indemnification agreements with each of their respective directors and officers for liabilities and costs in respect of any action or suit against them in connection with the execution of their duties, subject to customary limitations prescribed by applicable law. These agreements, among other things, would indemnify such directors and officers for certain expenses (including advancing expenses for attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or on our behalf, arising out of such person’s services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

Exhibit Number	Description of Exhibit

**1.1	Letter Agreement dated December 1, 2009, by and among the underwriter and Forbes Energy Services Ltd.

**1.2	Underwriting Agreement dated December 4, 2009, by and among the underwriter and Forbes Energy Services Ltd.

††1.3	Purchase Agreement, dated as of May 24, 2011, among Jefferies & Company, Inc., Forbes Energy Services Ltd. and the guarantors party thereto.

**2.1	Agreement and Plan of Reorganization effective January 1, 2008 among Forbes Energy Services LLC and the respective members of C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC.

**2.2	Agreement and Plan of Reorganization effective May 29, 2008 among Forbes Energy Services Ltd. and the members of Forbes Energy Services LLC.

*2.3	Plan of Conversion of Forbes Energy Services Ltd.

*2.4	Certificate of Conversion of Forbes Energy Services, Ltd.

**3.1	Memorandum of Association of Forbes Energy Services Ltd.

**3.2	Amended and Restated Bye-laws of Forbes Energy Services Ltd.

3.3	Texas Certificate of Formation of Forbes Energy Services Ltd. (including the certificates of designation for the Company’s Series A Preferred Stock and Series B Preferred Stock attached as appendices thereto) (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed August 12, 2011).

3.4	Texas Amended and Restated Bylaws of Forbes Energy Services Ltd. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed August 12, 2011).

**4.1	Indenture, dated as of February 12, 2008 among Forbes Energy Services LLC and Forbes Energy Capital Inc., as issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

**4.2	Supplemental Indenture (First Supplemental Indenture), dated as of May 29, 2008 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee.

**4.3	Supplemental Indenture (Second Supplemental Indenture, dated as of October 6, 2008 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee.

**4.4	Third Supplemental Indenture, dated as of February 6, 2009 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee.

**4.5	Indenture dated as of October 2, 2009, by and among Forbes Energy Services LLC and Forbes Energy Capital Inc., as issuers, the guarantors party thereto and Wilmington Trust FSB, as trustee.

**4.6	Notation of Guarantee from Forbes Energy Services Ltd.

**4.7	Notation of Guarantee from Forbes Energy International, LLC.

**4.8	Specimen 144A Global 11% Senior Secured Exchange Note due 2015.

**4.9	Rights Agreement dated as of May 19, 2008 between Forbes Energy Services Ltd. and CIBC Mellon Trust Company, as Rights Agent, which includes as Exhibit A the Certificate of Designation of Series A Junior Participating Preferred Shares, as Exhibit B the form of Right Certificate and as Exhibit C the form of Summary of Rights to Purchase Shares.

**4.10	Certificate of Designation of the Series B Senior Convertible Preferred Shares.

†4.11	Amended and Restated Certificate of Designation of the Series B Senior Convertible Preferred Shares.

††4.12	Fourth Supplemental Indenture, dated as of May 24, 2011, among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee and collateral agent.

††4.13	Indenture, dated June 7, 2011 among Forbes Energy Services Ltd., as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

††4.14	Registration Rights Agreement, dated as of June 7, 2011, among Jefferies & Company, Inc., Forbes Energy Services Ltd. and the guarantors party thereto.

*5.1	Opinion of Winstead PC.

*5.2	Opinion of Conyers Dill & Pearman Limited.

*8.1	Tax opinion of Winstead PC.

**9.1	Nominating and Voting Agreement dated as of May 29, 2008, by and among John E. Crisp, Charles C. Forbes, Jr., Janet Forbes and Forbes Energy Services Ltd.

†9.2	Amended and Restated Nominating and Voting Agreement dated as of March 9, 2011, by and among John E. Crisp, Charles C. Forbes, Jr., Janet Forbes and Forbes Energy Services Ltd.

**10.1	Credit Agreement dated as of April 10, 2008 among C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC, as borrowers, Forbes Energy Services LLC, as guarantor, and Citibank, N.A., as lender, governing the Credit Facility.

**10.2	Third Amendment to Credit Agreement dated effective as of July 10, 2009 among C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC, as borrowers, Forbes Energy Services LLC, as guarantor, and Citibank, N.A., as lender.

**10.3	Guaranty dated April 10, 2008, among Forbes Energy Services LLC and Forbes Energy Capital Inc., including the Guaranty Supplement, dated effective May 29, 2008, executed January 5, 2009, among Forbes Energy Services Ltd. and Citibank, N.A.

**10.4	Forbes Energy Services Ltd. Incentive Compensation Plan effective May 19, 2008.

**10.5	Employment Agreement effective May 1, 2008 by and between John E. Crisp and Forbes Energy Services LLC.

**10.6	Employment Agreement effective May 1, 2008 by and between Charles C. Forbes and Forbes Energy Services LLC.

**10.7	Employment Agreement effective May 1, 2008 by and between L. Melvin Cooper and Forbes Energy Services LLC.

**10.8	Form of Indemnification Agreement for directors, officers and key employees.

**10.9	Form of Executive Non-Qualified Stock Option Agreement.

**10.10	Form of Director Non-Qualified Stock Option Agreement.

**10.11	Commercial Equipment Lease Agreement, dated October 15, 2008 among Forbes Energy Services LLC and Alice Environmental Services, LP.

**10.12	Notes Purchase Agreement dated September 25, 2009, by and among Forbes Energy Services LLC, Forbes Energy Capital Inc., C.C. Forbes, LLC, TX Energy Services, Superior Tubing Testers, LLC, Forbes Energy International, LLC, Forbes Energy Services Ltd. and Goldman, Sachs & Co.

**10.13	Translation of Unit Price Public Works Contract No. 424048860 dated September 26, 2008, including Agreement No. 1 Inclusion of Project and New Concepts with Additional Increase of Contract Amount 424048860 dated December 4, 2009, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd.

†10.14	Translation of Additional Agreement No. 4 for Extension of Term dated as of December 31, 2010, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd.

†10.15	Translation of Additional Agreement No. 5 for Extension of Term dated as of December 31, 2010, signed on March 24, 2011, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd.

**10.16	Subscription Agreement dated as of May 17, 2010, by and among Forbes Energy Services Ltd., West Face Long Term Opportunities Limited Partnership, West Face Long Term Opportunities (USA) Limited Partnership and West Face Long Term Opportunities Master Fund L.P, including the Form of Certificate of Designation of Series B Senior Convertible Preferred Shares and Form of Registration Rights Agreement attached as exhibits thereto.

†10.17	Registration Rights Agreement dated as of May 28, 2010 between Forbes Energy Services Ltd. and the Shareholders listed therein.

†††10.18	Amendment to 2008 Incentive Compensation Plan.

**16.1	Letter from PricewaterhouseCoopers, LLP to the Securities and Exchange Commission dated June 26, 2009.

**21.1	Subsidiaries of Forbes Energy Services Ltd.

*23.1	Consent of Winstead PC (included in Exhibit 5.1 and Exhibit 8.1).

*23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.2).

*23.3	Consent of BDO USA, LLP.

*23.4	Consent of PricewaterhouseCoopers LLP.

**24.1	Power of Attorney (included on signature page of the Registration Statement when initially filed).

†††99.1	Form of Letter of Transmittal.

*	Filed herewith.
**	Previously filed with the Registration Statement on Form S-4 filed on November 19, 2010.
***	Previously filed with Amendment No. 1 to the Registration Statement on Form S-4 filed on January 25, 2011.
†	Previously filed with Amendment No. 2 to the Registration Statement on Form S-4 filed on April 15, 2011.
††	Previously filed with Amendment No. 3 to the Registration Statement on Form S-4 filed on June 17, 2011.
†††	Previously filed with Amendment No. 5 to the Registration Statement on Form S-4 filed on August 10, 2011.

(b) Financial Statement Schedules.

None.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alice, the State of Texas, on October 11, 2011.

FORBES ENERGY SERVICES LTD.

By:	/S/ JOHN E. CRISP
John E. Crisp President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

	Signature	Title	Date

	/S/ JOHN E. CRISP (John E. Crisp)	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2011

	/S/ L. MELVIN COOPER (L. Melvin Cooper)	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	October 11, 2011

*By:	/S/ * (Charles C. Forbes)	Executive Vice President, Chief Operating Officer and Director	October 11, 2011

*By:	/S/ * (Dale Bossert)	Director	October 11, 2011

*By:	/S/ * (Travis H. Burris)	Director	October 11, 2011

*By:	/S/ * (Janet L. Forbes)	Director	October 11, 2011

*By:	/S/ * (William W. Sherrill)	Director	October 11, 2011

*By:	/S/ JOHN E. CRISP (John E. Crisp)	Attorney-in-fact	October 11, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

**1.1	Letter Agreement dated December 1, 2009, by and among the underwriter and Forbes Energy Services Ltd.

**1.2	Underwriting Agreement dated December 4, 2009, by and among the underwriter and Forbes Energy Services Ltd.

††1.3	Purchase Agreement, dated as of May 24, 2011, among Jefferies & Company, Inc., Forbes Energy Services Ltd. and the guarantors party thereto.

**2.1	Agreement and Plan of Reorganization effective January 1, 2008 among Forbes Energy Services LLC and the respective members of C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC.

**2.2	Agreement and Plan of Reorganization effective May 29, 2008 among Forbes Energy Services Ltd. and the members of Forbes Energy Services LLC.

*2.3	Plan of Conversion of Forbes Energy Services Ltd.

*2.4	Certificate of Conversion of Forbes Energy Services, Ltd.

**3.1	Memorandum of Association of Forbes Energy Services Ltd.

**3.2	Amended and Restated Bye-laws of Forbes Energy Services Ltd.

3.3	Texas Certificate of Formation of Forbes Energy Services Ltd. (including the certificates of designation for the Company’s Series A Preferred Stock and Series B Preferred Stock attached as appendices thereto) (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed August 12, 2011).

3.4	Texas Amended and Restated Bylaws of Forbes Energy Services Ltd. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed August 12, 2011).

**4.1	Indenture, dated as of February 12, 2008 among Forbes Energy Services LLC and Forbes Energy Capital Inc., as issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

**4.2	Supplemental Indenture (First Supplemental Indenture), dated as of May 29, 2008 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee.

**4.3	Supplemental Indenture (Second Supplemental Indenture, dated as of October 6, 2008 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee.

**4.4	Third Supplemental Indenture, dated as of February 6, 2009 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee.

**4.5	Indenture dated as of October 2, 2009, by and among Forbes Energy Services LLC and Forbes Energy Capital Inc., as issuers, the guarantors party thereto and Wilmington Trust FSB, as trustee.

**4.6	Notation of Guarantee from Forbes Energy Services Ltd.

**4.7	Notation of Guarantee from Forbes Energy International, LLC.

**4.8	Specimen 144A Global 11% Senior Secured Exchange Note due 2015.

**4.9	Rights Agreement dated as of May 19, 2008 between Forbes Energy Services Ltd. and CIBC Mellon Trust Company, as Rights Agent, which includes as Exhibit A the Certificate of Designation of Series A Junior Participating Preferred Shares, as Exhibit B the form of Right Certificate and as Exhibit C the form of Summary of Rights to Purchase Shares.

**4.10	Certificate of Designation of the Series B Senior Convertible Preferred Shares.

†4.11	Amended and Restated Certificate of Designation of the Series B Senior Convertible Preferred Shares.

††4.12	Fourth Supplemental Indenture, dated as of May 24, 2011, among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee and collateral agent.

††4.13	Indenture, dated June 7, 2011 among Forbes Energy Services Ltd., as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

††4.14	Registration Rights Agreement, dated as of June 7, 2011, among Jefferies & Company, Inc., Forbes Energy Services Ltd. and the guarantors party thereto.

*5.1	Opinion of Winstead PC.

*5.2	Opinion of Conyers Dill & Pearman Limited.

*8.1	Tax opinion of Winstead PC.

**9.1	Nominating and Voting Agreement dated as of May 29, 2008, by and among John E. Crisp, Charles C. Forbes, Jr., Janet Forbes and Forbes Energy Services Ltd.

†9.2	Amended and Restated Nominating and Voting Agreement dated as of March 9, 2011, by and among John E. Crisp, Charles C. Forbes, Jr., Janet Forbes and Forbes Energy Services Ltd.

**10.1	Credit Agreement dated as of April 10, 2008 among C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC, as borrowers, Forbes Energy Services LLC, as guarantor, and Citibank, N.A., as lender, governing the Credit Facility.

**10.2	Third Amendment to Credit Agreement dated effective as of July 10, 2009 among C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC, as borrowers, Forbes Energy Services LLC, as guarantor, and Citibank, N.A., as lender.

**10.3	Guaranty dated April 10, 2008, among Forbes Energy Services LLC and Forbes Energy Capital Inc., including the Guaranty Supplement, dated effective May 29, 2008, executed January 5, 2009, among Forbes Energy Services Ltd. and Citibank, N.A.

**10.4	Forbes Energy Services Ltd. Incentive Compensation Plan effective May 19, 2008.

**10.5	Employment Agreement effective May 1, 2008 by and between John E. Crisp and Forbes Energy Services LLC.

**10.6	Employment Agreement effective May 1, 2008 by and between Charles C. Forbes and Forbes Energy Services LLC.

**10.7	Employment Agreement effective May 1, 2008 by and between L. Melvin Cooper and Forbes Energy Services LLC.

**10.8	Form of Indemnification Agreement for directors, officers and key employees.

**10.9	Form of Executive Non-Qualified Stock Option Agreement.

**10.10	Form of Director Non-Qualified Stock Option Agreement.

**10.11	Commercial Equipment Lease Agreement, dated October 15, 2008 among Forbes Energy Services LLC and Alice Environmental Services, LP.

**10.12	Notes Purchase Agreement dated September 25, 2009, by and among Forbes Energy Services LLC, Forbes Energy Capital Inc., C.C. Forbes, LLC, TX Energy Services, Superior Tubing Testers, LLC, Forbes Energy International, LLC, Forbes Energy Services Ltd. and Goldman, Sachs & Co.

**10.13	Translation of Unit Price Public Works Contract No. 424048860 dated September 26, 2008, including Agreement No. 1 Inclusion of Project and New Concepts with Additional Increase of Contract Amount 424048860 dated December 4, 2009, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd.

†10.14	Translation of Additional Agreement No. 4 for Extension of Term dated as of December 31, 2010, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd.

†10.15	Translation of Additional Agreement No. 5 for Extension of Term dated as of December 31, 2010, signed on March 24, 2011, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd.

**10.16	Subscription Agreement dated as of May 17, 2010, by and among Forbes Energy Services Ltd., West Face Long Term Opportunities Limited Partnership, West Face Long Term Opportunities (USA) Limited Partnership and West Face Long Term Opportunities Master Fund L.P, including the Form of Certificate of Designation of Series B Senior Convertible Preferred Shares and Form of Registration Rights Agreement attached as exhibits thereto.

†10.17	Registration Rights Agreement dated as of May 28, 2010 between Forbes Energy Services Ltd. and the Shareholders listed therein.

†††10.18	Amendment to 2008 Incentive Compensation Plan.

**16.1	Letter from PricewaterhouseCoopers, LLP to the Securities and Exchange Commission dated June 26, 2009.

***21.1	Subsidiaries of Forbes Energy Services Ltd.

*23.1	Consent of Winstead PC (included in Exhibit 5.1 and Exhibit 8.1).

*23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.2).

*23.3	Consent of BDO USA, LLP.

*23.4	Consent of PricewaterhouseCoopers LLP.

**24.1	Powers of Attorney (included on signature page of the Registration Statement when initially filed).

†††99.1	Form of Letter of Transmittal.

*	Filed herewith.
**	Previously filed with the Registration Statement on Form S-4 filed on November 19, 2010.
***	Previously filed with Amendment No. 1 to the Registration Statement on Form S-4 filed on January 25, 2011.
†	Previously filed with Amendment No. 2 to the Registration Statement on Form S-4 filed on April 15, 2011.
††	Previously filed with Amendment No. 3 to the Registration Statement on Form S-4 filed on June 17, 2011.
†††	Previously filed with Amendment No. 5 to the Registration Statement on Form S-4 filed on August 10, 2011.

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